  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1997;
                                                       REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                           PREMIER BANCSHARES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          GEORGIA                         6025                       58-1793778
      (STATE OF OTHER         (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
 JURISDICTION OF INCORPORA-
            TION)               CLASSIFICATION CODE NO.)         IDENTIFICATION NO.)

                              2180 ATLANTA PLAZA
                           950 EAST PACES FERRY ROAD
                            ATLANTA, GEORGIA 30326
                                (404) 814-3090
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           STEVEN S. DUNLEVIE, ESQ.
                     WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
                     SUITE 700, 1275 PEACHTREE STREET, NE
                            ATLANTA, GEORGIA 30309
                                (404) 872-7000
                                ---------------
                                   COPY TO:
                          ELIZABETH O. DERRICK, ESQ.
                     WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
                     SUITE 700, 1275 PEACHTREE STREET, NE
                            ATLANTA, GEORGIA 30309
                                (404) 872-7000
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                   PROPOSED MAXIMUM
                                                  PROPOSED MAXIMUM    AGGREGATE       AMOUNT OF
     TITLE OF EACH CLASS OF         AMOUNT TO BE   OFFERING PRICE      OFFERING      REGISTRATION
   SECURITIES TO BE REGISTERED     REGISTERED(1)    PER SHARE(2)       PRICE(2)         FEE(2)
-------------------------------------------------------------------------------------------------
                                     2,066,850
Common Stock, $1.00 par value...       shares          $5.84         $12,070,404        $3,658
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) The Registrant will deregister the indicated shares if the Registrant's shareholders fail to approve the matter described above.
(2) In accordance with Rule 457(f)(2), the total registration fee has been calculated based on the book value of such securities computed as of the latest practicable date prior to September 30, 1997, the date of filing the Registration Statement.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             [PREMIER LETTERHEAD]

Dear Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders (the "Meeting") of Premier Bancshares, Inc. ("Premier"), to be held at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, on November 20, 1997, at 10:00 a.m., local time, notice of which is enclosed.

  The proposals to be presented at the meeting are (i) the approval of an Agreement and Plan of Reorganization (the "Agreement"), entered into with Citizens Gwinnett Bankshares, Inc. ("Citizens") on June 24, 1997, as amended on July 24, 1997, September 15, 1997 and September 19, 1997, pursuant to which Citizens will merge with and into Premier (the "Merger"); and (ii) the approval of an amendment to the Premier Directors Stock Option Plan (the "Premier Directors Plan").

  Upon consummation of the Merger, each share of Citizens common stock ("Citizens Common Stock") issued and outstanding will be converted into and exchanged for the right to receive eight shares of Premier common stock ("Premier Common Stock"). Holders of Citizens stock options will also receive shares of Premier Common Stock in exchange for their options. Premier will also assume the rights and obligations of the Citizens Directors Stock Option Plan.

  I urge you to read the accompanying Proxy Statement/Prospectus, which includes a description of the proposed Merger and also provides other specific information concerning the additional proposals to be presented at the Meeting.

  The proposals listed above have been approved unanimously by your Board of Directors and are recommended by the Board to you for approval. Each member of the Board of Directors has agreed to vote all shares of Premier Common Stock owned by such member in favor of the Agreement, the Merger and the amendment to the Premier Directors Plan. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by the holders of Citizens Common Stock, and approval of the Merger by various regulatory agencies.

  IT IS IMPORTANT TO UNDERSTAND THAT APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF PREMIER COMMON STOCK ENTITLED TO VOTE AT THE MEETING. CONSEQUENTLY, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE PREMIER COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY WILL BE REQUIRED TO APPROVE THE AMENDMENT TO THE PREMIER DIRECTORS PLAN. IF YOU HAVE ANY QUESTIONS CONCERNING THE DELIVERY OF THE ENCLOSED PROXY CARD, PLEASE CALL ME OR BOBBIE BURTT AT (404) 814-3090.

  Accordingly, whether or not you plan to attend the Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger is a significant transaction for Premier, and your vote on this matter is of great importance. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE PROPOSALS TO BE PRESENTED AT THE MEETING BY MARKING THE ENCLOSED PROXY CARD "FOR" THE PROPOSALS.

                                          Sincerely,

                                          /s/ Darrell D. Pittard
                                          Darrell D. Pittard
                                          Chairman of the Board and Chief
                                          Executive Officer

                             [CITIZENS LETTERHEAD]

Dear Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders (the "Meeting") of Citizens Gwinnett Bankshares, Inc. ("Citizens") to be held at Citizens' main office, 3209 Buford Highway, Duluth, Georgia on November 20, 1997, at 10:00 a.m., local time, notice of which is enclosed.

  At the Meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Reorganization entered into with Premier Bancshares, Inc. ("Premier") on June 24, 1997, as amended on July 24, 1997, September 15, 1997, and September 19, 1997 (the "Agreement") pursuant to which Citizens will merge with and into Premier (the "Merger"). Upon consummation of the Merger, each share of Citizens common stock ("Citizens Common Stock") issued and outstanding will be converted into and exchanged for the right to receive eight shares of Premier common stock ("Premier Common Stock"). Holders of Citizens stock options will also receive shares of Premier Common Stock in exchange for their options.

  Following the Merger, I will initially become President of the East Metro Division of Premier Bank, and will be elected to Premier's Board of Directors. The remaining directors of Citizens will serve as members of Premier's Marketing and Development Board for Gwinnett County. Darrell D. Pittard will remain as Chairman and Chief Executive Officer of Premier and Robert C. Oliver will remain as President and Chief Operating Officer of Premier.

  Please read the enclosed Proxy Statement/Prospectus carefully and consider thoughtfully the information set forth therein. The Agreement and the Merger have been approved unanimously by your Board of Directors and are recommended by the Board to you for approval. Each member of the Board of Directors has agreed to vote all shares of Citizens Common Stock owned by such member in favor of the Agreement and the Merger.

  IT IS IMPORTANT TO UNDERSTAND THAT APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF CITIZENS COMMON STOCK ENTITLED TO VOTE AT THE MEETING. CONSEQUENTLY, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT. IF YOU HAVE ANY QUESTIONS CONCERNING THE DELIVERY OF THE ENCLOSED PROXY CARD, PLEASE CALL ME OR DARRELL MOORE AT
(770) 476-3209.

  Accordingly, whether or not you plan to attend the Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE AGREEMENT AND THE MERGER PRESENTED BY MARKING THE ENCLOSED PROXY CARD "FOR" THE MERGER.

                                          Sincerely,

                                          /s/ Thomas J. Martin
                                          Thomas J. Martin
                                          President and Chief Executive
                                          Officer

                             [PREMIER LETTERHEAD]
                           PREMIER BANCSHARES, INC.
                              2180 ATLANTA PLAZA
                           950 EAST PACES FERRY ROAD
                            ATLANTA, GEORGIA 30326
                                (404) 814-3090

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 20, 1997

  Notice is hereby given that a Special Meeting of Shareholders (the "Meeting") of Premier Bancshares, Inc. ("Premier") will be held at Premier's main office, 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326 on November 20, 1997, at 10:00 a.m., local time, for the following purpose:

    1. Merger and Assumption of Citizens Directors Stock Option Plan. To consider and vote on (i) the Agreement and Plan of Reorganization, dated as of June 24, 1997, as amended on July 24, 1997, September 15, 1997 and September 19, 1997 (the "Agreement"), by and between Premier and Citizens Gwinnett Bankshares, Inc. ("Citizens") pursuant to which Premier will acquire all of the issued and outstanding common stock of Citizens ("Citizens Common Stock") through the merger of Citizens with and into Premier (the "Merger"), and each share of Citizens Common Stock will be converted into shares of Premier common stock ("Premier Common Stock"), as described more fully in the accompanying Joint Proxy Statement/Prospectus, and (ii) the assumption of the rights and obligations of the Citizens Directors Stock Option Plan.

    2. Amendment to Premier's Directors' Stock Option Plan. To consider and vote on an amendment to the Premier Bancshares, Inc. Directors Stock Option Plan (the "Premier Directors Plan") to permit eligible directors of Premier to defer receipt of retainer fees, meeting fees or both and have such amounts applied to the grant of restricted common stock.

    3. Other Business. To transact such other business as may properly come before the Meeting, including adjourning the Meeting to permit, if necessary, further solicitation of proxies.

  Approval of the Agreement requires the affirmative vote of a majority of the shares of Premier Common Stock entitled to vote at the Meeting. The affirmative vote of a majority of the Premier Common Stock present in person or represented by proxy will be required to approve the amendment to the Premier Directors Plan. Only shareholders of record at the close of business on October 1, 1997 are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PREMIER COMMON STOCK VOTE "FOR" THE PROPOSALS LISTED ABOVE.

  We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of Premier an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Meeting.

                                          By Order of the Board of Directors

                                          /s/ Barbara J. Burtt
                                          Barbara J. Burtt
                                          Secretary
Atlanta, Georgia
     , 1997

                             [CITIZENS LETTERHEAD]

                      CITIZENS GWINNETT BANKSHARES, INC.
                              3209 BUFORD HIGHWAY
                             DULUTH, GEORGIA 30136
                                (770) 476-3209

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 20, 1997

  Notice is hereby given that a Special Meeting of Shareholders (the "Meeting") of Citizens Gwinnett Bankshares, Inc. ("Citizens") will be held at Citizens' main office, 3209 Buford Highway, Duluth, Georgia 30136, on November 20, 1997, at 10:00 a.m., local time, for the following purpose:

    1. Merger. To consider and vote on the Agreement and Plan of Reorganization dated June 24, 1997, as amended on July 24, 1997, September 15, 1997, and September 19, 1997 (the "Agreement") by and between Premier Bancshares, Inc. ("Premier") and Citizens Gwinnett Bankshares, Inc. ("Citizens") pursuant to which (i) Premier will acquire all of the issued and outstanding common stock of Citizens ("Citizens Common Stock") through the merger of Citizens with and into Premier (the "Merger"), and (ii) each share of Citizens Common Stock will be converted into shares of Premier Common Stock, as described more fully in the accompanying Joint Proxy Statement/Prospectus.

    2. Other Business. To transact such other business as may properly come before the Meeting, including adjourning the Meeting to permit, if necessary, further solicitation of proxies.

  Approval of the Agreement requires the affirmative vote of a majority of the shares of Citizens Common Stock entitled to vote at the Meeting. Only shareholders of record at the close of business on October 1, 1997, are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF CITIZENS COMMON STOCK VOTE "FOR" THE AGREEMENT AND THE MERGER.

  We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of Citizens an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Meeting.

                                          By Order of the Board of Directors

                                          Darrell W. Moore,
                                          Secretary

Duluth, Georgia
   , 1997

                             JOINT PROXY STATEMENT

       FOR THE SPECIAL MEETING                FOR THE SPECIAL MEETING
           OF SHAREHOLDERS                        OF SHAREHOLDERS
   TO BE HELD ON NOVEMBER 20, 1997        TO BE HELD ON NOVEMBER 20, 1997

      PREMIER BANCSHARES, INC.                   CITIZENS GWINNET
         2180 ATLANTA PLAZA                      BANKSHARES, INC.
      950 EAST PACES FERRY ROAD                 3209 BUFORD HIGHWAY
       ATLANTA, GEORGIA 30326                  DULUTH, GEORGIA 30136
           (404) 814-3090                         (770) 476-3209

                               ---------------

                                  PROSPECTUS
                                      OF
                           PREMIER BANCSHARES, INC.
                              2180 ATLANTA PLAZA
                           950 EAST PACES FERRY ROAD
                            ATLANTA, GEORGIA 30326
                                (404) 814-3090
                                      FOR
                       2,066,850 SHARES OF COMMON STOCK

                               ---------------

  This Prospectus of Premier Bancshares, Inc., a bank and thrift holding company organized and existing under the laws of the State of Georgia ("Premier"), relates to the shares of its common stock, par value $1.00 per share ("Premier Common Stock"), which are issuable to the shareholders of Citizens Gwinnett Bankshares, Inc. ("Citizens") upon consummation of the proposed merger (the "Merger") described herein, pursuant to which Citizens will merge with and into Premier pursuant to the terms of that certain Agreement and Plan of Reorganization dated as of June 24, 1997, as amended on July 24, 1997, September 15, 1997, and September 19, 1997, by and between Premier and Citizens (the "Agreement"). A copy of the Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A.

  On the effective date of the Merger (the "Effective Date"), except as otherwise described herein, (i) Citizens will merge with and into Premier, and
(ii) each outstanding share of the $10.00 par value common stock of Citizens ("Citizens Common Stock") will be converted into eight shares of Premier Common Stock. Premier will survive the Merger and the separate existence of Citizens will cease. Citizens Bank of Gwinnett will become a wholly owned subsidiary of Premier but will immediately be merged with and into Premier Bank. For a further description of the terms of the Merger, see "The Merger."

  This Prospectus also constitutes a Joint Proxy Statement of Premier and Citizens and is being furnished to their respective shareholders in connection with the solicitation of proxies by their respective Boards of Directors. The proxies solicited by the Citizens Board of Directors will be used at the Special Meeting of Shareholders of Citizens (the "Citizens Meeting") to be held on November 20, 1997, including any adjournment thereof, to consider and vote on the proposed Merger and to transact such other business as may properly come before the Citizens Meeting or any adjournments thereof. The proxies solicited by the Premier Board of Directors will be used at the Special Meeting of Shareholders of Premier (the "Premier Meeting") to be held on November 20, 1997, including any adjournment thereof, to (i) consider and vote on the proposed Merger, and the assumptions of the rights and obligations under the Citizens Directors Stock Option Plan (the "Citizens Directors Plan"), (ii) approve an amendment to the Premier Bancshares, Inc. Directors Stock Option Plan (the "Premier Directors Plan"); and (iii) transact such other business as may properly come before the Premier Meeting or any adjournments thereof. This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of Premier and
Citizens on or about October       , 1997.

 THE SECURITIES  OFFERED HEREBY ARE  NOT DEPOSITS, SAVINGS ACCOUNTS  OR OTHER
   OBLIGATIONS OF  A  DEPOSITORY INSTITUTION  AND  ARE NOT  INSURED  BY THE
     FEDERAL DEPOSIT  INSURANCE  CORPORATION  OR  ANY  OTHER  GOVERNMENTAL
      AGENCY OR INSTRUMENTALITY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED  UPON THE ACCURACY
    OR   ADEQUACY   OF   THIS  JOINT   PROXY   STATEMENT/PROSPECTUS.   ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   The date of this Joint Proxy Statement/Prospectus is              , 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   1
INCORPORATION BY REFERENCE.................................................   2
SUMMARY....................................................................   3
    The Parties............................................................   3
    Special Meeting of Citizens Shareholders...............................   3
    Special Meeting of Premier Shareholders................................   4
    The Merger; Exchange Ratio.............................................   4
    Dissenters' Rights.....................................................   4
    Reasons for the Merger.................................................   5
    Fairness Opinions......................................................   5
    Effective Date.........................................................   5
    Exchange of Stock Certificates.........................................   6
    Regulatory Approvals and Other Conditions..............................   6
    Waiver, Amendment, and Termination of the Agreement....................   6
    Directors and Executive Officers Following the Merger..................   6
    Interests of Certain Persons in the Merger.............................   7
    Material Federal Income Tax Consequences of the Merger.................   7
    Accounting Treatment...................................................   7
    Certain Differences in Rights of Shareholders..........................   7
    Comparative Market Prices of Common Stock..............................   8
    Comparative Per Share Data.............................................   8
    Selected Pro Forma Financial Data......................................  10
    Additional Proposal Presented to Premier Shareholders Only.............  10
    Certain Considerations.................................................  10
CERTAIN CONSIDERATIONS.....................................................  11
    Management of Growth...................................................  11
    Highly Competitive Business............................................  11
    Volatility of Stock Price..............................................  11
    Dependence on Senior Management........................................  11
THE CITIZENS MEETING.......................................................  11
    General................................................................  11
    Record Date; Vote Required.............................................  12
THE PREMIER MEETING........................................................  12
    General................................................................  12
    Record Date; Vote Required.............................................  13
THE MERGER.................................................................  14
    General................................................................  14
    Treatment of Citizens Options and Assumption of Citizens Directors
     Plan..................................................................  14
    Background of and Reasons for the Merger...............................  14
    Fairness Opinions......................................................  16
    Effective Date of the Merger...........................................  24
    Distribution of Stock Certificates After the Merger....................  25
    Conditions to Consummation of the Merger...............................  25
    Regulatory Approvals...................................................  26
    Rights of Dissenting Shareholders......................................  26
    Waiver, Amendment, and Termination of the Agreement....................  27
    Conduct of Business Pending the Merger.................................  28
    Directors and Executive Officers Following the Merger..................  28
    Employment Agreements..................................................  28

    Interests of Certain Persons in the Merger.............................  29
    Material Federal Income Tax Consequences of the Merger.................  29
    Accounting Treatment...................................................  30
    Expenses and Fees......................................................  31
    Resales of Premier Common Stock........................................  31
    Description of Premier Common Stock....................................  31
    Certain Differences in Rights of Shareholders..........................  31
    Authorized Capital Stock...............................................  31
    Removal of Directors...................................................  31
    Vote Required for Shareholder Approval.................................  31
    Actions by Shareholders Without a Meeting..............................  31
    Special Meeting of Shareholders........................................  31
    Number of Directors....................................................  31
    Certain Business Transactions..........................................  31
COMPARATIVE MARKET PRICES AND DIVIDENDS....................................  33
    Premier Market Prices..................................................  33
    Citizens Market Prices.................................................  33
    Recent Prices..........................................................  33
    Dividends..............................................................  33
    Shareholders of Record.................................................  34
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION...............  35
    General................................................................  35
BUSINESS OF PREMIER........................................................  42
    General................................................................  42
    Recent Developments....................................................  42
    Premier Bank, Central and Southern Bank and Central and Southern Bank
     of North Georgia......................................................  43
    Premier Lending Corporation............................................  44
    Employees..............................................................  44
SELECTED HISTORICAL FINANCIAL DATA OF PREMIER..............................  45
MANAGEMENT OF PREMIER......................................................  46
SECURITY OWNERSHIP OF PREMIER..............................................  48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  50
BUSINESS OF CITIZENS.......................................................  51
    Markets................................................................  51
    Deposits...............................................................  51
    Loans..................................................................  51
    Lending Policy.........................................................  51
    Employees..............................................................  52
    Competition............................................................  52
    Properties.............................................................  52
    Legal Proceedings......................................................  52
SELECTED HISTORICAL FINANCIAL DATA OF CITIZENS.............................  53
CITIZENS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................  54
CERTAIN REGULATORY CONSIDERATIONS..........................................  69
    General................................................................  54
    Payment of Dividends...................................................  70
    Capital Adequacy.......................................................  71
    Support of Subsidiary Institutions.....................................  72
    Prompt Corrective Action...............................................  73
    FDIC Insurance Assessments.............................................  74
    Safety and Soundness Standards.........................................  75

    Certain Applicable Thrift Regulations.................................    75
REPORT ON FORM 10-K.......................................................    77
EXPERTS...................................................................    77
OPINIONS..................................................................    77
ADDITIONAL PROPOSAL FOR PREMIER SHAREHOLDERS..............................    77
INDEX TO FINANCIAL STATEMENTS.............................................    79
PREMIER BANCSHARES, INC. FINANCIAL STATEMENTS.............................   F-1
CITIZENS GWINNETT FINANCIAL STATEMENTS....................................  F-33
APPENDIX A: AGREEMENT AND PLAN OF REORGANIZATION, AS AMENDED..............   A-1
APPENDIX B: OPINION OF BROWN, BURKE CAPITAL PARTNERS, INC.................   B-1
APPENDIX C: OPINION OF THE CARSON MEDLIN COMPANY..........................   C-1
APPENDIX D: ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE...........   D-1
APPENDIX E: AMENDED AND RESTATED PREMIER BANCSHARES, INC. DIRECTORS' STOCK
 OPTION PLAN..............................................................   E-1

                             AVAILABLE INFORMATION

  Premier is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding Premier. The address of such Web site is http://www.sec.gov.

  This Joint Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Premier (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Joint Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Premier and Citizens and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Premier Common Stock is traded on the American Stock Exchange. Reports, proxy statements, and other information concerning Premier may be inspected at the office of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PREMIER OR CITIZENS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PREMIER OR CITIZENS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  All information included in this Joint Proxy Statement/Prospectus with respect to Premier was supplied by Premier, and all information included herein with respect to Citizens was supplied by Citizens.

                          INCORPORATION BY REFERENCE

  The documents listed below are hereby incorporated by reference into this Joint Proxy Statement/Prospectus, and all documents subsequently filed by Premier pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the date of the Premier Meeting in connection with its registration statement shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing such documents:

    (i)Premier's annual report on Form 10-K filed on March 31, 1997 for the year ending December 31, 1996, and Form 10-K/A No. 1 filed on May 13, 1997.

    (ii) Premier's Joint Proxy Statement/Prospectus and amendments thereto originally filed with the Securities and Exchange Commission on April 4, 1997, declared effective on May 20, 1997.

    (iii) Premier's quarterly report on Form 10-Q for the quarter ended March 31, 1997.

    (iv) Premier's quarterly report on Form 10-Q for the quarter ending June 30, 1997.

    (v) Premier's current report on Form 8-K filed on June 26, 1997, and Form 8-K/A filed on August 29, 1997.

  Premier will provide without charge to each person to whom this Joint Proxy Statement/Prospectus is delivered, upon oral or written request of such person, a copy of any and all of the information that has been incorporated by reference in the Joint Proxy Statement/Prospectus (excluding exhibits), as well as any other documents required by the Commission to be delivered. Please direct such requests, as well as any requests for additional information about Premier to Barbara Burtt, Secretary, Premier Bancshares, Inc., 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, telephone number
(404) 814-3090.

                                    SUMMARY

  The following is a summary of certain information relating to the Citizens Meeting, the Premier Meeting, the Merger, and the shares of Premier Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Shareholders are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the Appendices. As used in this Joint Proxy Statement/Prospectus, the terms "Premier" and "Citizens" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

  Premier. Premier is a bank and thrift holding company headquartered in Atlanta, Georgia, with four subsidiaries, Premier Bank ("Premier Bank"), Premier Lending Corporation ("Premier Lending"), The Central and Southern Bank of Georgia ("Central and Southern Bank") and The Central and Southern Bank of North Georgia, FSB ("Central and Southern Bank of North Georgia"). As of June 30, 1997, Premier had total consolidated assets of approximately $587 million, total consolidated deposits of approximately $472 million and total consolidated shareholders' equity of approximately $50 million. Through its subsidiaries, Premier offers a broad range of banking and banking-related services.

  On June 23, 1997, Premier merged with The Central and Southern Holding Company ("Central and Southern") and Premier issued 3,663,834 shares of its common stock in exchange for all the issued and outstanding shares of Central and Southern.

  Premier was incorporated in 1988 under the laws of the State of Georgia and is registered as a bank holding company with the Federal Reserve Board (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "Georgia Department") under the Federal Bank Holding Company Act of 1956, as amended (the ABHC Act") and the Georgia Bank Holding Company Act (the "Georgia BHC Act"). Premier is also registered as a thrift holding company under the regulations of the Office of Thrift Supervision ("OTS"). Premier's principal executive offices are located at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, and its telephone number at such address is
(404) 814-3090.

  Citizens. Citizens is a bank holding company headquartered in Duluth, Georgia. Citizens operates through its subsidiary, Citizens Bank of Gwinnett ("Citizens Bank"). As of June 30, 1997, Citizens had total consolidated assets of approximately $163 million, total consolidated deposits of approximately $150 million and total consolidated shareholders' equity of approximately $11 million.

  Citizens was incorporated in 1995 under the laws of the State of Georgia and is a registered bank holding company under the BHC Act and the Georgia BHC Act. Citizens' principal executive offices are located at 3209 Buford Highway, Duluth, Georgia 30136, and its telephone number at such address is (770) 476-3209.

SPECIAL MEETING OF CITIZENS SHAREHOLDERS

  The Citizens Meeting will be held at 10:00 a.m., local time, on November 20, 1997, at Citizens' main office, 3209 Buford Highway, Duluth, Georgia 30136, for the purpose of considering and voting on approval of the Agreement and transacting such other business as may properly come before the meeting or any adjournments thereof. See "The Citizens Meeting."

  Only holders of record of Citizens Common Stock at the close of business on October 1, 1997 (the "Citizens Record Date"), will be entitled to vote at the Citizens Meeting. Approval of the Agreement and the Merger requires the affirmative vote of a majority of the shares of Citizens Common Stock entitled to vote at the Citizens Meeting. As of the Citizens Record Date, there were 244,200 shares of Citizens Common Stock outstanding and entitled to be voted.

  The directors and executive officers of Citizens beneficially owned, as of the Citizens Record Date, 36,923 shares (or approximately 15% of the outstanding shares) of Citizens Common Stock. Each member of the Board of Directors of Citizens has agreed to vote those shares owned by such member (except for shares held in a fiduciary capacity) in favor of the Agreement and the Merger.

  As of the Citizens Record Date, the directors and executive officers of Premier did not beneficially own any shares of Citizens Common Stock. As of that date, neither Citizens nor Premier held any shares of Citizens Common Stock in a fiduciary capacity for others. See "The Citizens Meeting."

SPECIAL MEETING OF PREMIER SHAREHOLDERS

  The Premier Meeting will be held at 10:00 a.m., local time, on November 20, 1997, at Premier's main office, 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, to vote on (i) approval of the Agreement and the Merger; (ii) an amendment to the Premier Directors Plan; (iii) assumption by Premier of the rights and obligations of the Citizens Directors Plan; and (iv) such other business as may properly come before the Meeting or any adjournments thereof. See "The Premier Meeting."

  Only holders of record of Premier Common Stock at the close of business on October 1, 1997 (the "Premier Record Date") will be entitled to vote at the Premier Meeting. The affirmative vote of a majority of the Premier Common Stock outstanding and entitled to vote at the Premier Meeting will be required to approve the Agreement. Approval of any other matter will require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Premier Meeting. As of the Premier Record Date, there were 7,923,298 shares of Premier Common Stock outstanding and entitled to vote.

  The directors and executive officers of Premier beneficially owned, as of the Premier Record Date, approximately 1,171,313 shares (or approximately 14% of the outstanding shares) of Premier Common Stock. Each member of the Board of Directors of Premier has agreed to vote those shares owned by such member (except for shares held in a fiduciary capacity) in favor of the proposals to be presented at the Premier Meeting.

  As of the Premier Record Date, the directors and executive officers of Citizens did not beneficially own any shares of Premier Common Stock. As of that date, neither Premier nor Citizens held any shares of Premier Common Stock in a fiduciary capacity for others. See "The Premier Meeting."

THE MERGER; EXCHANGE RATIO

  The Agreement provides for the combination of Citizens with Premier pursuant to the merger of Citizens with and into Premier. On the Effective Date, each share of Citizens Common Stock then issued and outstanding will be converted into eight shares of Premier Common Stock (the "Exchange Ratio"). Premier will pay cash in lieu of any fractional shares (computed to the nearest cent) in an amount equal to such fraction multiplied by $17.631.

DISSENTERS' RIGHTS

  Holders of Citizens Common Stock who dissent from the Merger are entitled to the rights and remedies of dissenting shareholders set forth in Article 13 of the Georgia Business Corporation Code (the "Georgia Code"), subject to compliance with the procedures set forth herein. A dissenting shareholder is entitled to receive cash in an amount equal to the "fair value" of such holder's shares. A copy of Article 13 of the Georgia Code is set forth in Appendix D to this Joint Proxy Statement/Prospectus and a summary thereof is included under "The Merger--Rights of Dissenting Shareholders." To perfect dissenters' rights a shareholder must comply with Article 13 of the Georgia Code, which requires, among other things, that a shareholder give Citizens notice of such holder's intent to dissent from approval of the Agreement prior to the vote of the shareholders at the Citizens Meeting and that such shareholder not vote his or her shares in favor of the Agreement. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such holder's shares are to be voted will be deemed to have voted in favor of the Agreement and thus will not be entitled to assert dissenters' rights.

REASONS FOR THE MERGER

  Citizens' Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, Citizens and its shareholders. ACCORDINGLY, CITIZENS' BOARD UNANIMOUSLY RECOMMENDS THAT CITIZENS' SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT. EACH MEMBER OF THE BOARD OF DIRECTORS OF CITIZENS HAS AGREED TO VOTE SUCH MEMBER'S SHARES OF CITIZENS COMMON STOCK IN FAVOR OF THE AGREEMENT. In approving the Merger, Citizens directors considered Premier's financial condition; various alternatives to the Merger, including the merits of other acquisition proposals; the consideration to be received by Citizens shareholders; the anticipated synergies and enhanced resources and lending capabilities that would result from the Merger; the competitive and regulatory environments for financial institutions and commercial lending businesses generally; the income tax aspects of the Merger as a tax-free exchange; the current lack of marketability of the Citizens Common Stock, contrasted with the ability of Citizens' shareholders to exchange their Citizens Common Stock for Premier Common Stock in connection with the Merger and thereafter have the ability to trade such securities on the American Stock Exchange; and the likelihood that the Merger would be approved by applicable regulatory authorities. See "The Merger--Background of and Reasons for the Merger."

  The Premier Board of Directors has unanimously approved the Agreement and has determined that the Merger is in the best interests of Premier and its shareholders. ACCORDINGLY, PREMIER'S BOARD UNANIMOUSLY RECOMMENDS THAT PREMIER'S SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT. EACH MEMBER OF THE BOARD OF DIRECTORS OF PREMIER HAS AGREED TO VOTE SUCH MEMBER'S SHARES OF PREMIER COMMON STOCK IN FAVOR OF THE AGREEMENT. In approving the Merger, Premier's directors considered Citizens' financial condition, operations and market area; Premier's overall strategic focus; the financial terms and income tax consequences of the Merger; and the management philosophy of Citizens and its compatibility with that of Premier. See "The Merger--Background of and Reasons for the Merger."

FAIRNESS OPINIONS

  Premier. Brown, Burke Capital Partners, Inc. ("BBCP") has rendered an opinion to Premier that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the shareholders of Premier. BBCP's opinion is attached as Appendix B to this Joint Proxy Statement/Prospectus. Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "The Merger--Fairness Opinions."

  Citizens. The Carson Medlin Company ("Carson Medlin") has rendered an opinion to Citizens that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the shareholders of Citizens. Carson Medlin's opinion is attached as Appendix C to this Joint Proxy Statement/Prospectus. Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "The Merger--Fairness Opinions."

EFFECTIVE DATE

  Subject to the conditions to the obligations of the parties to effect the Merger, the effective date (the "Effective Date") will occur on the date and at the time specified in a Certificate of Merger (the "Certificate of Merger") filed by Premier with the Georgia Secretary of State. If no effective date or time is specified, the Merger will become effective upon the filing of the Certificate of Merger. Unless otherwise agreed upon by Premier and Citizens, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur by the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger or; (ii) the date on which the Agreement is approved by the requisite vote of Premier and Citizens shareholders. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated in the fourth quarter of 1997, although there can be no assurance as to whether or when the Merger will occur. See "The Merger-- Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

  Promptly after the Effective Date, Premier will cause SunTrust Bank, Atlanta acting in its capacity as exchange agent for Premier (the "Exchange Agent"), to mail to the former shareholders of Citizens a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of Citizens Common Stock for certificates representing shares of Premier Common Stock. Former shareholders of Citizens will not be entitled to receive dividends or other distributions on their shares of Premier Common Stock until Premier has received their Citizens stock certificates. CITIZENS SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "The Merger--Distribution of Stock Certificates After the Merger."

REGULATORY APPROVALS AND OTHER CONDITIONS

  The Merger is subject to approval by the Federal Reserve and the Georgia Department. Applications for the requisite approvals have been filed with these agencies, each of which has yet to issue its approval of the Merger. There can be no assurance that the approvals of these agencies will be given or as to the timing or conditions of such approvals.

  Consummation of the Merger is subject to various other conditions, including receipt of the required approval of the Premier and Citizens shareholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "The Merger-- Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

  The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both Citizens and Premier, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by December 31, 1997, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, Premier will continue to operate as a bank holding company and thrift holding company under its present management and Citizens will continue to operate as a bank holding company under its present management. See "The Merger--Waiver, Amendment, and Termination of the Agreement."

DIRECTORS AND EXECUTIVE OFFICERS FOLLOWING THE MERGER

  The Agreement provides that Premier will be the Surviving Corporation after the Merger (the "Surviving Corporation") and that the directors of the Surviving Corporation after the Merger will consist of the current directors of Premier and Thomas J. Martin, the current President of Citizens. Following the consummation of the Merger, Premier shall cause the persons who were members of the Citizens Board of Directors preceding the Merger (other than Mr. Martin) to serve as members of Premier's Marketing and Development Board for Gwinnett County. Premier will cause each such director to be reappointed to the Marketing and Development Board for periods extending at least through April 1, 1999, subject to such board member's eligibility and willingness to serve.

  The current officers of Premier will remain the same after the Merger. Thomas J. Martin will initially serve as President of the East Metro Division of Premier Bank following the Merger. See "The Merger -- Employment Agreements."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain executive officers and directors of Premier and of Citizens have interests in the Merger in addition to their respective interests as Premier or Citizens shareholders generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Premier employee benefits, and treatment of outstanding options to acquire Citizens Common Stock. See "The Merger--Interests of Certain Persons in the Merger."

  On the Effective Date of the Merger, Premier Bank and Mr. Martin will enter into an amendment to Mr. Martin's Employment Agreement whereby Mr. Martin will initially serve as President of the East Metro Division of Premier Bank following the Merger. See "The Merger--Employment Agreements."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  Premier and Citizens have received an opinion of Kilpatrick Stockton LLP, counsel to Citizens, to the effect that, among other things: (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the exchange in the Merger of Citizens Common Stock for Premier Common Stock will not give rise to gain or loss to Citizens shareholders except for the recognition of gain as required by Section 302 of the Code with respect to cash received by Citizens shareholders in lieu of fractional shares of Premier stock as a result of the Merger; (iii) neither Premier nor Citizens will recognize income, gain or loss as a consequence of the Merger; (iv) the aggregate tax basis of Premier Common Stock received by Citizens shareholders pursuant to the Merger will be the same as the tax basis of the shares of Citizens Common Stock exchanged therefore, decreased by any portion of such tax basis allocated to fractional shares of Premier Common Stock that are treated as redeemed by Premier; (v) Citizens shareholders will have the same holding period in the shares of Premier Common Stock received pursuant to the Merger as the holding period of the shares of Citizens Common Stock exchanged therefor. See "The Merger--Material Federal Income Tax Consequences of the Merger."

  DUE TO THE INDIVIDUAL NATURE OF THE INCOME TAX CONSEQUENCES OF THE MERGER, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Citizens will be carried forward and recorded on the financial statements of Premier at their previously recorded amounts. In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Citizens Common Stock must be exchanged for Premier Common Stock. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Date.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

  On the Effective Date, Citizens shareholders, whose rights are governed by the Georgia Code and by Citizens' Articles of Incorporation and Bylaws, will automatically become Premier shareholders, and their rights as Premier shareholders will be determined by the Georgia Code and by Premier's Articles of Incorporation and Bylaws. Upon consummation of the Merger, the rights of Premier shareholders will differ from the rights of

Citizens shareholders in certain respects. See "The Merger-Certain Differences in Rights of Shareholders" and "The Merger-Description of Premier Common Stock."

COMPARATIVE MARKET PRICES OF COMMON STOCK

  Premier Common Stock is currently traded on the American Stock Exchange under the symbol "PMB." Prior to January 10, 1997, Premier Common Stock was traded on the NASDAQ SmallCap Market. Citizens Common Stock is not traded on an established market. The following table sets forth the last sale price of Premier Common Stock on June 23, 1997, the date of the last sale reported by the American Stock Exchange prior to June 24, 1997 (the date of public announcement of the proposed Merger) and the sale price of Citizens on March 25, 1997, the date of the last known sale of Citizens Common Stock prior to June 24, 1997. It also provides the last sale price of Premier Common Stock on
October   , 1997, the date of the last sale reported by the American Stock
Exchange prior to the mailing of this Joint Proxy Statement/Prospectus and the sale price of Citizens Common Stock on March 25, 1997, the date of the most recent known sale of Citizens Common Stock prior to the mailing of this Joint Proxy Statement/Prospectus.

      PREMIER COMMON STOCK            CITIZENS COMMON STOCK
      --------------------           ------------------------
      $16.00 at June 23, 1997        $27.00 at March 25, 1997
      (prior to announcement)        (prior to announcement)
      $        at October    , 1997  $27.00 at March 25, 1997

COMPARATIVE PER SHARE DATA

  The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Premier and Citizens, (ii) a pro forma combined basis per share of Premier Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of Citizens Common Stock, giving effect to the Merger. The data also retroactively reflects the effect of Premier's 1.8055-for-1 stock split on March 6, 1997. The Premier and Citizens pro forma combined information gives effect to the Merger on a pooling-of-interests accounting basis and assumes the Exchange Ratio of eight shares of Premier Common Stock for each share of Citizens Common Stock. See "The Merger--Accounting Treatment." The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor is it necessarily indicative of future results of operations or combined financial position.

  The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Premier and Citizens, including the respective notes thereto, and the pro forma financial information included herein. See "--Selected Historical Financial Data of Premier," "--Selected Historical Financial Data of Citizens."

                                                                  YEAR ENDED
                                                  SIX MONTHS     DECEMBER 31,
                                                     ENDED     -----------------
                                                 JUNE 30, 1997  1996  1995  1994
                                                 ------------- ------ ----- ----
INCOME PER SHARE
  Premier historical............................    $  .51     $  .68 $ .57 $.25
  Citizens historical...........................      3.95       6.24  4.12 4.02
  Premier and Citizens pro forma combined(1)....       .50        .69   .56  .31
  Citizens pro forma Merger equivalent(2).......      4.00       5.52  4.48 2.48
DIVIDENDS DECLARED PER COMMON SHARE
  Premier historical............................    $  .11     $  .41 $ .09 $.07
  Citizens historical...........................       .40        .72   .68  .60
  Premier and Citizens pro forma combined(1)....       .11        .41   .09  .07
  Citizens pro forma Merger equivalent(3).......       .88       3.28   .72  .56
BOOK VALUE PER SHARE (PERIOD END)
  Premier historical............................    $ 6.36     $ 5.97
  Citizens historical...........................     46.69      42.52
  Premier and Citizens pro forma combined(1)....      6.17       5.79
  Citizens pro forma Merger equivalent(2).......     49.36      46.32

--------
(1) Represents the combined results of Premier and Citizens as if the Merger was consummated on January 1, 1996 and was accounted for as a pooling-of-interests transaction.
(2)  Represents pro forma combined information multiplied by the Exchange
     Ratio.
(3) Represents historical dividends declared per share by Premier multiplied by the Exchange Ratio.

SELECTED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma financial data gives effect to the acquisition of Citizens as of the date or at the beginning of the period indicated, assuming the acquisition is accounted for as a pooling-of-interests transaction. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been consummated at the date and for the periods indicated or which may be obtained in the future.

                                                                       AT
                                                                    JUNE 30,
                                                                      1997
                                                                 --------------
                                                                 (IN THOUSANDS)
BALANCE SHEET
Total assets....................................................    $750,370
Loans and loans held for sale, net..............................     519,484
Securities available for sale...................................     139,465
Federal funds sold..............................................      20,628
Interest-bearing deposits in banks..............................       8,970
Total deposits..................................................     622,723
Other borrowings and securities sold under repurchase
 agreements.....................................................      59,250
Stockholders' equity............................................      61,320

                                           SIX MONTHS          YEAR ENDED
                                         ENDED JUNE 30,       DECEMBER 31,
                                         ---------------  ----------------------
                                          1997    1996     1996    1995    1994
                                         ------- -------  ------  ------  ------
                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA
Interest income........................   29,650  24,892  51,271  41,006  33,517
Interest expense.......................   14,056  12,046  25,343  19,873  15,087
Net interest income....................   15,594  12,846  25,928  21,133  18,430
Provision (negative provision) for loan
 losses................................      184     (39)   (115)   (582)    365
Net interest income after provision
 (negative provision)for loan losses...   15,410  12,885  26,043  21,715  18,065
Other income...........................    9,002   6,254  13,956   9,649   5,170
Other expenses.........................   17,365  14,467  30,788  23,610  18,763
Income taxes...........................    1,995   1,173   2,194   2,188   1,558
Net income                                 5,044   3,493   7,005   5,553   2,914
Net income per common and common
 equivalent share......................      .50     .35     .69     .56     .31
Net income assuming full dilution......      .50     .35     .69     .56     .31

--------

ADDITIONAL PROPOSAL PRESENTED TO PREMIER SHAREHOLDERS ONLY

  At the Premier Meeting, the shareholders of Premier will be asked to vote on an additional proposal to approve an amendment to the Premier Directors Plan. The amendment to the Premier Directors Plan permits Premier Directors to defer receipt of retainer fees, meetings fees or both and have such amounts applied to the grant of restricted Premier Common Stock under the Premier Directors Plan effective June 15, 1997.

CERTAIN CONSIDERATIONS

  Shareholders of Premier and Citizens should carefully consider the matters set forth under "Certain Considerations." Factors to be considered, among other things, include the ability of Premier to manage its growth and its dependence on management.

                            CERTAIN CONSIDERATIONS

  In addition to the other information contained in this Joint Proxy Statement/Prospectus, the following factors should be considered carefully by shareholders of Premier and Citizens in evaluating the Merger.

MANAGEMENT OF GROWTH

  Premier has experienced significant growth, principally through its mergers with Premier Bancshares, Inc. on August 31, 1996 and with Central and Southern on June 23, 1997. Premier intends to continue to pursue an aggressive growth strategy for the foreseeable future, and its future operating results will depend largely upon its ability to successfully integrate the businesses it acquires, including Citizens. The process of integrating acquired businesses into Premier's operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management attention. There is no assurance that Premier will be able to successfully enter other markets or that any such expansion will be as profitable as existing operations. If Premier management is unable to manage growth effectively, Premier's business, results of operations and financial condition could be materially and adversely affected.

HIGHLY COMPETITIVE BUSINESS

  The Premier business is extremely competitive. Certain of Premier's primary competitors offer substantially similar services as Premier and some have greater market recognition and greater financial, technical, marketing and human resources than Premier. There can be no assurance that Premier will be able to compete successfully against existing companies or new entrants to the banking industry.

VOLATILITY OF STOCK PRICE

  The market price of the Premier Common Stock could be subject to significant fluctuations in response to Premier's operating results and other factors, and there can be no assurance that the market price of the Premier Common Stock will not decline below the current market price. In addition, the stock market has from time to time experienced price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are publicly traded and may adversely affect the market price of the Premier Common Stock.

DEPENDENCE ON SENIOR MANAGEMENT

  The success of Premier has been largely dependent on the skills, experience and efforts of its senior management. The loss of the services of Mr. Pittard or other members of senior management of Premier could have a material adverse effect on Premier's business and prospects. Premier believes that its future success will also depend upon its ability to attract, retain and motivate qualified personnel. There can be no assurance that Premier will be successful in attracting and retaining such personnel.

                             THE CITIZENS MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to the holders of Citizens Common Stock in connection with the solicitation by the Citizens Board of Directors of proxies for use at the Citizens Meeting, at which Citizens shareholders will be asked to vote upon a proposal to approve the Agreement and the Merger. The Citizens Meeting will be held at 10:00 a.m., local time, on November 20, 1997, at the main office of Citizens, located at 3209 Buford Highway, Duluth, Georgia 30136.

  Citizens shareholders are requested promptly to sign, date, and return the accompanying proxy card to Citizens in the enclosed postage-paid envelope.

  Any Citizens shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Citizens a signed proxy bearing a later date, provided that such notice or proxy is actually received by Citizens prior to the taking of the shareholder vote, or by electing to vote in person at the Citizens Meeting. Any notice of revocation should be sent to Citizens Gwinnett Bankshares, Inc., 3209 Buford Highway, Duluth, Georgia 30136, Attention: Corporate Secretary. The shares represented by properly executed proxies received at or prior to the Citizens Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE CITIZENS MEETING. As of the date of this Joint Proxy Statement/Prospectus, Citizens is unaware of any other matter to be presented at the Citizens Meeting.

  Solicitation of proxies will be made by mail but also may be made by telephone or in person by the directors, officers, and employees of Citizens, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

  Citizens shareholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

  Citizens' Board of Directors has established the close of business on October 1, 1997, as the Record Date for determining the shareholders entitled to notice of and to vote at the Citizens Meeting. Only record holders of Citizens Common Stock as of the Record Date will be entitled to vote at the Citizens Meeting. Approval of the Agreement requires the affirmative vote of a majority of the shares of Citizens Common Stock entitled to vote at the Citizens Meeting. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreement. As of the Record Date, there were approximately 383 holders of 244,200 shares of Citizens Common Stock outstanding and entitled to vote at the Citizens Meeting, with each share entitled to one vote.

  The presence, in person or by proxy, of a majority of the outstanding shares of Citizens Common Stock is necessary to constitute a quorum of the shareholders in order to take action at the Citizens Meeting. For these purposes, shares of Citizens Common Stock that are present, or represented by proxy, at the Citizens Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement.

  The directors and executive officers of Citizens and their affiliates beneficially owned, as of the Record Date, 36,923 shares (or approximately 15% of the outstanding shares) of Citizens Common Stock.

  As of the Record Date, the directors and executive officers of Premier and their affiliates did not beneficially own any shares of Citizens Common Stock. As of that date, neither Citizens nor Premier held any shares of Citizens Common Stock in a fiduciary capacity for others.

                              THE PREMIER MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to the holders of Premier Common Stock in connection with the solicitation by the Premier Board of Directors of proxies for use at the Premier Meeting, at which Premier shareholders will be asked to vote upon a proposal to approve the Agreement and the Merger and a proposal to approve an amendment to the Premier Directors Plan. The Premier Meeting will be held at 10:00 a.m., local time, on November 20, 1997, at the main office of Premier, located at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326.

  Premier shareholders are requested promptly to sign, date, and return the accompanying proxy card to Premier in the enclosed postage-paid envelope.

  Any Premier shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Premier a signed proxy bearing a later date, provided that such notice or proxy is actually received by Premier prior to the taking of the shareholder vote, or by electing to vote in person at the Premier Meeting. Any notice of revocation should be sent to Premier Bancshares, Inc., 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, Attention: Corporate Secretary. The shares of Premier Common Stock represented by properly executed proxies received at or prior to the Premier Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND FOR APPROVAL OF THE AMENDMENT TO THE PREMIER DIRECTORS PLAN AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE PREMIER MEETING. As of the date of this Joint Proxy Statement/Prospectus, Premier is unaware of any other matter to be presented at the Premier Meeting.

  Solicitation of proxies will be made by mail but also may be made by telephone or in person by the directors, officers, and employees of Premier, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

RECORD DATE; VOTE REQUIRED

  Premier's Board of Directors has established the close of business on October 1, 1997, as the Record Date for determining the Premier shareholders entitled to notice of and to vote at the Premier Meeting. Only Premier shareholders of record as of the Record Date will be entitled to vote at the meeting. The affirmative vote of a majority of the Premier Common Stock outstanding and entitled to vote at the Premier Meeting will be required to approve the Agreement. Abstentions or failures to return a properly executed proxy will have the same effect as a vote against the Agreement. The affirmative vote of a majority of the Premier Common Stock present in person or represented by proxy will be required to approve the amendment to the Premier Directors Plan and any other proposals considered at the Premier Meeting. Broker non-votes, which occur when a broker submits a proxy card without exercising discretionary voting authority on a non-routine matter, are not counted for purposes of determining whether a proposal has been approved. As a result, broker non-votes will have the effect of votes against the Agreement. As of the Record Date, there were approximately 1,450 holders of 7,923,298 shares of Premier Common Stock outstanding and entitled to vote at the Premier Meeting, with each share entitled to one vote.

  The presence, in person or by proxy, of a majority of the outstanding shares of Premier Common Stock entitled to vote at the Premier Meeting is necessary to constitute a quorum of the shareholders in order to take action at the meeting. For these purposes, shares of Premier Common Stock that are present, or represented by proxy, at the Premier Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any matter.

  The directors and executive officers of Premier beneficially owned, as of the Record Date, 1,171,313 shares (or approximately 14% of the outstanding shares) of Premier Common Stock. As of the Record Date, the directors and executive officers of Citizens did not beneficially own any shares of Premier Common Stock. As of that date, neither Citizens nor Premier held any shares of Premier Common Stock in a fiduciary capacity for others.

                                  THE MERGER

  The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

  Upon consummation of the Merger, Citizens will merge with and into Premier, Premier will survive the Merger and the separate existence of Citizens will cease. Citizens Bank will become a wholly owned subsidiary of Premier following consummation of the Merger. Upon closing of the Merger, or as soon as practicable thereafter, Premier plans to cause Citizens Bank to merge with and into Premier Bank.

  At the Effective Date, each share of Citizens Common Stock issued and outstanding will be converted into eight shares of Premier Common Stock. Each share of Premier Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger. No fractional shares of Premier Common Stock will be issued in connection with the Merger. Premier will pay cash in lieu of any fractional shares (computed to the nearest cent) in an amount equal to such fraction multiplied by $17.631.

TREATMENT OF CITIZENS OPTIONS AND ASSUMPTION OF CITIZENS DIRECTORS PLAN

  The Agreement, as amended, provides that, in connection with the Merger, Premier will assume the rights and obligations of the Citizens Directors' Stock Option Plan (the "Citizens Directors' Plan"). The holders of options granted pursuant to the Citizens Directors' Plan and the Citizens Employee Stock Option Plan ("Employee Plan") will receive in exchange for their options 113,250 shares of Premier Common Stock.

  The Citizens Directors Plan provides that for a term of five years commencing April 1, 1995 each of the directors of Citizens will be eligible on April 1st of each year to receive options for 400 shares of Citizens Common Stock if they attend 75% of the meetings for the previous year for a term of up to ten years. The exercise price on these options is the book value of Citizens Common Stock on the December 31st preceding the April 1 date of grant. At the Effective Date, shares of Premier Common Stock will be substituted for shares remaining under the Citizens Directors Plan based on the Exchange Ratio and the Citizens Directors Plan will be amended to provide that options will be granted to members of the Premier Marketing and Development Board of Gwinnett pursuant to the terms and conditions of the amended Citizens Directors Plan.

BACKGROUND OF AND REASONS FOR THE MERGER

  During the first quarter of 1997, the Chief Executive Officers of Premier and Citizens began to explore the possibility of combining Premier and Citizens. On February 19, 1997, at a meeting of the Board of Directors of Premier, BBCP and Premier's management discussed with the Premier Board a possible merger with Citizens. After a lengthy discussion between Premier's management and the Premier Board, Premier's Chief Executive Officer was authorized to present a preliminary proposal to Citizens for acquiring Citizens. The proposal, which was submitted to Citizens' management on February 28, 1997, generally outlined a structure for the acquisition. On March 11, 1997, Citizens' management presented its Board with Premier's proposal. On March 17, 1997, representatives of Carson Medlin met with management of Citizens at their request to discuss Citizens' prospects and the circumstances regarding a possible merger of Citizens with another institution. On April 3, 1997, Citizens engaged Carson Medlin to serve as its financial advisor in connection with a possible merger of Citizens and to render advice to and assist Citizens in negotiating the financial aspects of a merger with Premier or another financial institution.

  In the second week of April 1997 Carson Medlin contacted Premier and a number of other financial institutions concerning their interest in a merger with Citizens. Shortly thereafter, Carson Medlin obtained executed confidentiality agreements from Premier and certain other of these entities. In late April 1997, Carson Medlin delivered to Premier and certain other of these entities confidential informational memoranda describing Citizens and its operations as well as procedures for submitting an offer to acquire Citizens. In the first week of May 1997, Carson Medlin supplied Premier and certain other interested parties additional information describing the operations of Citizens.

  On May 13, 1997, Premier submitted to Carson Medlin in writing an expression of interest in a merger with Citizens with a then-current total market value of approximately $29.6 million. Subsequently, Citizens received written offers from two other interested parties valued at $31.7 million and $32.4 million, respectively, and a revised offer from Premier valued at $34.2 million. On May 27, Carson Medlin meet with the Board of Citizens to discuss and evaluate the three offers. The Board instructed Carson Medlin to attempt to improve those offers. On June 2, 1997, one party increased its offer from a value of $31.7 million to $33.6 million, and Premier increased the value of its offer to $38.0 million.

  On June 2, 1997, the Board of Citizens met with Carson Medlin to evaluate the three offers as revised. The Board of Citizens instructed management to have Carson Medlin and Citizens' legal counsel negotiate with Premier the terms of a definitive merger agreement that reflected Premier's revised offer. The Chief Executive Officer of Premier was instructed by the Premier Board to involve BBCP in additional financial analyses of the proposed combination and also to involve its legal counsel.

  During the month of June, 1997, Premier conducted onsite, in-depth due diligence of Citizens, and Citizens conducted onsite, in-depth due diligence of Premier. Additional off-site due diligence and discussions with legal counsel and financial advisors were undertaken by both companies. On June 19, 1997 at a special meeting of the Board of Directors of Premier, BBCP and Premier's management presented to Premier's Board an analysis of the proposed merger with Citizens. Following the presentation and subsequent discussions, the Premier Board authorized the Chief Executive Officer to further negotiate terms of the proposed Merger, including the Exchange Ratio and the amendment to Thomas J. Martin's employment agreement. On June 23, 1997, the Premier Board authorized its Chief Executive Officer to execute the Agreement subject to customary conditions and to the condition that the transaction could be accounted for as a pooling of interests. On June 24, 1997, the parties executed the Agreement and Premier issued a press release announcing the execution of the Agreement.

  On July 24, 1997, the parties entered into an amendment to the Agreement which provided for an extension of the time period in which either the Citizens Board or the Premier Board could terminate the Agreement if it was determined that the transaction could not be accounted for as a pooling of interests. On September 15, 1997, the parties further amended the Agreement to provide for the receipt of stock for certain vested and unvested stock options granted under the Citizens Directors Plan and the Citizens Employee Stock Option Plan and to provide that Citizens directors would be appointed to the Premier Marketing and Development Board for Gwinnett County following the Merger. See "--Treatment of Citizens' Options and Assumption of Citizens Directors Plan." As of September 19, 1997, the parties entered into a third amendment to the Agreement to fix the Exchange Ratio at eight shares of Premier Common Stock for each share of Citizens Common Stock and to extend the termination date of the Agreement to December 31, 1997.

  Citizens' Reasons for the Merger. The Citizens Board of Directors has unanimously approved the Agreement and has determined that the Merger is in the best interests of Citizens and its shareholders. The terms of the Merger were the result of arms-length negotiations between representatives of Citizens and representatives of Premier. Without assigning any relative or specific weights to the factors, the Board of Directors of Citizens considered the following material factors:

(a) the information presented to the directors by Citizens' management concerning (i) the business, operations, earnings and financial condition, including capital levels and asset quality, of Premier, and compliance with regulatory capital requirements on an historical and prospective basis, and
   (ii) the results of a due diligence review of Premier by Citizens representatives;

(b) the alternatives to the Merger, including the merits of other acquisition proposals;

(c) the enhancement of shareholder value as a result of the value of the consideration to be received by Citizens' shareholders relative to Citizens' book value and earnings per share of common stock;

(d) the anticipated synergies and operating efficiencies, increased access to capital, increased utilization of capital for lending, and the increased managerial resources and enhanced service capabilities that would result from the Merger;

(e) the competitive and regulatory environment for financial institutions and commercial lending businesses generally;

(f) the income tax aspects of the Merger as a tax-free exchange of Citizens Common Stock for Premier Common Stock;

(g) the likelihood that the Merger will be approved by applicable regulatory authorities; and

(h) the current lack of marketability of the Citizens Common Stock, contrasted with the ability of Citizens' shareholders to exchange their Citizens Common Stock for Premier Common Stock in connection with the Merger and thereafter have the ability to trade such securities on the American Stock Exchange.

  Each member of the Board of Directors of Citizens has agreed to vote such member's shares of Citizens Common Stock in favor of the Merger.

  CITIZENS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CITIZENS SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

  Premier's Reasons for the Merger. The Premier Board of Directors has unanimously approved the Agreement and has determined that the Merger is in the best interests of Premier and its shareholders. In approving the Agreement, the Premier Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Premier Board of Directors considered the following material factors:

(a) Citizens' business, operations, earnings, and financial condition, including capital levels and asset quality, on an historical, prospective, and pro forma basis and in comparison to other financial institutions serving the Gwinnett County market;

(b) the demographic, economic, and financial characteristics of Gwinnett County in which Citizens operates, on an historical and prospective basis;

(c) a variety of factors affecting and relating to the overall strategic focus of Premier, including Premier's desire to expand into Gwinnett County;

(d) the financial terms and income tax consequences of the proposed Merger;

(e) the commercial lending experience of the management of Citizens and its subsidiaries;

(f) the management philosophy of Citizens and its compatibility with that of Premier.

  Each member of the Board of Directors of Premier has agreed to vote such member's shares of Premier Common Stock in favor of the Merger.

  PREMIER'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PREMIER STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

FAIRNESS OPINIONS

  Premier. Premier has retained BBCP to act as its financial advisor in connection with the Merger. Representatives of BBCP participated in a simultaneous meeting of the Premier and Central and Southern Boards of Directors held on June 19, 1997 when the prospect for a merger with Citizens was considered in depth. At the meeting, both the Premier and the Central and Southern Boards approved the Merger, subject to satisfactory completion of the preliminary Merger Agreement. At that meeting BBCP rendered its oral opinion to the effect that, as of such date, an exchange ratio of
8.0876 common shares of Premier for each common share of Citizens was fair to the Premier shareholders from a financial point of view. BBCP has also subsequently rendered its written opinion to the Premier Board that on the date of this Prospectus/Proxy Statement, based on the information set forth therein, the Exchange Ratio of 8.000 was fair, from a financial point of view, to the Premier shareholders.

  THE FULL TEXT OF BBCP'S WRITTEN OPINION IS ATTACHED AS APPENDIX B TO THIS PROSPECTUS/PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. PREMIER STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BBCP IN CONNECTION THEREWITH.

  BBCP's opinion is directed to the Exchange Ratio only and does not constitute a recommendation to any Premier shareholder regarding how such shareholder should vote at the Special Meeting.

  In arriving at its opinion, BBCP among other things: (i) analyzed certain audited and unaudited financial statements and other information of Premier and Citizens; (ii) reviewed and discussed with appropriate management personnel of Premier and Citizens the past and current business activities and financial results and the business and financial outlook of Premier and Citizens; (iii) reviewed the historical price and trading activity of the Common Stock of Premier and other similar banking institutions; (iv) compared certain financial and stock market data relating to Premier with similar data of other publicly held banking institutions; (v) performed an analysis comparing the pro forma consequences of the Merger to both Premier and Citizens shareholders with respect to earnings per share and tangible book value per share represented by the Premier Common Stock that will be held after the Merger to those same measures represented by the common stock currently held; (vi) considered the relative contributions of Premier and Citizens to a combined institution in terms of balance sheet, revenue, earnings and ownership measures; (vii) reviewed the prices paid in certain comparable acquisition transactions of community banking institutions and the multiples of earnings and book value and the level of deposit base premium received by the selling institutions; (viii) reviewed the Agreement and certain related documents; (ix) considered the potential synergies and cost savings made available to Premier and Citizens through the Merger; (x) evaluated the financial and capital implications to Premier of the Merger;
(xi) considered stock trading/liquidity implications to Premier shareholders of the Merger; and (xii) performed such other analyses as BBCP deemed appropriate.

  In conducting its analysis and arriving at its opinion, BBCP assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of the opinion. BBCP also relied upon the managements of Premier and Citizens with respect to the reasonableness and achievability of the financial forecasts (and the assumptions and bases underlying such forecasts) provided to it. BBCP also assumed, with Premier's consent, that the aggregate allowances for loan losses for each of Premier and Citizens are adequate to cover such losses. BBCP is not an expert in the evaluation of allowances for loan losses and has not reviewed any individual credit files. BBCP did not make, nor was it furnished with, independent valuations or appraisals of the assets or liabilities of either Premier or Citizens or any of their subsidiaries. BBCP did not express any opinion about what the value of Premier Common Stock actually will be when issued to the holders of Citizens Common Stock pursuant to the Merger or the price at which Premier Common Stock will trade subsequent to the Merger. Premier has informed BBCP, and BBCP has assumed, that the Merger will be recorded utilizing pooling of interests accounting under generally accepted accounting principles.

  No limitations were imposed by Premier or the Premier Board on the scope of BBCP's investigation or the procedures to be followed by BBCP in rendering its opinion. The opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to BBCP as of, the date of its analysis.

  In addressing the fairness, from a financial point of view, of the consideration to be issued by Premier to the shareholders of Citizens, BBCP employed a variety of generally recognized valuation methodologies and merger analyses and performed those which it believed were most appropriate for developing its opinion. The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, BBCP did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevancy of each analysis and factor. None of the analyses performed by BBCP was assigned a greater significance by BBCP than any other. Accordingly, BBCP believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion and any conclusions reached therein. In its analyses, BBCP made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Premier's and Citizens' control. Any estimates contained in BBCP's analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. In addition, as described above, BBCP's opinion and presentation to the Premier and Central and Southern Boards was one of many factors taken into consideration by the Premier and Central and Southern Boards in making their determination to approve the Agreement.

  The following is a brief summary of analyses performed by BBCP in connection with its oral opinion delivered to the Premier and Central and Southern Boards on June 19, 1997:

  Summary of Proposal. BBCP reviewed the terms of the proposed transaction as reflected in the Agreement, including the calculation of the market value of the consideration represented by the exchange ratio. BBCP stated that based on the price of Premier Common Stock on June 18, 1997 of $17.00, an exchange ratio of 8.0876 shares of Premier for each share of Citizens Common Stock and options would provide a per share purchase price of $137.49.

  Per Share Premier Merger Consequences Analysis. Based upon an exchange ratio of 8.0876 shares of Premier common stock for each share of Citizens Common Stock and using the earnings estimates for 1997 and 1998 for Citizens prepared by Citizens management and earnings estimates for 1997 and 1998 for Premier developed with Premier management, BBCP compared the estimated 1997 and 1998 earnings per share of Premier Common Stock on a stand-alone basis to the equivalent pro forma earnings per share of Premier reflecting consummation of the Merger. BBCP concluded that the Merger would result in an equivalent earnings per share increase of 0.7% in 1997 and 6.5% in 1998 for Premier shareholders in the combined company.

  BBCP also analyzed the impact of the Merger on the amount of fully diluted tangible book value represented by a share of Premier Common Stock. BBCP assumed consummation of the Merger as of December 31, 1997. BBCP concluded that the Merger would result in a decrease of 3.4% in fully diluted tangible book value on an equivalent per share basis, respectively, for Premier shareholders projected as of December 31, 1997.

  Relative Contribution Analysis. BBCP compared various income statement, balance sheet and market value measures for Premier and Citizens and calculated the relative contribution of each institution to the combined, post Merger organization. In this comparison BBCP noted that Citizens would have contributed 20.3% and 21.3% of the combined organization's net income (reflecting adjustments for certain nonrecurring expenses) for the quarter ended March 31, 1997 and projected for the year ended December 31, 1997. BBCP also noted that Citizens would have contributed 23.1%, 23.9%, 22.1% and 17.9% of the combined organization's net loans, total deposits, total assets and fully diluted shareholder's equity, respectively. BBCP referenced that Citizens shareholders and option holders would hold 20.8% of the combined organization's common shares and options.

  Analysis of Selected Other Bank Mergers Involving Southeastern Community Banks. BBCP reviewed fifteen mergers involving Georgia community banks and bank holding companies announced between January, 1996 and May, 1997. BBCP noted in particular the prices paid in these mergers as a multiple of earnings and book values and the transaction premiums paid in excess of tangible book value as a percentage of core deposits. BBCP also reviewed other data in connection with each of these mergers, including the amount of total assets and the capital level of the acquired institutions and the return on equity and the return on assets of the acquired institutions. BBCP then compared this data to that of Citizens and to the value to be received by Citizens stockholders in the Merger.

  This comparison yielded a range of transaction values as multiples of the latest twelve-months earnings per share of a low of 10.6 times and a high of
27.2 times and a median value of 15.7 times. The Citizens acquisition multiple of trailing earnings was 20.7 times. The calculations yielded a range of transaction values as multiples of book value per share of a low of 1.15 times to a high of 2.54 times and a median value of 1.98 times. The Citizens acquisition multiple of book value was 3.44 times. Citizens equity/assets ratio was 6.78%, lower than any bank in the sample. Finally, the calculations yielded a range of deposit base premiums paid from a low of 2.6% to a high of 21.8%, with a median value of 10.7%. The equivalent premium on Citizens deposits represented by the Exchange Ratio was 21.4%. Market valuations of publicly traded bank stocks have appreciated considerably over the last eighteen months as evidenced by an increase of 76.8% of the Standard & Poor's Major Regional Banks Index since January 1, 1996. As a result, historic merger values may not necessarily reflect current market conditions.

  No company or transaction used in the above analyses as a comparison is identical to Premier, Citizens, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial growth, and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) in and of itself, does not necessarily provide meaningful intercompany comparisons.

  In connection with its written opinion dated the date of this Prospectus/Proxy Statement, BBCP confirmed the appropriateness of the analyses used to render its June 19, 1997 report and oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

  BBCP is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, tax, corporate and other purposes. A fee of $50,000 will be payable to BBCP upon consummation of the Merger. In addition to the above, BBCP has a continuing financial advisory relationship with Premier under which BBCP will receive $100,000 during the remainder of 1997. No compensation payable to BBCP is contingent on the conclusions reached in the opinion of BBCP. Premier has also agreed to reimburse BBCP for reasonable out of pocket-expenses and to indemnify BBCP and certain related persons against certain liabilities relating to or arising out of its engagement.

  Citizens. Pursuant to an engagement letter dated March 24, 1997, the Board of Directors of Citizens retained Carson Medlin to serve as its financial advisor with respect to a proposed transaction which would lead to the merger of Citizens or the purchase of substantially all of the stock or assets of Citizens into one of certain potential acquiring financial institutions. As part of its engagement, Carson Medlin agreed to render its opinion as to the fairness, from a financial point of view, of the terms of such a transaction to Citizens' stockholders. Carson Medlin is a National Association of Securities Dealers, Inc. member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities, including mergers and acquisitions. Carson Medlin is being compensated for its services, but such compensation, while contingent upon the consummation of a transaction, is not contingent upon the issuance of a fairness opinion.

  As part of the engagement, representatives of Carson Medlin attended the meeting of Citizens' Board held on June 17 ,1997, at which meeting the terms of the proposed Merger were discussed and considered. At that meeting, Carson Medlin delivered a preliminary verbal opinion to Citizens' Board that the Exchange Ratio is fair to Citizens' shareholders, from a financial point of view. Carson Medlin subsequently confirmed such opinion in writing as of the date of this Proxy Statement/Prospectus. The full text of Carson Medlin's written opinion dated the date of this Proxy Statement/Prospectus is attached as Appendix C to this Proxy

Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications of and limitations on the review undertaken by Carson Medlin in connection therewith. Carson Medlin's opinion is addressed to Citizens' Board of Directors only, and the opinion does not constitute a recommendation to any Citizens' stockholder as to how such stockholder should vote at the Citizens' Meeting or as to any other matter. The summary of the opinion of Carson Medlin set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion attached as Appendix C.

  Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Citizens or Premier, nor was it furnished with any such appraisals. Carson Medlin assumed that the financial forecasts reviewed by it have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of Citizens and Premier, and that such projected financial results will be realized in the amounts and at the times contemplated thereby. Carson Medlin is not expert in the evaluation of loan portfolios, underperforming or nonperforming assets, net charge-offs of such assets or the adequacy of allowances for losses with respect thereto; has not reviewed any individual credit files; and has assumed that the loan loss allowances for each of Citizens and Premier are in the aggregate adequate to cover such loss. Carson Medlin assumed that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Carson Medlin's opinion is necessarily based on economic, market and other conditions as in effect on the date of its analysis, and on information made available to it dated as of various earlier dates.

  In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. The preparation of a financial fairness opinion of this nature involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete view of the analyses and the process underlying Carson Medlin's opinion. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Citizens and Premier and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. None of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other.

  In connection with rendering its opinion dated the date hereof, Carson Medlin reviewed (i) the Agreement and Plan of Reorganization dated as of June 24, 1997, as amended on July 24, 1997, September 15, 1997, and September 19, 1997; (ii) the annual reports to shareholders of Citizens, including audited financial statements for the five years ended December 31, 1996; (iii) the Proxy Statement of Citizens dated February 21, 1997, for the annual meeting of shareholders held on March 11, 1997; (iv) the Consolidated Report of Condition and Income of Citizens Bank of Gwinnett as of June 30, 1997; (v) the Uniform Bank Performance Report for Citizens Bank of Gwinnett as of March 31, 1997;
(vi) the annual report to shareholders of Premier, including audited financial statements for the year ended December 31, 1996; (vii) the annual report on Form 10-K of Premier for the year ended December 31, 1996; (viii) the annual report to shareholders of First Alliance Bancorp, Inc., including audited financial statements for the year ended December 31, 1995; (ix) the Joint Proxy Statement/Prospectus for the meetings to consider the merger of First Alliance Bancorp, Inc. and Premier Bancshares, Inc. held on August 15, 1996;
(x) the annual report to shareholders of Central and Southern Holding Company for the two years ended December 31, 1995; (xi) the annual report on Form 10-K of Central and Southern Holding Company for the year ended December 31, 1996;
(xii) the Joint Proxy Statement/Prospectus for the meetings to consider the merger of Premier and Central and Southern Holding Company held on June 16, 1997; (xiii) the Uniform Bank Performance Report for First Alliance Bank as of March 31, 1997; (xiv) the Uniform Bank Performance Report for The Central and Southern Bank of Georgia as of March 31, 1997; (xv) the Uniform Thrift

Performance Report for Premier Bank, FSB, dated as of June 21, 1997, (xvi) the Uniform Thrift Performance Report for Central and Southern Bank of North Georgia, dated as of June 21, 1997; (xvii) the Consolidated Report of Condition and Income of The Central and Southern Bank of Georgia as of June 30, 1997; (xviii) the Consolidated Report of Condition and Income of First Alliance Bank as of June 30, 1997; (xix) the Thrift Financial Report of Premier Bank, FSB, report date June 30, 1997; (xx) the Thrift Financial Report of Central and Southern Bank of North Georgia, report dated June 30, 1997;
(xxi) report on Form 10-Q of Premier Bancshares, Inc. for the quarter ended June 30, 1997; (xxii) unaudited interim financial statements of Traditional Mortgage Corporation as of July 31, 1997; (xxiii) unaudited interim financial statements of Citizens and Premier for the six months ended June 30, 1997;
(xxiv) a preliminary copy of the Proxy Statement/Prospectus prepared for special meetings of the shareholders of Citizens and Premier to consider the Merger; and (xxv) certain other financial and operating information with respect to the business, operations and prospects of Citizens and Premier.

  Carson Medlin also (i) held discussions with members of the senior management of Citizens and Premier regarding their respective historical and current business operations, financial conditions and future prospects; (ii) reviewed the historical market prices and trading activity for the common stocks of Citizens, to the extent available, and Premier and compared them with those of certain publicly traded companies which it deemed to be relevant; (iii) compared the results of operations of Citizens and Premier with those of certain publicly traded companies which it deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking and thrift organizations; (v) analyzed the pro forma financial impact of the Merger on Premier; and (vi) conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

  The following is a summary of the principal analyses performed by Carson Medlin in connection with its opinion.

  Summary of Transaction Consideration. Carson Medlin reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. Carson Medlin reviewed the implied value of the Consideration offered based upon the average Closing price of Premier Common Stock for the ten trading days prior to September 19, 1997, which showed that the implied value of the proposed transaction was approximately $141.05 per share of Citizens Common Stock, representing a 422% premium to the last reported trade of Citizens Common Stock prior to the public announcement of the Merger (June 24, 1997), or a total transaction value of approximately $36.7 million. Carson Medlin calculated that the aggregate transaction value, based on the average closing price of the Premier Common Stock for the ten trading days prior to September 19, 1997, represented 323% of Citizens' book value at June 30, 1997, adjusted pro forma for the exercise of 1,850 Citizens Options on July 14, 1997, and 18.5 times Citizens' June 30, 1997 trailing twelve months earnings, a 20.2% premium on Citizens' June 30, 1997 core deposits (defined as the aggregate transaction value, minus stated book value, as a percentage of core deposits) and 22.5% of the total assets of Citizens at June 30, 1997.

  Comparable Transaction Analysis. Carson Medlin reviewed certain information relating to 18 selected southeastern bank and thrift mergers announced between March 1996 and May 1997 in which the acquired institutions had total assets of from $44 million to $1.4 billion (the "Comparable Transactions"). The Comparable Transactions are (acquiree/acquiror): Enterprise National Bank/Compass Bancshares; Fort Brooke Bancorporation/Colonial BancGroup; Citi-Bancshares, Inc./Huntington Bancshares; Bank of Winter Park/Huntington Bancshares; Rockdale Community Bank/Regions Financial Corporation; First Bankshares/Regions Financial Corporation; SB&T Corporation/Regions Financial Corporation; Bank Corporation of Georgia/Century South Banks; First Community Bank/Centura Banks, Inc.; FirstSouth Bank/Centura Banks, Inc.; Salem Trust Bank/CCB Financial Corporation; Carolina State Bank/Bank of Granite Corporation; Old North State Bank/LSB Bancshares, Inc.; Bank of Mecklenburg/Triangle Bancorp, Inc.; American Federal Bank/ FSB/CCB Financial Corporation; W.B.T. Holding Co./First Commercial Corporation; Hanover Bank/Main Street BankGroup, Inc.; and First Patriot Bankshares/United Bankshares. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to the then recently reported annual earnings, stated book values, total assets and core deposits.

  Carson Medlin calculated a range of purchase prices as a percentage of stated book value for the Comparable Transactions from a low of 195.1% to a high of 305.7%, with a mean of 245.3%. These transactions indicated a range of values for Citizens from $22.2 million to $34.8 million, with a mean of $27.9 million (based on Citizens' book value of $11.4 million at June 30, 1997, adjusted pro forma for the exercise of 1,850 stock options on July 14, 1997). The aggregate consideration implied by the terms of the Merger is approximately $36.7 million or 323% of adjusted book value, which is above the high end of the range for the Comparable Transactions.

  Carson Medlin calculated a range of purchase prices as a multiple of earnings for the Comparable Transactions from a low of 10.6 times to a high of
29.8 times, with a mean of 19.2 times. These transactions indicated a range of values for Citizens from $21.1 million to $59.3 million, with a mean of $38.2 million (based on Citizens' trailing twelve months earnings at June 30, 1997 of $1,989,000). The aggregate consideration implied by the terms of the Merger is approximately $36.7 million or 18.5 times trailing twelve months earnings, which is slightly below the mean for the Comparable Transactions.


  Carson Medlin calculated the core deposit premiums for the Comparable Transactions and found a range of values from a low of 11.3% to a high of 28.8%, with a mean of 18.2%. The premium on Citizens' core deposits implied by the terms of the Agreement is 20.2%, which is above the mean for the Comparable Transactions.

  Finally, Carson Medlin calculated a range of purchase prices as a percentage of total assets for the Comparable Transactions from a low of 15.7% to a high of 29.5%, with a mean of 21.7%. The aggregate consideration as a percentage of total assets implied by the terms of the Merger is approximately 22.5%, which is slightly above the mean for the Comparable Transactions.

  Industry Comparative Analysis. In connection with rendering its opinion, Carson Medlin compared selected operating results of Citizens to Premier and those of 51 publicly-traded community commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina, Virginia and West Virginia (the "SIBR Banks") as contained in the Southeastern Independent Bank Review(TM), a proprietary research publication prepared by Carson Medlin quarterly since 1991. The SIBR Banks range in asset size from approximately $100 million to $2.3 billion and in shareholders' equity from approximately $10 million to $235 million. Carson Medlin considers this group of financial institutions more comparable to Citizens and Premier than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, the profitability, capitalization, and asset quality of Citizens and Premier to those of the SIBR Banks. Carson Medlin noted that for the six months ended June 30, 1997: (i) Citizens had a return on average assets (ROA) of 1.27% compared to 1.52% for Premier and 1.22% on average for the SIBR Banks; (ii) Citizens had a return on average equity (ROE) of 18.8% compared to 17.4% for Premier and 12.6% on average for the SIBR Banks; (iii) Citizens had common equity to total assets of 6.94% compared to 8.57% for Premier and 9.54% on average for the SIBR Banks; and (iv) Citizens' nonperforming assets ratio (defined as loans 90 days past due, nonaccrual loans and other real estate to total loans and other real estate) was 0.18% compared to 0.40% for Premier and 1.03% on average for the SIBR Banks. Carson Medlin also noted that for the year ended December 31, 1996: (i) Citizens' ROA was 1.10% compared to 1.17% for Premier and 1.23% on average for the SIBR Banks; (ii) Citizens' ROE was 16.3% compared to 11.9% for Premier and 12.6% an average for the SIBR Banks;
(iii) Citizens had common equity to total assets of 6.55% compared to 9.07% for Premier and 9.62% on average for the SIBR Banks; (iv) Citizens' nonperforming assets ratio was 0.36% compared to 0.70% for Premier and 1.02% on average for the SIBR Banks. This comparison indicated that Citizens' financial performance was superior by some measures to the performance of Premier and the SIBR Banks and that Premier's financial performance was superior by some measures to the performance of Citizens and the SIBR Banks.

  No company or transaction used in the preceding Industry Comparative or Comparable Transaction Analyses is identical to Citizens, Premier or the Merger. Accordingly, evaluating the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Citizens, Premier and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable industry or transaction data.

  Contribution Analysis. Carson Medlin reviewed the relative contributions in terms of various balance sheet items, net income and market capitalization to be made by Citizens and Premier to the combined institution based on (i) balance sheet data at June 30, 1997, and (ii) income statement data for the six months ended June 30, 1997. The income statement and balance sheet components analyzed included total assets, total loans, total deposits, shareholders' equity, tangible equity, core income (defined as income before taxes and nonrecurring gains and expenses), and net income. This analysis showed that, while Citizens' shareholders and optionholders would own approximately 20.9% of the aggregate outstanding shares of the combined institution based on the Exchange Ratio, Citizens is contributing 21.7% of total assets, 20.7% of total loans (net of unearned income), 24.1% of total deposits, 18.4% of shareholders' equity, 19.3% of tangible equity, 25.5% of core income, and 19.9% of net income. For some of the financial components, Citizens is contributing a higher proportion than the percentage of ownership that Citizens' shareholders and optionholders are receiving in the Merger; for other components, Citizens is contributing less than its shareholders and optionholders are receiving.

  Present Value Analysis. Carson Medlin calculated the present value of the Citizens Common Stock assuming that Citizens remains an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of Citizens' future earnings through the year 2001. The analysis assumes that Citizens would continue to pay a dividend and that in 1998 and each year thereafter the dividend would be equal to 20% of projected net income and that Citizens would be acquired at the end of 2001 at a purchase price of 16 times projected annual net income. The present value of the annual dividends plus the merger consideration at the end of 2001 was then calculated using discount rates of 13% through 15% per annum. These rates were selected to reflect the rates that investors in securities such as the Citizens Common Stock might be expected to require in order to be competitive with alternative investments with similar characteristics. On the basis of these assumptions, Carson Medlin calculated that the present value of Citizens as an independent bank ranged from $29.9 million to $32.4 million. The aggregate consideration implied by the terms of the Agreement is approximately $36.7 million which falls above the high end of the range of the calculated present values were Citizens to remain independent through 2001. Carson Medlin considered the present value analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

  Stock Trading History. Carson Medlin reviewed and analyzed the historical trading prices and volumes for Premier Common Stock from January 1995 to September 1997. Carson Medlin also compared price performance of Premier's Common Stock during this period to the SIBR Banks, the Dow Jones Southeastern U.S. Banks Index and the Dow Jones Equity Market Index.

  This analysis showed that for the two-year period ending September 17, 1997, the total return (annualized) for Premier's Common Stock (all cash
distributions and dividends reinvested on the ex-dividend date) was    %
compared to    % for the Dow Jones Southeastern U.S. Banks Index and    % for
the Dow Jones Equity Market Index.

  At the end of the four quarters ending June 30, 1997, the ratio of stock price to trailing 12 months earnings per share for the SIBR Banks was: a low of 14.2 times, a high of 15.4 times, and a mean of 14.9 times. For the same periods, Premier's price to earnings ratio ranged from a low of 14.9 times to a high of 27.1 times with a mean of 22.6 times. Excluding nonrecurring expenses in 1996, Premier's price to earnings ratio ranged from a low of 14.9 times to a high of 19.3 times with a mean of 16.9 times. Premier's Common Stock has traded on average at a higher price to earnings ratio than the SIBR Banks.

  At the end of the four quarters ending June 30, 1997, the stock price as a percentage of book value for the SIBR Banks was: a low of 175%, a high of 214%, and a mean of 192%. For the same periods, Premier's price to book ratio ranged from a low of 172% to a high of 302% with a mean of 232%. Premier's Common Stock has traded on average at a higher price to book value basis compared to the SIBR Banks.

  Carson Medlin also examined the recent trading volume in Premier Common Stock, which began trading an the American Stock Exchange on January 10, 1997. Before that time it traded on the NASDAQ National Market. Carson Medlin considers the Premier Common Stock to be liquid and marketable.

  Carson Medlin also examined recent trading prices and volumes of the Citizens Common Stock, to the extent available. The Citizens Common Stock is not listed on an exchange. Citizens Common Stock trades infrequently and actual trade prices and trading volume could not be confirmed. Carson Medlin placed little weight on the market price of the Citizens Common Stock in its analysis.

  Shareholder Claims Analysis. Carson Medlin compared the ownership of one share of the Citizens Common Stock to the ownership of 8.0283 shares of the Premier Common Stock (as implied by the terms of the Agreement) from the perspective of claims on various balance sheet and income statement variables, Carson Medlin found that Citizens shareholders would have had a claim to $9.18 per Citizens share of estimated pro forma 1997 earnings after consummation of the Merger versus $8.83 without the Merger and $10.47 per Citizens share of estimated pro forma 1998 earnings versus $9.37 without. Citizens shareholders would have had a claim to $156.7 million in June 30, 1997 total assets compared to $163.1 million without the Merger. Citizens shareholders would have had a claim to $49.48 in June 30, 1997 pro forma book value per Citizens share, adjusted pro forma for the exercise of 1,850 options on July 14, 1997, compared to $46.56 before the Merger. At an average price, for the ten trading days prior to September 19, 1997, of $17.5688 per share for Premier's Common Stock, the implied value of the proposed transaction is $141.05 per Citizens share compared to a reported $27.00 before the Merger. Furthermore, Citizens' shareholders would be expected, assuming continuation of Premier's recent dividend rate, to receive cash dividends at the annual rate of $2.89 per Citizens share after the Merger versus $0.80 per Citizens share prior to the Merger. In view of this generally favorable shareholder claims comparison, Carson Medlin concluded that 8.0283 shares of the Premier Common Stock is likely to be worth more than one share of the Citizens Common Stock at the date of consummation of the Merger.

  Other Analyses. Carson Medlin also reviewed selected investment research reports on and earnings estimates for Premier. In addition, Carson Medlin performed a dilution analysis and such other analyses and comparisons that it deemed appropriate.

  The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and were evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Citizens or Premier could materially affect the assumptions used in preparing the opinion.

EFFECTIVE DATE OF THE MERGER

  Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time specified in the Certificate of Merger filed by Premier with the Georgia Secretary of State. If no effective date or time is specified, the Merger will become effective upon the filing of the Certificate of Merger. Unless otherwise agreed upon by Premier and Citizens, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur by the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger or (ii) the date on which the Agreement is approved by the requisite vote of Citizens and Premier shareholders.

  No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Premier and Citizens anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated in the fourth quarter of 1997. However, delays in the consummation of the Merger could occur.

  The Board of Directors of either Premier or Citizens generally may terminate the Agreement if the Merger is not consummated by December 31, 1997, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF STOCK CERTIFICATES AFTER THE MERGER

  Promptly after the Effective Date, Premier will cause SunTrust Bank, Atlanta, acting in the capacity of Exchange Agent, to mail to the former shareholders of Citizens a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of Citizens Common Stock for certificates representing shares of Premier Common Stock.

  CITIZENS SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Citizens Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Citizens Common Stock a certificate or certificates representing the number of shares of Premier Common Stock to which such holder is entitled as a result of the Merger. After the Effective Date, holders of record of Citizens Common Stock as of the Effective Date will be entitled to vote at any meeting of Premier shareholders the number of shares of Premier Common Stock into which their Citizens Common Stock has been converted, regardless of whether such shareholders have surrendered their Citizens stock certificates. NO DIVIDEND OR OTHER DISTRIBUTION PAYABLE AFTER THE EFFECTIVE DATE WITH RESPECT TO PREMIER COMMON STOCK, HOWEVER, WILL BE PAID TO THE HOLDER OF ANY UNSURRENDERED CITIZENS STOCK CERTIFICATE UNTIL THE HOLDER DULY SURRENDERS SUCH CERTIFICATE. Upon such surrender, all undelivered dividends and other distributions will be delivered to such shareholder, in each case without interest.

  After the Effective Date, there will be no transfers of shares of Citizens Common Stock on Citizens' stock transfer books. If certificates representing shares of Citizens Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Premier Common Stock deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

  Consummation of the Merger is subject to a number of conditions, including, but not limited to:

(a) approval from the Federal Reserve and the Georgia Department without any conditions or restrictions that would, in the reasonable judgment of either party, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger, and the expiration of applicable waiting periods under the BHC Act;

(b) approval by the holders of a majority of the shares of Citizens Common Stock entitled to vote on the Merger;

(c) approval by the holders of a majority of the shares of Premier Common Stock entitled to vote on the Merger;

(d) the absence of any action by any court or governmental authority restraining or prohibiting the Merger;

(e) the receipt of all consents by Premier and Citizens required for the consummation of the Merger;

(f) the receipt of an opinion of counsel to the effect that, among other things: (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code; (ii) the exchange in the Merger of Citizens Common Stock for Premier Common Stock will not give rise to gain or loss to Citizens shareholders, except to the extent of any cash received for fractional shares or upon the exercise by a shareholder of his or her dissenters' rights; and (iii) Citizens will not recognize gain or loss as a consequence of the Merger;

(g) approval for listing on the American Stock Exchange of the shares of Premier Common Stock to be issued in the Merger; and

(h) receipt of letters from Mauldin & Jenkins, LLC and Porter Keadle Moore LLP dated as of the Effective Date, confirming that the Merger will qualify for pooling-of-interests accounting treatment.

  Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Premier and Citizens of opinions of their respective counsel and certificates executed by their respective Chief Executive Officers and Chief Financial

Officers as to compliance with the Agreement; and (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

  The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by conditions which cause such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

  Premier and Citizens are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

  The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and whether the acquisition can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased competition, conflicts of interest, or unsound banking practices. Under the BHC Act, the Merger may not be consummated until the 15th day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

  The Merger also is subject to the approval of the Georgia Department. In its evaluations, the Georgia Department will take into account considerations similar to those applied by the Federal Reserve.

RIGHTS OF DISSENTING SHAREHOLDERS

  Any shareholder of record of Citizens who objects to the Merger and who fully complies with Section 14-2-1301 et seq. of the Georgia Code will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of Citizens Stock if the Merger is consummated. A shareholder of record may assert dissenters' rights as to fewer than the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Citizens in writing of the name and address of each person on whose behalf he asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the Georgia Code, the fair value of a dissenting shareholder's Citizens Stock equals the value of the shares immediately before the Effective Date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

  Any Citizens shareholder desiring to receive payment of the fair value of his or her Citizens Stock in accordance with the requirements of the Georgia
Code: (a) must deliver to Citizens prior to the time the shareholder vote on the Agreement is taken, a written notice of his or her intent to demand payment for his shares if such Merger is consummated; (b) must not vote his or her shares in favor of the Agreement; and (c) must demand payment and deposit stock certificates representing Citizens Stock in accordance with the terms of a notice which will be sent to the shareholder by Premier (as the Surviving Corporation in the Merger) no later than 10 days after such Agreement is consummated. A filing of the written notice of intent to dissent with respect to the Agreement should be sent to: Citizens Gwinnett Bankshares, Inc., 3209 Buford Highway, Duluth, Georgia 30136, Attention: President. A VOTE AGAINST THE AGREEMENT ALONE WILL NOT SATISFY THE REQUIREMENTS FOR THE SEPARATE WRITTEN NOTICE OF INTENT TO DISSENT TO THE MERGER, THE SEPARATE WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF SHARES OF CITIZENS STOCK AND THE DEPOSIT OF THE STOCK CERTIFICATES, WHICH ARE REFERRED TO IN CONDITIONS (A) AND (C) ABOVE. RATHER, A DISSENTING SHAREHOLDER MUST SEPARATELY COMPLY WITH ALL OF THOSE CONDITIONS.

  Within 10 days of the later of the Effective Date or receipt of a payment demand by a shareholder who deposits his or her stock certificates in accordance with the Citizens' dissenters' notice sent to those shareholders who notified Citizens of their intent to dissent, described in (c) above, Premier (as the Surviving Corporation in the Merger) must offer to pay to each dissenting shareholder the amount Premier estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. Such notice and offer must be accompanied by: (a) Citizens' balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; (b) an explanation of how the interest was calculated; (c) a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the Georgia Code; and (d) a copy of the dissenters' rights provisions of the Georgia Code.

  If the dissenting shareholder accepts Premier's offer, by written notice to such entity, within 30 days after Premier's offer or is deemed to have accepted the offer by reason of failing to respond to such offer, Premier must make payment for his or her shares within 60 days after the making of the offer or the Effective Date, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in his or her shares of Citizens Stock.

  If within 30 days after Premier offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due thereon and demands payment of his or her own estimate of the fair value of the shares and interest due thereon, then Premier, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in a court of competent jurisdiction in Gwinnett County, Georgia, requesting that the fair value of such shares be found and determined. Premier must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Premier does not commence the proceeding within such 60-day period, it shall be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

  The foregoing does not purport to be a complete statement of the provisions of the Georgia Code relating to statutory dissenters' rights and is qualified in its entirety by reference to the Dissenters' Rights provisions of the Georgia Code, which are reproduced in full in Appendix D to this Proxy Statement/Prospectus and which are incorporated herein by reference.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

  Prior to the Closing Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Premier and Citizens approved by their respective Boards of Directors; provided, however, that after approval by the Premier and Citizens shareholders, no amendment that would require further approval by such shareholders under the Georgia Code may be made without the approval of such shareholders.

  The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by the Premier and the Citizens shareholders, upon written notice to the other party as follows:

(i) by either party upon a material adverse change in the financial or business condition of the other party which changes would reasonably be expected to have a material adverse effect on the market price of the stock of that party, or if either party shall have suffered a material loss or damage to any of its properties or assets which change, loss or damage materially affects or impairs its ability to conduct its business;

(ii) by either party, if the shareholders of either Premier or Citizens have not approved the Agreement in accordance with the provisions of the Georgia Code;

(iii) by either party, in the event of the other party's failure to substantially comply with the terms, covenants or conditions of the Agreement or failure to disclose certain information with respect to the business, properties, assets or earnings of the party which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof; or to comply with any provision of the Agreement which meets certain standards specified in the Agreement;

(iv) by either party, in the event any suit, action or proceeding shall have been instituted or threatened against the other party with regard to the Agreement or the Merger which in the good faith opinion of Citizens or Premier makes consummation of the transactions contemplated in the Agreement inadvisable; or

(v) by either party if it learns of any potential liability of the other party arising from noncompliance with any federal, state, or local environmental law by that party, or any potential liability of the other party arising from any environmental condition of the properties or assets of that party including any properties or assets in which that party holds a security interest;

(vi) by mutual consent of the Board of Directors of both parties; or

(vii) by either party if the Merger shall not have been consummated by December 31, 1997.

  If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. See "--Expenses and Fees" for additional information concerning the payment of expenses.

CONDUCT OF BUSINESS PENDING THE MERGER

  Each of Citizens and Premier generally has agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, to preserve intact its business organization and assets and to maintain its rights and franchises. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of either Citizens or Premier prior to consummation of the Merger, as described below.

  Each party has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of the other party. Those actions generally include, without limitation: (i) amending its Articles of Incorporation or Bylaws; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000 (except in the ordinary course of business consistent with past practices);
(iii) changing its authorized or issued capital stock or paying any dividend or other distribution in respect of its capital stock, except that Premier is permitted to declare and pay a quarterly cash dividend of up to $.10 per share on the shares of Premier Common Stock and Citizens is permitted to pay a cash dividend of $.20 per share in the third quarter of 1997 and $.20 per share for any quarter thereafter until the Closing Date; (iv) disposing of any asset other than in the ordinary course of business; (v) adopting any new employee benefit plan or program, or materially changing any existing plan or program except for any change required by law or advisable to maintain the tax qualified status of any such plan; (vi) commencing any litigation (except in accordance with past practice), settling any litigation involving liability of the holding company or any subsidiary for damages in excess of $50,000 or material restrictions upon its operations; or (vii) entering into, modifying or terminating any material contract except in the ordinary course of business.

DIRECTORS AND EXECUTIVE OFFICERS FOLLOWING THE MERGER

  Management. The officers and directors of Premier shall remain the same following the Merger except that Thomas J. Martin shall be elected to the Board of Directors of Premier. Mr. Martin shall also serve initially as President of the East Metro Division of Premier Bank following the merger.

  Thomas J. Martin, age 53, has served as President and Chief Executive Officer of Citizens, and as Chairman and Chief Executive Officer of Citizens Bank since 1995. Mr. Martin organized Citizens Bank in 1984 and served as President of Citizens Bank from 1984 to 1995.

EMPLOYMENT AGREEMENTS

  Effective as of the Effective Date of the Merger, Premier Bank will enter into an amendment to Mr. Martin's employment agreement (originally entered into on December 11, 1990 and first amended on March 11, 1997) which shall provide that Mr. Martin shall serve on the Board of Directors of Premier and as President of Premier Bank's East Metro Division. The term of the employment agreement, as amended, will be six months from a "change in control" which change in control would include the Merger. Under the employment agreement, as amended, Mr. Martin's base salary will be $136,500.

  Such salary shall be increased to $160,000 effective January 1, 1998, subject to the approval of the Compensation Committee of Premier. The amendment also provides certain incentives for Mr. Martin to assist in closing the Merger within certain time periods. Depending on the Closing Date of the Merger, Mr. Martin will receive between $25,000 and $15,000. The amendment further provides for a growth bonus whereby Premier Bank will agree to pay Mr. Martin a lump sum bonus of $25,000 if certain profit targets are met by Premier and a lump sum bonus equal to 5% of the amount by which Premier Bank's profits exceed $2.3 million for calendar year 1997. The amendment also provides for perquisites such as an automobile, country club dues and health care benefits. If, within six months after the Merger, Mr. Martin is terminated or if he does not agree to enter into a new employment agreement, Mr. Martin will be entitled to a lump sum payment of $409,500, which lump sum payment is the same amount made payable to Mr. Martin under the March 11, 1997 amendment to his employment agreement in the event of a "change of control" such as the Merger. The amendment also contains a six month non-compete for Gwinnett County, Georgia, a one year client and employee nonsolicitation covenant and a one-year confidentiality covenant.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Agreement also provides that, after the Effective Date, Premier will provide generally to officers and employees of Citizens and its subsidiaries who become officers or employees of Premier or its subsidiaries, employee benefits under employee benefit plans on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Premier and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting under such employee benefit plans, service with Citizens or its subsidiaries prior to the Effective Date will be treated as service with Premier or its subsidiaries. The Agreement further provides that Premier will honor all employment, severance, consulting, and other compensation contracts previously disclosed to Premier between Citizens or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under Citizens' benefit plans.

  Certain terms of the amendment to Mr. Martin's employment agreement with Premier Bank are more favorable to Mr. Martin than the terms of his current employment agreement with Citizens. Such more favorable terms include a merger incentive bonus if the Merger is closed within certain time periods, and a growth bonus if certain profit and asset growth targets are met, and the provision of additional certain perquisites not currently provided to Mr. Martin by Citizens.

  As of the Record Date, the directors and executive officers of Citizens beneficially owned no shares of Premier Common Stock.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  THE FOLLOWING IS A SUMMARY OF MATERIAL ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, OR CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

  A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Kilpatrick Stockton LLP, counsel to Citizens, has rendered an opinion to Premier and Citizens concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

(a) The Merger will be a tax-free reorganization within the meaning of Section 368(a) of the Code.

(b) The shareholders of Citizens will recognize no gain or loss upon the exchange of their Citizens Common Stock solely for shares of Premier Common Stock except for the recognition of gain as required by Section 302 of the Code with respect to the receipt by the shareholders (or option holders) of Citizens Common Stock of cash in lieu of fractional shares.

(c) Citizens shareholders who dissent from the Merger will be treated as having received such payment as a distribution in redemption of their shares of stock as required by Section 356(a) of the Code. Citizens shareholders electing to exercise dissenters' rights should consult their own tax advisors as to the tax treatment in their particular circumstances.

(d) No income, gain or loss will be recognized by Premier or Citizens as a consequence of the Merger.

(e) The aggregate tax basis of Premier Common Stock received by Citizens shareholders pursuant to the Merger will be the same tax basis of the shares of Citizens Common Stock exchanged therefor decreased by any portion of such tax basis allocated to fractional shares of Premier Common Stock that are treated as redeemed by Premier.

(f) The holding period of the shares of Premier Common Stock received by the Citizens shareholders will include the holding period of the shares of Citizens Common Stock exchanged therefor, provided that the stock of Citizens is held as a capital asset on the date of the consummation of the Merger.

  Among other things, the opinion of Kilpatrick Stockton LLP is based on Citizens shareholders' maintaining sufficient equity ownership interest in Premier after the Merger. The Internal Revenue Service takes the position for purposes of issuing an advance ruling on reorganizations, that the shareholders of an acquired corporation (i.e., Citizens) must maintain a continuing equity ownership interest in the acquiring corporation (i.e., Premier) equal, in terms of value, to at least 50% of their interest in the acquired corporation. Moreover, shares of Citizens Common Stock and Premier Common Stock held by Citizens shareholders and otherwise sold, redeemed or disposed of prior to or shortly after the Effective Date are taken into account. Management of Premier has represented that it has no plan or intention to cause Premier to redeem or otherwise reacquire the shares of Premier Common Stock issued in the Merger. In addition to the foregoing requirements, certain additional matters must be true with respect to the Merger. Premier believes that the factual matters will be satisfied.

  THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Citizens will be carried forward and recorded on the financial statements of Premier at their previously recorded amounts. In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Citizens Common Stock must be exchanged for Premier Common Stock. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Date.

  For information concerning certain conditions to be imposed on the exchange of Citizens Common Stock for Premier Common Stock in the Merger by affiliates of Citizens and certain restrictions to be imposed on the transferability of the Premier Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of Premier Common Stock."

EXPENSES AND FEES

  The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

  The Agreement also provides that if it is terminated because one of the parties breaches its representations and warranties or one of its covenants, and the breach cannot be or has not been cured within 30 days after written notice of the breach is given to the breaching party, then the breaching party agrees to pay the non-breaching party (i) an amount equal to the reasonable and documented fees and expenses incurred by the non-breaching party in connection with the Merger and (ii) (x) $50,000 if the breach was not willful or (y) $150,000 if the breach was willful or if the Agreement was terminated in contemplation of a competing proposal to acquire the breaching party and a definitive agreement is entered into within one year of the date of the Agreement.

RESALES OF PREMIER COMMON STOCK

  The shares of Premier Common Stock to be issued to Citizens shareholders in the Merger have been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Citizens (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% shareholders) at the time of the Citizens Meeting. Affiliates may not sell shares of Premier Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements and until such time as financial results covering at least 30 days of combined operations of Premier and Citizens after the consummation of the Merger have been published.

  Each person who Citizens reasonably believes to be an affiliate of Citizens has delivered to Premier a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Premier Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act, the rules and regulations of the SEC promulgated thereunder and applicable restrictions regarding pooling-of-interests accounting treatment.

DESCRIPTION OF PREMIER COMMON STOCK

  Premier is currently authorized to issue 20,000,000 shares of Premier Common Stock, of which 7,923,298 shares were issued and outstanding at September 15, 1997. Holders of Premier Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Premier to pay dividends is affected by the ability of its subsidiaries to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At June 30, 1997, under such requirements and guidelines, Premier's combined subsidiaries had $2,647,000, respectively, of undivided profits legally available for the payment of dividends without regulatory approval. See "Certain Regulatory Considerations--Payment of Dividends."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

  General. On the Effective Date, Citizens shareholders will become shareholders of Premier, and their rights as shareholders will be determined by Premier's Articles of Incorporation and Bylaws. The following is a summary of the material differences in the rights of shareholders of Premier and Citizens. Both Premier and Citizens are Georgia corporations governed by the Georgia Code. Accordingly, there are no material differences between the rights of a Premier shareholder and the rights of a Citizens shareholder solely under the Georgia Code. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Georgia Code and the Articles of Incorporation and Bylaws of each corporation.

  Authorized Capital Stock. Premier is currently authorized to issue 20,000,000 shares of common stock, $1.00 par value, of which 7,923,298 shares were outstanding as of the Record Date. No other class of common stock is currently authorized.

  Premier's Articles of Incorporation provide for the issuance of preferred stock by the Board of Directors without further shareholder action in one or more series, with such rights, preferences, privileges and restrictions, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series, as may be determined by the Board of Directors. If such stock is issued in the future, it will rank senior to Premier Common Stock with respect to rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the corporation. The issuance of preferred stock may have the effect of delaying, deferring, discouraging or preventing a third party from acquiring a majority of the outstanding voting stock of Premier or other change of control of Premier without further action by the shareholders and may adversely affect voting and other rights of the holders of the common stock, including the loss of voting control to others.

  Citizens is authorized to issue 10,000,000 shares of Citizens Common Stock, $10.00 par value, of which 244,200 shares of Citizens Common Stock were issued and outstanding as of the Record Date. No other class of stock is authorized. The payment of cash dividends is subject to authorization by the Board of Directors.

  Removal of Directors. Premier's Bylaws provide that any director may be removed at a meeting with respect to which notice of such purpose is given:
(i) without cause, only upon the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Premier Common Stock; and
(ii) for cause only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Premier Common Stock.

  Under Citizens' Articles of Incorporation, any director may be removed from office at any time, but only for cause, as defined therein, by the affirmative vote of holders of 67% of the then outstanding shares of capital stock of Citizens entitled to be cast, voting together as a single class, at a meeting of shareholders called for that purpose, unless the removal has been approved by a resolution adopted by at least 67% of the directors then in office, in which event the removal shall be approved by vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of Citizens entitled to be cast, voting together as a single class, at a meeting of the shareholders called for that purpose.

  Vote Required for Shareholder Approval. Premier's Bylaws provide that, if a quorum is present, the affirmative vote of a majority of the shares of Premier Common Stock represented at the meeting and entitled to vote on the subject matter will represent the act of the shareholders, except as otherwise provided by law or Premier's Articles of Incorporation or Bylaws.

  Citizens' Bylaws provide that when a quorum is present at any meeting, the affirmative vote of the holders of a majority of the shares of stock of Citizens entitled to vote and present in person or represented by proxy, voting together as a single class, shall decide any questions brought before such meeting, except as otherwise required by statute or the Articles of Incorporation.

  Actions by Shareholders Without a Meeting. Premier's Bylaws provide that action required or permitted to be taken at a shareholders' meeting may be taken without a meeting by consent in writing setting forth the action to be taken and signed by those persons who would be entitled to vote at a meeting those shares having the voting power to cast not less than the minimum number (or numbers, in the case of voting by class) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

  Citizens' Articles of Incorporation provide that shareholders shall not be entitled to take any action by written consent in lieu of taking such action at an annual or special meeting of shareholders.

  Special Meeting of Shareholders. Premier's Bylaws provide that special meetings of the shareholders may be called at any time by the Board of Directors or President of Premier or upon the written request of any one or more shareholders owning an aggregate of not less than 25% of the outstanding capital stock. Notice must be given in writing not less than 10 or more than 50 days before the date of the meeting and must state the purpose for which the meeting is called.

  Citizens' Bylaws provide that special meetings of shareholders may be called at any time by the Chairman of the Board, the President, a majority of the directors then in office, or by the written request of the holders of at least 51% of the issued and outstanding shares of capital stock entitled to vote. Written notice of the meeting must be given not less than 10 nor more than 60 days before the date of the meeting and must state the purpose for which the meeting is called.

  Number of Directors. Premier's Bylaws state that the Board of Directors shall consist of not less than four not more than 18 directors. The number of directors may be fixed or changed from time to time within this range by the shareholders or the Board of Directors. The Premier Board of Directors is presently fixed at 15 members. There is currently one vacancy on the board of directors.

  Citizens' Articles of Incorporation state that the Board of Directors shall consist of not less than five nor more than 25 directors. The number of directors shall be determined from time to time by resolution of the Board of Directors. The Board of Directors is divided into three classes according to provisions contained in Citizens' Articles of Incorporation. The Citizens' Board of Directors presently consists of seven members.

  Certain Business Transactions. The Articles of Incorporation of Citizens provide that the affirmative vote of holders of at least 67% of the outstanding shares of capital stock entitled to be cast at a meeting called to vote on any transaction submitted to the shareholders, voting together as a single class, shall be required for the approval or authorization of (i) any merger or consolidation of Citizens or any of its subsidiaries with or into any other corporation, partnership, person or other entity; or (ii) any sale, lease, exchange, transfer or disposition of all or substantially all of the assets of Citizens or any of its subsidiaries to or with any other corporation, partnership, person or other entity; or (iii) adoption of any plan or proposal for the liquidation or dissolution of Citizens; provided, however, that such 67% voting requirement shall not be applicable if the Board of Directors shall have approved any such action or transaction described in clauses (i), (ii) or (iii) by resolution adopted by at least 67% of the directors then in office, in which case, the affirmative vote of holders of a majority of the outstanding shares of capital stock entitled to be cast, voting together as a single class, shall be required to approve such action or transaction.

  The Articles of Incorporation of Premier do not contain a similar provision regarding approval by the shareholders of certain business transactions. Such transactions, therefore, are governed by the provisions of the Georgia Code.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

PREMIER MARKET PRICES

  The Premier Common Stock has been listed on the American Stock Exchange under the symbol "PMB" since January 10, 1997. Prior to that date and since January 25, 1995, the Premier Common Stock was on the NASDAQ Small Cap Market under the symbol "FABC." The following table sets forth, for the indicated periods, the high and low closing sales prices for Premier Common Stock as reported by the American Stock Exchange and on the NASDAQ Small Cap Market respectively.

CALENDAR PERIOD                                                    SALES PRICE
---------------                                                   -------------
                                                                   HIGH   LOW
                                                                  ------ ------
First Quarter.................................................... $ 7.66   6.86
Second Quarter...................................................   8.31   6.98
Third Quarter....................................................   8.72   7.75
Fourth Quarter...................................................   9.28   8.72
1996
First Quarter.................................................... $ 9.83 $ 8.86
Second Quarter...................................................  10.80   9.28
Third Quarter....................................................  11.63  10.39
Fourth Quarter...................................................  11.77  10.39
1997
First Quarter.................................................... $14.19 $11.77
Second Quarter...................................................  17.50  13.88
Third Quarter (through September 23, 1997).......................  20.13  15.13

CITIZENS MARKET PRICES

  Citizens Common Stock is not listed for quotation on NASDAQ or any other stock exchange. The price of the Citizens Common Stock in the last known transaction, which occurred on March 25, 1997, was $27.00 per share. The price of Citizens Common Stock in the last known transaction prior to June 24, 1997 (the date the Merger was publicly announced) was $27.00 per share and occurred on March 25, 1997. Based on transactions of which Citizens management is aware, sales of Citizens Common Stock from January 1, 1995 to January 1, 1996 were in a price range of $20.00 to $24.00 per share. Sales of Citizens Common Stock from January 1, 1996 to January 1, 1997 were in a price range of $23.00 to $35.00 per share. From January 1, 1997 until September 15, 1997, the only known sale of Citizens Common Stock was for a price of $27.00 per share. No assurance can be given that the stated price range represents the actual market value of Citizens Common Stock.

RECENT PRICES

  On        , 1997, the last day on which Premier Common Stock was traded prior to the mailing of this Joint Proxy Statement/Prospectus, the last reported sales price of Premier Common Stock as reported on the American Stock
Exchange was $      per share. At the close of trading on June 23, 1997, the
date of the last sale reported by the American Stock Exchange prior to June 24, 1997 (the date the proposed Merger was publicly announced), the last reported sales price of Premier Common Stock was $16.00 per share. The last known sales price of Citizens Common Stock was $27.00 per share.

DIVIDENDS

  The holders of Premier Common Stock are entitled to receive cash dividends when and if declared by the Board of Directors out of funds legally available therefor. Premier paid a $.31 per share cash dividend on January 27, 1997 to its shareholders. The decision to declare this dividend was based on Premier's performance in 1996. Premier paid a $.08 dividend in May, 1997, based on Premier's performance in the first quarter of 1997 and paid a $.09 dividend in August, 1997 based on Premier's performance in the second quarter of 1997. The future declaration and payment of dividends will depend upon the earnings of its subsidiaries, business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

  The payment of cash dividends to the holders of Citizens Common Stock is subject to authorization by the Board of Directors of Citizens. During fiscal 1996, Citizens paid four quarterly cash dividends totaling $.72 per share. During the first six months of fiscal 1997, Citizens paid two cash dividends each of $.20 per share. The primary source of funds available to Citizens is the receipt of dividends from the Citizens Bank.

  Premier and Citizens are legal entities separate and distinct from their respective subsidiaries and their revenues depend in significant part on the payment of dividends from their subsidiaries, which subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

SHAREHOLDERS OF RECORD

  As of the Record Date, there were approximately 1,450 holders of record of Premier Common Stock, and 383 holders of record of Citizens Common Stock.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

GENERAL

  The following unaudited pro forma condensed combined financial statements are presented assuming the Merger will be accounted for as a pooling of interests and reflect the combination of the historical consolidated financial statements of Premier and Citizens. The pro forma condensed combined balance sheet has been prepared as if the acquisition had been consummated at the beginning of the period covered. The pro forma condensed combined statements of income have been prepared as if the acquisition had been consummated on January 1, 1994. The following financial statements do not reflect any anticipated cost savings which may be realized by Premier after consummation of the Merger.

  The pro forma information does not purport to represent what Premier's and Citizens' combined results of operations actually would have been if the Merger had occurred on January 1, 1994.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 JUNE 30, 1997
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                          PRO FORMA
                                                         ADJUSTMENTS   PRO FORMA
                                      PREMIER  CITIZENS DEBIT (CREDIT) COMBINED
ASSETS                               --------- -------- -------------- ---------
Cash and due from banks............  $  21,806 $  7,110      $         $ 28,916
Interest-bearing deposits in banks.      8,870      100                   8,970
Federal funds sold.................     20,138      490                  20,628
Securities available-for-sale......     99,706   39,759                 139,465
Loans held for resale..............     40,333                           40,333
Loans..............................    378,342  109,082       --        487,424
Less allowance for loan losses.....      6,973    1,300                   8,273
                                     --------- --------      ----      --------
  Loans, net.......................    371,369  107,782         0       479,151
                                     --------- --------      ----      --------
Premises and equipment.............     12,986    5,770                  18,756
Good will and other intangibles....      2,699                            2,699
Other assets.......................      9,517    1,935       --         11,452
                                     --------- --------      ----      --------
  Total Assets.....................  $ 587,424 $162,946      $  0      $750,370
                                     ========= ========      ====      ========
Deposits
  Non-interest bearing.............  $  58,586 $ 29,242                $ 87,828
  Interest bearing.................    413,770  121,125                 534,895
                                     --------- --------                --------
    Total deposits.................    472,356  150,367                 622,723
Securities sold under repurchase
 agreements........................     25,005                           25,005
Other borrowings...................     34,083      162                  34,245
Other liabilities..................      5,625    1,102      (350)(1)     7,077
                                     --------- --------      ----      --------
  Total liabilities................    537,069  151,631      (350)      689,050
                                     --------- --------      ----      --------
Common stock.......................      7,917    2,424       357 (2)     9,984
Capital surplus....................     23,886    3,708      (357)(2)    27,951
Retained earnings..................     18,349    5,083       350 (1)    23,082
Unrealized gains on securities
 available-for-sale,                       203      100       --            303
 net of tax........................  --------- --------      ----      --------
                                        50,355   11,315       350        61,320
                                     --------- --------      ----      --------
Total liabilities and stockholders'  $ 587,424 $162,946      $  0      $750,370
 equity............................  ========= ========      ====      ========

        See Notes to Pro Form Condensed Combined Financial Statements.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                   PRO FORMA
                                                   ADJUSTMENTS   PRO FORMA
                            PREMIER    CITIZENS  DEBIT (CREDIT)  COMBINED
                           ----------  --------  -------------- -----------  ---
Interest income..........  $   23,045  $  6,605      $          $    29,650
Interest expense.........      11,379     2,677          0           14,056
                           ----------  --------      -----      -----------
 Net interest income.....      11,666     3,928          0           15,594
Provision for loan               (130)      314                         184
 losses..................  ----------  --------      -----      -----------
Net interest income after
 provision for loan            11,796     3,614          0           15,410
 losses..................  ----------  --------      -----      -----------
Other income:
  Service charges on
   deposit accounts......         898       366                       1,264
  Gain on sale of
   subsidiary............         757                                   757
  Mortgage loan income...       5,376                                 5,376
  Security transactions,
   net...................         (41)       (3)                        (44)
  Other..................       1,530       119          0            1,649
                           ----------  --------      -----      -----------
                                8,520       482          0            9,002
                           ----------  --------      -----      -----------
Other expenses:
  Salaries and employee
   benefits..............       9,024     1,465                      10,489
  Occupancy and equipment
   expense...............       1,876       421                       2,297
  Other operating               3,749       830          0            4,579
   expenses..............  ----------  --------      -----      -----------
                               14,649     2,716          0           17,365
                           ----------  --------      -----      -----------
Income before income
 taxes...................       5,667     1,380          0            7,047
Income tax expense.......       1,571       424          0            1,995
                           ----------  --------      -----      -----------
Income before minority
 interest in net income         4,096       956          0            5,052
 of subsidiary...........  ----------  --------      -----      -----------
Minority interest in net            8                    0                8
 income of subsidiary....  ----------  --------      -----      -----------
Net income...............  $    4,088  $    956      $   0      $     5,044
                           ==========  ========      =====      ===========
Net Income per share of    $     0.51  $   3.95                 $      0.50
 common stock............  ==========  ========                 ===========
Average shares              8,062,259   242,350                  10,129,109
 outstanding.............  ==========  ========                 ===========


        See Notes to Pro Forma Condensed Combined Financial Statements.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

   FOR THE SIX MONTHS ENDED JUNE 30, 1996 (DOLLARS IN THOUSANDS) (UNAUDITED)

                                                       PRO FORMA
                                                      ADJUSTMENTS   PRO FORMA
                                  PREMIER   CITIZENS DEBIT (CREDIT)  COMBINED
                                 ---------  -------- -------------- ----------
Interest income................. $  19,904  $ 4,988      $          $   24,982
Interest expense................    9 ,766    2,280         --          12,046
                                 ---------  -------      -----      ----------
Net interest income............. 1,382,708    2,708         --          12,846
Provision for loan losses.......      (229)     190         --             (39)
                                 ---------  -------      -----      ----------
Net income after provision for      10,367    2,518         --          12,885
 loan losses.................... ---------  -------      -----      ----------
Other income:
  Service charges on deposit ac-
   counts.......................       840      287                      1,127
  Mortgage loan income..........     3,926                               3,926
  Security transactions, net....       135       12                       1 47
  Other.........................       983       71         --           1,054
                                 ---------  -------      -----      ----------
                                     5,884      370         --           6,254
                                 ---------  -------      -----      ----------
Other expenses:
  Salaries and employee bene-
   fits.........................     7,537    1,256                      8,793
  Occupancy and equipment ex-
   pense........................     1,489      317                      1,806
  Other operating expenses......     3,251      617         --           3,868
                                 ---------  -------      -----      ----------
                                    12,277    2,190         --          14,467
                                 ---------  -------      -----      ----------
Income before income taxes......     3,974      698         --           4,672
Income tax expense..............     1,009      164         --           1,173
                                 ---------  -------      -----      ----------
Income before minority interest      2,965      534         --           3,499
 in net income of subsidiary.... ---------  -------      -----      ----------
Minority interest in net income          6       --         --               6
 of subsidiary.................. ---------  -------      -----      ----------
Net income...................... $   2,959  $   534      $  --      $   43,493
                                 =========  =======      =====      ==========
Net Income per share of common   $    0.37  $  2.20                 $     0.35
 stock.......................... =========  =======                 ==========
Average shares outstanding...... 7,970,193  242,350                 10,102,699
                                 =========  =======                 ==========


        See Notes to Pro Forma Condensed Combined Financial Statements.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

    FOR THE YEAR ENDED DECEMBER 31, 1996 (DOLLARS IN THOUSANDS) (UNAUDITED)

                                                       PRO FORMA
                                                      ADJUSTMENTS   PRO FORMA
                                  PREMIER   CITIZENS DEBIT (CREDIT)  COMBINED
                                 ---------  -------- -------------- ----------
Interest income................. $  40,252  $11,019       $         $   51,271
Interest expense................    20,238    5,105        --           25,343
                                 ---------  -------       ---       ----------
Net interest income.............    20,014    5,914        --           25,928
Provision for loan losses.......      (418)     303        --             (115)
                                 ---------  -------       ---       ----------
Net income after provision for      20,432    5,611        --           26,043
 loan losses.................... ---------  -------       ---       ----------
Other income:
  Service charges on deposit ac-
   counts.......................     1,719      615                      2,334
  Mortgage loan income..........     8,901                               8,901
  Security transactions, net....       135       12                       1 47
  Other.........................     2,363      211        --            2,574
                                 ---------  -------       ---       ----------
                                    13,118      838        --           13,956
                                 ---------  -------       ---       ----------
Other expenses:
  Salaries and employee bene-
   fits.........................    15,808    2,501                     18,309
  Occupancy and equipment ex-
   pense........................     3,290      612                      3,902
  Other operating expenses......     7,248    1,329        --            8,577
                                 ---------  -------       ---       ----------
                                    26,346    4,442        --           30,788
                                 ---------  -------       ---       ----------
Income before income taxes......     7,204    2,007        --            9,211
Income tax expense..............     1,698      496        --            2,194
                                 ---------  -------       ---       ----------
Income before minority interest      5,506    1,511        --            7,017
 in net income of subsidiary.... ---------  -------       ---       ----------
Minority interest in net income         12                 --               12
 of subsidiary.................. ---------  -------       ---       ----------
Net income...................... $   5,494  $ 1,511       $--       $    7,005
                                 =========  =======       ===       ==========
Net Income per share of common   $    0.68  $  6.24                 $     0.69
 stock.......................... =========  =======                 ==========
Average shares outstanding...... 8,091,369  242,350                 10,141,721
                                 =========  =======                 ==========


        See Notes to Pro Forma Condensed Combined Financial Statements.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                        PRO FORMA
                                                       ADJUSTMENTS   PRO FORMA
                                 PREMIER    CITIZENS  DEBIT (CREDIT)  COMBINED
                                ----------  --------  -------------- ----------
Interest income...............      33,575  $  7,431      $          $   41,006
Interest expense..............      16,662     3,211        --           19,873
                                ----------  --------      -----      ----------
 Net interest income..........      16,913     4,220        --           21,133
Provision for loan losses ....        (700)      118        --             (582)
                                ----------  --------      -----      ----------
Net interest income after           17,613     4,102        --           21,715
 provision for loan losses ...  ----------  --------      -----      ----------
Other income:
 Service charges on deposit
  accounts....................       1,578       473                      2,051
 Mortgage loan income.........       5,967                                5,967
 Security transactions, net...        (206)      (30)                      (236)
 Other .......................       1,748       119        --            1,867
                                ----------  --------      -----      ----------
                                     9,087       562        --            9,649
                                ----------  --------      -----      ----------
Other expenses:
 Salaries and employee
  benefits....................      11,734     1,956                     13,690
 Occupancy and equipment
  expense.....................       2,406       380                      2,786
 Other operating expenses ....       6,238       896        --            7,134
                                ----------  --------      -----      ----------
                                    20,378     3,232        --           23,610
                                ----------  --------      -----      ----------
Income before income taxes....       6,322     1,432        --            7,754
Income tax expense ...........       1,761       427        --            2,188
                                ----------  --------      -----      ----------
Income before minority
 interest in net income of           4,561     1,005        --            5,566
 subsidiary...................  ----------  --------      -----      ----------
Minority interest in net                13                  --               13
 income of subsidiary ........  ----------  --------      -----      ----------
Net income....................  $    4,548  $  1,005      $ --       $    5,553
                                ==========  ========      =====      ==========
Net Income per share of common  $     0.57  $   4.12                 $     0.56
 stock........................  ==========  ========                 ==========
Average shares outstanding....   7,982,660   244,236                  9,953,075
                                ==========  ========                 ==========


        See Notes to Pro Forma Condensed Combined Financial Statements.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                        PRO FORMA
                                                       ADJUSTMENTS   PRO FORMA
                                   PREMIER   CITIZENS DEBIT (CREDIT)  COMBINED
                                  ---------- -------- -------------- ----------
Interest income.................. $   27,723 $ 5,794      $          $   33,517
Interest expense.................     13,028   2,059                     15,087
                                  ---------- -------      -----      ----------
 Net interest income.............     14,695   3,735        --           18,430
Provision for loan losses .......        285      80        --              365
                                  ---------- -------      -----      ----------
Net interest income after             14,410   3,655        --           18,065
 provision for loan losses ...... ---------- -------      -----      ----------
Other income:
 Service charges on deposit
  accounts.......................      1,652     444                      2,096
 Mortgage loan income............      1,284                              1,284
 Security transactions, net......        212                                212
 Other ..........................      1,474     104        --            1,578
                                  ---------- -------      -----      ----------
                                       4,622       8        --            5,170
                                  ---------- -------      -----      ----------
Other expenses:
 Salaries and employee benefits..      8,344   1,489                      9,833
 Occupancy and equipment expense.      2,144     309                      2,453
 Other operating expenses .......      5,671     806        --            6,477
                                  ---------- -------      -----      ----------
                                      16,159   2,604        --           18,763
                                  ---------- -------      -----      ----------
Income before income taxes.......      2,873   1,599        --            4,472
Income tax expense ..............        964     594        --            1,558
                                  ---------- -------      -----      ----------
Income before minority interest        1,909   1,005        --            2,914
 in net income of subsidiary..... ---------- -------      -----      ----------
Minority interest in net income                             --                0
 of subsidiary .................. ---------- -------      -----      ----------
Net income....................... $    1,909 $ 1,005      $ --       $    2,914
                                  ========== =======      =====      ==========
Net Income per share of common    $     0.25 $  4.02                 $     0.31
 stock........................... ========== =======                 ==========
Average shares outstanding.......  7,041,663 250,000                  9,041,691
                                  ========== =======                 ==========


        See Notes to Pro Forma Condensed Combined Financial Statements.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) The unaudited pro forma condensed combined balance sheet as of June 30, 1997 and condensed combined statements of income for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994 have been prepared based upon the historical consolidated balance sheets and statements of income, which give effect to the Merger accounted for as a pooling-of-interests, based on the Exchange Ratio. The pro forma financial statements include all adjustments necessary to reflect the acquisition on a pooling-of-interests basis. The pro forma condensed combined financial statements should be read in conjunction with the accompanying historical consolidated financial statements of Premier and Citizens and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

(2) Provided below is the pro forma adjustment necessary to reflect the business combination of Premier and Citizens accounted for as a pooling-of-interests. Each outstanding shares of Citizens common stock will be exchanged for 8.0 shares of Premier common stock.

      Issuance of Premier shares (2,066,850 at $1.00 par value)..... $2,066,850
      Retirement of Citizens shares (242,350 at $10.00 par value)... (2,423,500)
      Net effect on common stock....................................  ( 356,650)
                                                                     ==========

  The issuance of shares shown above is based on the current number of shares outstanding. Subsequent to June 30, 1997, 1,850 options have been exercised by an employee.

(3) The pro forma condensed combined statements of income do not include the estimated direct costs associated with the acquisition. The estimated merger expenses of Premier and Citizens are $400,000 and $250,000, respectively. As of June 30, 1997, approximately $350,000 of the estimated expenses remained to be paid.

(4) Net income per common and common equivalent share was computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during each period, restated for the Premier stock split and to reflect the merger of Premier and Central and Southern in June 1997. Common stock equivalents include stock options.

                              BUSINESS OF PREMIER

GENERAL

  Premier is a bank and thrift holding company organized and existing under the laws of the State of Georgia and headquartered in Atlanta, Georgia. Premier has four subsidiaries: Premier Bank ("Premier Bank"), Premier Lending Corporation ("Premier Lending"), The Central and Southern Bank of Georgia ("Central and Southern Bank") and The Central and Southern Bank of North Georgia F.S.B. ("Central and Southern Bank of North Georgia") that offer a broad range of banking and bank-related services. Premier was incorporated in 1988 under the laws of the State of Georgia. As of June 30, 1997, Premier had total consolidated assets of approximately $587 million, total consolidated deposits of approximately $472 million and total consolidated shareholders' equity of approximately $50 million.

  On June 23, 1997, Premier merged with the Central and Southern Holding Company ("Central and Southern"). Premier issued 3,663,834 shares of its common stock in exchange for all the issued and outstanding shares of Central and Southern. Premier's principal executive offices are located at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, and its telephone number at such address is (404) 814-3090.

RECENT DEVELOPMENTS

  On July 31, 1997, Premier Bank purchased and assumed substantially all of the assets and liabilities, respectively, of Premier Bank, FSB (except for Premier Bank, FSB's savings bank charter and approximately $5 million of assets and $5 million of deposit liabilities). Immediately following consummation of the purchase and assumption transaction, all of the outstanding common stock of Premier Bank, FSB, then owned by Premier, was sold to Net.B@nk, Inc. By virtue of its sale of the Premier Bank, FSB, stock to Net.B@nk, Premier received 41,406 shares of Net.B@nk's common stock and a cash payment of $225,000 for the purpose of reimbursing expenses incurred by Premier in connection with the sale of the Premier Bank, FSB stock. The sale of Premier Bank, FSB's savings bank charter will not have a material adverse impact upon Premier's future financial position, operating results or liquidity. Management believes that the sale of the charter could enhance Premier's future profitability due to the reduction of duplicative operating expenses.

  In addition to the sale of the Premier Bank, FSB, savings bank charter, Premier is in the process of reorganizing certain of its banking subsidiaries, the result of which will be the current main office of Central and Southern Bank of North Georgia located in Greensboro, Georgia becoming a branch of Central and Southern Bank. Central and Southern Bank and Central and Southern Bank of North Georgia have entered into a Purchase and Assumption Agreement dated August 11, 1997, whereby Central and Southern Bank will purchase and assume all of the assets and liabilities, respectively, of the Greensboro branch of Central and Southern Bank of North Georgia. Immediately following consummation of the purchase and assumption transaction, Central and Southern Bank of North Georgia will merge with and into Premier Bank pursuant to an Agreement and Plan of Merger by and between Premier, Premier Bank and Central and Southern Bank of North Georgia dated August 11, 1997. Premier Bank will be the resulting institution following the merger. Immediately following consummation of the merger, Central and Southern Bank of North Georgia's federal stock association charter shall be deemed to be canceled and will be surrendered to the OTS.

  Premier, Premier Lending and Traditional Mortgage Corporation, a corporation organized and existing under the laws of the State of Georgia ("Traditional"), have entered into an Agreement and Plan of Merger whereby all of the issued and outstanding shares of Traditional will be converted into and exchanged for the right to receive shares of Premier Common Stock. As part of the proposed merger transaction, Premier will merge Traditional with and into Premier Lending, with Premier Lending being the surviving corporation following the merger. The purchase price for the stock of Traditional will consist of two components: (i) the adjusted net worth of Traditional as of July 31, 1997 (the "Net Worth Component"); and (ii) a payment equal to one percent (1%) of the value of all loans closing in August, 1997 and September, 1997 (the "Pipeline Component"). The Net Worth Component will be paid at closing through the delivery of the number of shares of Premier Common Stock determined by dividing the net worth of Traditional as of July 31, 1997 by the closing sales price of Premier on the day immediately prior to closing as reported by the American Stock Exchange, which shares will be delivered to the shareholders of Traditional on a pro rata basis. Also at closing, options to acquire 40,000 shares of Premier Common Stock will delivered to the designees of Traditional at an exercise price equal to the closing sales price of Premier on the day immediately prior to closing as reported by the American Stock Exchange. The Pipeline Component will be paid fifteen (15) days after the close of the October books of Traditional through the delivery of the number of shares of Premier Common Stock determined by dividing the Pipeline Component by the closing sales price of Premier on the day immediately prior to the payment of the Pipeline Component as reported by the American Stock Exchange, which shares will be delivered to the shareholders of Traditional on a pro rata basis. A portion of the stock exchanged for the Net Worth Component equal to approximately $500,000 will be escrowed by Premier and the Traditional shareholders for a period of one (1) year as security for certain indemnity obligations of the Traditional shareholders. Premier will file a registration statement with respect to all common stock so delivered by no later than March 31, 1998.

  In order to increase its Tier 1 capital and thereby increase its lending capabilities, Premier intends to offer approximately $25,000,000 in subordinated debentures to Premier Capital Trust in connection with a public offering of Premier Capital Trust of its preferred securities. Premier Capital Trust is a recently formed Delaware statutory business trust. Preferred Capital Trust plans to issue approximately $25,000,000 in preferred securities in an underwritten public offering in the fourth quarter of 1997 (the "Offering"). Premier will acquire all of the common securities of Premier Capital Trust which will represent an aggregate liquidation amount equal to at least 3% of the total capital of Premier Capital Trust. Premier Capital Trust will invest the gross proceeds of the offering in subordinated debentures issued by Premier. Premier intends to add the proceeds from the sale of the subordinated debentures to its general funds to be used for general corporate purposes, including the repayment of certain short-term borrowings. For financial reporting purposes, Premier Capital Trust will be treated as a subsidiary of Premier and, accordingly, the accounts of Premier Capital Trust will be included in the consolidated financial statements of Premier.

PREMIER BANK, CENTRAL AND SOUTHERN BANK AND CENTRAL AND SOUTHERN BANK OF NORTH GEORGIA

  General. Premier Bank and Central and Southern Bank are both organized under the laws of the State of Georgia and operate a full-service commercial banking business based in Cobb, DeKalb, Fulton and Gwinnett Counties, for Premier Bank, and Baldwin County for Central and Southern Bank. Central and Southern Bank of North Georgia is organized under the laws of the United States and operates a full service savings association business based in Greene, Barrow and Hall Counties. All three banking subsidiaries provide all customary banking services such as checking and savings accounts, various types of time deposits, money transfers, safe deposit facilities, credit and debit cards, and individual retirement accounts. Premier Bank and Central and Southern Bank also finance short- and medium-term commercial transactions, make secured and unsecured loans, perform commercial cash management services and provide other ancillary financial services to their customers. In addition, Premier Bank and Central and Southern Bank provide a traditional first mortgage product to their customers providing financing for single-family homes on a permanent basis. Central and Southern Bank of North Georgia makes both secured and unsecured loans to individuals, firms and corporations. Secured loans by Central and Southern Bank of North Georgia include first and second priority real estate mortgage loans. Central and Southern Bank of North Georgia also makes direct installment loans to consumers on both a secured and unsecured basis.

  Offices. Premier Bank's offices are located in Atlanta, Georgia at 950 East Paces Ferry Road; in Marietta, Georgia at 63 Barrett Parkway, 2760 Cobb Parkway, 4210 Wade Green Road, 833 South Cobb Drive and 1269 Barclay Circle; in Acworth, Georgia at 4900 Ross Road; in Dunwoody, Georgia at 2390 Mt. Vernon Road, Suite 100; and in Lawrenceville, Georgia at 875 Oak Road, Suite 101. Central and Southern Bank's offices are located in Milledgeville, Georgia at 150 West Greene Street, 2345 North Columbia Street and 2955 North Columbia Street. Central and Southern Bank of North Georgia's offices are located in Greensboro, Georgia at 201 South Main Street; in Gainesville, Georgia at 311 Green Street; and in Winder, Georgia at 18 West May Street.

PREMIER LENDING CORPORATION

  General. Premier Lending, a corporation organized and existing under the laws of the State of Georgia, is primarily a mortgage banker and acts as an intermediary between purchasers of residential real estate or homeowners refinancing their residences and correspondent or institutional investors seeking to purchase mortgage loan investments. Premier Lending is a retail originator of residential mortgage loans, which loans are then sold to correspondent mortgage investors.

  Premier Lending is an approved Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") seller-servicer of mortgage loans. Premier Lending is also an approved Department of Housing and Urban Development ("HUD") and Veterans Administration ("VA") mortgage originator. The approval process under these federal programs requires, among other matters, evidence of industry experience, character references and credit reports of principals, financial statements, corporate net worth or bonding capacity, and a business plan.

  Offices. Premier Lending's administrative offices are located at 2759 Delk Road, Suite 201, Marietta, Georgia 30067. Premier Lending leases its administrative and loan production offices and does not own any real estate. The following is a summary of the offices leased by Premier Lending:

         LOCATION                   PRIMARY USE             LEASE EXPIRATION DATE
         --------               -------------------         ---------------------
17 Executive Park Drive         Loan production                   May 2001
Suite 290                       --DeKalb County
Atlanta, Georgia 30329
1987 Scenic Highway             Loan production                   May 2001
Suite 207                       --Gwinnett County
Snellville, Georgia 30278
205 Market Place                Loan production                September 1999
Suite 102                       --Fulton County
Roswell, Georgia 30075
1235 Eagle's Landing Pkwy.      Loan production                   May 1998
Suite A                         --Henry County
Stockbridge, Georgia 30136
3075 Breckenridge Blvd.         Loan production                 January 1999
Suite 425                       --Gwinnett County
Duluth, Georgia 30136
2759 Delk Road                  Mortgage Division               December 1999
Suite 201                       and Loan production
Marietta, Georgia 30067         --Cobb County

EMPLOYEES

  As of September 1, 1997, Premier Bank had 126 full-time equivalent employees; Central and Southern Bank had 71 full-time equivalent employees, Premier Lending had 120 full-time equivalent employees and Central and Southern Bank of North Georgia had 33 full-time equivalent employees. Neither Premier nor any of its subsidiaries is a party to any collective bargaining agreement. In the opinion of management, Premier and its subsidiaries enjoy good relations with their respective employees. Premier does not have any employees who are not also employees of its subsidiaries.

                 SELECTED HISTORICAL FINANCIAL DATA OF PREMIER

  The following selected financial data is derived from the consolidated financial statements of Premier. The financial highlights have been restated to reflect the business combinations of First Alliance Bancorp, Inc. and Premier Bancshares, Inc. which was consummated on August 31, 1996 and Premier and Central and Southern Holding Company which was consummated on June 23, 1997. The financial statements for the years ended December 31, 1992 through 1996 and the six months ended June 30, 1997, and the operating data for the years ended December 31, 1992 through 1996 and the six months ended June 30, 1997 are derived from financial statements which reflect, in the opinion of Premier's management, all normal recurring adjustments necessary to present fairly such information for such periods. Net income per share has been adjusted for the business combinations and Premier's 1.8055-for-one stock split on March 6, 1997. The following data should be read in conjunction with Premier's consolidated financial statements and the related notes contained elsewhere in this Joint Proxy Statement/Prospectus.

                           SIX MONTHS             YEARS ENDED DECEMBER 31,
                              ENDED     -----------------------------------------------
                          JUNE 30, 1997   1996      1995      1994     1993      1992
                          ------------- --------  --------  -------- --------  --------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                          AMOUNTS)
BALANCE SHEET:
Total assets............    $587,424    $519,944  $445,374  $355,523 $385,483  $413,484
Loans held for sale.....      40,333      24,408    25,912    26,047    4,446       --
Loans, net..............     371,369     306,721   240,953   184,514  201,909   250,173
Securities available for
 sale...................      99,706      99,732   110,311   103,768  122,937   118,382
Federal funds sold......      20,138      42,896    19,217    34,179   23,065    11,327
Interest-bearing depos-
 its....................       8,870       2,697    12,348       --       803       794
Deposits................     472,356     431,898   358,927   294,848  341,850   376,482
Borrowings..............      59,088      35,242    34,462    21,144    4,399       300
Shareholders' equity....      50,355      47,180    46,090    37,038   37,234    31,981
OPERATING DATA:
Interest income.........      23,045      40,252    33,575    27,723   31,234    39,345
Interest expense........      11,379      20,238    16,662    13,028   15,204    21,694
Net interest income.....      11,666      20,014    16,913    14,695   16,030    17,651
Provision for losses on
 loans..................        (130)       (418)     (700)      285    3,732    12,283
Net interest income
 after provision for
 losses on loans........      11,796      20,432    17,613    14,410   12,298     5,368
Other income............       8,520      13,118     9,087     4,622    4,025     3,683
Other expenses..........      14,649      26,346    20,379    16,159   16,607    13,073
Income tax expense (ben-
 efit)..................       1,571       1,698     1,761       965     (482)   (1,193)
Net income (loss).......       4,088       5,494     4,548     1,908      198    (2,829)
Net income per share....         .51         .68       .57       .25      .03     (0.47)
Cash dividends declared
 per share..............         .11         .41       .09       .07      --       0.04

                             MANAGEMENT OF PREMIER

  The members of the Board of Directors of Premier Bank, Premier Lending, Central and Southern Bank and North Georgia are elected annually by Premier, acting as the sole shareholder of each subsidiary.

  The table below sets forth for each executive officer of Premier (i) the person's name, (ii) his age at September 1, 1997, (iii) the year he was first elected as an officer of Premier, and (iv) his positions with Premier.

                           YEAR
                           FIRST
NAME                  AGE ELECTED POSITION WITH PREMIER
----                  --- ------- ---------------------
Michael W. Lane        47  1996   Executive Vice President
Robert C. Oliver       49  1997   President, Director and Chief Operating Officer
George S. Phelps       45  1996   Executive Vice President
Darrell D. Pittard     49  1993   Chairman of the Board and Chief Executive Officer of Premier
Michael E. Ricketson   47  1997   Executive Vice President and Chief Financial Officer
Frank H. Roach         45  1992   Executive Vice President and Treasurer of Premier

 Biographies of Directors and Executive Officers of Premier

  N. Michael Anderson has served on the Board of Premier since 1993. Mr. Anderson has served as President of Michael Anderson, Inc., a secondary marketing whole loan brokerage company since 1985.

  George S. Carpenter, Jr. has been a Director of Premier since Premier's merger with Central and Southern on June 23, 1997. Prior to Premier's merger with Central and Southern, Mr. Carpenter served as a Director of Central and Southern since 1980. Mr. Carpenter is an attorney.

  Donald N. Ellis has been a director of Premier since Premier's merger with Central and Southern on June 23, 1997. Prior to Premier's merger with Central and Southern, Mr. Ellis served as a director of Central and Southern since 1993. From 1970 until his retirement in 1996, Mr. Ellis was a plant manager for Universal Rundle Corporation.

  William M. Evans, Jr. has been a member of the Board of Directors of Premier since 1993. Mr. Evans has served as President of William Evans and Associates, Inc., a real estate developer since 1978.

  John H. Ferguson has been a Director of Premier since Premier's merger with Central and Southern on June 23, 1997. Prior to Premier's merger with Central and Southern, Dr. Ferguson served as a director of Central and Southern since 1980. Dr. Ferguson is an orthodontist.

  James E. Freeman has served on the Board of Directors of Premier since 1988. Mr. Freeman has been President of Kenworth of Atlanta, a truck dealership since 1992.

  Albert F. Gandy has been a Director of Premier since Premier's merger with Central and Southern on June 23, 1997. Prior to Premier's merger with Central and Southern, Mr. Gandy served as Chairman of the Board of Central and Southern since January 1993 and a Director of the Company since 1980. From 1984 until his retirement in September 1993, Mr. Gandy served as General Manager of the Meadows Division of William Barnet & Son, Inc., a manufacturer of carpet yarns, and from 1993 through 1995, he was a consultant to William Barnet & Son, Inc.

  Robin R. Howell has been a member of the Board of Directors of Premier since 1992. Ms. Howell has served as Vice President of Delta Life Insurance Company since 1993.

  Michael W. Lane has served as Executive Vice President of Premier since June 1996 and Executive Vice President of Premier Lending since February 1994. From 1993 to February 1994, Mr. Lane served as Manager, Vice President--Financing Health Care Claims of Millennium Healthcare Funding, Inc. From 1992 to March 1993, he was employed by Prime Bank, FSB as Manager, Vice President, Commercial Banking Group--Commercial Lending, Asset-Based Lending and Private Banking. Mr. Lane was employed from May 1983 to March 1992 by First American Bank as Manager, Group Vice President of Asset-Based Lending and Account Officer, and Vice President of Asset-Based Lending.

  Billy H. Martin has served on the Board of Directors of Premier since 1993. From August through December 1996, Mr. Martin did not serve on the Board of Directors. Since 1987, Mr. Martin has been engaged in the real estate investment and development business both individually and through limited partnerships.

  C. Steve McQuaig has been a Director of Premier since Premier's merger with Central and Southern on June 23, 1997. Prior to the merger, Mr. McQuaig served as Director of Central and Southern since 1984. Dr. McQuaig is a physician and President of Milledgeville Ophthalmology Associates, P.C.

  Robert C. Oliver has served as President and Chief Operating Officer of Premier since Premier's merger with Central and Southern on June 23, 1997. Prior to Premier's merger with Central and Southern, Mr. Oliver was President, Chief Executive Officer and a Director of Central and Southern since January 1993. From October 1992 to January 1993, Mr. Oliver served as President of the Central and Southern Bank of Georgia. Prior to September 1992, Mr. Oliver was Senior Vice President and Regional Executive of Wachovia Bank of Georgia.

  Thomas E. Owen, Jr. has been a Director of Premier since Premier's merger with Central and Southern on June 23, 1997. Prior to Premier's merger with Central and Southern, Mr. Owen served as a Director of Central and Southern since 1986. Mr. Owen is President and Chief Operating Officer of Protective Laundry and Cleaners, Inc.

  George S. Phelps has served as President of Premier Lending since April 1995 when Premier Bancshares, Inc. acquired Allatoona Federal Savings Bank and as Executive Vice President of Premier since June 1997. Mr. Phelps was Senior Vice President at Allatoona Federal Savings Bank and was responsible for mortgage lending from 1991 to April 1995.

  Darrell D. Pittard serves as the Chairman and Chief Executive Officer of Premier. Mr. Pittard co-founded Premier Bancshares, Inc. in March of 1993 before Premier Bancshares, Inc. was merged with and into First Alliance Bancorp., Inc. (Premier's predecessor) in August 1996. In August 1996, Mr. Pittard was elected Chairman of the Board and Chief Executive Officer of Premier. From August 1988 to February 1993, Mr. Pittard was employed by Prime Bank, and its holding company, Prime Bancshares, Inc., as President and Chief Executive Officer (March 1990 to February 1993) and as Chief Operating Officer (August 1988 to March 1990). Prime Bancshares, Inc. was acquired in February 1993 by SouthTrust Corporation, Birmingham, Alabama.

  Michael E. Ricketson has served as Executive Vice President and Chief Financial Officer of Premier since Premier's merger with Central and Southern on June 23, 1997. Prior to Premier's merger with Central and Southern, Mr. Ricketson was Executive Vice President and a Director of Central and Southern since 1996 and Chief Financial Officer of Central and Southern Bank since October 1993. Mr. Ricketson served as First Vice President and Financial Officer of First National Bancorp from 1990 through April 1993. Prior to 1990, he was controller of the First National Bank of Gainesville.

  Frank H. Roach currently serves as Executive Vice President and Treasurer of Premier and has served as an officer of Premier and First Alliance Bank since 1992. From 1974 until 1992, Mr. Roach served in various capacities including Group Vice President and Controller of First American Bank, Atlanta, Georgia.

                         SECURITY OWNERSHIP OF PREMIER

  The following table sets forth certain information regarding the Premier Common Stock owned, as of the Record Date and on a pro forma basis giving effect to the Merger, (i) by each person who beneficially owned more than 5% of the shares of Premier Common Stock outstanding, (ii) by each Premier director, (iii) by the Chief Executive Officer of Premier and (iv) by all Premier directors and executive officers as a group.

                                                    PERCENT OF
                                                   COMMON STOCK    PERCENT OF
                                         NUMBER OF   PRIOR TO     COMMON STOCK
NAME OF BENEFICIAL OWNER                 SHARES(1)    MERGER    FOLLOWING MERGER
------------------------                 --------- ------------ ----------------
N. Michael Anderson (2)................     83,057      1.0%           *
George S. Carpenter, Jr. (3)...........     20,484      *              *
James L. Coxwell, Sr...................     96,978      1.2%           *
Donald N. Ellis........................      7,008      *              *
William M. Evans, Jr. (4)..............     37,527      *              *
John H. Ferguson (5)...................     94,695      1.1%           *
James E. Freeman.......................    254,674      3.1%           2.6%
Albert F. Gandy........................     70,301      *              *
Robin R. Howell (6)....................     92,011      1.1%           *
Michael W. Lane (7)....................     33,353      *              *
Billy H. Martin........................     41,983      *              *
C. Steve McQuaig (8)...................     33,166      *              *
Robert C. Oliver (9)...................     78,836      *              *
Thomas E. Owen, Jr. (10)...............     26,840      *              *
George S. Phelps (11)..................     30,262      *              *
Darrell D. Pittard (12)................    271,512      3.4%           2.7%
Michael E. Ricketson (13)..............     59,250      *              *
Frank H. Roach (14)....................     16,326      *              *
J. Mack Robinson (15)..................    473,237      5.9%           4.7%
All directors and executive officers as
 a group (19 persons)..................  1,350,263    16.75%         13.39%

--------
*  Represents less than one percent of the shares outstanding.
(1) On a fully-diluted basis, except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information shown above is based upon information furnished by the named persons and based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.
(2)  Includes 7,220 shares subject to currently exercisable options.
(3) Includes 6,062 shares held in a self-directed Individual Retirement Account ("IRA").
(4)  Includes 7,222 shares subject to currently exercisable stock options.
(5) Includes 62,470 shares held in pension and profit sharing plans and 2,872 shares owned by Mr. Ferguson's wife.
(6) Consists of 92,011 shares held in trust for the benefit of Robin Robinson Howell, as to which beneficial ownership is shared. J. Mack Robinson and Ms. Howell are father and daughter, and the 92,011 shares beneficially owned by Ms. Howell are also listed as beneficially owned by Mr. Robinson.
(7)  Includes 19,861 shares subject to currently exercisable stock options.
(8) Includes 9,000 shares owned by companies that Mr. McQuaig controls and 24,166 held by Mr. McQuaig and family members.

 (9) Includes 22,106 shares held in an IRA, 1,324 shares held in the Company's 401(k) Plan and 2,251 shares as custodian for minor children and 42,400 shares subject to currently exercisable stock options.
(10)  Includes 3,160 shares owned by Mr. Owen's wife.
(11)  Includes 16,250 shares subject to currently exercisable stock options.
(12) Includes 7,800 shares held in a self-directed Individual Retirement Account ("IRA") and 45,138 shares subject to currently exercisable stock options.
(13)  Includes 9,132 shares subject to currently exercisable stock options.
(14)  Includes 14,444 shares subject to currently exercisable stock options.
(15) Consists of (a) 99,320 shares owned directly by Mr. Robinson; (b) 36,234 shares owned by Mr. Robinson's spouse as to which beneficial ownership is shared; (c) 151,036 shares owned by Mr. Robinson's spouse for the benefit of their two daughters, as to which beneficial ownership is shared; (d) 947 shares owned by one of Mr. Robinson's daughters as to which beneficial ownership is shared; (e) 159,290 shares owned by Delta Life Insurance Co. and (f) 26,410 shares owned by Delta Fire & Casualty. Mr. Robinson is not a director or an executive officer of Premier. Mr. Robinson and Robin R. Howell are father and daughter, and the 92,011 shares beneficially owned by Ms. Howell are also listed as beneficially owned by Mr. Robinson.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Premier's directors and executive officers, their immediate family members and certain companies and other entities associated with them, have been customers of and have had banking transactions with Premier Bank, Premier Lending, Central and Southern Bank and Central and Southern Bank of North Georgia and are expected to continue such relationships in the future. As of August 31, 1997, the aggregate outstanding balance of all such loans was $2,802,960, or 5.44% of shareholders' equity. In the opinion of Premier's management, the extensions of credit made by Premier Bank, Premier Lending, Central and Southern Bank and Central and Southern Bank of North Georgia to such individuals, companies and entities since January 1, 1996 (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and (iii) did not involve more than a normal risk of collectibility or present other unfavorable features.

                             BUSINESS OF CITIZENS

  Citizens was organized under the laws of Georgia on March 31, 1995, and is a registered bank holding company. All of Citizens' activities are conducted by its wholly-owned subsidiary, Citizens Bank, which was organized as a Georgia banking corporation in 1984.

  Citizens Bank is a community-oriented commercial bank that serves Gwinnett, Hall, Fulton and Forsyth counties, with particular emphasis on retail banking, and offers such customary banking services as consumer and commercial checking accounts, NOW accounts, savings accounts, certificates of deposit, lines of credit and money transfers. Citizens Bank finances commercial and consumer transactions, makes secured and unsecured loans, and provides a variety of other banking services.

  At June 30, 1997, Citizens had total consolidated assets of approximately $163 million, total consolidated deposits of approximately $150 million and total consolidated shareholders' equity of approximately $11 million. Citizens' principal executive offices are located at 3209 Buford Highway, Duluth, Georgia 30136, and its telephone number at that address is (770) 476-3209.

MARKETS

  Citizens conducts general banking activities through the Citizens Bank primarily in Gwinnett County, Georgia and to a lesser extent in Fulton, Forsyth and Hall counties. Customers of the Citizens Bank are primarily consumers and small businesses.

DEPOSITS

  Citizens Bank offers a full range of depository accounts and services to both consumers and businesses. At June 30, 1997, Citizens Bank's deposits, totaling an aggregate of approximately $150 million, consisted of approximately $29 million in non-interest-bearing demand deposits (19% of total deposits); approximately $22 million in interest-bearing demand deposits (15% of total deposits); approximately $31 million in savings deposits (21% of total deposits); approximately $43 million in time deposits in amounts less than $100,000 (21% of total deposits); and approximately $25 million in time deposits of $100,000 or more (16% of total deposits).

LOANS

  Citizens Bank makes both secured and unsecured loans to individuals, firms and corporations, and both consumer and commercial lending operations include various types of credit for its customers. Secured loans include first and second real estate mortgage loans. Citizens Bank also makes direct installment loans to consumers on both a secured and unsecured basis.

LENDING POLICY

  The current lending strategy of Citizens Bank is to make loans only to local customers or to national or international firms doing business locally. Unsecured loans normally will not be made to persons who do not reside or work in Citizens Bank's primary trade areas. Secured loans can be made to customers outside Citizens Bank's trade areas who are well established and have net worth and collateral to support the loan. Real estate loans usually are made only when such loans are secured by real property located in Gwinnett County, and to a lesser extent by real property located in Fulton, Forsyth and Hall Counties.

  Citizens Bank provides each lending officer with written guidelines for lending activities. Lending authority is delegated by the Board of Directors of Citizens Bank to loan officers, each of whom is limited in the amount of secured and unsecured loans which he or she can make to a borrower.

EMPLOYEES

  As of September 1, 1997, Citizens Bank had 64 full-time employees and 15 part-time employees. Citizens has no salaried employees. Citizens Bank is not a party to any collective bargaining agreement, and management of Citizens Bank believes that the employee relations at Citizens Bank are good.

COMPETITION

  The banking business is highly competitive. Citizens Bank competes with other banks, many of which are substantially larger and have greater financial resources than Citizens Bank. In particular, Citizens Bank competes with 20 other banks in Gwinnett County. Citizens Bank also competes with other financial service organizations, including savings and loan associations and finance companies, insurance companies, credit unions and certain governmental agencies. To the extent that Citizens Bank must maintain non-interest-earning reserves against deposits, it may be at a competitive disadvantage when compared with other financial institutions and the organizations that are not required to maintain reserves against substantially similar sources of funds. Further, the deregulation of banks, savings and loan associations and other financial institutions and the increased competition from investment bankers and brokers and other financial service organizations has had a significant impact on the competitive environment in which Citizens Bank operates.

PROPERTIES

  The executive offices of Citizens and the main banking office of Citizens Bank are located in a 24,000 square-foot facility at 3209 Buford Highway, Duluth, Georgia. Citizens Bank has three other offices located in Suwannee, Lawrenceville and Buford.

LEGAL PROCEEDINGS

  There are no material pending proceedings to which Citizens is a party or of which any of its properties are subject; nor are there material proceedings known to Citizens to be contemplated by any governmental authority; nor are there material proceedings known to Citizens, pending or contemplated, in which any director, officer or affiliate or any principal security holder of Citizens, or any associate of any of the foregoing, is a party or has an interest adverse to Citizens.

                SELECTED HISTORICAL FINANCIAL DATA OF CITIZENS

  The following selected financial data is derived from the financial statements of Citizens. The financial data for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 and the six months ended June 30, 1997 is derived from the consolidated financial statements. The following data should be read in conjunction with Citizens' consolidated financial statements and the related notes contained elsewhere in this Joint Proxy Statement/Prospectus.

                         SIX MONTHS ENDED         YEARS ENDED DECEMBER 31,
                             JUNE 30,     -----------------------------------------
                               1997         1996     1995    1994    1993    1992
                         ---------------- -------- -------- ------- ------- -------
                          (DOLLARS INTHOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET:
  Total assets..........     $162,946     $157,329 $108,210 $74,852 $75,728 $72,657
  Loans, net............      107,782       86,310   63,134  47,837  44,640  44,777
  Securities............       39,759       51,323   36,297  20,008  17,736  13,020
  Federal funds sold....          490        8,501       65     955   4,709   6,114
  Interest-bearing de-
   posits...............      121,125      119,933   78,941  52,315  55,838  54,634
  Deposits..............      150,367      145,314   97,084  65,756  66,821  64,209
  Borrowings............          163          230    1,004     455     591     727
  Stockholders' equity..       11,315       10,304    9,068   7,883   7,571   6,899
OPERATING DATA:
  Interest income.......        6,605       11,019    7,431   5,794   5,451   5,574
  Interest expense......        2,677        5,105    3,211   2,059   2,167   2,583
  Net interest income...        3,928        5,914    4,220   3,735   3,284   2,991
  Provisions for losses
   on loans.............          314          303      118      80     170     385
  Net interest income
   after
   provision for losses
   on loans.............        3,614        5,611    4,102   3,655   3,114   2,606
  Other income..........          482          838      562     549    6897     609
  Other expenses........        2,716        4,442    3,232   2,604   2,660   2,617
  Income tax expense....          424          496      427     594     401     186
  Net income............          956        1,511    1,005   1,005     770     412
  Net income per share..     $   3.95     $   6.24 $   4.12 $  4.02 $  3.08 $  1.64
  Cash dividends de-
   clared per
   share................          .40          .72      .68     .60     .40     .15

               CITIZENS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  Citizens is a one bank holding company for Citizens Bank located in Duluth, Georgia, a community approximately 30 miles north of downtown Atlanta.

  Citizens expanded its presence in its primary service area of Gwinnett County, Georgia by opening two full service branch banking facilities in 1995 located in Lawrenceville, Georgia and Suwanee, Georgia. A third full service branch was opened in March 1996 in Buford, Georgia. All three locations are in Gwinnett County municipalities. The branch additions have contributed significant loan and deposit growth during 1995 and 1996.

  Citizens Bank is community-oriented, with an emphasis on retail banking, and offers such customary banking services as consumer and commercial checking accounts, NOW accounts, savings accounts, certificates of deposit, lines of credit, MasterCard and VISA accounts, and money transfers. In addition, Citizens Bank finances commercial and consumer transactions, makes secured and unsecured loans, including residential mortgage loans, and provides a variety of other banking services.

  Citizens Bank's primary service area is Gwinnett County, Georgia and surrounding counties including portions of Northeast Fulton, South Hall and South Forsyth. The service area has experienced significant growth for the past several years and provides opportunity for continued growth. The area's economic base is well diversified with no major cyclical factors, although real estate activities account for substantial economic effects.

  The following discussion focuses on significant changes in the financial condition and results of operations of Citizens during the past three years. The discussion and analysis is intended to supplement and highlight information contained in the accompanying consolidated financial statements and the selected financial data presented elsewhere in this report.

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

 Financial Condition

  Total assets of Citizens at June 30, 1997 were approximately $162.9 million, representing a 4% increase from December 31, 1996. Deposits increased approximately $5 million, or 3% from December 31, 1996, while net loans increased approximately $21.5 million, or 25%. The allowance for loan losses at June 30, 1997 totaled $1.3 million, representing 1.2% of total loans compared to the December 31, 1996 total of $1 million, also representing 1.2% of total loans. Securities available for sale decreased 23% from December 31, 1996. The increases in assets, loans and deposits are primarily due to Citizens Bank's new branch operations in the Georgia cities of Buford and Suwanee, which added to its expanded service area.

  The total of nonperforming assets, which includes nonaccruing loans, repossessed collateral and loans for which payments are more than 90 days past due, decreased from $392,000 at December 31, 1996 to $220,000 at June 30, 1997. There were no related party loans which were considered nonperforming at June 30, 1997.

  Citizens Bank was most recently examined by its primary regulatory authority in January 1997. There were no recommendations by the regulatory authority that in management's opinion will have material effects on the company's liquidity, capital resources or operations.

 Results of Operations

  Net interest income increased $1.2 million, or 45%, in the first six months of 1997 compared to the same period for 1996. Interest income for the first six months of 1997 was $6.6 million, representing an increase of $1.6 million, or 33%, over the same period in 1996. Interest expense for the first six months of 1997 increased approximately $395,000, or 17%, compared to the same period in 1996. This increase in interest income and interest expense during the first six months of 1997 compared to the same period in 1996 is primarily attributable to the increase in the volume of both loans and deposits.

  The provision for loan losses for the first six months of 1997 increased $124,000 compared to the same period for 1996. The increase is primarily attributable to the significant increase in loans during the first six months of 1997 compared to the same period in 1996. It is management's belief that the allowance for loan losses is adequate to absorb probable losses in the loan portfolio.

  Noninterest income increased 30% to approximately $483,000 for the six month period ended June 30, 1997, as compared to the same period in 1996. This increase is primarily attributable to the operations at the Bank's new branch locations.

  Noninterest expenses for the first six months of 1997 increased approximately $526,000, or 24%, compared to the first six months of 1996. The net increase is primarily attributable to employee additions required to maintain growth and staff the new branch facilities.

 Capital Resources

  Citizens and Citizens Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines, Citizens and Citizens Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Citizens Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require Citizens Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets and of Tier 1 capital (as defined) to average assets. As of June 30, 1997, Citizens Bank met all capital adequacy requirements to which it is subject.

  The following tables present Citizens' consolidated regulatory capital position at June 30, 1997:

      RISK-BASED CAPITAL RATIOS
      -------------------------
      Tier 1 Capital.....................................................  9.05%
      Tier 1 Capital minimum requirement.................................  4.00%
                                                                          -----
      Excess.............................................................  5.05%
                                                                          =====
      Total Capital...................................................... 10.12%
      Total Capital minimum requirement..................................  8.00%
                                                                          -----
      Excess.............................................................  2.12%
                                                                          =====

      LEVERAGE RATIO
      --------------
      Tier 1 Capital to adjusted total assets............................  7.11%
      Minimum leverage requirement.......................................  3.00%
                                                                          -----
      Excess.............................................................  4.11%
                                                                          =====

FISCAL YEARS 1994, 1995, 1996

 Financial Highlights

  Net earnings grew 50% during 1996 as compared to 1995 totaling just over $1.5 million. Net earnings for 1995 were consistent with 1994 earnings of $1 million. The related increases in net earnings per common share for 1996 and 1995 were 51% and 2%, respectively. Pretax earnings for 1996 increased by approximately $575,000 or 40% due to an increase in Citizens Bank's net interest income resulting from a 53% increase in earning assets.

  The returns on average assets and on average stockholders' equity were 1.11% and 15.60%, respectively, in 1996 compared to 1.13% and 11.94%, respectively, in 1995. The return on average assets remained steady even in light of the significant growth (50%) in average assets during 1996.

  Total assets at December 31, 1996 were $157 million compared to $108 million at the end of 1995, an increase of approximately 45%. Total loans were approximately $87 million at December 31, 1996, an increase of over 35% from the 1995 balance, and total deposits at December 31, 1996, were $145 million as compared to $97 million in 1995, an increase of 49%. Citizens Bank continues to fund the majority of its assets with deposits acquired in its local marketplace. Core deposits, which exclude certificates of deposit of $100,000 or more, increased by 57% during the past twelve months.

 Net Interest Income

  Net interest income (the difference between interest earned on assets and interest paid on deposits and liabilities) is the largest component and most important source of Citizens' earnings. Citizens actively manages this income source to provide the largest possible amount of income while balancing interest rate, credit and liquidity risks. Net interest income for 1996 increased by 40% from 1995 and by 13% in 1995 compared to 1994. The increased volume of earning assets was the primary reason for the increase in 1996.

  Interest income increased 48% in 1996 and 28% in 1995. The increase in 1996 and 1995 was primarily a result of an increase in interest and fees on loans of approximately $2.4 million or 43%, and an increase in interest on investment securities of approximately $1.0 million or 65%.

  Average earning assets in 1996 increased 53% when compared to 1995 due to increases in average loans of over $22.8 million and average investment securities of $15.8 million. Increases in average earning assets of 17% were also experienced between 1995 and 1994 due to increases in average loans of $4.9 million and a $5.8 million increase in average investment securities. The average earning asset mix continued to change during 1996 with loans at 59%, investment securities at 33% and other earning assets at 8% of the total. In 1995, loans accounted for 63%, investment securities 31% and other earning assets 6%. The mix of earning assets is monitored on a continuing basis in order to react to favorable interest rate movements and to maximize the return on earning assets.

               CONSOLIDATED AVERAGE BALANCES, INTEREST AND RATES
                TAXABLE EQUIVALENT BASIS (DOLLARS IN THOUSANDS)

  The following table presents net interest income, yields and rates on a taxable-equivalent basis and average balances for 1996, 1995 and 1994.

                                                  YEARS ENDED DECEMBER 31,
                          -----------------------------------------------------------------------------
                                    1996                      1995                      1994
                          -------------------------  ------------------------  ------------------------
                          AVERAGE            YIELD/  AVERAGE           YIELD/  AVERAGE           YIELD/
                          BALANCE   INTEREST  RATE   BALANCE  INTEREST  RATE   BALANCE  INTEREST  RATE
                          --------  -------- ------  -------  -------- ------  -------  -------- ------
ASSETS
Interest earning assets:
 Federal funds sold.....  $  9,934      528   5.32%  $ 4,974     317    6.37%  $ 2,483     100    4.03%
 Interest bearing
  deposits..............       223       11   4.93%      245      12    4.90%    1,487      59    3.97%
 Investment Securities:
   Taxable..............    29,276    1,912   6.53%   20,092   1,272    6.33%   17,980     961    5.34%
   Tax-exempt...........    11,676      976   8.36%    5,093     421    8.27%    1,405     118    8.40%
   Total investment
    securities..........    40,952    2,888   7.05%   25,185   1,693    6.72%   19,385   1,079    5.57%
   Loans (including loan
    fees)...............    74,838    7,924  10.59%   52,024   5,552   10.67%   47,072   4,596    9.76%
   Total interest
    earning assets......   125,947   11,351   9.01%   82,428   7,574    9.19%   70,427   5,834    8.28%
   Allowance for loan
    losses..............      (920)                     (825)                     (769)
   Cash and due from
    banks...............     4,813                     3,039                     2,354
   Premises and
    equipment...........     4,293                     3,243                     2,795
   Other assets.........     1,871                     1,121                       952
   Total Assets.........  $136,004                   $89,006                   $75,759

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing
 liabilities:
 Deposits:
   Demand...............  $ 16,964      467   2.75%  $12,810     382    2.98%  $11,993     301    2.51%
   Savings..............    30,345    1,339   4.41%   15,891     667    4.20%   16,134     453    2.81%
   Time.................    56,154    3,279   5.84%   35,408   2,120    5.99%   26,311   1,274    4.84%
   Other borrowings.....       252       20   7.94%      465      42    9.03%      522      31    5.94%
                          --------   ------          -------   -----           -------   -----
Total interest bearing
 liabilities............   103,715    5,105   4.92%   64,574   3,211    4.97%   54,960   2,059    3.75%
Noninterest bearing
 demand deposits........    22,016                    15,256                    12,252
Other liabilities.......       587                       762                       849
Stockholders' equity....     9,686                     8,414                     7,698
                          --------                   -------                   -------
Total liabilities and     $136,004                   $89,006                   $75,759
 stockholders' equity...  ========                   =======                   =======
Net interest income.....              6,246                    4,363                     3,775
                                     ------                    -----                     -----
Net interest spread.....                      4.09%                     4.22%                     4.53%
                                             =====                     =====                      ====
Net interest margin on
 interest earnings                            4.96%                     5.29%                     4.36%
 assets.................                     =====                     =====                      ====
Taxable equivalent
 adjustments:
 Investment securities..               (332)                    (143)                      (40)
                                     ------                    -----                     -----
Net interest income.....              5,914                    4,220                     3,735
                                     ======                    =====                     =====

 Consolidated Average Balances, Interest and Rates

  The net cost of funds, defined as interest expense divided by average earning assets, increased 15 basis points in 1996, while the yield on total earning assets decreased 18 basis points and earning assets to total assets increased. The rate paid on interest bearing liabilities decreased 5 basis points from 1995 levels. During 1995, the yield on total earning assets increased 91 basis points while the rate paid on interest bearing liabilities increased 122 basis points and the net cost of funds increased 98 basis points.

  The banking industry uses two key ratios to measure relative profitability of net interest income. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing sources of funds. The interest rate spread eliminates the impact of noninterest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percentage of average total earning assets and takes into account the positive impact of investing noninterest bearing funding sources.

  The net interest spread decreased 13 basis points to 4.09% from the 1995 spread of 4.22% as the yield on interest earning assets decreased at a faster pace than the rates paid on interest bearing liabilities and the earning asset mix reflected a decrease in the loan component from 63% in 1995 to 59% in 1996. The decrease in 1995 was 31 basis points from the 4.53% reflected in 1994. The net interest margin also showed a decline as reflected by the 4.96% for 1996, a 33 basis point decrease from 1995. The net interest margin for 1995 decreased 7 basis points from the 5.36% shown in 1994. The following table shows the change in net interest income for the past two years due to changes in volumes and rates.

                ANALYSIS OF THE CHANGES IN NET INTEREST INCOME
                           TAXABLE EQUIVALENT BASIS
                            (DOLLARS IN THOUSANDS)

                            1996 COMPARED TO 1995        1995 COMPARED TO 1994
                             INCREASE (DECREASE)          INCREASE (DECREASE)
                              DUE TO CHANGES IN            DUE TO CHANGES IN
                           --------------------------   --------------------------
                                     YIELD/     NET               YIELD/     NET
                           VOLUME     RATE    CHANGE    VOLUME     RATE    CHANGE
                           --------  -------  -------   -------   -------  -------
Interest earned on:
 Federal funds sold....... $    271     (60)      211       137       80       217
 Interest bearing deposits
  with other banks........       (1)    --         (1)      (58)      11       (47)
Investment securities:
 Taxable..................      599      41       640       121      190       311
 Tax-exempt...............      550       5       555       305       (2)      303
Loans (including loans        2,414     (42)    2,372       507      449       956
 fees).................... --------   -----   -------   -------    -----   -------
 Total interest income....    3,833     (56)    3,777     1,012      728     1,740
                           --------   -----   -------   -------    -----   -------
Interest paid on:
 Deposits:
  Demand..................      116     (31)       85        22       59        81
  Savings.................      637      35       672        (7)     221       214
  Time....................    1,214     (55)    1,159       502      344       846
 Other borrowings.........      (17)     (5)      (22)       (4)      15        11
                           --------   -----   -------   -------    -----   -------
  Total interest expense..    1,950     (56)    1,894       513      639     1,152
                           --------   -----   -------   -------    -----   -------
  Net interest income..... $  1,883     --      1,883       499       89       588
                           ========   =====   =======   =======    =====   =======

 Loans

  Average loans increased by approximately 44% in 1996 with much of the increase concentrated in the commercial loan and real estate construction categories. These categories accounted for 61% and 26%, respectively, of the total loan portfolio. Total gross loans outstanding at year end increased 37% over the previous year end levels. The growth in the portfolio resulted from Citizens Bank's ongoing efforts to increase the loan portfolio through the origination of quality loans particularly in its new branch locations in Lawrenceville, Suwanee and Buford. Consumer installment loans also increased 38% in 1996 from year end 1995.

  Citizens Bank makes construction loans to individuals for the construction of their residences and to developers for the construction of one-to-four family and multi-family residences. Construction lending is generally limited to Citizens Bank's primary market area, consisting of the Georgia counties of Gwinnett, Fulton, Hall and Forsyth. At December 31, 1996, construction loans amounted to $22.4 million, or 26% of the Bank's total loan portfolio, an increase of 88% as compared to the $11.9 million of construction loans outstanding at December 31, 1995. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including possible delays in completing the structure, the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner occupied. In the event of a delay in the completion of the construction, Citizens Bank may grant an extension, but such extensions are generally conditioned upon the payment of interest in full for the initial term.

  Construction loans to individuals are separate from the permanent financing on the structure. However, a borrower only qualifies for a construction loan if he or she has obtained a commitment for a permanent loan at the end of the construction phase. The term of a construction loan to an individual generally does not exceed the greater of 180 days or the term of the permanent loan commitment. Interest rates on construction loans to individuals are based on current local economic conditions. The loan-to-value ratio on such loans is generally 80% or less of the appraised value of the completed structure.

  The majority of construction loans to developers are to selected local developers with whom Citizens Bank is familiar and are for the construction of single-family dwellings on a pre-sold or on a speculative basis. Citizens Bank limits the number of unsold houses which a developer may have under construction in a project. Construction loans to developers are usually made for a six-month term depending on the size and scope of the project. Generally, payment of interest is required on at least a monthly basis, and the amount of a loan is based on the builder's equity in the property but may not exceed 80% of appraised value or contract price. Loan proceeds are disbursed in stages after inspection of the project indicates that such disbursements are for expenses which have already been incurred and which have added to the value of the project.

  The following table breaks down the composition of the loan portfolio for each of the past five years while the Loan Portfolio Maturity table shows the amount of loans outstanding for selected categories as of December 31, 1996, with maturities based on the remaining scheduled repayments of principal.

                          LOAN PORTFOLIO COMPOSITION
                            (DOLLARS IN THOUSANDS)

                                              DECEMBER 31,
                               1996            1995            1994            1993            1992
                          --------------- --------------- --------------- --------------- ---------------
                                  PERCENT         PERCENT         PERCENT         PERCENT         PERCENT
                                    OF              OF              OF              OF              OF
                          AMOUNT   TOTAL  AMOUNT   TOTAL  AMOUNT   TOTAL  AMOUNT   TOTAL  AMOUNT   TOTAL
                          ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
Commercial..............  $53,371    61%  $43,680    68%  $32,999    68%  $35,904    79%  $34,448    76%
Real estate--
 construction...........   22,480    26%   11,939    19%    8,061    17%    5,604    12%    6,515    14%
Installment loans to       11,493           8,299           7,551           3,823           4,460
 individuals............  -------    13%  -------    13%  -------    15%  -------     9%  -------    10%
Total loans.............   87,344   100%   63,918   100%   48,611   100%   45,331   100%   45,423   100%
Less: Allowance for loan    1,035             784             774             691             646
 losses.................  -------         -------         -------         -------         -------
                          $86,309          63,134          47,837          44,640          44,777
                          =======         =======         =======         =======         =======

                            LOAN PORTFOLIO MATURITY
                            (DOLLARS IN THOUSANDS)

                                    MATURITY                      RATE STRUCTURE
                         ------------------------------- --------------------------------
                                    OVER ONE   DUE AFTER                      FLOATING OR
                         ONE YEAR YEAR THROUGH   FIVE           PREDETERMINED ADJUSTABLE
                         OR LESS   FIVE YEARS    YEARS   TOTAL  INTEREST RATE    RATE
                         -------- ------------ --------- ------ ------------- -----------
Commercial.............. $25,992     23,508      3,871   53,371    33,748       19,623
Real estate--construc-    20,126      2,354        --    22,480     5,901       16,579
 tion................... -------     ------      -----   ------    ------       ------
                         $46,118     25,862      3,871   75,851    39,649       36,202
                         =======     ======      =====   ======    ======       ======

 Investment Securities

  The composition of Citizens' investment securities portfolio reflects Citizens' investment strategy of maximizing portfolio yields commensurate with risk and liquidity considerations. The primary objectives of Citizens' investment strategy are to maintain an appropriate level of liquidity and provide a tool to assist in controlling Citizens' interest rate position while at the same time producing adequate levels of interest income. Management of the maturity of the portfolio is necessary to provide liquidity and to control interest rate risk. During 1995, Citizens transferred its entire held to maturity portfolio to the available for sale classification. The transfer reflects Citizens' desire to maintain a high level of liquidity and provides more flexibility in meeting liquidity needs. During 1996 and 1995, gross investment securities sales were $7.8 million and $3.5 million, respectively. Maturities and paydowns were $13.5 million and $4.3 million during 1996 and 1995, representing 33% and 17% respectively, of the average total portfolio for each year. Net realized losses associated with the sales were minimal, accounting for less than 1% of noninterest expense. Gross unrealized gains in the total portfolio amounted to approximately $287,000 at year end 1996 and gross unrealized losses amounted to approximately $373,000.

  Total average investment securities increased 63% during 1996. Average investment securities during 1995 increased 30% from the 1994 average levels. Total investment securities increased $15.1 million or approximately 41% during 1996.

  The following table reflects the carrying amount of the investment securities portfolio for the past three years.

                         CARRYING VALUE OF INVESTMENTS
                            (DOLLARS IN THOUSANDS)

                                                            1996    1995   1994
                                                           ------- ------ ------
   Securities held to maturity:
    U.S. Government agencies.............................  $   --     --     300
    State, county and municipal..........................      --     --   3,066
    Mortgage backed securities...........................      --     --     242
                                                           ------- ------ ------
                                                               --     --   3,608
                                                           ------- ------ ------
   Securities available for sale:
    U.S. Treasury........................................    4,293  2,538  1,983
    U.S. Government agencies.............................   26,417 15,807  4,708
    State, county and municipal..........................   13,148  8,960    --
    Mortgage backed securities...........................    7,465  8,992  9,709
                                                           ------- ------ ------
                                                            51,323 36,297 16,400
                                                           ------- ------ ------
     Total...............................................  $51,323 36,297 20,008
                                                           ======= ====== ======

  The following table presents the expected maturity of the total investment securities portfolio (using amortized cost) by maturity date and average yields (for all obligations on a fully taxable basis assuming a 34% tax rate) at December 31, 1996. The composition and maturity/repricing distribution of investment securities available for sale is subject to change depending on rate sensitivity, capital needs, and liquidity needs.

                  EXPECTED MATURITY OF INVESTMENT SECURITIES
                            (DOLLARS IN THOUSANDS)

                                         AFTER ONE     AFTER FIVE
                             WITHIN      BUT WITHIN    BUT WITHIN        AFTER
                            ONE YEAR     FIVE YEARS    TEN YEARS    AFTER TEN YEARS
                          ------------  ------------  ------------  ----------------
                          AMOUNT YIELD  AMOUNT YIELD  AMOUNT YIELD   AMOUNT   YIELD   TOTALS
                          ------ -----  ------ -----  ------ -----  -------- -------  ------
Securities available for
 sale:
U.S. Treasury securi-
 ties...................  $1,981 5.66%   2,306 6.09%    --    --         --     --     4,287
U.S. Government agen-
 cies...................   5,474 5.50%   8,792 6.35%  5,495  7.32%     6,805   6.96%  26,566
State, county and munic-
 ipal...................     625 7.43%     859 8.78%    767  8.19%    10,728   8.47%  12,979
Mortgage backed securi-      --            180          141            7,255           7,576
 ties...................  ------  --    ------ 6.06%  -----  7.72%  --------   6.36%  ------
  Total.................  $8,080        12,137        6,403           24,788          51,408
                          ======        ======        =====         ========          ======

 Deposits

  As reflected in the Consolidated Average Balances, Interest and Rates table, total average interest bearing liabilities increased 61% during 1996. The largest dollar increase in average interest bearing deposits was in the time deposit category, rising almost $20.7 million or 59% from 1995. Average interest bearing demand deposits increased by $4.2 million or 32%. Average noninterest bearing demand deposits increased over $6.8 million, or 44%, after increasing 25% during 1995. The increases were primarily a result of deposits at new branch locations. Savings deposits, interest bearing demand deposits and noninterest bearing demand deposits accounted for 55% of total average deposits during 1996 and 1995. The maturities of time deposits of $100,000 or more issued by Citizens Bank at December 31, 1996, are summarized in the table below. Management believes that its time deposits of $100,000 or more are customer-relationship oriented and represent a reasonably stable source of funds.

                   MATURITIES OF TIME DEPOSITS OVER $100,000
                            (DOLLARS IN THOUSANDS)

      Within 3 months............................. $  4,960
      After 3 through 6 months....................    6,538
      After 6 through 12 months...................    5,580
      After 12 months.............................    3,941
                                                   --------
        Total..................................... $ 21,019
                                                   ========

 Liquidity Management

  The objective of liquidity management is to ensure that sufficient funding is available, at reasonable cost, to meet the ongoing operational cash needs of Citizens and to take advantage of income producing opportunities as they arise. While the desired level of liquidity will vary depending upon a variety of factors, it is the primary goal of Citizens to maintain a high level of liquidity in all economic environments. Liquidity is defined as the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining Citizens' ability to meet the day to day cash flow requirements of its customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Without proper liquidity management, Citizens would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves. Daily monitoring of the sources and uses of funds is necessary to maintain an acceptable cash position that meets both requirements. In a banking environment, both assets and liabilities are considered sources of liquidity funding and both are monitored on a daily basis.

  The asset portion of the balance sheet provides liquidity primarily through loan principal repayments, maturities of securities and, to a lesser extent, sales of securities available for sale. Commercial and real estate-construction loans that mature in one year or less amounted to $44.9 million or 51% of the total loan portfolio at December 31, 1996. Securities available for sale maturing in the same time frame totaled almost $8.1 million or 16% of the total investment securities portfolio at year end 1996 (including estimated maturities of mortgage backed securities). Other short-term investments such as federal funds sold and maturing interest bearing deposits with other banks are additional sources of liquidity funding.

  The liability portion of the balance sheet provides liquidity through various customers' interest bearing and noninterest bearing deposit accounts. Federal funds purchased are additional sources of liquidity and basically represent Citizens' incremental borrowing capacity. This source of liquidity is short-term in nature and is used as necessary to fund asset growth and meet short-term liquidity needs.

  As disclosed in Citizens' Consolidated Statement of Cash Flows included elsewhere herein, net cash provided by operating activities increased by approximately $614,000 primarily due to the increase in net earnings. Net cash used in investing activities of $40.3 million consisted primarily of net loans originated of $23.5 million and securities purchased of $36.4 million. This resulted from management's continued efforts to invest new funds from deposits obtained from the new markets that have been recently entered in loans and investment securities. The $47.3 million of net cash provided by financing activities consisted primarily of the $48.2 million in demand, savings and time deposits.

  Management considers Citizens' liquidity position at the end of 1996 to be sufficient to meet its foreseeable cash flow requirements. Reference is made to the Consolidated Statements of Cash Flows appearing in the Consolidated Financial Statements for a three year analysis of the changes in cash and cash equivalents resulting from operating, investing and financing activities.

 Interest Rate Sensitivity Management

  The absolute level and volatility of interest rates can have a significant impact on Citizens' profitability. The objective of interest rate risk management is to identify and manage the sensitivity of net interest income to changing interest rates, in order to achieve Citizens' overall financial goals. Based on economic conditions, asset quality and various other considerations, management establishes tolerance ranges for interest rate sensitivity and manages within these ranges.

  Citizens uses income simulation modeling as a primary tool in measuring interest rate risk and managing interest rate sensitivity. Simulation modeling considers not only the impact of changing market rates of interest on future net interest income, but also such other potential causes of variability as earning asset volume, mix, and general market conditions.

  Interest rate sensitivity is a function of the repricing characteristics of Citizens' portfolio of assets and liabilities. These repricing characteristics are the time frames within which the interest bearing assets and liabilities are subject to change in interest rates either at replacement, repricing or maturity during the life of the instruments. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in Citizens' current portfolio that are subject to repricing at various time horizons: immediate, one to three months, four to twelve months, one to five years and on a cumulative basis. The differences are known as interest sensitivity gaps. The following table shows interest sensitivity gaps for these different intervals as of December 31, 1996.


           INTEREST RATE SENSITIVITY ANALYSIS (DOLLARS IN THOUSANDS)

                                                OVER
                                                THREE    OVER
                                    IMMEDIATE  MONTHS     ONE    OVER FIVE
                                     THROUGH   THROUGH  THROUGH  YEARS AND
                                      THREE      ONE     FIVE    NON-RATE
                                     MONTHS     YEAR     YEARS   SENSITIVE  TOTAL
                                    ---------  -------  -------  --------- -------
Interest earning assets:
Federal Funds sold................  $  8,501        --      --        --     8,501
Interest bearing deposits.........        --        --     100        --       100
Investment securities:
 Taxable..........................     5,475     1,982  11,276    19,442    38,175
 Tax Exempt.......................        --       628     884    11,636    13,148
Loans.............................    46,675     8,797  27,633     4,239    87,344
                                    --------   -------  ------    ------   -------
 Total interest earning assets....    60,651    11,407  39,893    35,317   147,268
Interest bearing liabilities:
 Deposits:
  Interest bearing demand.........    20,138        --      --        --    20,138
  Savings.........................    39,014        --      --        --    39,014
  Time............................    13,152    34,609  13,020        --    60,781
  Long-term debt..................        34       102      95        --       231
                                    --------   -------  ------    ------   -------
Total interest bearing liabili-
 ties.............................    72,338    34,711  13,115        --   120,164
Noninterest bearing funding sourc-        --        --      --    25,381    25,381
 es, net..........................  --------   -------  ------    ------   -------
Interest sensitivity gap..........   (11,687)  (23,304) 26,778     9,936     1,723
                                    --------   -------  ------    ------   =======
Cumulative interest sensitivity     $(11,687)  (34,991) (8,213)    1,723
 gap..............................  ========   =======  ======    ======

  As illustrated in the table above, 89% of earning asset funding sources will reprice within one year compared to 49% of all interest earning assets. Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remains the same, thus impacting net interest income. This characteristic is referred to as basis risk and generally relates to the possibility that the repricing characteristics of short-term assets tied to Citizens' prime lending rate are different from those of short-term funding sources such as certificates of deposit.

  Varying interest rate environments can create changes in prepayment levels of assets and liabilities which are not reflected in the interest rate sensitivity analysis report. These prepayments may have significant effects on Citizens' net interest margin. Because of these factors an interest sensitivity gap report may not provide a complete assessment of Citizens' exposure to changes in interest rates.

  The table above indicates that Citizens is in a liability sensitive or negative gap position after twelve months. This liability sensitive position would generally indicate that Citizens's net interest income would decrease should interest rates rise and would increase should interest rates fall. Due to the factors cited previously, current simulation results indicate only minimal sensitivity to parallel shifts in interest rates. Management also evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the appropriate mix and repricing characteristics of assets and liabilities required to produce an optimal net interest margin.

 Fair Value of Financial Instruments

  As indicated in Note 15 to Citizens's Consolidated Financial Statements, the fair value of Citizens' financial instruments was exceeded by the net book value of such assets and liabilities by approximately $1.5 million at December 31, 1996. These disclosures should not be considered a surrogate of the liquidation value of Citizens or Citizens Bank, but rather represent a good faith estimate of the increase or decrease in value of financial instruments held by Citizens since purchase, origination, or issuance.

 Capital Resources

  Stockholders' equity at December 31, 1996 increased 14% from December 31, 1995. Net earnings after dividends for 1996 and the change in the tax affected unrealized gain/(loss) on the securities available for sale portfolio, net of tax, accounted for the majority of the increase in stockholders' equity.

  Dividends of $174,492 were declared on Citizens' common stock in 1996, which represented a 6% increase in dividends per share from 1995. Citizens has strived to retain earnings in order to keep pace with the rate of asset growth.

  Average stockholders' equity as a percentage of total average assets is one measure used to determine capital strength. The ratio of average stockholders' equity to average assets for 1996 was 7.12% compared to 9.45% in 1995. The decrease in the ratio is the result of significant asset growth in 1996. The following table summarizes these and other key ratios of Citizens for each of the last three years.

                          RETURN ON EQUITY AND ASSETS

                                                            1996   1995   1994
                                                            -----  -----  -----
      Return on average assets.............................  1.11%  1.13%  1.33%
      Return on average equity............................. 15.60% 11.94% 13.06%
      Dividend payout ratio................................ 11.54% 16.52% 14.93%
      Average equity to average assets.....................  7.12%  9.45% 10.16%

  The Federal Reserve has issued guidelines for the implementation of risk-based capital requirements by U.S. banks and bank holding companies. These risk-based capital guidelines take into consideration risk factors, as defined by regulators, associated with various categories of assets, both on and off balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets to determine the risk based capital ratios. The guidelines require an 8% total risk-based capital ratio, of which 4% must be Tier I capital.

  Citizens' Tier I capital, which consists of stockholders' equity net of unrealized gains and losses on securities available for sale and intangible assets, amounted to $10.3 million at December 31, 1996. Tier II capital includes supplemental capital components such as qualifying allowance for loan losses. Tier I capital plus Tier II capital components are referred to as Total Risk-based Capital which was $11.3 million at December 31, 1996. The percentage ratios, as calculated under the guidelines, were 10.9% and 9.9% for Tier I and Total Risk-based Capital, respectively, at December 31, 1996.

  A minimum leverage ratio is required in addition to the risk-based capital standards and is defined as Tier I capital divided by average assets adjusted for the unrealized gain/loss on the investment securities investment portfolio and intangible assets. Although a minimum leverage ratio of 3% has been established, the Federal Reserve will require bank holding companies to maintain a leverage ratio greater than 3% if it is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve. The Federal Reserve uses the leverage ratio in tandem with the risk-based capital ratios to assess capital adequacy of banks and bank holding companies. Citizens' leverage ratios at December 31, 1996 and 1995 were 6.7% and 8.4%, respectively. Risk-based and leverage capital positions as of December 31, 1996 and 1995 are presented in the table below.

              ANALYSIS OF CAPITAL ADEQUACY (DOLLARS IN THOUSANDS)

                                                                 1996     1995
                                                               --------  ------
Risk-based capital ratios:
  Tier I capital to risk-adjusted assets......................      9.9%   11.0%
  Tier II capital to risk-adjusted assets.....................      1.0%    1.0%
                                                               --------  ------
    Total capital to risk-adjusted assets.....................     10.9%   12.0%
                                                               ========  ======
Leverage ratio:...............................................      6.7%    8.4%
  Tier I Capital.............................................. $ 10,303   8,968
  Tier II Capital.............................................    1,035     784
                                                               --------  ------
    Total Tier I Capital...................................... $ 11,338   9,752
                                                               ========  ======
Total risk-adjusted assets.................................... $103,940  81,237
                                                               ========  ======

  All three of the capital ratios of Citizens Bank currently exceed the minimum ratios required in 1996 as defined by federal regulators and are deemed to be well capitalized. Citizens monitors these ratios to ensure that Citizens Bank remains within regulatory guidelines. Increased regulatory activity in the financial industry as a whole will continue to impact the structure of the industry, however, management does not anticipate any negative impact on the capital resources or operations of Citizens.

 Provision and Allowance for Loan Losses

  Citizens manages asset quality and controls risk through diversification of the loan portfolio and the application of policies designed to foster sound underwriting and loan monitoring practices. Citizens' loan administration function is charged with monitoring asset quality, establishing credit policies and procedures, and enforcing the consistent application of these policies and procedures.

  The provision for loan losses is the annual cost of providing an adequate allowance for anticipated potential future losses on loans. The amount each year is dependent upon many factors including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of loan portfolio quality, the value of collateral and economic factors and trends.

  During recent years, Citizens has strengthened its review process of the larger loans in its portfolio and has imposed stricter underwriting standards in order to minimize the impact an economic downturn might have on credit quality. Loan review procedures, including such techniques as loan grading and on-site reviews, are continually utilized in order to ensure that potential problem loans are identified early in order to lessen any potentially negative impact such problem loans may have on Citizens' earnings. Management's involvement continues throughout the process and includes participation in the workout process and recovery activity. These formalized procedures are monitored internally by the loan review committee. Such review procedures are quantified in quarterly reports to senior management and are used in determining whether such loans represent potential loss to Citizens. Management monitors the entire loan portfolio in an attempt to identify problem loans so that risks in the portfolio can be identified on a timely basis and an appropriate allowance maintained.

  The provision for loan losses increased 156% in 1996 compared to a 48% increase in 1995. The increased provision for 1996 and 1995 is a direct result of management's efforts to maintain an adequate allowance given the 37% and 31% increase in loans outstanding for 1996 and 1995, respectively. The allowance for loan losses as a percentage of gross loans outstanding at year end totaled 1.2% for 1996 and 1995.

  Citizens does not allocate the allowance for loan losses to the various loan categories. The entire allowance is available to absorb losses from any and all loans. The following table sets forth information with respect to Citizens's allowance for loan losses for each of the last five years.

       ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (DOLLARS IN THOUSANDS)

                                               YEARS ENDED DECEMBER 31,
                                              --------------------------------
                                               1996   1995  1994    1993  1992
                                              ------  ----  -----   ----  ----
Allowance for loan losses at beginning at
 year........................................ $  784   774    691    646   476
Charge-offs:
 Commercial..................................      9    88     94    153   183
 Real estate--construction...................     --    34      1     --    --
 Installment loans to individuals............     79     9     23     22    50
                                              ------  ----  -----   ----  ----
  Total charge-offs..........................     88   131    118    175   233
                                              ------  ----  -----   ----  ----
Recoveries:
 Commercial..................................     10     6    116     38     8
 Real estate--construction...................      1    --     --     --     1
 Installment loans to individuals............     25    17      5     12     9
                                              ------  ----  -----   ----  ----
  Total recoveries...........................     36    23    121     50    18
                                              ------  ----  -----   ----  ----
Net charge-offs (recoveries).................     52   108     (3)   125   215
Provisions charged to earnings...............    303   118     80    170   385
                                              ------  ----  -----   ----  ----
Balance at end of year....................... $1,035   784    774    691   646
                                              ======  ====  =====   ====  ====
Ratio of net charge-offs to average loans
 outstanding                                    0.07% 0.21% (0.01)% 0.27% 0.50%
 during the period........................... ======  ====  =====   ====  ====

 Asset Quality

  Nonperforming assets, comprised of nonaccrual loans, loans 90 days or more past due and other real estate owned totaled $392,000 at December 31, 1996. At December 31, 1995, nonperforming assets amounted to $306,000. There were no related party loans which were considered nonperforming at December 31, 1996 or 1995. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal. Loans made by Citizens to facilitate the sale of other real estate are made on terms comparable to loans of similar risk. An adequate investment by the buyer is required prior to the removal of other real estate from nonperforming assets.

  There were no commitments to lend additional funds on nonaccrual loans at December 31, 1996. There were no other foreclosed or repossessed assets at December 31, 1996. The following table summarizes Citizens' risk elements for each of the last five years.

                     RISK ELEMENTS (DOLLARS IN THOUSANDS)

                                                 YEARS ENDED DECEMBER 31,
                                                 -----------------------------
                                                 1996  1995  1994  1993  1992
                                                 ----  ----  ----  ----  -----
Loans 90 days past due.......................... $ 83    50     2   --      41
Loans on nonaccrual.............................  107    54     3   640  1,009
Other real estate...............................  202   202   156   107    585
                                                 ----  ----  ----  ----  -----
  Total nonperforming assets.................... $392   306   161   747  1,635
                                                 ====  ====  ====  ====  =====
Total nonperforming loans as a percentage of     0.25% 0.19% 0.01% 1.41%  2.31%
 loans.......................................... ====  ====  ====  ====  =====

  There may be additional loans within Citizens' portfolio that become classified as conditions dictate; however, management was not aware of any such loans that are material in amount at December 31, 1996. At December 31, 1996, management was unaware of any known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on Citizens' liquidity, capital resources or operations.

 Noninterest Income

  Noninterest income consists primarily of revenues generated from service charges and fees on deposit accounts. Noninterest income increased 49% during 1996 as compared to 1995 primarily due to the number of new accounts obtained in the new market expansion areas. Total noninterest income for 1995 showed a modest increase of 3% compared to 1994.

 Noninterest Expense

  Noninterest expense for 1996 increased 37% following an increase of 24% in 1995. Total salaries and employee benefits increased 28% during 1996 and 31% in 1995 due largely to employee additions required to support Citizens' branch growth.

  Net occupancy expense increased 61% in 1996 following an increase of 23% in 1995. The 1996 increase in occupancy expense was due to expenses related to new branch banking facilities, including depreciation and maintenance expenses.

  Other noninterest expenses increased by approximately $433,000 or 48% compared to a 11% increase in 1995. The largest components of other noninterest expenses, which include data processing and stationary and supplies, increased 23% in 1996. Management continues to evaluate other noninterest expense details in efforts to further decrease the cost of providing expanded banking services to a growing market base.

 Income Taxes

  Income tax expense increased 16% during 1996, while it decreased by 28% in 1995. The effective tax rate as a percentage of pretax income was 25% in 1996 and 30% in 1995. These tax rates differ from the statutory Federal tax rate of 34 percent primarily due to state taxes and tax exempt interest income on certain investment securities. In 1996, tax exempt investment securities interest expressed as a percentage of pretax earnings increased to 32% from 19% in 1995. See Note 8 to Citizens' Consolidated Financial Statements for an analysis of income taxes.

 Impact of Inflation and Changing Prices

  A bank's asset and liability structure is substantially different from that of an industrial company in that primarily all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on financial results depends on Citizens' ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. As discussed previously, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                       CERTAIN REGULATORY CONSIDERATIONS

  The following discussion sets forth the material elements of the regulatory framework applicable to banks, thrifts, and bank and thrift holding companies and provides certain specific information related to Premier and Citizens.

GENERAL

  Premier is a bank holding company registered with the Federal Reserve and the Georgia Department under the BHC Act and the Georgia BHC Act. As such, Premier is subject to the supervision, examination and reporting requirements of the BHC Act and the regulations of the Federal Reserve and the Georgia BHC Act. Premier is also a thrift holding company registered with the Office of Thrift Supervision (the "OTS") under the Federal Home Owners' Loan Act and the Georgia BHC Act. As a thrift holding company, Premier is subject to the regulation, supervision, examination and reporting requirements of the OTS and the Georgia Department. Citizens is a bank holding company registered with the Federal Reserve and the Georgia Department under the BHC Act and the Georgia BHC Act. As such, Citizens is subject to the supervision, examination and reporting requirements of the BHC Act, the regulations of the Federal Reserve and the Georgia BHC Act.

  The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require thrift holding companies and other companies to obtain prior approval of the OTS before acquiring direct or indirect ownership or control of a savings bank or savings association.

  The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the communities to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

  The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Premier, Citizens, and any other bank holding company located in Georgia may now acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any Georgia-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states.

  In response to the Interstate Banking Act, the Georgia General Assembly adopted the Georgia Interstate Banking Act which was effective on July 1, 1995. The Georgia Interstate Banking Act provides that (i) interstate acquisitions by institutions located in Georgia will be permitted in states which also allow national interstate acquisitions, and (ii) interstate acquisitions of institutions located in Georgia will be permitted by institutions located in states which allow national interstate acquisitions.

  Additionally, on January 26, 1996, the Georgia General Assembly adopted the Georgia Interstate Branching Act which permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia the right to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branches on a limited basis beginning July 1, 1996. Beginning July 1, 1998, the number of de novo branches which may be established will no longer be limited.

  The BHC Act generally prohibits a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

  Similarly, a thrift holding company is required by the Federal Home Owner's Loan Act to obtain approval from the OTS prior to acquiring, directly or indirectly, ownership of more than 5% of the voting stock or control of any savings association or savings bank.

  Each bank and thrift subsidiary of Premier and the bank subsidiary of Citizens is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the maximum extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

  Premier Bank, Central and Southern Bank of Georgia and Citizens Bank are subject to regulation, supervision, and examination by the FDIC and the Georgia Department. Central and Southern Bank of North Georgia is subject to regulation, supervision, and examination by the OTS and the FDIC. The banking regulator for each of the subsidiaries of Premier and Citizens, as well as the Georgia Department in the case of Premier Bank, Central and Southern Bank of Georgia and Citizens Bank, regularly examine the operations of Premier Bank, Citizens Bank, Central and Southern Bank of North Georgia and Central and Southern Bank of Georgia and are given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal banking regulators and the Georgia Department also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

  Premier and Citizens are legal entities separate and distinct from their banking and other subsidiaries. The principal sources of cash flow of Premier, including cash flow to pay dividends to its shareholders, are dividends from Premier Bank, Premier Lending Corporation, Central and Southern Bank of Georgia and Central and Southern Bank of North Georgia. The principal source of cash flow to Citizens, including cash flow to pay dividends to its shareholders, is dividends from Citizens Bank. There are statutory and regulatory limitations on the payment of dividends by Premier Bank, Central and Southern Bank of Georgia and Central and Southern Bank of North Georgia to Premier and Citizens Bank to Citizens, respectively, as well as by Premier and Citizens to their shareholders.

  If, in the opinion of the federal banking regulators, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

  At June 30, 1997, under dividend restrictions imposed under federal and state laws, Premier Bank, Central and Southern Bank of Georgia, Central and Southern Bank of North Georgia and Premier Lending, without obtaining governmental approvals, could declare aggregate dividends to Premier of approximately $2,647,000. At June 30, 1997, retained earnings available from Citizens Bank to pay dividends totaled approximately $2 million.

  The payment of dividends by Premier and Citizens and their respective subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

  Premier and Citizens and their respective bank and thrift subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve and the OTS, and the appropriate federal banking regulator in the case of their banking and thrift subsidiaries. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

  The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

  The minimum guideline for the ratio (the "Total Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must be comprised of common stock, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At June 30, 1997, Premier's consolidated Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 12.58% and 11.33%, respectively. At June 30, 1997, Citizens' unconsolidated Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk weighted assets) were 9.92% and 8.88%, respectively.

  In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. Premier's Leverage Ratio at June 30, 1997 was 8.54%. Citizens' Leverage Ratio at June 30, 1997 was 7.13%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

  Premier Bank and Citizens Bank are subject to risk-based and leverage capital requirements adopted by their respective federal banking regulators, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

  Similarly, the OTS' regulatory capital regulations specify capital standards for thrifts and thrift holding companies consisting of three components: a "core capital" requirement, a "tangible capital" requirement, and a "risk-based capital" requirement. These regulations require thrifts to maintain core capital in an amount not less than 3% of adjusted total assets and to maintain tangible capital in an amount not less than 1.5% of adjusted total assets. Under the OTS' regulatory capital regulations, thrifts are required to maintain capital equal to 8% of risk-weighted assets. The OTS requires assets to be weighed on the basis of risk and assigns a weighing factor of between 0% and 100%. Approximately one-half of risk-based capital must consist of core capital and one-half may consist of other preferred stock, a portion of general loan loss reserves and other hybrid capital instruments such as convertible and subordinated debentures.

  Each of the subsidiary depository institutions of Premier and Citizens was in compliance with applicable minimum capital requirements as of June 30, 1997. Neither Premier nor Citizens has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it or its subsidiary depository institutions.

Failure to meet capital guidelines could subject a bank or thrift to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

  The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the FDIC have, pursuant to FDICIA, amended the risk-based capital standards so as to calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and to require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

  Under Federal Reserve policy, Premier and Citizens are expected to act as a source of financial strength for, and to commit resources to support, each of their banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Premier and Citizens may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. As a result, any loss suffered by the FDIC in respect of any of the subsidiaries of Premier would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of Premier's investment in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

  FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

  Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Risk-Based Capital Ratio of 10% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

  An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking regulator is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

  For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of
Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets;
(vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior executive officer, the regulator must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;
(x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or (xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking regulator, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

  At June 30, 1997, Premier Bank, Central and Southern Bank of Georgia, Central and Southern Bank of North Georgia, and Citizens Bank had the requisite capital levels to qualify as "well capitalized."

FDIC INSURANCE ASSESSMENTS

  Pursuant to FDICIA, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

  Once the designated ratio for the BIF was reached in May 1995, the FDIC was authorized to reduce the minimum assessment rate below the 23 basis points and to set future assessment rates at such levels that would maintain the fund's reserve ratio at the designated level. In August 1995, the FDIC adopted regulations reducing the assessment rates for BIF-member banks. Under the revised schedule, BIF-member banks, starting with the second half of 1995, were to pay assessments ranging from 4 basis points to 31 basis points, with an average assessment rate of 4.5 basis points. Refunds with interest were paid for assessments for the month(s) after the month in which the designated reserve ratio for the BIF was reached. Subsequently, on November 14, 1995, the FDIC announced that, beginning in 1997, it would further reduce the deposit insurance premiums for 92% of all BIF members that are in the highest capital and supervisory categories to $2,000 per year, regardless of deposit size. At the same time, the FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

On September 30, 1996, the President signed the Deposit Insurance Fund Act of 1996 ("DIFA") which was part of the omnibus spending bill enacted by Congress at the end of its 1996 session. DIFA mandated that the FDIC impose a one-time special assessment on the SAIF-assessable deposits of each insured depository institution at a rate applicable to all such institutions that the FDIC determined would cause the SAIF to achieve its designated reserve ratio of 1.25% as of October 1, 1996. The assessment was based on the amount of SAIF-insured deposits owned by each institution as of March 31, 1995. DIFA allowed the FDIC to exempt any insured institution that it determined to be weak from paying the special assessment if the FDIC determined that the exemption would reduce the risk to the SAIF.

  DIFA provides that the FDIC may not set semi-annual assessments with respect to SAIF or BIF in excess of the amount needed to maintain the 1.25% designated reserve ratio or, if the reserve ratio is less than the designated reserve ratio, to increase the reserve ratio to the designated reserve ratio.

  On October 10, 1996, the FDIC adopted a final rule governing the payment of the SAIF special assessment. The FDIC imposed a special assessment in the amount of 65.7 basis points.

  Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS

  The FDIA, as amended by the FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation and fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. See "--Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal regulatory agencies also proposed guidelines for asset quality and earnings standards.

CERTAIN APPLICABLE THRIFT REGULATIONS

  Central and Southern Bank of North Georgia, as a thrift institution, is subject to extensive regulation by the OTS. The lending activities and other investments of thrift institutions must comply with various regulatory requirements.

  Qualified Thrift Lender Test. One such set of requirements relates to an institution's status as a "Qualified Thrift Lender." Unless an institution so qualifies, its borrowing privileges from a Federal Home Loan Bank may be restricted, and it may be subject to other operating limitations. To meet the Qualified Thrift Lender Test ("QTL Test"), an institution must maintain at least 65% of its assets in "Qualified Thrift Investments," which under the regulations consist of (i) loans made to purchase, refinance, construct, improve or repair domestic residential or manufactured housing, (ii) home equity loans, (iii) securities backed by or representing an interest in mortgages on domestic, residential, or manufactured housing, and (iv) obligations issued by federal deposit insurance agencies. Subject to a 15%-of-assets limitation, "Qualified Thrift Investments" may also include consumer loans, investments in certain subsidiaries, loans for construction of schools, churches, nursing homes and hospitals, and 200% of investments in loans for low-to-moderate-income housing and certain other community oriented investments.

  In September, 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Economic Growth Act of 1996") was signed into law and contained provisions which significantly affected the QTL Test.

  The Economic Growth Act of 1996 liberalized the QTL Test for savings associations by permitting them to satisfy a similar, but different, 60% asset test under the Internal Revenue Code. Alternatively, savings associations may meet the QTL Test by satisfying a more liberal 65% asset test that allows an institution to include small business, credit card and education loans as qualified investments for purposes of the test. Furthermore, consumer loans now count as qualified thrift investments up to 20% of portfolio assets. On November 27, 1996, the OTS issued an Interim Final Rule that implements provisions of the Economic Growth Act of 1996, including the amended QTL Test. At June 30, 1997, approximately 95.57% of Central and Southern Bank of North Georgia's assets were invested in Qualified Thrift Investments as currently defined.

  Liquidity Requirements. Thrift institutions, including Central and Southern Bank of North Georgia, are required to maintain average daily balances of liquid assets sufficient to meet the institution's foreseeable cash needs. Specifically, the Central and Southern Bank of North Georgia must maintain liquid assets (consisting of cash, certain time deposits, bankers acceptance, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specific U.S. government, state or federal agency obligations) of not less than 5% of the total amount of the institution's net withdrawable savings deposits plus short-term borrowings, and to maintain average daily balances of short-term liquid assets of not less than 1% of such total amount. The liquidity ratio of the Central and Southern Bank of North Georgia at June 30, 1997, was 8.54%.

                              REPORT ON FORM 10-K

  Premier's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the SEC, is available to shareholders who make written request therefore to Premier at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

                                    EXPERTS

  The consolidated financial statements of Premier appearing in this Joint Proxy Statement/Prospectus have been audited by Mauldin & Jenkins, L.L.C., independent accountants, to the extent and for the years indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Citizens appearing in this Joint Proxy Statement/Prospectus have been audited by Porter Keadle Moore L.L.P. to the extent and for the years indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

                                   OPINIONS

  The legality of the shares of the Premier Common Stock to be issued in the Merger will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia. Certain income tax consequences of the Merger will be passed upon by Kilpatrick Stockton LLP, Atlanta, Georgia.

                 ADDITIONAL PROPOSAL FOR PREMIER SHAREHOLDERS

BACKGROUND; CURRENT PLAN TERMS

  Effective June 15, 1997, Premier established the Premier Directors Plan, following shareholder approval of the Premier Directors Plan at the Premier 1997 Annual Meeting of Shareholders. As adopted, the Premier Directors Plan permits eligible persons to defer receipt of retainer fees, meeting fees, or both (herein, "Directors' Fees") and to have such amounts applied toward the grant of options to purchase shares of Premier Common Stock. Members of the Board of Directors of Premier and members of the boards of directors of subsidiaries of Premier (herein, "Directors") are eligible to participate in the Premier Directors Plan. A total of 150,000 shares of Premier Common Stock is issuable pursuant to the Premier Directors Plan.

TERMS OF THE PREMIER DIRECTORS PLAN AS PROPOSED TO BE AMENDED

  The Board of Directors of Premier has determined that it would be in the best interests of Premier to amend the Premier Directors Plan. The Plan, proposed to be amended and restated as the "Premier Bancshares, Inc. Directors' Deferred Stock Unit Plan," would permit each Director to elect in advance to defer some or all of his or her Directors' Fees and to apply such amounts toward the grant of deferred stock units. Upon settlement, the deferred stock units would be payable in cash or shares of Premier Common Stock, as elected by the Director. The number of shares issuable pursuant to the Premier Directors Plan is not proposed to be increased. A copy of the form of the Premier Directors Plan, as proposed to be amended and restated, is attached to this Joint Proxy Statement/Prospectus as Exhibit E.

  Under the terms of the Premier Directors Plan as proposed to be amended, each Director who makes a deferral election would receive, in lieu of Directors' fees, an award of deferred stock units on the grant date that would equal such number of shares of Premier Common Stock as could be purchased for the amount of deferred Directors' Fees on that date, based on a price equal to 85% of the fair market value of the shares as of such grant date. Awards would be granted on a quarterly basis.

  The Plan would also enable Directors who have elected to defer some or all of their Directors' Fees to receive dividend equivalent grants on the quarterly award date coincident with or next following the dividend payment date to which the dividend equivalent award relates. The amount of each dividend equivalent award would be based on the number of deferred stock units credited to the Director as of the record date for the dividend, divided by the fair market value of the Premier Common Stock on such date.

  The award of units to a Director under the Premier Directors Plan would be nontransferable and fully vested at all times. Upon termination of service as Director for any reason, or upon a change in control of Premier, the Director (or his or her beneficiary in the event of his or her death) would be entitled to receive, based on an election made in advance of termination, a payment in cash or shares of Premier Common Stock equal to the number (or value) of units credited to his or her account.

  The Plan would continue to be administered by the Compensation Committee of the Premier Board of Directors. Approximately 29 Directors are eligible to participate in the Premier Directors Plan at this time, although that number is subject to change in the future. Currently, a member of the Premier Board of Directors earns $1,000 for each Board meeting (quarterly or special) attended and $100 for each committee meeting attended, which amount, if so elected by the Director, could be applied toward the grant of deferred stock units under the Premier Directors Plan.

  The Board of Directors has determined that it is in the best interests of Premier to amend the Premier Directors Plan in order to continue to encourage Directors to increase their proprietary interest in Premier in a manner tied to the value of the Premier Common Stock, while at the same time permitting Directors to defer recognition of income on Directors' Fees for federal tax purposes and to elect to receive settlement of such deferred amounts in cash or shares of Premier Common Stock. As noted above, the number of shares of Premier Common Stock issuable under the Premier Directors Plan is not proposed to be increased.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Under current interpretations of Treasury Regulations, the timely election by a Director to defer cash compensation under the Premier Directors Plan should not result in the receipt of taxable income by the individual at that time or the allowance of a deduction by Premier for federal income tax purposes. A Director who defers compensation under the Premier Directors Plan will realize ordinary income, however, at the time such compensation is actually or constructively received by the individual. The amount of income will equal either the amount of the cash payment or the aggregate fair market value of the shares of Premier Common Stock distributed to the Director. To the extent that any participant realizes such ordinary income, Premier will be entitled to a corresponding deduction for federal income tax purposes.

  The affirmative vote of a majority of the shares of Premier Common Stock outstanding and entitled to vote at the Premier Meeting is required to approve the Premier Directors Plan, as proposed to be amended and restated. The Board of Directors of Premier recommends that the shareholders vote FOR the proposal to amend the Premier Directors Plan. For these purposes, shares of Premier Common Stock that are present, or represented by proxy, at the Premier Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any matter or whether a broker with discretionary authority fails to exercise its discretionary authority with respect to any matter.

                         INDEX TO FINANCIAL STATEMENTS

PREMIER BANCSHARES, INC.
 Independent Auditor's Report..............................................  F-1
 Consolidated Balance Sheets...............................................  F-2
 Consolidated Statements of Income.........................................  F-3
 Consolidated Statements of Stockholders' Equity...........................  F-4
 Consolidated Statements of Cash Flows.....................................  F-5
 Notes to Consolidated Financial Statements................................  F-7
CITIZENS GWINNETT BANKSHARES, INC.
 Report of Independent Certified Public Accountants........................ F-33
 Consolidated Balance Sheets............................................... F-34
 Consolidated Statements of Earnings....................................... F-35
 Consolidated Statements of Changes in Stockholders' Equity................ F-36
 Consolidated Statements of Cash Flows..................................... F-37
 Notes to Consolidated Financial Statements................................ F-39

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INDEPENDENT AUDITOR'S REPORT............................................... F-1
FINANCIAL STATEMENTS
 Consolidated balance sheets............................................... F-2
 Consolidated statements of income......................................... F-3
 Consolidated statements of stockholders' equity........................... F-4
 Consolidated statements of cash flows..................................... F-5
 Notes to consolidated financial statements................................ F-7

                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Premier Bancshares, Inc.
 and Subsidiaries
Atlanta, Georgia

  We have audited the accompanying consolidated balance sheets of Premier Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Central and Southern Holding Company, a company which was pooled with Premier Bancshares, Inc. in 1997, as explained in Note 2 to the consolidated financial statements, which statements are included in the restated 1996 financial statements and reflect total assets of $225.8 million and $207.8 million as of December 31, 1996 and 1995, respectively, and total revenues of $18.5 million, $17.2 million and $18.4 million for the three years in the period ended December 31, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Central and Southern Holding Company, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Atlanta, Georgia
January 31, 1997, except for Note 2 as to which the date is June 23, 1997

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                        1996          1995
                                                    ------------  ------------
                      ASSETS
Cash and due from banks............................ $ 19,540,578  $ 18,109,932
Interest-bearing deposits in banks.................    2,697,173    12,347,819
Federal funds sold.................................   42,896,410    19,217,208
Securities available-for-sale......................   99,731,663   110,311,022
Loans held for sale................................   24,408,287    25,912,226
Loans..............................................  313,289,113   246,944,896
Less allowance for loan losses.....................    6,568,371     5,992,224
                                                    ------------  ------------
 Loans, net........................................  306,720,742   240,952,672
Premises and equipment.............................   12,564,637     8,522,773
Other real estate owned............................      949,923       907,474
Goodwill and other intangibles.....................    2,827,063     2,467,541
Other assets.......................................    7,607,782     6,624,952
                                                    ------------  ------------
  Total assets..................................... $519,944,258  $445,373,619
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 Noninterest-bearing demand........................ $ 48,272,239  $ 45,963,923
 Interest-bearing demand...........................   98,544,325    76,177,893
 Savings...........................................   17,615,424    18,321,314
 Time, $100,000 and over...........................   74,303,940    62,762,923
 Other time........................................  193,161,821   155,701,544
                                                    ------------  ------------
  Total deposits...................................  431,897,749   358,927,597
Securities sold under repurchase agreements........   11,864,486     3,658,634
Federal Home Loan Bank advances....................    4,625,000    11,125,000
Other borrowings...................................   18,752,230    19,678,642
Other liabilities..................................    5,611,512     5,876,704
                                                    ------------  ------------
  Total liabilities................................  472,750,977   399,266,577
                                                    ------------  ------------
Minority interest in subsidiary....................       13,618        16,754
                                                    ------------  ------------
Commitments and contingent liabilities
Stockholders' equity
 Common stock, par value $1 at December 31, 1996
  and $5 at December 31, 1995; 20,000,000 shares
  authorized; 8,026,765 and 6,128,546 issued, re-
  spectively.......................................    8,026,765    30,642,730
 Capital surplus...................................   25,045,780     2,407,315
 Retained earnings.................................   15,131,024    12,881,849
 Unrealized gains on securities available-for-sale,
  net of tax.......................................      109,534       705,832
                                                    ------------  ------------
                                                      48,313,103    46,637,726
 Treasury stock, at cost (123,494 and 59,528
  shares)..........................................   (1,133,440)     (547,438)
                                                    ------------  ------------
  Total stockholders' equity.......................   47,179,663    46,090,288
                                                    ------------  ------------
  Total liabilities and stockholders' equity....... $519,944,258  $445,373,619
                                                    ============  ============

See Notes to Consolidated Financial Statements.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                             1996         1995         1994
                                          -----------  -----------  -----------
INTEREST INCOME
 Loans................................... $31,734,674  $25,076,553  $19,868,143
 Taxable securities......................   5,890,316    6,254,570    5,687,540
 Nontaxable securities...................     657,417      682,323      922,109
 Deposits in banks.......................     426,737      173,807       17,913
 Other short-term investments............   1,542,997    1,387,833    1,226,892
                                          -----------  -----------  -----------
  Total interest income..................  40,252,141   33,575,086   27,722,597
                                          -----------  -----------  -----------
INTEREST EXPENSE
 Deposits................................  17,481,450   14,371,518   12,349,143
 Other borrowings........................   2,756,476    2,290,912      678,485
                                          -----------  -----------  -----------
  Total interest expense.................  20,237,926   16,662,430   13,027,628
                                          -----------  -----------  -----------
  Net interest income....................  20,014,215   16,912,656   14,694,969
PROVISION FOR LOAN LOSSES................    (417,602)    (700,341)     285,000
                                          -----------  -----------  -----------
  Net interest income after provision for
   loan losses...........................  20,431,817   17,612,997   14,409,969
                                          -----------  -----------  -----------
OTHER INCOME
 Service charges on deposit accounts.....   1,718,883    1,578,145    1,652,479
 Other service charges and fees..........   1,375,896      892,834      450,957
 Gain on mortgage loans held for sale....   4,720,267    2,327,916       99,969
 Mortgage loan fees......................   4,180,748    3,638,835    1,183,601
 Net realized gains (losses) on sales of
  securities.............................     135,295     (205,572)     212,407
 Other operating income..................     987,021      854,831    1,022,766
                                          -----------  -----------  -----------
  Total other income.....................  13,118,110    9,086,989    4,622,179
                                          -----------  -----------  -----------
OTHER EXPENSES
 Salaries and employee benefits..........  15,808,369   11,734,103    8,344,291
 Occupancy and equipment, net............   3,290,064    2,406,340    2,144,160
 Stationery and supplies.................     592,138      443,785      446,244
 Deposit insurance.......................     537,756      452,630      788,308
 Goodwill amortization expense...........     207,489      199,225            -
 Other operating expenses................   5,910,113    5,142,333    4,436,040
                                          -----------  -----------  -----------
  Total other expenses...................  26,345,929   20,378,416   16,159,043
                                          -----------  -----------  -----------
  Income before income taxes and minority
   interest in net income of subsidiary..   7,203,998    6,321,570    2,873,105
INCOME TAX EXPENSE.......................   1,698,409    1,760,917      964,581
                                          -----------  -----------  -----------
  Net income before minority interest in
   net income of subsidiary..............   5,505,589    4,560,653    1,908,524
MINORITY INTEREST IN NET INCOME OF SUB-
 SIDIARY.................................      11,850       12,709          --
                                          -----------  -----------  -----------
NET INCOME............................... $ 5,493,739  $ 4,547,944  $ 1,908,524
                                          ===========  ===========  ===========
NET INCOME PER SHARE OF COMMON STOCK..... $       .68  $       .57  $       .25
                                          ===========  ===========  ===========
WEIGHTED AVERAGE SHARES OUTSTANDING......   8,091,369    7,982,660    7,041,663
                                          ===========  ===========  ===========

See Notes to Consolidated Financial Statements.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                         UNREALIZED
                                                                                            GAINS
                                                                                         (LOSSES) ON
                                                                                         SECURITIES
                    PREFERRED STOCK         COMMON STOCK                                 AVAILABLE-     TREASURY STOCK
                   -------------------  ---------------------    CAPITAL     RETAINED     FOR-SALE,   -------------------
                   SHARES   PAR VALUE    SHARES    PAR VALUE     SURPLUS     EARNINGS    NET OF TAX   SHARES   PAR VALUE
                   -------  ----------  --------- -----------  -----------  -----------  -----------  ------- -----------
BALANCE, DECEMBER
 31, 1993........   37,969  $1,708,605  5,354,289 $26,771,445  $    63,340  $ 8,689,965  $      --        --  $       --
 Net income......      --          --         --          --           --     1,908,524         --        --          --
 Common stock
  dividends
  declared.......      --          --         --          --           --      (407,678)        --        --          --
 Preferred stock
  dividends
  declared.......      --          --         --          --           --      (178,913)        --        --          --
 Stock issued....      --          --      33,588     167,940      207,072          --          --        --          --
 Conversion of
  preferred stock
  into common
  stock..........  (37,969) (1,708,605)   379,690   1,898,450     (189,845)         --          --        --          --
 Net change in
  unrealized
  gains (losses)
  on securities
  available-for-
  sale, net of
  tax............      --          --         --          --           --        50,483  (1,942,975)      --          --
                   -------  ----------  --------- -----------  -----------  -----------  ----------   ------- -----------
BALANCE, DECEMBER
 31, 1994........      --          --   5,767,567  28,837,835       80,567   10,062,381  (1,942,975)      --          --
 Net income......      --          --         --          --           --     4,547,944         --        --          --
 5% stock
  dividend.......      --          --      76,206     381,030      628,699   (1,012,822)        --        --          --
 Stock issued....      --          --     284,773   1,423,865    1,698,049          --          --        --          --
 Common stock
  dividends
  declared.......      --          --         --          --           --      (715,654)        --        --          --
 Acquisition of
  treasury stock.      --          --         --          --           --           --          --     59,528    (547,438)
 Net change in
  unrealized
  gains (losses)
  on securities
  available-for-
  sale, net of
  tax............      --          --         --          --           --           --    2,648,807       --          --
                   -------  ----------  --------- -----------  -----------  -----------  ----------   ------- -----------
BALANCE, DECEMBER
 31, 1995........      --          --   6,128,546  30,642,730    2,407,315   12,881,849     705,832    59,528    (547,438)
 Net income......      --          --         --          --           --     5,493,739         --        --          --
 Stock options
  exercised......      --          --       2,250       2,250       20,250          --          --        --          --
 Common stock
  dividends
  declared.......      --          --         --          --           --    (3,244,564)        --        --          --
 Recapitalization.     --          --         --  (24,514,184)  24,514,184          --          --        --          --
 Acquisition of
  treasury stock.      --          --         --          --           --           --          --     63,966    (586,002)
 1.8055 stock
  split..........      --          --   1,895,969   1,895,969   (1,895,969)         --          --        --          --
 Net change in
  unrealized
  gains (losses)
  on securities
  available-for-
  sale, net of
  tax............      --          --         --          --           --           --     (596,298)      --          --
                   -------  ----------  --------- -----------  -----------  -----------  ----------   ------- -----------
BALANCE, DECEMBER
 31, 1996........      --   $      --   8,026,765 $ 8,026,765  $25,045,780  $15,131,024  $  109,534   123,494 $(1,133,440)
                   =======  ==========  ========= ===========  ===========  ===========  ==========   ======= ===========
                       TOTAL
                   STOCKHOLDERS'
                      EQUITY
                   -------------
BALANCE, DECEMBER
 31, 1993........   $37,233,355
 Net income......     1,908,524
 Common stock
  dividends
  declared.......      (407,678)
 Preferred stock
  dividends
  declared.......      (178,913)
 Stock issued....       375,012
 Conversion of
  preferred stock
  into common
  stock..........           --
 Net change in
  unrealized
  gains (losses)
  on securities
  available-for-
  sale, net of
  tax............    (1,892,492)
                   -------------
BALANCE, DECEMBER
 31, 1994........    37,037,808
 Net income......     4,547,944
 5% stock
  dividend.......        (3,093)
 Stock issued....     3,121,914
 Common stock
  dividends
  declared.......      (715,654)
 Acquisition of
  treasury stock.      (547,438)
 Net change in
  unrealized
  gains (losses)
  on securities
  available-for-
  sale, net of
  tax............     2,648,807
                   -------------
BALANCE, DECEMBER
 31, 1995........    46,090,288
 Net income......     5,493,739
 Stock options
  exercised......        22,500
 Common stock
  dividends
  declared.......    (3,244,564)
 Recapitalization.          --
 Acquisition of
  treasury stock.      (586,002)
 1.8055 stock
  split..........           --
 Net change in
  unrealized
  gains (losses)
  on securities
  available-for-
  sale, net of
  tax............      (596,298)
                   -------------
BALANCE, DECEMBER
 31, 1996........   $47,179,663
                   =============

See Notes to Consolidated Financial Statements.

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                            1996         1995         1994
                                         -----------  -----------  -----------
OPERATING ACTIVITIES
 Net income before minority interest in
  net income of subsidiary.............. $ 5,505,589  $ 4,560,653  $ 1,908,524
 Adjustments to reconcile net income to
  net cash provided by (used in) operat-
  ing activities:
  Depreciation, amortization and accre-
   tion.................................   1,397,576    1,032,569    1,049,266
  Provision for loan losses.............    (417,602)    (700,341)     285,000
  Deferred income taxes.................     141,418      213,789      (67,264)
  Net (increase) decrease in loans held
   for sale.............................   1,503,939  (12,958,178)    (679,265)
  Net realized (gains) losses on sales
   of securities........................    (135,295)     205,572     (212,407)
  Gain on sale of branches..............         --           --      (115,324)
  Other operating activities............  (2,844,526)   2,902,998    2,440,966
                                         -----------  -----------  -----------
   Net cash provided by (used in) oper-
    ating activities....................   5,151,099   (4,742,938)   4,609,496
                                         -----------  -----------  -----------
INVESTING ACTIVITIES
 Purchases of securities available-for-
  sale.................................. (39,989,256) (24,034,354)  (9,294,404)
 Proceeds from sales of securities
  available-for-sale....................  11,534,120   12,592,520    2,702,013
 Proceeds from maturities of securities
  available-for-sale....................  38,231,931    9,687,075   12,181,901
 Purchases of securities held-to-maturi-
  ty....................................         --   (19,494,374)  (9,412,235)
 Proceeds from sales of securities held-
  to-maturity...........................         --     4,560,718    5,076,098
 Proceeds from maturities of securities
  held-to-maturity......................         --    16,225,345   15,176,581
 Net (increase) decrease in Federal
  funds sold............................ (23,679,202)  14,961,485   (9,098,693)
 Net (increase) decrease in interest-
  bearing deposits in banks.............   9,650,646  (12,331,730)      83,911
 Net (increase) decrease in loans....... (65,485,177) (18,721,859)  16,328,991
 Proceeds from sales of premises and
  equipment.............................      26,673       13,830       31,616
 Purchase of premises and equipment.....  (5,254,843)  (1,413,750)    (763,064)
 Sale of branches.......................         --           --   (40,928,208)
 Net cash acquired in business combina-
  tions.................................         --       678,430          --
 Investment in subsidiary...............         --    (5,894,871)         --
                                         -----------  -----------  -----------
   Net cash used in investing activi-
    ties................................ (74,965,108) (23,171,535) (17,915,493)
                                         -----------  -----------  -----------

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                          1996          1995          1994
                                      ------------  ------------  ------------
FINANCING ACTIVITIES
 Net increase (decrease) in deposits. $ 72,970,152  $ 33,048,590  $ (3,723,940)
 Net increase (decrease) in repur-
  chase agreements...................    8,205,852    (3,056,366)    6,715,000
 Net increase (decrease) in other
  borrowings.........................     (926,412)    3,275,506    10,029,263
 Net decrease in Federal Home Loan
  Bank advances......................   (6,500,000)   (2,059,990)          --
 Dividends paid......................   (1,926,449)     (718,747)     (586,591)
 Dividends paid to minority
  shareholder........................      (14,986)          --            --
 Acquisition of treasury stock.......     (586,002)     (547,438)          --
 Proceeds from exercise of stock
  options............................       22,500           --            --
 Proceeds from common stock issued...          --      3,121,914       375,012
                                      ------------  ------------  ------------
  Net cash provided by financing
   activities........................   71,244,655    33,063,469    12,808,744
                                      ------------  ------------  ------------
Net increase in cash and due from
 banks...............................    1,430,646     5,148,996      (497,253)
Cash and due from banks at beginning
 of year.............................   18,109,932    12,960,936    13,458,189
                                      ------------  ------------  ------------
Cash and due from banks at end of
 year................................ $ 19,540,578  $ 18,109,932  $ 12,960,936
                                      ============  ============  ============
SUPPLEMENTAL DISCLOSURES
 Cash paid for:
  Interest........................... $ 20,011,603  $ 16,494,593  $ 13,100,258
  Income taxes....................... $  2,205,556  $  1,412,504  $    368,322
BUSINESS COMBINATION
 Net cash acquired...................               $    678,430
                                      ============  ============
 Securities available-for-sale.......               $  1,563,926
 Loans held for sale.................                  7,829,133
 Loan................................                 37,517,520
 Premises and equipment..............                  1,401,710
 Other assets........................                  1,240,845
 Goodwill............................                  2,547,828
 Deposits............................                (31,031,023)
 Advances from Federal Home Loan
  Bank...............................                (13,184,990)
 Subordinated debentures.............                 (1,974,394)
 Other liabilities...................                   (694,114)
                                      ------------  ------------
  Net assets acquired, net of cash
   and due from banks of $678,430....               $  5,216,441
                                      ============  ============
NONCASH TRANSACTIONS
 Unrealized (gains) losses on
  securities available-for-sale...... $    917,213  $ (3,089,789) $  2,311,948
 Principal balances of loans
  transferred to other real estate... $    528,650  $    818,103  $  1,142,865
 Transfer of investment securities
  from held-to-maturity to available-
  for-sale...........................          --     35,073,414           --
 Conversion of preferred stock into
  common stock.......................          --            --      1,708,605

See Notes to Consolidated Financial Statements.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

  Premier Bancshares, Inc., (the "Company" and formerly First Alliance/Premier Bancshares, Inc.) is a bank and thrift holding company whose business is conducted by its wholly-owned subsidiaries, First Alliance Bank located in Marietta, Georgia, Premier Bank located in Acworth, Georgia, Central and Southern Bank of Georgia located in Milledgeville, Georgia, Central and Southern Bank of North Georgia, FSB located in Greensboro, Georgia, Premier Lending Corporation ("Lending") located in Atlanta, Georgia, and Interim Alliance Corporation d/b/a Alliance Finance located in Smyrna, Georgia, an 80% owned subsidiary.

  The Company is not engaged in any substantial business other than the normal financial services provided by its subsidiaries. However, the Company incurs operating expenses in connection with evaluating and pursuing potential business acquisitions.

  First Alliance Bank is a commercial bank with operations in Marietta and Kennesaw, Georgia. First Alliance Bank provides a full range of banking services to individual and corporate customers in its primary market area of Cobb County and surrounding counties.

  Premier Bank was acquired by the Company during 1995 in a business combination accounted for as a purchase. Premier Bank provides a full range of banking services to individual and corporate customers in its primary market area of Cobb County and surrounding counties.

  Central and Southern Bank of Georgia ("Milledgeville") and Central and Southern Bank of North Georgia, FSB ("North Georgia") were acquired by the Company on June 23, 1997 in a business combination accounted for as a pooling of interests. They provide a full range of banking services to individuals and corporate customers in their primary market areas of central and north Georgia, respectively.

  Premier Lending Corporation, Inc. originates, processes, funds and sells residential mortgage loans, construction loans and commercial finance loans primarily in the metropolitan Atlanta area. The majority of the mortgage loans are sold to independent third party investors with servicing released and a significant portion of the construction and commercial finance loans are participated to affiliated and non-affiliated financial institutions.

  Alliance Finance provides lending and financing services to consumer and business enterprises. The Finance Company's primary activities consist of origination of consumer loans including mortgage loans, retail sales financing and related insurance products.

NAME CHANGE

  In January 1997, the Company changed its name from First Alliance/Premier Bancshares, Inc. to Premier Bancshares, Inc.

BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

  The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

CASH AND DUE FROM BANKS

  Cash on hand, cash items in process of collection and amounts due from banks are included in cash and due from banks.

  The Company and its subsidiaries maintain amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

SECURITIES

  Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax. Marketable equity securities are carried at fair value with net unrealized gains and losses included in stockholders' equity. Other equity securities without a readily determinable fair value are carried at cost.

  Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

LOANS HELD FOR SALE

  Loans held for sale include primarily mortgage loans which are carried at the lower of aggregate cost or fair value. The determination of fair value includes consideration of outstanding commitments from investors, related origination fees and costs, and commitment fees paid. Gains and losses are recognized at settlement dates and are determined by the difference between the selling price and the carrying value of the loans sold. The Company sells all mortgage loans on a servicing released basis. The Company's practice is to originate mortgage loans subject to existing purchase commitments from third party investors.

LOANS

  Loans are carried at their principal amounts outstanding less unearned income, net deferred loan fees and costs and the allowance for loan losses. Interest income on most loans is credited to income based on the principal amount outstanding. Interest on other loans is recognized on the sum-of-the-months method, the results of which are not materially different from generally accepted accounting principles.

  Loan origination fees and certain direct costs incurred in originating most loans are deferred and recognized as income over the life of the loan. Fees and costs incurred in origination of other loans are recognized at the time the loan is recorded. The results of operations are not materially different than the results which would be obtained by accounting for all loan fees and costs in accordance with generally accepted accounting principles.

  The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

  The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

  The Company adopted the provisions of Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by Statement of Financial Accounting Standard No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures", on January 1, 1995.

  A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

  The Company considers the following type loans to be impaired:

    (1) all nonaccrual loans, (2) loans that have been restructured in a troubled debt restructuring provided that the restructured loan agreement specifies an interest rate that is less than the Company would be willing to accept at the time of the restructuring for a new loan with comparable risk or the loan becomes impaired based on the terms specified by the restructured loan agreement, and (3) any other loan in which management does not expect to collect all contractual principal and interest payments in accordance with the terms of the loan agreement.

  The Company has not identified large groups of smaller-balance homogeneous loans which are collectively evaluated for impairment. Any loan that meets the characteristics as described above are considered to be impaired regardless of loan type or balance.

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED

  Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses.

GOODWILL

  The excess of the purchase price over the fair value of net assets acquired is being amortized using the straight-line method over a period not to exceed 20 years. On an ongoing basis, management reviews the valuation and amortization of goodwill. As part of this review, management considers the value and future benefits of the net earnings generated by the net assets acquired to determine that no impairment has occurred.

INCOME TAXES

  Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

  Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

  The Company and the subsidiaries file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

NET INCOME PER COMMON SHARE

  Net income per common share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents consist of stock options and warrants.

NOTE 2. RECENT ACQUISITIONS

  On June 23, 1997, the Company acquired all of the outstanding common stock of Central and Southern Holding Company ("C&S") in exchange for 3,653,523 shares of the Company's outstanding common stock.

  The acquisition of C&S has been accounted for as pooling of interests and, accordingly, all prior financial statements have been restated to include the accounts and operations of the pooled company. Net interest income and net income of the separate companies for periods preceding the mergers are summarized as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                          1996    1995    1994
                                                         ------- ------- -------
                                                         (DOLLARS IN THOUSANDS)
Net interest income
 Premier................................................ $11,734 $ 9,020 $ 6,843
 C&S....................................................   8,280   7,893   7,852
                                                         ------- ------- -------
 Combined............................................... $20,014 $16,913 $14,695
                                                         ======= ======= =======
Net income Premier...................................... $ 2,552 $ 2,002 $   291
 C&S....................................................   2,954   2,559   1,617
                                                         ------- ------- -------
 Combined............................................... $ 5,506 $ 4,561 $ 1,908
                                                         ======= ======= =======

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 3. SECURITIES

  The amortized cost and fair value of securities are summarized as follows:

                                               GROSS      GROSS
                                 AMORTIZED   UNREALIZED UNREALIZED
                                   COST        GAINS      LOSSES     FAIR VALUE
                               ------------- ---------- ----------  ------------
Securities Available-for-Sale
 December 31, 1996:
  U. S. Government and agency
   securities................. $  40,743,161 $  107,258 $(175,319)  $ 40,675,100
  State and municipal securi-
   ties.......................     9,836,329    493,994       (21)    10,330,302
  Mortgage-backed securities..    46,535,236    261,558  (494,809)    46,301,985
  Other securities............     2,479,345        --    (55,069)     2,424,276
                               ------------- ---------- ---------   ------------
                               $ 99,594,071  $  862,810 $(725,218)  $ 99,731,663
                               ============= ========== =========   ============
 December 31, 1995:
  U. S. Government and agency
   securities................. $  46,222,209 $  386,665 $(235,740)  $ 46,373,134
  State and municipal securi-
   ties.......................     9,869,383    590,363    (4,973)    10,454,773
  Mortgage-backed securities..    51,248,580    658,686  (312,149)    51,595,117
  Other securities............     1,916,045         --   (28,047)     1,887,998
                               ------------- ---------- ---------   ------------
                               $ 109,256,217 $1,635,714 $(580,909)  $110,311,022
                               ============= ========== =========   ============

  The amortized cost and fair value of securities as of December 31, 1996 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and other securities are not included in the maturity categories in the following summary.

                                                         SECURITIES AVAILABLE-
                                                               FOR-SALE
                                                        -----------------------
                                                         AMORTIZED
                                                           COST     FAIR VALUE
                                                        ----------- -----------
Due in one year or less................................ $ 4,504,383 $ 4,541,878
Due from one year to five years........................  39,644,706  39,760,728
Due from five to ten years.............................   5,799,850   6,039,246
Due after ten years....................................     630,551     663,550
Mortgage-backed securities.............................  46,535,236  46,301,985
Other securities.......................................   2,479,345   2,424,276
                                                        ----------- -----------
                                                        $99,594,071 $99,731,663
                                                        =========== ===========

  Securities with a carrying value of approximately $53,281,000 and $54,025,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.

  Gains and losses on sales of securities consist of the following:

                                                             HELD-TO-MATURITY
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
Gross gains................................................. $    725  $244,162
Gross losses................................................  (31,503)   (3,187)
                                                             --------  --------
Net realized gains (losses)................................. $(30,778) $240,975
                                                             ========  ========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 3. SECURITIES, CONTINUED

                                                   AVAILABLE-FOR-SALE 1996
                                                 -----------------------------
                                                   1996      1995       1994
                                                 --------  ---------  --------
Gross gains..................................... $148,325  $ 134,926  $  1,431
Gross losses....................................  (13,030)  (309,720)  (29,999)
                                                 --------  ---------  --------
Net realized gains (losses)..................... $135,295  $(174,794) $(28,568)
                                                 ========  =========  ========

  There were no sales of securities held-to-maturity for the year ended December 31, 1996.

  The Company sold during the third quarter of 1995 securities classified as held-to-maturity, with a carrying amount of $4,560,718, recognizing a net loss of $30,778, in response to changes in the bond market and management's evaluation of the securities portfolio. The circumstances leading to the sale of these securities were identified as an isolated instance based on prudent business decisions.

  During 1994, the Company sold securities classified as held-to-maturity, with a carrying amount of $5,076,098, recognizing a net gain of $240,975. The sales occurred in connection with the sale of two branch facilities of Central and Southern Bank of Georgia. The sale of the branches altered the interest rate risk of Central and Southern Bank of Georgia's assets and liabilities and the sales of securities were required to restructure the interest rate risk to an acceptable level.

  In late 1995, the Financial Accounting Standards Board ("FASB") issued an implementation guide relating to SFAS No. 115. Included in this guide was a one-time opportunity to reallocate investments between categories without calling into question the validity of the classifications. Accordingly, in December 1995, the Company transferred all of its held-to-maturity portfolio to available-for-sale, resulting in a net unrealized gain of $613,185.

NOTE 4. LOANS AND ALLOWANCE FOR LOAN LOSSES

  The composition of loans is summarized as follows:

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1996          1995
                                                     ------------  ------------
Commercial, financial, and agricultural............. $ 50,858,820  $ 47,359,956
Real estate--construction...........................   95,106,247    58,904,467
Real estate--mortgage...............................  137,417,375   109,567,333
Consumer and other..................................   30,477,795    32,065,986
                                                     ------------  ------------
                                                      313,860,237   247,897,742
Unearned income.....................................     (593,489)     (781,653)
Net deferred loan (fees) costs......................       22,365      (171,193)
Allowance for loan losses...........................   (6,568,371)   (5,992,224)
                                                     ------------  ------------
Loans, net.......................................... $306,720,742  $240,952,672
                                                     ============  ============

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 4. LOANS AND ALLOWANCE FOR LOAN LOSSES, CONTINUED

  Changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                                1996        1995        1994
                                             ----------  ----------  ----------
BALANCE, BEGINNING OF YEAR.................. $5,992,224  $5,614,458  $6,262,373
 Allowance acquired in acquisitions.........        --      294,309         --
 Provision for loan losses..................   (417,602)   (700,341)    285,000
 Loans charged off..........................   (515,170) (1,625,661) (3,915,223)
 Recoveries.................................  1,508,919   2,409,459   2,982,308
                                             ----------  ----------  ----------
BALANCE, END OF YEAR........................ $6,568,371  $5,992,224  $5,614,458
                                             ==========  ==========  ==========

  As a result of evaluations of the adequacy of the allowance for loan losses, a decline in loans charged off and continued significant recoveries of loans previously charged off, management decided to reduce the provision for loan losses during 1996 and 1995.

  The total recorded investment in impaired loans was $1,424,510 and $1,064,463 at December 31, 1996 and 1995, respectively. None of these had a specific allowance for loan losses at December 31, 1996 and 1995 determined in accordance with generally accepted accounting principles. The average recorded investment in impaired loans for 1996 and 1995 was $1,536,784 and $1,620,500, respectively. Interest income on impaired loans of $118,085, $10,155, and $48,760 was recognized for cash payments for the years ended December 31, 1996, 1995, and 1994, respectively.

  The Company has granted loans to certain related parties including directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1996 are as follows:

BALANCE, BEGINNING OF YEAR......................................... $ 3,393,900
 Advances..........................................................   1,188,601
 Repayments........................................................  (1,200,081)
                                                                    -----------
BALANCE, END OF YEAR............................................... $ 3,382,420
                                                                    ===========

NOTE 5. PREMISES AND EQUIPMENT

  Premises and equipment are summarized as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1996         1995
                                                        -----------  ----------
Land and buildings..................................... $10,505,432  $8,117,446
Furniture and equipment................................   8,634,339   6,327,332
Construction in progress...............................     293,105      74,686
                                                        -----------  ----------
                                                         19,432,876  14,519,464
Accumulated depreciation...............................  (6,868,239) (5,996,691)
                                                        -----------  ----------
                                                        $12,564,637  $8,522,773
                                                        ===========  ==========

  Depreciation expense was approximately $1,187,000, $857,000, and $990,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 6. OTHER BORROWINGS

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

  The balance of securities sold under repurchase agreements was $11,864,486 and $3,658,634 at December 31, 1996 and 1995, respectively.

SUBORDINATED DEBENTURES

  Subordinated debt of Alliance Finance and Premier Lending consists of fixed rate debentures which are payable on demand or mature at twelve, twenty-four or thirty-six months after date of issue. The debentures have various principal amounts and interest is payable monthly. The Company may repay the debentures for a price equal to 100% of the principal plus any unpaid interest to date of redemption without penalty. A summary of the outstanding debentures by interest rate and maturity are as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
7.50% due on demand...................................... $4,236,971 $      --
7.50% due in 1997........................................     70,000        --
7.50% due February 20, 1999..............................     70,000        --
8.00% due on demand......................................  1,327,000  1,194,000
8.00% due in 1998........................................     35,000     35,000
8.50% due on demand......................................     90,000        --
10.0% due on demand......................................     25,000     25,000
                                                          ---------- ----------
                                                          $5,853,971 $1,254,000
                                                          ========== ==========

  Lines of credit at December 31, 1996 and 1995 consisted of:

                                                           1996       1995
                                                        ---------- -----------
Revolving line of credit of $4,000,000 with a
 nonaffiliated institution, bearing interest at prime
 less .50% (7.75% at December 31, 1996) due on October
 31, 1997. Line is secured secured by all commercial
 finance notes receivable, stock of the Company's
 subsidiaries and guaranteed by the Company...........  $2,320,000 $       --
Revolving line of credit of $4,000,000 with a
 nonaffiliated institution, bearing interest at prime
 less .50% (7.75% at December 31, 1996), due October
 31, 1997. Line is secured by stock of the Company's
 subsidiaries and and guaranteed by the Company.......   3,675,000         --
Revolving line of credit of $3,000,000 with a
 nonaffiliated institution, bearing interest at prime
 less .50% (7.75% at December 31. 1996), due October
 31, 1997. Line is secured by accounts receivable of
 Alliance Finance, all stock of the Company's
 subsidiaries and guaranteed by the Company...........     475,000         --
Line of credit of $2,500,000 with a nonaffiliated
 institution, bearing interest at prime less .75%
 payable quarterly, due June 1997. Line is secured by
 stock of Central and Southern Bank of Georgia, a
 subsidiary of the Company............................   1,600,000     250,000
Treasury, tax, and loan note option account with the
 Federal Reserve Bank of Atlanta, due on demand,
 bearing interest at 5.148% at December 31, 1996,
 collateralized by securities.........................     828,259         --
Line of credit of $505,000 with a nonaffiliated
 institution, bearing interest at prime plus 1% (9.25%
 at December 31, 1995), matured on August 14, 1996....         --      505,000
Revolving warehouse line of credit of $30,000,000 with
 a nonaffiliated institution, bearing interest at an
 annual rate varying from published rates on high-
 graded unsecured commercial paper plus 1.75% to plus
 3%, matured October 21, 1995.........................         --   13,584,642
Revolving line of credit of $3,000,000 with a
 nonaffiliated institution, bearing interest at prime
 (8.50% at December 31, 1995) matured February 15,
 1996.................................................         --    1,085,000
                                                        ---------- -----------
                                                        $8,898,259 $15,424,642
                                                        ========== ===========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 6. OTHER BORROWINGS, CONTINUED

  Long-term debt at December 31, 1996 and 1995 consisted of:

                                                             1996       1995
                                                          ---------- ----------
Note payable in the amount of $4,000,000, due in eight..  $4,000,000 $      --
 annual instalments of $500,000 beginning April 1,
 1999with interest due quarterly at prime less .50%
 (7.75% at December 31, 1996), due April 1, 2006. Note
 payable is secured by all stock of the Company's
 subsidiaries and guaranteed by the Company.
Note payable in the amount of $3,000,000, due in annual.         --   3,000,000
 instalments of $300,000 with interest due quarterly at
 prime plus 1% (9.25% at December 31, 1995) to October
 28, 2006 collateralized by 320,000 shares of common
 stock of Premier Bank.
                                                          ---------- ----------
                                                          $4,000,000 $3,000,000
                                                          ========== ==========

  In connection with the long-term debt, the Company has agreed, among other covenants, to during the term of the loan: (1) maintain earnings at a level equal to or above .60 percent of average assets; (2) maintain reserves for possible loan losses at a level of not less than 1% of total gross loans, excluding residential first mortgage loans on owner-occupied single family dwellings, of the Banks; (3) maintain in aggregate a total risk based capital ratio of no less than 10.0% and Tier 1 capital to average total assets of no less than 6.0%; and (4) not permit its capital to be less than $20,000,000.

  Aggregate maturities required on long-term debt at December 31, 1996 were as follows:

             1999.......................... $  500,000
             2000..........................    500,000
             2001..........................    500,000
             Thereafter....................  2,500,000
                                            ----------
                                            $4,000,000
                                            ==========

NOTE 7. FEDERAL HOME LOAN BANK ADVANCES

  Federal Home Loan Bank advances consisted of the following at December 31, 1996 and 1995:

                                                              1996      1995
                                                           ---------- ---------
Advance from the Federal Home Loan Bank with.............. $1,000,000 $     --
 interest at 6.79%, due on August 1, 2001. Interest
 Interestpayable is payable monthly.
Advance from the Federal Home Loan Bank with..............  1,000,000 1,000,000 interest at 6.99%, due on September 15, 1997. Interest is
 payable monthly.
Advance from the Federal Home Loan Bank with..............  1,750,000 1,750,000 interest at 8.27%, due on December 8, 1997. Interest is
 payable monthly.
Advance from the Federal Home Loan Bank with interest.....    875,000   875,000
 at 8.41%, due on December 8, 1999. Interest is payable
 monthly.
Advance from the Federal Home Loan Bank with..............        --  5,000,000
 interest at the one month LIBOR rate plus 20 basis points
 (6.17% at December 31, 1995), due on May 31, 2005.
Advance from the Federal Home Loan Bank with..............        --  1,000,000
 interest based on the Federal Home Loan Bank's cost of
 funds plus .25% (5.85% at December 31, 1995), matured on
 January 2, 1996.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 7. FEDERAL HOME LOAN BANK ADVANCES, CONTINUED

                                                            1996       1995
                                                         ---------- -----------
Variable rate advances from the Federal Home Loan Bank.  $      --  $ 1,000,000
 with interest based on the Federal Home Loan Bank's
 cost of funds plus .25% (6.10% December 31, 1995), ma-
 tured on October 12, 1996.
Variable rate advances from the Federal Home Loan Bank.         --      500,000
 with interest based on the Federal Home Loan Bank's
 cost of funds plus .25% (6.10% at December 31, 1995),
 matured on November 3, 1996.
                                                         ---------- -----------
                                                         $4,625,000 $11,125,000
                                                         ========== ===========

  The advances from the Federal Home Loan Bank are collateralized by a blanket floating lien on qualifying first mortgages and pledges of certain securities and the Company's Federal Home Loan Bank stock.

NOTE 8. SALE OF BRANCHES AND CONVERSION

  On August 1, 1994, the Central and Southern Bank of Georgia sold two branches located in Douglas and McRae, Georgia to an unrelated commercial bank. The Bank received approximately $40,700,000 in exchange for approximately $43,400,000 in deposits and related accrued interest, premises and equipment with a net book value of approximately $1,700,000, and other assets of approximately $900,000 which included approximately $535,000 of unamortized deposit premiums. A gain was recorded of approximately $115,000. The sale was financed through borrowings under repurchase agreements and available cash and cash equivalents.

  On January 16, 1996, final regulatory approval was received to convert the Central and Southern Bank of North Georgia (formerly Central and Southern Bank of Greensboro) to a federal savings bank charter. The conversion was completed during the first quarter of 1996. The primary purpose of the conversion was to allow the Bank to branch into other markets in the North Georgia area.

NOTE 9. DEFERRED COMPENSATION PLANS

  First Alliance Bank has three deferred compensation plans providing for the deferral of director fees and certain retirement benefits for the directors.

  The first retirement benefit plan was put in place in January, 1994. The Bank accrues an amount equal to the present value of the estimated benefit to be paid under the plan. The accrual recorded for the years ended December 31, 1996, 1995 and 1994 was $103,994, $89,303 and $50,601, respectively. The plan was terminated effective December 31, 1996 and no additional benefits will be accrued under this plan.

  The Bank's other plans allow the directors to defer up to $500 per month of their monthly director's fees. The first plan covers one current and one former director. Under that plan, the monthly amount deferred is utilized to purchase life insurance on those directors. The Bank's liability under that plan is equal to the cash value of those policies. The second plan is similar to the first except deferred fees are recorded in a liability account monthly plus an interest amount based on the current market rate accrued annually. During 1996, 1995 and 1994, an amount of $38,260, $31,322 and $21,200, respectively, was deferred by the directors and recorded as a liability of the Bank.

  In conjunction with these plans, several universal life insurance policies were purchased by the Bank. The Bank is the owner of the policies which insure the lives of certain directors. These policies may be used by the Bank as funding vehicles for plan obligations. The directors are general creditors of the Bank and have no specific claims on these assets.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 10. EMPLOYEE BENEFIT PLANS

PROFIT SHARING PLAN

  The Company has two contributory profit sharing plans covering substantially all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense were $158,252, $117,933, and $91,975 for the years ended December 31, 1996, 1995 and 1994, respectively.

  Premier Bank had a defined contribution 401(k) plan covering all full-time employees, subject to certain minimum service requirements. This 401(k) plan was terminated on January 30, 1996 with the individual participants' funds being disbursed on that date. There were no contributions to the plan for the year ended December 31, 1996 and the period from acquisition to December 31, 1995.

PENSION PLAN

  The Company has a noncontributory, trusteed pension plan. Effective April 15, 1994, the plan was amended to freeze participation in the plan. Participants as of April 15, 1994 became fully vested and no new benefits will accrue. Pension expense recorded by the Company for 1996, 1995, and 1994 included the following components:

                                                   1996      1995      1994
                                                 --------  --------  --------
   Interest cost on projected benefit obliga-
    tion........................................ $ 38,381  $ 31,518  $ 41,572
   Return on plan assets........................  (29,127)  (30,313)  (17,777)
   Net amortization and deferral................  (13,497)   (5,463)  (59,831)
                                                 --------  --------  --------
   Pension benefit.............................. $ (4,243) $ (4,258) $(36,036)
                                                 ========  ========  ========

  The Company's funding policy provides that payments to the plan shall be consistent with minimum government funding requirements plus additional amounts which may be approved by the Company.

  The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995:

                                                            1996       1995
                                                          ---------  ---------
   Actuarial present value of benefit obligations:
    Accumulated benefit obligation, including vested
     benefits of approximately $608,000 in 1996 and
     $662,000 in 1995.................................... $ 611,640  $ 666,860
                                                          ---------  ---------
   Projected benefit obligation.......................... $(611,640) $(666,860)
   Plan assets at fair value, primarily consisting of
    investments in common stock and money market funds...   549,595    537,992
                                                          ---------  ---------
   Plan assets less than projected benefit obligation....   (62,045)  (128,868)
   Unrecognized net gain.................................   (64,712)    (2,132)
                                                          ---------  ---------
   Accrued pension cost.................................. $(126,757) $(131,000)
                                                          =========  =========

  A weighted average discount rate of 6.48% and 6.26% was used in 1996 and 1995, respectively. The expected long-term rate of return on assets was 8% in 1996 and 1995.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 10. EMPLOYEE BENEFIT PLANS, CONTINUED

HEALTH CARE PLAN

  In addition to the Company's defined benefit pension plan, the Company has sponsored a defined benefit health care plan that provides post retirement medical benefits to retired employees. Effective January 1, 1993, the Company discontinued the plan but will continue to provide benefits to individuals who had retired or were eligible for retirement as of December 31, 1993.

  The following table presents the health care plan's funded status reconciled with amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995:

                                                             1996       1995
                                                           ---------  ---------
   Accumulated post retirement benefit obligation
    ("APBO").............................................  $ 372,508  $ 397,190
   Unrecognized net gain from experience different than
    assumed..............................................   (208,699)  (254,298)
                                                           ---------  ---------
   Accrued post retirement benefit cost included in other
    liabilities..........................................  $ 163,809  $ 142,892
                                                           =========  =========

  Net periodic post retirement benefit cost for the years ended December 31, 1996, 1995, and 1994 includes the following:

                                                         1996    1995    1994
                                                        ------- ------- -------
   Amortization of unrecognized net gain............... $15,468 $14,068 $15,468
   Interest cost.......................................  26,346  27,916  29,740
                                                        ------- ------- -------
    Net periodic post retirement benefit cost.......... $41,814 $41,984 $45,208
                                                        ======= ======= =======

  For measurement purposes, a 9% annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) was assumed for 1996. A 13% annual rate of increase was assumed for 1995. The rate was assumed to decrease gradually to 5% by the year 2004 and remain at that level thereafter. A one percent increase in the medical trend rate assumed at December 31, 1996 would have resulted in an increase to the APBO at December 31, 1996 of $29,221 and would have increased 1996 post retirement benefit cost by $2,119. The weighted average discount rate used in determining the accumulated post retirement benefit obligation was 7.5% and 7.25% at December 31, 1996 and 1995, respectively.

INCENTIVE STOCK OPTION PLANS

  The Company has an Employee Incentive Stock Option Plan. Under the Plan, the Company can grant to key personnel options to purchase an aggregate of 270,825 shares of the Company's common stock at a price not less than the fair market value of such shares on the date the option is granted. The option period will not exceed ten years from date of grant.

  The Company also has an employee and a director stock option plan whereby 72,220 and 58,679 shares, respectively, of common stock have been reserved for stock options. Under the employee plan, the Company can grant to key personnel options to purchase common stock at a price not less than the fair market value of such shares on the date the option is granted. The option period will not exceed ten years from date of grant.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 10. EMPLOYEE BENEFIT PLANS, CONTINUED

INCENTIVE STOCK OPTION PLANS (CONTINUED)

  Under the director plan, each eligible director who attends at least 75% of the meetings of the Company's Board and related committee meetings shall receive an option to purchase 903 shares annually of common stock. The options expire ten years from the date of grant. All options granted were exercisable at December 31, 1996. Other pertinent information related to the options is as follows:

                                              DECEMBER 31,
                          -------------------------------------------------------
                                1996               1995               1994
                          ------------------ ------------------ -----------------
                                   WEIGHTED-          WEIGHTED-         WEIGHTED-
                                    AVERAGE            AVERAGE           AVERAGE
                                   EXERCISE           EXERCISE          EXERCISE
                          NUMBER     PRICE   NUMBER     PRICE   NUMBER    PRICE
                          -------  --------- -------  --------- ------- ---------
Under option, beginning
 of year................  245,080    $5.48   157,179    $5.03   121,040   $4.74
 Granted................   50,555     8.80    96,026     6.22    36,139    6.00
 Exercised..............   (4,062)    5.54       --       --        --      --
 Terminated.............     (903)    5.54    (8,125)    5.54       --      --
                          -------            -------            -------
Under option, end of the
 year...................  290,670     6.06   245,080     5.48   157,179    5.03
                          =======            =======            =======

                                                                      WEIGHTED-
                                                                       AVERAGE
                                                           WEIGHTED-  REMAINING
                                                            AVERAGE  CONTRACTUAL
                                                RANGE OF   EXERCISE    LIFE IN
                                       NUMBER    PRICES      PRICE      YEARS
                                       ------- ----------- --------- -----------
Under option, end of year............. 209,088 $4.25-$6.25   $5.16       7.7
                                        81,582 $7.50-$8.86   $8.36       9.6
                                       -------
                                       290,670
                                       =======

  As permitted by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1996 and 1995. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and net income per share would have been reduced as follows:

                                                     DECEMBER 31,
                                          --------------------------------------
                                                1996                1995
                                          ------------------  ------------------
                                                       NET                 NET
                                                      INCOME              INCOME
                                                       PER                 PER
                                          NET INCOME  SHARE   NET INCOME  SHARE
                                          ----------  ------  ----------  ------
As reported.............................. $5,493,739  $0.68   $4,547,944  $0.57
Stock-based compensation, net of related
 tax effect..............................    (71,567) (0.01)     (68,676) (0.01)
                                          ----------  -----   ----------  -----
As adjusted.............................. $5,422,172  $0.67   $4,479,268  $0.56
                                          ==========  =====   ==========  =====

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 10. EMPLOYEE BENEFIT PLANS, CONTINUED

INCENTIVE STOCK OPTION PLANS (CONTINUED)

  The per share weighted-average fair value of stock options granted during 1996 and 1995 was $2.15 and $1.08, respectively, using the Black Scholes option pricing model and the following assumptions:

                                                             1996       1995
                                                          ---------- ----------
   Risk-free interest rate...............................      6.45%      6.45%
   Expected life of the options.......................... 7-10 Years 7-10 Years
   Expected dividends (as a percent of the fair value of
    the stock)...........................................      2.68%      3.85%
   Volatility............................................      9.73%     10.03%

NOTE 11. SEGMENT REPORTING

  The Company's operations include two primary business segments: banking and mortgage banking activities. The Company, primarily through its subsidiary banks, offers banking services including a full range of commercial and corporate banking services. Mortgage banking activities are provided by Lending and include the origination of residential mortgage loans for sale to various investors and origination of construction and commercial finance loans for participation with other financial institutions.

                                                   INDUSTRY SEGMENTS
                             ---------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER    HOLDING     BANKING     MORTGAGE
         31, 1996              COMPANY   SUBSIDIARIES   BANKING   ELIMINATIONS  CONSOLIDATED
---------------------------  ----------- ------------ ----------- ------------  ------------
Revenues from unaffiliated
 customers.................  $    32,547 $ 41,668,250 $11,669,454 $         --  $ 53,370,251
Revenues from affiliates...    6,121,333      236,953         --    (6,358,286)          --
                             ----------- ------------ ----------- ------------  ------------
    Total revenue..........  $ 6,153,880 $ 41,905,203 $11,669,454 $ (6,358,286) $ 53,370,251
                             =========== ============ =========== ============  ============
Income from continuing
 operations before income
 taxes.....................  $ 4,743,202 $  7,899,583 $   598,302 $ (6,037,089) $  7,203,998
                             =========== ============ =========== ============  ============
Identifiable assets at
 December 31, 1996.........  $54,242,924 $510,861,095 $13,052,684 $(58,212,445) $519,944,258
                             =========== ============ =========== ============  ============
Depreciation expense.......  $    10,200 $    984,444 $   192,356               $  1,187,000
                             =========== ============ ===========               ============
Premises and equipment
 acquisitions..............  $ 1,112,516 $  3,359,783 $   782,544               $  5,254,843
                             =========== ============ ===========               ============

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 11. SEGMENT REPORTING, CONTINUED

                                                     INDUSTRY SEGMENTS
                               ----------------------------------------------------------------
 FOR THE YEAR ENDED DECEMBER     HOLDING     BANKING     MORTGAGE
           31, 1996              COMPANY   SUBSIDIARIES   BANKING    ELIMINATIONS  CONSOLIDATED
 ----------------------------  ----------- ------------ -----------  ------------  ------------
 Revenues from unaffiliated
  customers..................  $   848,513 $ 35,032,017 $ 6,781,545  $        --   $ 42,662,075
 Revenues from affiliates....    3,484,947      197,878         --     (3,682,825)          --
                               ----------- ------------ -----------  ------------  ------------
     Total revenue...........  $ 4,333,460 $ 35,229,895 $ 6,781,545  $ (3,682,825) $ 42,662,075
                               =========== ============ ===========  ============  ============
 Income (loss) from
  continuing operations
  before income taxes........  $ 4,158,008 $  6,798,013 $   629,454  $ (5,263,905) $  6,321,570
                               =========== ============ ===========  ============  ============
 Identifiable assets at
  December 31, 1995..........  $49,613,086 $425,722,895 $21,690,588  $(51,652,950) $445,373,619
                               =========== ============ ===========  ============  ============
 Depreciation expense........  $     7,030 $    759,783 $    90,187                $    857,000
                               =========== ============ ===========                ============
 Premises and equipment
  acquisitions...............  $       --  $  1,294,783 $   118,967                $  1,413,750
                               =========== ============ ===========                ============
                                                     INDUSTRY SEGMENTS
                               ----------------------------------------------------------------
 FOR THE YEAR ENDED DECEMBER     HOLDING     BANKING     MORTGAGE
           31, 1996              COMPANY   SUBSIDIARIES   BANKING    ELIMINATIONS  CONSOLIDATED
 ----------------------------  ----------- ------------ -----------  ------------  ------------
 Revenues from unaffiliated
  customers..................  $       --  $ 30,429,818 $ 1,914,958  $        --   $ 32,344,776
 Revenues from affiliates....    3,217,469          --          --     (3,217,469)          --
                               ----------- ------------ -----------  ------------  ------------
     Total revenue...........  $ 3,217,469 $ 30,429,818 $ 1,914,958  $ (3,217,469) $ 32,344,776
                               =========== ============ ===========  ============  ============
 Income (loss) from
  continuing operations
  before income taxes........  $ 1,756,209 $  5,362,666 $(1,040,097) $ (3,205,673) $  2,873,105
                               =========== ============ ===========  ============  ============
 Identifiable assets at
  December 31, 1994..........  $34,825,421 $346,204,045 $ 7,920,414  $(33,427,804) $355,522,076
                               =========== ============ ===========  ============  ============
 Depreciation expense........  $    68,506 $    921,494 $       --                 $    990,000
                               =========== ============ ===========                ============
 Premises and equipment
  acquisitions...............  $   192,121 $    570,943 $       --                 $    763,064
                               =========== ============ ===========                ============

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 12. INCOME TAXES

  Income tax expense consists of the following:

                                                        DECEMBER 31,
                                               --------------------------------
                                                  1996        1995       1996
                                               ----------  ----------  --------
Current....................................... $2,061,933  $1,547,128  $678,212
Benefit of net operating loss carryforward....   (236,575)        --        --
Valuation allowance adjustment................   (691,367)   (262,000)  327,388
Deferred......................................    564,418     475,789   (41,019)
                                               ----------  ----------  --------
 Income tax expense........................... $1,698,409  $1,760,917  $964,581
                                               ==========  ==========  ========

  The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                              DECEMBER 31,
                         -----------------------------------------------------------
                                1996                 1995                1996
                         -------------------  -------------------  -----------------
                           AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT  PERCENT
                         ----------  -------  ----------  -------  --------  -------
Income taxes at statu-
 tory rate.............. $2,449,360       34% $2,149,333       34% $976,856       34%
 Nondeductible merger
  expenses..............    142,021        2      36,462      --      6,257      --
 Valuation allowance ad-
  justment..............   (691,367)      (9)   (262,000)      (4)  327,388       11
 Tax-exempt interest in-
  come..................   (195,837)      (3)   (213,330)      (3) (311,323)     (11)
 Alternative minimum tax
  credit................        --       --          --       --    (37,135)      (1)
 Other items, net.......     (5,768)     --       50,452        1     2,538      --
                         ----------  -------  ----------  -------  --------  -------
Income tax expense...... $1,698,409       24% $1,760,917       28% $964,581       33%
                         ==========  =======  ==========  =======  ========  =======

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 12. INCOME TAXES, CONTINUED

  The components of deferred income taxes are as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1996        1995
                                                       ----------  -----------
Deferred tax assets:
 Loan loss reserves................................... $    9,811  $   136,259
 Deferred compensation................................    150,896       97,215
 Other real estate....................................     43,748       44,377
 Write-down of mutual funds...........................     18,885       18,885
 Pension..............................................     44,540       44,540
 Postretirement benefits other than pensions..........     48,583       48,583
 Net operating loss carryforward......................    585,067      821,642
 Alternative minimum tax carryforwards................    588,939      777,635
 Georgia tax credits..................................     72,423       72,423
 Other................................................     45,030          143
 Valuation allowance..................................   (415,294)  (1,106,661)
                                                       ----------  -----------
                                                        1,192,628      955,041
                                                       ----------  -----------
Deferred tax liabilities:
 Depreciation and amortization........................    641,212      623,778
 Deferred loan fees, net of cost......................    141,507       59,119
 Securities available-for-sale........................     28,058      358,509
 Cash method accounting on certain receivables........    144,250      131,030
 Change in accounting method..........................        --        33,892
 Other................................................     60,268       28,780
                                                       ----------  -----------
                                                        1,015,295    1,235,108
                                                       ----------  -----------
Net deferred tax assets (liabilities)................. $  177,333  $  (280,067)
                                                       ==========  ===========

  At December 31, 1996, the Company has available net operating loss carryforwards of approximately $1,379,000 for Federal income tax purposes. If unused, the carryforwards will expire beginning in 2009. Utilization of the net operating loss carryforwards is subject to the separate return limitations and change of ownership rules of the Internal Revenue Code of 1996.

  The Company's Federal alternative minimum tax credits can be carried forward indefinitely.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 13. COMMITMENTS AND CONTINGENT LIABILITIES

  The Company enters into firm commitments to sell mortgage loans which it has originated at agreed upon prices. The sales price for the loans is set based on market rates at the time the commitment is entered into. The Company generally has ten days after a mortgage loan closes in which to provide the investor with the loan documentation, at which time the investor will fund the loan. The investor bears the interest rate risk on the loan from the time of the commitment. The Company's risk is limited to specific recourse provisions within the agreement with the investor and its ability to provide the required loan documentation to the investor within the commitment period.

  The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, for delinquencies within the first three to six months which lead to loan default and foreclosure. Management believes that the risk of loss to the Company as a result of these provisions is insignificant.

  The Company enters into residential construction and commercial loan commitments in advance of closing to fund loans to its customers at locked-in interest rates in the normal course of business. These instruments, to the extent they are not covered by investor purchase commitments, involve credit and interest rate risk in excess of the amount recognized in the financial statements.

  In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded mortgage loan commitments, residential construction and commercial loan commitments, commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                         DECEMBER 31,
                                                   ------------------------- ---
                                                       1996         1995
                                                   ------------- -----------
Unfunded mortgage loan commitments...............  $  20,000,000 $31,968,000
Residential construction and commercial loan com-
 mitments........................................     27,277,198  18,526,425
Commitments to extend credit.....................     71,518,000  33,682,000
Standby letters of credit........................        860,000   1,260,000
                                                   ------------- -----------
                                                   $ 119,655,198 $85,436,425
                                                   ============= ===========

  At December 31, 1996, the Company had agreements with unaffiliated institutions allowing it to sell participations in loans at the Company's option. The unused participation amount was $36,082,936 at December 31, 1996. Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 13. COMMITMENTS AND CONTINGENT LIABILITIES, CONTINUED

  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

  In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's consolidated financial statements.

LEASE OBLIGATIONS:

  The Company leases ten office facilities and certain equipment under noncancelable lease agreements.

  The future minimum lease commitments at December 31, 1996 are summarized as follows:

             Years
             Ending
             December
             31,
              1997      $  588,336
              1998         580,444
              1999         411,395
              2000         253,157
              2001         115,991
                        ----------
                        $1,949,323
                        ==========

  Rental expense for the years ended December 31, 1996, 1995 and 1994 was $755,981, $116,583, and $58,777, respectively.

  The Bank leases the land on which its main office is located for $5,717 per month for five years with renewal options up to forty years. Escalation features include a 5% increase every five years plus an additional amount added which shall be the average yearly amount for the Consumer Price Index
(CPI) for metropolitan Atlanta for the previous five years, not to exceed 8% per year. At any time after the first five years, the Bank may exercise an option to purchase the property for $1,000,000.

  The Company also leases various other equipment under short-term leases.

NOTE 14. CONCENTRATIONS OF CREDIT

  The Company originates primarily commercial, residential, and consumer loans to customers in the metro Atlanta area, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in the metro Atlanta area.

  Seventy-four percent of the Company's loan portfolio is concentrated in loans secured by real estate of which 30% consists of construction loans. A substantial portion of these loans are secured by real estate in the Company's primary market areas. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

  The banking subsidiaries, as a matter of policy, do not generally extend credit to any single borrower or group of related borrowers in excess of regulatory limits.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 15. REGULATORY MATTERS

  The banking subsidiaries are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1996, approximately $3,345,000 of retained earnings were available for dividend declaration without supervisory approval.

  The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Premier Bank must also have core capital equal to 3% of adjusted total assets and tangible capital equal to 1.5% of adjusted total assets. These additional requirements are in accordance with the Office of Thrift Supervision, their primary regulator. Management believes, as of December 31, 1996, the Company and Banks meet all capital adequacy requirements to which they are subject.

  As of December 31, 1996 and 1995, notification from the FDIC categorized First Alliance Bank Milledgeville and North Georgia as well capitalized and Premier Bank as adequately capitalized, respectively, under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' category.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 15. REGULATORY MATTERS, CONTINUED

  The Company and Banks' actual capital amounts and ratios are presented in the following table.

                                                                    TO BE WELL
                                                                    CAPITALIZED
                                                                   UNDER PROMPT
                                                      FOR CAPITAL   CORRECTIVE
                                                       ADEQUACY       ACTION
                                         ACTUAL        PURPOSES     PROVISIONS
                                      -------------  ------------- -------------
                                      AMOUNT  RATIO  AMOUNT  RATIO AMOUNT  RATIO
                                      ------- -----  ------- ----- ------- -----
                                               (DOLLARS IN THOUSANDS)
As of December 31, 1996
 Total Capital
  (to Risk Weighted Assets):
  First Alliance Bank................ $18,716 14.02% $10,680    8% $13,350   10%
  Premier Bank....................... $ 6,221  8.57% $ 5,807    8% $ 7,259   10%
  Milledgeville...................... $19,064 20.00% $ 7,805    8% $ 9,757   10%
  North Georgia...................... $ 5,810 12.00% $ 3,946    8% $ 4,933   10%
 Tier I Capital
  (to Risk Weighted Assets):
  Consolidated....................... $44,127 11.88% $14,854    4% $22,281    6%
  First Alliance Bank................ $17,044 12.74% $ 5,351    4% $ 8,027    6%
  Premier Bank....................... $ 5,819  8.02% $ 2,902    4% $ 4,353    6%
  Milledgeville...................... $17,822 18.00% $ 3,903    4% $ 5,854    6%
  North Georgia...................... $ 5,187 11.00% $ 1,973    4% $ 2,960    6%
 Tier I Capital
  (to Average Assets):
  Consolidated....................... $44,127  8.59% $20,537    4% $25,671    5%
  First Alliance Bank................ $17,044  8.89% $ 7,669    4% $ 9,586    5%
  Milledgeville...................... $17,822 12.00% $ 6,004    4% $ 7,505    5%
 Core Capital
  Premier Bank....................... $ 5,819  5.85% $ 2,984    3%
  North Georgia...................... $ 5,187  7.00% $ 2,140    3%
 Tangible Capital
  Premier Bank....................... $ 5,819  5.85% $ 1,492  1.5%
  North Georgia...................... $ 5,187  7.00% $ 1,070  1.5%

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

  The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

CASH, DUE FROM BANKS, AND FEDERAL FUNDS SOLD:

  The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

SECURITIES AVAILABLE-FOR-SALE:

  Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

LOANS:

  For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values. The carrying amount of loans held for sale approximates fair value.

DEPOSITS:

  The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, FEDERAL HOME LOAN BANK ADVANCES
AND
OTHER BORROWINGS:

  The fair values of Federal Home Loan Bank advances and other borrowings are estimated using discounted cash flow methods based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The fair value of variable-rate other borrowings and securities sold under repurchase agreements approximate the carrying value.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

 ACCRUED INTEREST:

  The carrying amounts of accrued interest approximate their fair values.

 OFF-BALANCE-SHEET INSTRUMENTS:

  Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value to the Company until such commitments are funded or closed. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

  The estimated fair values of the Company's financial instruments were as follows:

                             DECEMBER 31, 1996         DECEMBER 31, 1995
                         ------------------------- ------------------------- -------
                           CARRYING       FAIR       CARRYING       FAIR
                         ------------ ------------ ------------ ------------
Financial assets:
 Cash, due from banks,
  interest-bearing
  deposits in banks and
  Federal funds sold.... $ 65,134,161 $ 65,134,161 $ 49,674,959 $ 49,674,959
 Securities available-
  for-sale..............   99,731,663   99,731,663  110,311,022  110,311,022
 Loans..................  331,129,029  332,754,541  266,864,898  268,228,597
 Accrued interest re-
  ceivable..............    3,314,778    3,314,778    3,161,672    3,161,672
Financial liabilities:
 Deposits............... $431,897,749 $433,027,181 $358,927,597 $358,941,367
 Securities sold under
  repurchase agreements.   11,864,486   11,864,486    3,658,634    3,658,634
 Federal Home Loan Bank
  advances..............    4,625,000    4,722,254   11,125,000   11,292,000
 Other borrowings.......   18,752,230   18,754,380   19,678,642   20,845,808
 Accrued interest pay-
  able..................    1,987,171    1,987,171    1,760,847    1,760,847

NOTE 17. BUSINESS COMBINATIONS

  On August 31, 1996, First Alliance Bancorp, Inc. effected a business combination with Premier Bancshares, Inc. by exchanging 746,530 shares of its common stock for all the outstanding common and preferred stock of Premier Bancshares, Inc. Premier Bancshares, Inc. is a thrift holding company whose business is conducted by its wholly-owned subsidiaries, Premier Bank and Premier Lending, as discussed in Note 1. Subsequent to the business combination, the combined holding company changed its name to Premier Bancshares, Inc. The combination was accounted for as a pooling of interest and, accordingly, all prior financial statements have been restated to include Premier Bancshares, Inc. The results of operations of the separate companies for the periods prior to the combination are summarized as follows:

                                                          REVENUES   NET INCOME
                                                         ----------- ----------
Eight months ended August 31, 1996
 First Alliance Bancorp, Inc............................ $10,800,000 $1,501,000
 Premier Bancshares, Inc................................  11,707,000    115,000
                                                         ----------- ----------
                                                         $22,507,000 $1,616,000
                                                         =========== ==========
Year ended December 31, 1995
 First Alliance Bancorp, Inc............................ $14,244,000 $1,850,000
 Premier Bancshares, Inc................................  11,209,000    139,000
                                                         ----------- ----------
                                                         $25,453,000 $1,989,000
                                                         =========== ==========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 17. BUSINESS COMBINATIONS, CONTINUED

  On May 1, 1995, Premier Bancshares, Inc. acquired all of the stock of Allatoona Federal Savings Bank for $5,496,458, including expenses related to the merger totaling $339,973. The purchase price was funded through the sale of preferred stock and a loan obtained from a third party financial institution in the amount of $3 million. The excess of the total acquisition cost over the fair value of the net assets acquired of $2,779,772 is being amortized over a period of fifteen years. The acquisition was accounted for as a purchase and the results of operations of Allatoona Federal Savings Banks since the date of acquisition are included in the consolidated financial statements.

The consolidated statement of income for the year ended December 31, 1995 includes the combined operations of the Company and Allatoona since acquisition. Allatoona's results of operations included are for the period from April 28, 1995 through December 31, 1995. The net loss for the month ended April 28, 1995 was $123,395, as summarized below:

 Interest income..................................................... $ 330,556
 Interest expense....................................................   193,925
                                                                      ---------
   Net interest income...............................................   136,631
 Plus noninterest income.............................................   215,090
 Less noninterest expense............................................   475,116
                                                                      ---------
   Net loss.......................................................... $(123,395)
                                                                      =========

  Upon the acquisition of Allatoona, the mortgage operations of Allatoona were combined with the mortgage operations of Premier Lending Corporation. The commercial banking operations continued to operate as Premier Bank.

  On January 31, 1995, First Alliance Bancorp, Inc. acquired Interim Alliance Corporation (d/b/a Alliance Finance) in exchange for 80% of the outstanding common stock owned personally by the President of First Alliance Bancorp, Inc. The price paid for the stock was $28,000, which represents $25,000 for the initial capitalization of the Company plus $3,000 of incidental expenses. The acquisition was accounted for as a purchase.

NOTE 18. COMMON STOCK SPLIT

  On February 24, 1997, the Company declared a 1.8055 stock split for shares of record as of March 6, 1997. All share and per share data reflect the split. The effect of the split is presented retroactively within stockholders' equity at December 31, 1996 by transferring from capital surplus to common stock the additional shares times the par value.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 19. PARENT COMPANY FINANCIAL INFORMATION

  The following information presents the condensed balance sheets of Premier Bancshares, Inc. at December 31, 1996 and 1995 and the statements of income and cash flows for the years ended December 31, 1996, 1995 and 1994:

                           CONDENSED BALANCE SHEETS

                                                           1996        1995
                                                        ----------- -----------
Assets
 Cash.................................................. $ 1,205,030 $   351,586
 Interest-bearing deposits with bank subsidiary........      21,251      39,252
 Investment in subsidiaries............................  50,912,568  47,746,351
 Building, net.........................................   1,102,316         --
 Other assets..........................................   1,001,759   1,475,897
                                                        ----------- -----------
  Total assets......................................... $54,242,924 $49,613,086
                                                        =========== ===========
Liabilities
 Other borrowings...................................... $ 5,600,000 $ 3,250,000
 Other liabilities.....................................   1,463,261     272,798
                                                        ----------- -----------
                                                          7,063,261   3,522,798
                                                        ----------- -----------
Stockholders' equity...................................  47,179,663  46,090,288
                                                        ----------- -----------
  Total liabilities and stockholders' equity........... $54,242,924 $49,613,086
                                                        =========== ===========

                        CONDENSED STATEMENTS OF INCOME

                                                1996        1995        1994
                                             ----------  ----------  ----------
INCOME
 Interest on deposits......................  $   23,553  $   50,713  $      --
 Interest and fees on loans................         --      424,137     652,652
 Dividends from subsidiaries...............   3,798,263   1,640,648     409,694
 Other income..............................      93,238     401,372   1,274,102
                                             ----------  ----------  ----------
                                              3,915,054   2,516,870   2,336,448
                                             ----------  ----------  ----------
EXPENSES
 Salaries and employee benefits............      55,742     910,896   1,939,227
 Interest..................................     359,001     332,604     333,511
 Other expenses............................     995,935     738,619   1,103,480
                                             ----------  ----------  ----------
  Total expenses...........................   1,410,678   1,982,119   3,376,218
                                             ----------  ----------  ----------
  Income (loss) before income tax benefits
   and equity in undistributed income of
   subsidiaries and minority interest
   in net income of subsidiary
   subsidiaries............................   2,504,376     534,751  (1,039,770)
INCOME TAX BENEFITS........................    (762,387)   (402,645)   (152,315)
                                             ----------  ----------  ----------
  Income (loss) before equity in undistrib-
   uted income of subsidiaries and minority
   interest in net income of subsidiary....   3,266,763     937,396    (887,455)
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDI-
 ARIES.....................................   2,238,826   3,623,257   2,795,979
                                             ----------  ----------  ----------
  Income before minority interest in net
   income of subsidiary....................   5,505,589   4,560,653   1,908,524
MINORITY INTEREST IN NET INCOME OF SUBSIDI-
 ARY.......................................      11,850      12,709         --
                                             ----------  ----------  ----------
  Net income...............................  $5,493,739  $4,547,944  $1,908,524
                                             ==========  ==========  ==========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 19. PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                       CONDENSED STATEMENTS OF CASH FLOWS

                                               1996        1995        1994
                                            ----------  ----------  ----------
OPERATING ACTIVITIES
 Net income before minority interest in net
  income of subsidiary..................... $5,505,589  $4,560,653  $1,908,524
 Adjustments to reconcile net income to net
  cash provided by
  (used in) operating activities:
  Depreciation.............................     10,200       7,030      68,506
  Amortization.............................     23,148      22,557      20,585
  Undistributed income of subsidiaries..... (2,238,826) (3,623,257) (2,795,979)
  Net increase in loans held for sale......        --     (456,640)   (679,265)
  Other operating activities...............    471,445     317,782    (136,195)
                                            ----------  ----------  ----------
   Net cash provided by (used in) operating
    activities.............................  3,771,556     828,125  (1,613,824)
                                            ----------  ----------  ----------
INVESTING ACTIVITIES
 Net (increase) decrease in interest-bear-
  ing deposits.............................     18,001     232,632     130,658
 Net increase in loans.....................        --   (1,646,888)   (810,759)
 Purchase of premises and equipment........ (1,112,516)        --     (192,121)
 Investment in subsidiaries................ (1,683,646) (7,739,452)        --
 Proceeds from sale of premises and equip-
  ment.....................................        --       19,893         --
                                            ----------  ----------  ----------
   Net cash used in investing activities... (2,778,161) (9,133,815)   (872,222)
                                            ----------  ----------  ----------
FINANCING ACTIVITIES
 Net increase in borrowings................  2,350,000   5,688,566     879,263
 Dividends paid............................ (1,926,449)   (718,747)   (586,591)
 Proceeds from exercise of stock options...     22,500         --          --
 Proceeds from common stock issued.........        --    3,121,913     375,012
 Proceeds from redemption of subsidiary
  common stock.............................        --          --    2,000,000
 Purchase of treasury stock................   (586,002)   (547,438)        --
                                            ----------  ----------  ----------
   Net cash provided by (used in) financing
    activities.............................   (139,951)  7,544,294   2,667,684
                                            ----------  ----------  ----------
 Net increase (decrease) in cash...........    853,444     761,396     181,638
 Cash at beginning of year.................    351,586   1,112,982     931,344
                                            ----------  ----------  ----------
 Cash at end of year....................... $1,205,030  $  351,586  $1,112,982
                                            ==========  ==========  ==========

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Citizens Gwinnett Bankshares, Inc.

  We have audited the accompanying consolidated balance sheets of Citizens Gwinnett Bankshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Gwinnett Bankshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          PORTER KEADLE MOORE, LLP

                                          Successor to the practice of
                                          Evans, Porter, Bryan & Co.

Atlanta, Georgia
February 4, 1997

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                          1996         1995
                                                          ----         ----
Cash and due from banks, including reserve
 requirements of $879,000
 and $601,000........................................ $  3,878,453    3,507,107
Federal funds sold...................................    8,501,000       65,000
                                                      ------------  -----------
  Cash and cash equivalents..........................   12,379,453    3,572,107
                                                      ------------  -----------
Interest-bearing deposits with other banks...........      100,000      100,000
Securities available for sale........................   51,323,057   36,296,553
Loans................................................   87,344,185   63,918,288
 Less: Allowance for loan losses.....................    1,034,519      784,004
                                                      ------------  -----------
  Loans, net.........................................   86,309,666   63,134,284
Premises and equipment...............................    5,163,898    3,675,174
Other assets.........................................    2,052,770    1,432,102
                                                      ------------  -----------
                                                      $157,328,844  108,210,220
                                                      ============  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
 Demand.............................................. $ 25,380,814   18,143,840
 Interest-bearing demand.............................   20,138,302   14,081,478
 Savings.............................................   39,014,061   18,826,249
 Time................................................   60,781,042   46,032,782
                                                      ------------  -----------
  Total deposits.....................................  145,314,219   97,084,349
Federal funds purchased..............................          --       680,000
Notes payable........................................      230,845      324,213
Accounts payable and accrued liabilities.............    1,479,347    1,053,573
                                                      ------------  -----------
  Total liabilities..................................  147,024,411   99,142,135
Commitments
Stockholders' equity:
 Common stock, par value $10, authorized 10,000,000
  shares; issued and outstanding 242,350 shares......    2,423,500    2,423,500
 Additional paid-in capital..........................    3,708,439    3,708,439
 Retained earnings...................................    4,223,706    2,886,786
 Unrealized gain (loss) on securities available for
  sale, net of tax...................................      (51,212)      49,360
                                                      ------------  -----------
  Total stockholders' equity.........................   10,304,433    9,068,085
                                                      ------------  -----------
                                                      $157,328,844  108,210,220
                                                      ============  ===========

See accompanying notes to consolidated financial statements.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                   1996       1995       1994
                                                   ----       ----       ----
Interest income:
 Interest and fees on loans...................  $ 7,924,324 5,551,613  4,596,384
 Interest on federal funds sold...............      528,297   317,251    100,208
 Interest on interest-bearing deposits with
  other banks.................................       10,496    12,020     58,945
 Interest on investment securities:
  U.S. Treasuries.............................      188,673    71,498    119,754
  U.S. Government agencies and mortgage-
   backed.....................................    1,723,024 1,200,741    840,914
  State, county and municipal.................      644,092   277,795     77,662
                                                ----------- ---------  ---------
   Total interest income......................   11,018,906 7,430,918  5,793,867
                                                ----------- ---------  ---------
Interest expense:
 Interest on deposits:
  Demand......................................      467,861   381,877    300,591
  Savings.....................................    1,338,648   667,368    452,757
  Time........................................    3,278,995 2,119,513  1,273,865
                                                ----------- ---------  ---------
                                                  5,085,504 3,168,758  2,027,213
Other interest expense........................       19,687    42,548     31,670
                                                ----------- ---------  ---------
   Total interest expense.....................    5,105,191 3,211,306  2,058,883
                                                ----------- ---------  ---------
   Net interest income........................    5,913,715 4,219,612  3,734,984
Provision for loan losses.....................      302,608   118,400     80,000
                                                ----------- ---------  ---------
   Net interest income after provision for
    loan losses...............................    5,611,107 4,101,212  3,654,984
                                                ----------- ---------  ---------
Other income:
 Service charges on deposit accounts..........      614,892   473,080    443,951
 Gain (loss) on sale of investment securities.       12,037   (29,605)       --
 Other........................................      210,823   119,274    104,687
                                                ----------- ---------  ---------
   Total other income.........................      837,752   562,749    548,638
                                                ----------- ---------  ---------
Other expenses:
 Salaries and employee benefits...............    2,501,015 1,955,646  1,489,169
 Occupancy....................................      611,602   380,059    308,799
 Other........................................    1,329,136   896,060    806,410
                                                ----------- ---------  ---------
   Total other expenses.......................    4,441,753 3,231,765  2,604,378
                                                ----------- ---------  ---------
   Earnings before income taxes...............    2,007,106 1,432,196  1,599,244
Income taxes..................................      495,694   427,064    594,499
                                                ----------- ---------  ---------
   Net earnings...............................  $ 1,511,412 1,005,132  1,004,745
                                                =========== =========  =========
Net earnings per share........................  $      6.24      4.12       4.02
                                                =========== =========  =========
Weighted average number of shares outstanding.      242,350   244,236    250,000
                                                =========== =========  =========

See accompanying notes to consolidated financial statements.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                         UNREALIZED
                                                                         GAIN (LOSS)
                                                                             ON
                                                                         SECURITIES
                                     ADDITIONAL             GUARANTEE OF  AVAILABLE
                           COMMON     PAID-IN    RETAINED   INDEBTEDNESS  FOR SALE,
                           STOCK      CAPITAL    EARNINGS     OF ESOP    NET OF TAX    TOTAL
                         ----------  ----------  ---------  ------------ ----------- ----------
Balance, December 31,
 1993................... $2,500,000  3,900,000   1,193,008    (22,500)         --     7,570,508
Unrealized gain on
 securities available
 for sale upon change in
 accounting principle,
 net of tax of $16,473..        --         --          --         --        24,710       24,710
Principal reduction on
 ESOP indebtedness......        --         --          --      22,500          --        22,500
Cash dividend ($.60 per
 share).................        --         --     (150,000)       --           --      (150,000)
Net earnings............        --         --    1,004,745        --           --     1,004,745
Change in unrealized
 gain (loss) on
 securities available
 for sale, net of tax...        --         --          --         --      (589,884)    (589,884)
                         ----------  ---------   ---------    -------     --------   ----------
Balance, December 31,
 1994...................  2,500,000  3,900,000   2,047,753        --      (565,174)   7,882,579
Distributions to
 dissenting
 stockholders...........    (76,500)  (191,561)        --         --           --      (268,061)
Cash dividend ($.68 per
 share).................        --         --     (166,099)       --           --      (166,099)
Net earnings............        --         --    1,005,132        --           --     1,005,132
Change in unrealized
 gain (loss) on
 securities available
 for sale, net of tax...        --         --          --         --       614,534      614,534
                         ----------  ---------   ---------    -------     --------   ----------
Balance, December 31,
 1995...................  2,423,500  3,708,439   2,886,786        --        49,360    9,068,085
Cash dividend ($.72 per
 share).................        --         --     (174,492)       --           --      (174,492)
Net earnings............        --         --    1,511,412        --           --     1,511,412
Change in unrealized
 gain (loss) on
 securities available
 for sale, net of tax...        --         --          --         --      (100,572)    (100,572)
                         ----------  ---------   ---------    -------     --------   ----------
Balance, December 31,
 1996................... $2,423,500  3,708,439   4,223,706        --       (51,212)  10,304,433
                         ==========  =========   =========    =======     ========   ==========

  See accompanying notes to consolidated financial statements.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                              1996         1995         1994
                                           -----------  -----------  ----------
Cash flows from operating activities:
 Net earnings............................  $ 1,511,412    1,005,132   1,004,745
 Adjustments to reconcile net earnings to
  net cash provided by operating
  activities:
 Depreciation, amortization and accre-
  tion...................................      163,782      186,121     218,292
 Provision for loan losses...............      302,608      118,400      80,000
 Loss (gain) on sales of investment secu-
  rities.................................      (12,037)      29,605         --
 Losses (gains) and provision for losses
  on other real estate, net..............      (35,373)    (114,638)     25,175
 Provision for deferred tax expense (ben-
  efit)..................................      (85,640)       3,720     (32,301)
 Change in:
  Interest receivable....................     (345,766)    (328,083)   (116,872)
  Interest payable.......................      333,325      480,509     (29,074)
  Other assets...........................     (132,567)     (17,431)    (29,427)
  Accounts payable and accrued liabili-
   ties..................................       92,449     (185,348)     64,160
                                           -----------  -----------  ----------
   Net cash provided by operating activi-
    ties.................................    1,792,193    1,177,987   1,184,698
                                           -----------  -----------  ----------
Cash flows from investing activities:
 Net change in interest-bearing deposits
  with other banks.......................          --       297,000   2,477,000
 Proceeds from maturities of investment
  securities held to maturity............          --        50,000     125,531
 Proceeds from sales of securities avail-
  able for sale..........................    7,786,368    3,466,600         --
 Proceeds from calls and maturities of
  securities available for sale..........   13,539,143    4,284,756   2,735,904
 Purchase of securities held to maturity.          --      (858,065) (3,110,513)
 Purchase of securities available for
  sale...................................  (36,359,514) (22,232,145) (3,014,006)
 Net change in loans.....................  (23,477,990) (15,347,641) (3,445,872)
 Purchase of premises and equipment......   (1,790,239)  (1,233,765)   (163,300)
 Proceeds from sales of other real es-
  tate...................................       35,375        1,279      93,956
 Organization costs......................          --       (51,723)        --
                                           -----------  -----------  ----------
   Net cash used in investing activities.  (40,266,857) (31,623,704) (4,301,300)
                                           -----------  -----------  ----------
Cash flows from financing activities:
 Net change in demand and savings depos-
  its....................................   33,481,610   10,630,109     839,889
 Net change in time deposits.............   14,748,260   20,697,865  (1,904,564)
 Change in federal funds purchased.......     (680,000)     680,000          --
 Net change in notes payable.............      (93,368)    (130,299)   (136,368)
 Dividends paid..........................     (174,492)    (166,099)   (150,000)
 Payments to dissenting stockholders.....          --      (268,061)        --
                                           -----------  -----------  ----------
   Net cash provided (used) by financing
    activities...........................   47,282,010   31,443,515  (1,351,043)
                                           -----------  -----------  ----------
Net change in cash and cash equivalents..    8,807,346      997,798  (4,467,645)
Cash and cash equivalents at beginning of
 year....................................    3,572,107    2,574,309   7,041,954
                                           -----------  -----------  ----------
Cash and cash equivalents at end of year.  $12,379,453    3,572,107   2,574,309
                                           ===========  ===========  ==========

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                 1996       1995        1994
                                              ----------  ---------  ----------
Supplemental disclosures of cash flow infor-
 mation:
 Cash paid during the year for:
  Interest................................... $4,771,866  2,730,797   2,087,957
  Income taxes............................... $  455,750    662,500     449,311
 Noncash investing activities:
  Transfer of loans to other real estate..... $      --     189,270     268,874
  Financed sales of other real estate........ $      --     235,000     100,000
  Transfer of securities held to maturity to
   securities available
   for sale.................................. $      --   4,426,143  17,110,926
  Change in unrealized gain (loss) on securi-
   ties available for sale,
   net of tax................................ $ (100,572)  (614,534)    565,174
 Noncash financing activities:
  Reduction of note payable and guarantee of
   ESOP indebtedness......................... $      --         --       22,500

See accompanying notes to consolidated financial statements.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  Citizens Gwinnett Bankshares, Inc. (the "Company") is a one bank holding Company whose business is conducted by its wholly-owned bank subsidiary, Citizens Bank of Gwinnett (the "Bank"). The Company is subject to regulation under the Bank Holding Company Act of 1956.

  The Bank is a commercial bank that serves Gwinnett, Fulton and Forsyth counties. The Bank is chartered and regulated by the Georgia Department of Banking and Finance, is insured and subject to regulation by the Federal Deposit Insurance Corporation, and is a member of the Federal Reserve System. The Bank provides a full range of customary banking services.

 Basis of Presentation and Reclassification

  The consolidated financial statements include the accounts of the Company and the Bank. All intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

  The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with generally accepted accounting principles ("GAAP") and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the consolidated financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

 Cash and Cash Equivalents

  For presentation purposes in the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

 Investment Securities

  The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Bank has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 1996 and 1995 there were no trading securities or securities held to maturity.

  Available for sale securities consist of investment securities not classified as trading securities or held to maturity securities and are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity.

  A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

  Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

 Loans and Allowance for Loan Losses

  Loans are stated at principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

  The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgement, will be adequate to absorb probable losses on existing loans that may become uncollectible.

  Management's judgement in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

  Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

  Effective January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" as amended for SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Interest income is recognized using the cash-basis method of accounting during the period in which the loans were impaired.

 Premises and Equipment

  Premises and equipment are carried at cost. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in earnings for the period. The cost of maintenance and repairs is charged to expense as incurred, whereas significant renewals and betterments are capitalized.

  Depreciation expense is computed using the straight-line method over the following estimated useful lives:

           Buildings and improvements         15-40 years
           Furniture, fixtures and equipment   5-10 years

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

 Other Real Estate

  Properties acquired through foreclosure are carried at the lower of cost (defined as fair value at foreclosure) or fair value less estimated costs to dispose. Accounting literature defines fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent writedowns are provided by a charge to income through an allowance for losses on other real estate in the period in which the need arises.

 Income Taxes

  Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits, such as net operating loss carryforwards are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

  In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

 Net Earnings Per Share

  Net earnings per common share is calculated based on the weighted average number of shares outstanding during the period, which includes the shares owned by the Company's Employee Stock Ownership Plan ("ESOP"). Stock options granted, as described in note 12, are considered common stock equivalents. These options are not included in the computation of net earnings per share as the effect of their inclusion does not result in material dilution.

(2) FORMATION OF CITIZENS GWINNETT BANKSHARES, INC.

  On February 21, 1995, stockholders of Citizens Bank of Gwinnett approved a plan of merger and reorganization for the purpose of becoming and operating the bank holding company, Citizens Gwinnett Bankshares, Inc. Pursuant to the reorganization plan, consummated on March 31, 1995, stockholders of the Bank exchanged their shares of Citizens Bank of Gwinnett $10 par value common stock for $10 par value common stock of the Company (a 1:1 exchange). A total of 242,350 shares of the Bank's total 250,000 shares outstanding were exchanged for stock of the Company. Four stockholders, representing 7,650 shares of Bank common stock, exercised dissenter's rights in connection with the reorganization and thereby received remuneration for those shares in lieu of stock of the Company. The transaction was accounted for similar to a pooling of interests.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(3) SECURITIES AVAILABLE FOR SALE

  Securities available for sale at December 31, 1996 and 1995 are summarized as follows:

                                                 DECEMBER 31, 1996
                                    --------------------------------------------
                                                  GROSS      GROSS
                                     AMORTIZED  UNREALIZED UNREALIZED ESTIMATED
                                       COST       GAINS      LOSSES   FAIR VALUE
                                    ----------- ---------- ---------- ----------
U.S. Treasuries.................... $ 4,287,631    6,256      1,037    4,292,850
U.S. Government agencies...........  26,566,225   22,754    171,311   26,417,668
State, county and municipal........  12,979,005  218,297     49,392   13,147,910
Mortgage-backed securities.........   7,575,549   39,859    150,779    7,464,629
                                    -----------  -------    -------   ----------
 Total............................. $51,408,410  287,166    372,519   51,323,057
                                    ===========  =======    =======   ==========
                                                 DECEMBER 31, 1995
                                    --------------------------------------------
                                                  GROSS      GROSS
                                     AMORTIZED  UNREALIZED UNREALIZED ESTIMATED
                                       COST       GAINS      LOSSES   FAIR VALUE
                                    ----------- ---------- ---------- ----------
U.S. Treasuries.................... $ 2,492,333   45,515        --     2,537,848
U.S. Government agencies...........  15,789,725  115,231     98,621   15,806,335
State, county and municipal........   8,781,255  187,930      9,012    8,960,173
Mortgage-backed securities.........   9,150,973    3,194    161,970    8,992,197
                                    -----------  -------    -------   ----------
 Total............................. $36,214,286  351,870    269,603   36,296,553
                                    ===========  =======    =======   ==========

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(3) SECURITIES AVAILABLE FOR SALE, CONTINUED

  The amortized cost and fair value of securities available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          AMORTIZED  ESTIMATED
                                                            COST     FAIR VALUE
                                                         ----------- ----------
U.S. Treasuries
 Within 1 year.......................................... $ 1,981,361  1,982,490
 1 to 5 years...........................................   2,306,270  2,310,360
                                                         ----------- ----------
                                                           4,287,631  4,292,850
                                                         =========== ==========
U.S. Government agencies:
 Within 1 year..........................................   5,473,944  5,474,255
 1 to 5 years...........................................   8,792,545  8,787,935
 5 to 10 years..........................................   5,494,565  5,477,304
 More than 10 years.....................................   6,805,171  6,678,174
                                                         ----------- ----------
                                                          26,566,225 26,417,668
                                                         =========== ==========
State, county and municipal:
 Within 1 year..........................................     625,131    627,563
 1 to 5 years...........................................     858,875    883,875
 5 to 10 years..........................................     767,148    794,205
 More than 10 years.....................................  10,727,851 10,842,267
                                                         ----------- ----------
                                                          12,979,005 13,147,910
                                                         =========== ==========
Total securities other than mortgage-backed securities:
 Within 1 year..........................................   8,080,436  8,084,308
 1 to 5 years...........................................  11,957,690 11,982,170
 5 to 10 years..........................................   6,261,713  6,271,509
 More than 10 years.....................................  17,533,022 17,520,441
 Mortgage-backed securities.............................   7,575,549  7,464,629
                                                         ----------- ----------
                                                         $51,408,410 51,323,057
                                                         =========== ==========

  Proceeds from sales of securities available for sale totaled $7,786,368 and $3,466,600 during 1996 and 1995, respectively. Gross gains of $47,360 and $3,237 and gross losses of $35,323 and $32,842 were realized on those sales. There were no securities sold during 1994.

  During 1995, the Bank used the one-time reassessment provisions of the "Special Report--A Guide to Implementation of SFAS No. 115 on Accounting for Certain Investments in Debt and Equity Securities" to transfer all of its held to maturity securities which had an amortized cost of $4,426,143 and a net unrealized gain of $138,098 to the available for sale category. The special report allowed the Company to reassess the appropriateness of its classifications of all investment securities prior to December 31, 1995 without calling into question the Company's intent to hold investment securities to maturity in the future.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(3) SECURITIES AVAILABLE FOR SALE, CONTINUED

  Securities with a carrying value of $4,283,000 and $4,134,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits.

(4) LOANS

  Major classifications of loans are summarized as follows:

                                                             1996        1995
                                                          ----------- ----------
Commercial............................................... $53,370,705 43,680,243
Real estate--construction................................  22,480,203 11,938,723
Consumer.................................................  11,493,277  8,299,322
                                                          ----------- ----------
    Total loans..........................................  87,344,185 63,918,288
Less: Allowance for loan losses..........................   1,034,519    784,004
                                                          ----------- ----------
    Total net loans...................................... $86,309,666 63,134,284
                                                          =========== ==========

  The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located in certain Georgia counties including Gwinnett and portions of Fulton and Forsyth. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is affected by the real estate market.

  Changes in the allowance for loan losses are summarized as follows:

                                                    1996       1995      1994
                                                 ----------  --------  --------
Balance at beginning of year.................... $  784,004   774,122   691,090
Amounts charged off.............................    (88,165) (131,541) (118,152)
Recoveries on amounts previously charged off....     36,072    23,023   121,184
Provision charged to operating expenses.........    302,608   118,400    80,000
                                                 ----------  --------  --------
Balance at end of year.......................... $1,034,519   784,004   774,122
                                                 ==========  ========  ========

(5) PREMISES AND EQUIPMENT

  Premises and equipment are summarized as follows:

                                                               1996      1995
                                                            ---------- ---------
Land....................................................... $  691,062   691,062
Buildings and improvements.................................  2,913,756 2,705,294
Furniture and equipment....................................  2,093,365 1,686,170
Construction in progress...................................  1,188,149    14,982
                                                            ---------- ---------
                                                             6,886,332 5,097,508
Less: Accumulated depreciation.............................  1,722,434 1,422,334
                                                            ---------- ---------
                                                            $5,163,898 3,675,174
                                                            ========== =========

  Depreciation expense was $301,515, $183,295 and $169,407 for 1996, 1995 and
1994, respectively.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(6) DEPOSITS

  At December 31, 1996, maturities of time deposits are as follows:

Maturing In:
1997................................................................ $47,760,446
1998................................................................   7,235,537
1999................................................................   2,251,403
2000................................................................   1,877,526
2001 and thereafter.................................................   1,656,130
                                                                     -----------
    Total........................................................... $60,781,042
                                                                     ===========

  Time deposits of $100,000 or more were approximately $21,019,000 and $17,666,000 at December 31, 1996 and 1995, respectively. Deposits from related parties totaled approximately $1,856,000 and $1,511,000 at December 31, 1996 and 1995, respectively.

(7) NOTES PAYABLE

  The Bank's note payable represents the liability for the repayment of industrial revenue bonds issued by the City of Duluth Downtown Development Authority, the proceeds of which were used to finance the construction of banking facilities. The note bears interest at eighty-five percent (85%) of the prime interest rate, payable monthly. Monthly principal payments of $11,364 began in May of 1987 and will continue through March of 1998. The note is secured by all the property financed by the bond issuance.

  During 1995, the Company entered into a $100,000 line of credit note payable with another Bank. The note bears interest at the prime interest rate. Principal and interest are due at maturity in December 1997.

(8) INCOME TAXES

  The components of income tax expense for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                        1996     1995    1994
                                                      --------  ------- -------
Current.............................................. $581,334  423,344 626,800
Deferred (reduction).................................  (85,640)   3,720 (32,301)
                                                      --------  ------- -------
Total income tax expense............................. $495,694  427,064 594,499
                                                      ========  ======= =======

  Income tax expense differs from the "expected" tax amount (computed by applying the Federal corporate statutory rate to earnings before income taxes) principally due to tax exempt interest income.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(8) INCOME TAXES, CONTINUED

  The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax asset. The net deferred tax asset is included as a component of other assets at December 31, 1996 and 1995.

                                                               1996      1995
                                                             --------  --------
Deferred tax assets:
 Writedowns on other real estate and repossessions.......... $ 45,170    90,452
 Allowance for loan losses..................................  267,706   152,836
 Unrealized loss on securities available for sale...........   34,141       --
 State tax credits..........................................   28,332       --
                                                             --------  --------
 Gross deferred tax asset...................................  375,349   243,288
                                                             --------  --------
Deferred tax liabilities:
 Accumulated depreciation...................................  (80,150)  (73,673)
 Other, net.................................................   (6,142)     (339)
 Unrealized gain on securities available for sale...........      --    (32,906)
                                                             --------  --------
 Gross deferred tax liability...............................  (86,292) (106,918)
                                                             --------  --------
  Net deferred tax asset.................................... $289,057   136,370
                                                             ========  ========

(9) RELATED PARTY TRANSACTIONS

  The Bank conducts transactions with directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Bank that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 1996:

Beginning balance................................................... $2,412,000
 New loans..........................................................    718,000
 Repayments.........................................................   (640,000)
                                                                     ----------
Ending balance...................................................... $2,490,000
                                                                     ==========

(10) COMMITMENTS

  The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

  The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(10) COMMITMENTS, CONTINUED

  In most cases, the Bank does require collateral or other security to support financial instruments with credit risk.

                                                         APPROXIMATE CONTRACT
                                                                AMOUNT
                                                        ----------------------
                                                           1996        1995
                                                        ----------- ----------
Financial instruments whose contract amounts represent
 credit risk:
 Commitments to extend credit.......................... $18,604,000 13,286,000
 Standby letters of credit and financial guarantees
  written.............................................. $   523,000    606,000

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, personal property, or other acceptable collateral.

  Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Bank's delineated trade area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary. All standby letters of credit and financial guarantees at December 31, 1996 and 1995 are fully collateralized.

(11) REGULATORY MATTERS

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under captial adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets and of Tier 1 capital (as defined) to average assets. Management believes, as of December 31, 1996 and 1995, that the Bank meets all capital adequacy requirements to which it is subject.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(11) REGULATORY MATTERS, CONTINUED

  As of December 31, 1996 the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios are also presented below. Consolidated amounts do not materially differ from Bank-only capital amounts and ratios.

                                                                 TO BE WELL
                                              FOR CAPITAL    CAPITALIZED UNDER
                                                ADEQUACY     PROMPT CORRECTIVE
                               ACTUAL           PURPOSES     ACTION PROVISIONS
                          ----------------- ---------------- ------------------
                            AMOUNT    RATIO   AMOUNT   RATIO   AMOUNT    RATIO
                          ----------- ----- ---------- ----- ----------- ------
DECEMBER 31, 1996:
 Total Capital (to Risk
  Weighted Assets)....... $11,337,940 10.9% $8,315,187  8.0% $10,393,984  10.0%
 Tier 1 Capital (to Risk
  Weighted Assets)....... $10,303,421  9.9% $4,157,594  4.0% $ 6,236,391   6.0%
 Tier 1 Capital (to
  Average Assets)........ $10,303,421  6.7% $6,161,280  4.0% $ 7,701,600   5.0%
DecEMBER 31, 1995:
 Total Capital (to Risk
  Weighted Assets)....... $ 9,751,835 12.0% $6,498,964  8.0% $ 8,123,706  10.0%
 Tier 1 Capital (to Risk
  Weighted Assets)....... $ 8,967,831 11.0% $3,249,482  4.0% $ 4,874,223   6.0%
 Tier 1 Capital (to
  Average Assets)........ $ 8,967,831  8.4% $4,283,360  4.0% $ 5,354,200   5.0%

  Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior year's net earnings, and the ratio of equity capital to total assets. At December 31, 1996, the Bank could declare dividends up to approximately $760,000 without prior regulatory consent.

(12) EMPLOYEE AND DIRECTOR BENEFIT PLANS

  The Bank provides benefits to its employees through a combined 401(k) Tax Deferred Savings plan and ESOP (KSOP). The KSOP is available to substantially all employees subject to certain minimum age and service requirements. Contributions to the Plan are determined separately for the two portions of the Plan. Contributions to the Plan are determined annually by the Board of Directors. Contributions for the years ended December 31, 1996, 1995 and 1994 were approximately $116,000, $107,000 and $103,000, respectively. At December 31, 1996, the ESOP portion of the plan held 11,463 shares which were allocated to participant accounts.

  The Company has an Employee Incentive Stock Option Plan and a Director Stock Option Plan. The Employee Plan offers stock options to officers and other employees to encourage continued employment of key personnel by facilitating their purchase of an equity interest in the Company. These options are granted at the discretion of the Board of Directors at an exercise price determined by the Board at the grant date. The options have a term of ten years from the date of grant. A total of 25,000 shares have been reserved under this plan. During 1996, 12,200 shares were granted under this plan at an exercise price of $25.30 per share. No options were granted under this plan during 1995. No options were exercised during 1996.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(12) EMPLOYEE AND DIRECTOR BENEFIT PLANS, CONTINUED

  The Director Plan allows for options to be granted to Directors upon attainment of certain attendance requirements for Board and committee meetings during the previous calendar year. Each Board member meeting such requirements shall be granted an option to purchase 400 shares of common stock for their service. The option price for each option granted under the Director Plan shall be the book value per share at December 31 of the year for which the option was granted. These options expire ten years after the date of grant. A total of 14,000 shares have been reserved under the Directors Plan. During 1996 and 1995, 2,800 shares were granted each year under this plan at an exercise price of $37.42 and $31.53 per share, respectively. No shares were exercised during 1996 or 1995.

  SFAS No. 123, "Accounting for Stock-Based Compensation," became effective for the Company January 1, 1996. This statement encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense immediately if there is no vesting period or ratably over the vesting period of the options. The Company has chosen not to adopt the cost recognition principles of this statement. No compensation expense has been recognized in 1996 or 1995 related to the stock option plans. Had compensation cost been determined based upon the fair value of the options at the grant dates consistent with the method of the new statement, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below.

                                          1996      1995
                                       ---------- ---------
   Net earnings            As reported $1,511,412 1,005,132
                           Proforma    $1,462,794 1,003,830
   Net earnings per share  As reported $     6.24      4.12
                           Proforma    $     6.04      4.12

  The fair value of each option is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 2%, risk free interest rates of 5.11% and 5.03%, and an expected life of 10 years.

  A summary status of the Company's Director Stock Option Plan as of December 31, 1996 and 1995, and changes during the years ending on those dates are presented below:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                             OPTION OPTION PRICE
                                                             SHARES  PER SHARE
                                                             ------ ------------
   Options outstanding at December 31, 1994.................   --         --
   Options granted in 1995.................................. 2,800     $31.53
                                                             -----
   Options outstanding at December 31, 1995................. 2,800     $31.53
   Options granted in 1996.................................. 2,800     $37.42
                                                             -----
   Options outstanding at December 31, 1996................. 5,600     $34.48
                                                             =====     ======

  Options on 12,920 and 2,800 shares were exercisable at December 31, 1996 and 1995, respectively. The weighted average grant-date fair value of options granted in 1996 and 1995 was $2.36 and $0.75, respectively, for the Director options and $9.81 in 1996 for the Employee options. Such options have a weighted average remaining contractual life of approximately 10 years.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(13) MISCELLANEOUS OPERATING EXPENSES

  Components of other operating expenses which are greater than 1% of interest income and other operating income are as follows:

                                                          1996    1995    1994
                                                        -------- ------- -------
Deposit insurance premiums............................. $  2,000  76,541 158,579
Stationery and supplies................................ $133,189  90,681  54,200
Directors fees......................................... $ 88,475  87,650  42,050
Data processing........................................ $142,505 107,654 104,586

(14) CITIZENS GWINNETT BANKSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                Balance Sheets

                          December 31, 1996 and 1995

                                    ASSETS

                                                             1996       1995
                                                          ----------- ---------
Cash..................................................... $    10,005     9,143
Investment in bank subsidiary............................  10,252,209 9,017,191
Other assets.............................................      91,288    47,820
                                                          ----------- ---------
                                                          $10,353,502 9,074,154
                                                          =========== =========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable............................................. $    49,069     6,069
Stockholders' equity.....................................  10,304,433 9,068,085
                                                          ----------- ---------
                                                          $10,353,502 9,074,154
                                                          =========== =========
                            Statements of Earnings
                For the Years Ended December 31, 1996 and 1995
                                                             1996       1995
                                                          ----------- ---------
Dividends from subsidiary................................ $   184,492   492,272
Interest expense.........................................       1,158     3,421
Operating expenses.......................................      11,351     8,214
                                                          ----------- ---------
  Total expenses.........................................      12,509    11,635
                                                          ----------- ---------
Earnings before income tax benefit and equity in undis-
 tributed earnings
 of bank subsidiary......................................     171,983   480,637
Income tax benefit.......................................       3,839     4,417
                                                          ----------- ---------
Earnings before equity in undistributed earnings of bank
 subsidiary..............................................     175,822   485,054
Equity in undistributed earnings of bank subsidiary......   1,335,590   520,078
                                                          ----------- ---------
  Net earnings........................................... $ 1,511,412 1,005,132
                                                          =========== =========

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(14) CITIZENS GWINNETT BANKSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                           Statements of Cash Flows

                For the Years Ended December 31, 1996 and 1995

                                                           1996        1995
                                                        -----------  ---------
Cash flows from operating activities:
 Net earnings.......................................... $ 1,511,412  1,005,132
 Adjustments to reconcile net earnings to net cash pro-
  vided by operating activities:
  Equity in undistributed earnings of bank subsidiary..  (1,335,590)  (520,078)
  Amortization.........................................      10,350      7,758
  Change in other assets...............................     (53,818)    (3,855)
                                                        -----------  ---------
  Net cash provided by operating activities............     132,354    488,957
                                                        -----------  ---------
Cash flows used in investing activities, consisting of
 organization costs....................................         --     (51,723)
                                                        -----------  ---------
Cash flows from financing activities:
 Net change in note payable............................      43,000      6,069
 Dividends paid........................................    (174,492)  (166,099)
 Payments to dissenting stockholders...................         --    (268,061)
                                                        -----------  ---------
  Net cash used in financing activities................    (131,492)  (428,091)
                                                        -----------  ---------
Net increase in cash...................................         862      9,143
Cash at beginning of the period........................       9,143        --
                                                        -----------  ---------
Cash at end of the period.............................. $    10,005      9,143
                                                        ===========  =========
Noncash investing activities:
 Change in unrealized loss of subsidiary's securities
  available for sale, net of tax....................... $   100,572    614,534
 Exchange of Bank common stock for Company common
  stock................................................ $       --   7,882,579

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

  SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination, or issuance.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

  For cash, due from banks, federal funds sold and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.

SECURITIES AVAILABLE FOR SALE

  Fair values of securities available for sale are based on quoted market prices.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

LOANS

  The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

DEPOSITS

  The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

FEDERAL FUNDS PURCHASED

  The carrying value of federal funds purchased is a reasonable estimate of fair value.

NOTES PAYABLE

  Since notes payable bear variable interest rates, the carrying value is a reasonable estimate of fair value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

  Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

LIMITATIONS

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

               CITIZENS GWINNETT BANKSHARES, INC. AND SUBSIDIARY

(15) FAIR VALUE OF FINANCIAL INSTRUCTIONS, CONTINUED

  The carrying amount and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows:

                                           1996                   1995
                                  ----------------------- ---------------------
                                   CARRYING    ESTIMATED   CARRYING  ESTIMATED
                                    AMOUNT    FAIR VALUE    AMOUNT   FAIR VALUE
                                  ----------- ----------- ---------- ----------
Assets:
 Cash, cash equivalents and short
  term investments............... $12,479,453  12,479,453  3,672,107  3,672,107
 Securities available for sale...  51,323,057  51,323,057 36,296,553 36,296,553
 Loans, net......................  86,309,666  85,358,178 63,134,284 62,371,536
Liabilities:
 Deposits........................ 145,314,219 145,836,945 97,084,349 97,531,472
 Federal funds purchased.........         --          --     680,000    680,000
 Notes payable...................     230,845     230,845    324,213    324,213
Unrecognized financial instru-
 ments:
 Commitments to extend credit....  18,604,000  18,604,000 13,286,000 13,286,000
 Standby letters of credit.......     523,000     523,000    606,000    606,000

                                  APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------



     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of this 24th day of June, 1997, by and between CITIZENS GWINNETT BANKSHARES, INC., a Georgia business corporation (hereinafter "Citizens," and unless the context otherwise requires, the term "Citizens" shall include both Citizens Gwinnett Bankshares, Inc. and its subsidiary Citizens Bank of Gwinnett ("Citizens Bank")), and PREMIER BANCSHARES, INC., a Georgia business corporation (hereinafter "Premier," and unless the context otherwise requires, the term "Premier" shall include Premier Bancshares, Inc. and its subsidiaries, Premier Bank, Premier Bank FSB, Premier Lending Corporation, Alliance Finance, Inc., Central and Southern Bank of Georgia, and Central and Southern Bank of North Georgia, FSB).

                               R E C I T A L S :

     WHEREAS, the respective boards of directors of Citizens and Premier deem it advisable and in the best interests of each such entity and their respective shareholders that Citizens merge with and into Premier (the "Merger"), with Premier being the surviving corporation and with all of the issued and outstanding shares of common stock, $10.00 par value per share, of Citizens ("Citizens Stock") (other than shares as to which dissenters' rights have been perfected) being converted into the right to receive shares of the authorized common stock, $1.00 par value per share, of Premier ("Premier Stock"), all upon the terms and conditions hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit "A" and incorporated herein by
                                      ----------
reference (the "Merger Agreement"); and

     WHEREAS, the boards of directors of the respective entities believe that the merger of Citizens and Premier and the synergies produced thereby will greatly enhance and strengthen the franchises and future prospects of both companies;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                                   ---------

                                    CLOSING
                                    -------

     The transactions contemplated herein shall be consummated (the "Closing") at the offices of Womble Carlyle Sandridge & Rice, PLLC, 1275 Peachtree Street, N.E., Suite 700, Atlanta, Georgia 30309, on the first business day following receipt of all approvals from any governmental authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, the expiration of any waiting or similar period required by applicable law, any approval by shareholders of Premier and Citizens of the Merger, or at such other time and place as may be mutually satisfactory to the parties hereto (the "Closing Date").


                                   ARTICLE II
                                   ----------

                                     MERGER
                                     ------

     Pursuant to the terms and conditions provided herein, on the Closing Date Citizens and Premier shall be merged in accordance with and in the manner set forth in the Merger Agreement. The surviving corporation following the Merger will be Premier (the "Surviving Corporation") and will operate under the Articles of Incorporation of Premier and will be the parent holding company of Citizens Bank of Gwinnett, a Georgia banking corporation, Premier Bank, a Georgia banking corporation, Central and Southern Bank of Georgia, a Georgia banking corporation, Premier Bank FSB, a federally chartered savings bank, Central and Southern Bank of North Georgia, FSB, a federally chartered savings bank, Premier Lending Corporation, a Georgia business corporation, and Alliance Finance, Inc., a Georgia business corporation, the latter six of which are currently wholly-owned subsidiaries of Premier. Upon the terms and conditions of this Agreement and the Merger Agreement, Premier shall make available on or before the Effective Date (as defined in the Merger Agreement) for delivery to the holders of Citizens Stock (i) the number of shares of Premier Stock to be issued upon conversion of the shares of Citizens Stock and (ii) sufficient funds to provide for cash payments in lieu of the issuance of fractional shares as provided in the Merger Agreement, provided, however, that unless and until a holder of Citizens Stock entitled to receive Premier Stock pursuant to the Merger shall have surrendered his Citizens Stock certificate(s) or unless otherwise required by law, the holder of such certificate(s) shall not have any right to receive payment of any dividends or other distributions on the shares of Premier Stock or receive any notices sent by Premier to its shareholders or to vote such shares.


                                  ARTICLE III
                                  -----------

                                OTHER AGREEMENTS
                                ----------------

     3.1  REGISTRATION OF PREMIER STOCK.  Premier agrees to file with the
          -----------------------------
Securities and Exchange Commission (the "SEC") as soon as reasonably possible a registration statement (the "Premier Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), on Form S-4 or some other appropriate form covering the issuance of the shares of Premier Stock to the shareholders of Citizens pursuant to this Agreement and the Merger Agreement and to use its best efforts to cause the Premier Registration Statement to become effective and to remain effective through the Closing Date. Premier agrees to take any action required to be taken under applicable state securities laws in connection with the issuance of shares of Premier Stock upon consummation of the Merger. Citizens agrees to provide Premier reasonable assistance as necessary in the preparation of the Premier Registration Statement, including, without limitation, providing Premier with all material facts regarding the operations, business, assets, liabilities and personnel of Citizens, together with the audited financial statements of Citizens, all as required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the Premier Registration Statement. The Premier Registration Statement shall not cover resales of Premier Stock by any of the shareholders of Citizens, and Premier shall have no obligation to cause the Premier Registration Statement to continue to be effective after the Closing or to prepare or file any post-effective amendments to the Premier Registration Statement after the Closing.

     3.2  MEETING OF SHAREHOLDERS OF CITIZENS AND PREMIER.  Citizens and Premier
          -----------------------------------------------
shall call a special meeting of their respective shareholders (the "Special Meetings") to be held not more than forty-five (45) days after the Premier Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger Agreement to such shareholders for their approval. In connection with the Special Meetings, Premier and Citizens shall prepare and submit to their respective shareholders a notice of meeting, proxy statement and proxy (the "Proxy Materials"), which shall include the final prospectus from the Premier Registration Statement in the form filed with the SEC.

     3.3  ACCESS TO PROPERTIES, BOOKS, ETC. Each party hereto shall allow the
          --------------------------------
other party and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the respective properties, books, contracts, commitments and records of such party and its subsidiaries and shall furnish the other party and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as the other party may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Each party shall cause its and its subsidiaries' personnel, employees and other representatives to assist the other party in making any such investigation. During such investigation, the investigating party and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise the other party of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

     3.4  CONFIDENTIALITY.  Prior to consummation of the Merger, the parties to
          ---------------
this Agreement will provide one another with information which may be deemed by the party providing the information to be confidential. Each party agrees that it will hold and will cause its advisors and agents to hold confidential and protect all information provided to it by the other party to this Agreement or such party's affiliates, except that the obligations contained in this Section
3.4 shall not in any way restrict the rights of any party or person to use information that (i) was known to such party prior to the disclosure by the other party; (ii) is or becomes generally available to the public other than by breach of this Agreement; (iii) is provided by one party for disclosure concerning such party in the Premier Registration Statement; or (iv) otherwise becomes lawfully available to a party to this Agreement on a nonconfidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 3.4 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 3.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 3.4.

     3.5   FULL COOPERATION.  The parties shall cooperate fully with each other
           ----------------
in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement.

     3.6  EXPENSES.  All of the expenses incurred by Premier in connection with
          --------
the authorization, preparation, execution and performance of this Agreement and the Merger Agreement including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the Premier Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, shall be paid by Premier. All expenses incurred by Citizens in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants for Citizens and the cost of reproducing and mailing the Proxy Materials, shall be paid by Citizens.

     3.7  PRESERVATION OF GOODWILL. Each party hereto shall use its best efforts
          ------------------------
to preserve its business organization and the business organization of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

     3.8  APPROVALS AND CONSENTS.  Each party hereto represents and warrants to
          ----------------------
and covenants with the other that it will use its best efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary's officers, directors, employees and agents to use their best efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement and the Merger Agreement.

     3.9  AGREEMENT BY CITIZENS EXECUTIVE OFFICERS AND DIRECTORS.
          ------------------------------------------------------
Contemporaneously with the execution of this Agreement, each of the directors and executive officers of Citizens will execute and deliver to Premier an agreement, the form of which is attached hereto as Exhibit "B," pursuant to
                                                   ----------
which each of them agrees (1) to recommend to Citizens' shareholders approval of the Merger, (ii) to vote the capital stock of Citizens owned or controlled by them in favor of the Merger, (iii) to transfer or assign shares of Premier Stock received by them in connection with the Merger only in compliance with the 1933 Act, applicable state securities laws and the rules and regulations promulgated under either and (iv) not to sell, transfer or pledge shares of Citizens' Common Stock or sell Premier Stock received by them in connection with the Merger until after Premier's publication of at least thirty
(30) days of post-merger combined operations.

     3.10  PRESS RELEASES.  Prior to the Effective Date, Citizens and Premier
           --------------
shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
3.10 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law.

     3.11   EMPLOYEE BENEFITS AND CONTRACTS.  Following the Effective Date,
            -------------------------------
Premier or any affiliate of Premier (collectively, the "Premier Group") shall provide generally to officers, employees and former employees of Citizens who continue employment with the Premier Group employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by the Premier Group to its other similarly situated officers, employees and former employees. For purposes of eligibility to participate and any vesting determinations in connection with the provision of any such employee benefits, service with Citizens prior to the Effective Date shall be counted. The Premier Group shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in Section 4.2.3 of the Citizens Disclosure Memorandum between Citizens and any current or former director, officer or employee thereof. No other contracts of a compensatory nature to the extent disclosed in the Citizens Disclosure Memorandum between Citizens and any current or former director, officer or employee thereof and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by the Premier Group by reason of this Section 3.11.

     3.12   CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK.
           ----------------------------------------------

     (a) All rights with respect to Citizens Common Stock pursuant to stock options ("Citizens Options") granted under the Citizens Stock Plans, whether or not exercisable, shall be converted into and become rights with respect to Premier Common Stock, and the Surviving Corporation shall assume each Citizens Option, in accordance with the terms of the Citizens Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Date, (i) each Citizens Option assumed by the Surviving Corporation may be exercised solely for shares of Premier Common Stock, (ii) the number of shares of Premier Common Stock subject to such Citizens Option shall be equal to the number of Citizens Common Stock multiplied by the Exchange Ratio as defined in the Merger Agreement attached hereto as Exhibit "A", and (iii) the per share exercise price under
                   ----------
each such Citizens Option shall be adjusted to reflect the Exchange Ratio. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Citizens and Premier agree to take all necessary steps to effect the provisions of this Section 3.12.

     (b) All restrictions or limitations on transfer with respect to Citizens Common Stock awarded under the Citizens Stock Plans or any other plan, program or arrangement of Citizens to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program or arrangement, shall remain in full force and effect with respect to shares of Surviving Corporation Common Stock into which such restricted stock is converted pursuant to this Agreement.

     (c) Notwithstanding the foregoing provisions of this Section 3.12, Premier may at its election substitute as of the Effective Date stock options under the Premier Bancshares, Inc. 1997 Stock Option Plan (the "Premier Stock Option Plan") for all or a part of the Citizens Options, subject to the following conditions: (i) the requirements of 3.12(a) and (b) shall be met; (ii) such substitution shall not constitute a modification, extension or renewal of any of the Citizens Options which are incentive stock options; (iii) the substituted options shall continue in effect on substantially the same terms and conditions as contained in the Citizens Stock Option Plan or other document granting the Citizens Options; and (iv) each grant of a substitute option to any individual who shall be deemed subject to Section 16 of the Securities Exchange Act of 1934 shall have been specifically approved in advance by the full Board of Directors of Premier or by a committee consisting solely of "non-employee" directors as defined in Rule 16b-3. As soon as practicable following the Effective Date, Premier shall deliver to the participants receiving substitute options under the Premier Stock Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. Premier has reserved under the Premier Stock Option Plan adequate shares of Premier Common Stock for delivery upon exercise of any such substituted options.

     3.13  OFFICERS AND DIRECTORS.  The officers and directors of the Surviving
           ----------------------
Corporation from and after the Effective Date shall consist of the officers and directors of the Surviving Corporation on the date hereof, provided however that Thomas J. Martin shall be elected to the Board of Directors of Premier after the Effective Date. Mr. Martin shall also be appointed President of the East Metro Division of Premier Bank. At the Effective Date, Premier Bank shall enter into an amendment to the employment agreement with Thomas J. Martin in substantially the form attached hereto as Exhibit "C."
                            ----------

     3.14  MERGER OF PREMIER BANK AND CITIZENS BANK.  Contemporaneously with the
           ----------------------------------------
Closing or as soon as practicable thereafter, Citizens Bank shall be merged with and into Premier Bank with Premier Bank being the Surviving Bank.

     3.15  ACCOUNTING AND TAX TREATMENT. Each of the parties undertakes and
           ----------------------------
agrees to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended for federal income tax purposes. Subject to the termination rights of the parties pursuant to Section 11.6, each of the parties further undertakes and agrees to cause the Merger to be eligible, and to take no action which would cause the Merger not to be eligible, to be accounted for as a "pooling of interests."

                                   ARTICLE IV
                                   ----------

                   REPRESENTATIONS AND WARRANTIES OF CITIZENS
                   ------------------------------------------

     As an inducement to Premier to enter into this Agreement and to consummate the transactions contemplated hereby, Citizens represents, warrants, covenants and agrees as follows:

     4.1 CITIZENS DISCLOSURE MEMORANDUM. On or before June 27, 1997, Citizens will deliver to Premier a final disclosure memorandum (the "Citizens Disclosure Memorandum") containing certain information regarding Citizens as indicated at various places in this Agreement. All information set forth in the Citizens Disclosure Memorandum or in documents incorporated by reference in the Citizens Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Citizens under this Article IV. The information contained in the Citizens Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this
Article IV and the covenants in Article V to the extent applicable. All information in each of the documents and other writings furnished to Premier pursuant to this Agreement or the Citizens Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. Citizens shall promptly provide Premier with written notification of any event, occurrence or other information necessary to maintain the Citizens Disclosure Memorandum and all other documents and writings furnished to Premier pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing.

     4.2  CORPORATE AND FINANCIAL.
          -----------------------

     4.2.1  AUTHORITY.  Subject to the approval of various state and federal
            ---------
regulators and Citizens' shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both, (a) violate any provision of federal or state law applicable to Citizens, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Citizens; (b) violate any provision of the Articles of Incorporation or bylaws of Citizens; (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Citizens is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Citizens; or (d) constitute a violation of any order, judgment or decree to which Citizens is a party, or by which Citizens or any of its assets or properties are bound. Assuming this Agreement constitutes the valid and binding obligation of Premier, this Agreement constitutes the valid and binding obligation of Citizens, and is enforceable in accordance with its terms, except as limited by laws affecting creditors' rights generally and by the discretion of courts to compel specific performance.

     4.2.2  CORPORATE STATUS.  Citizens is a business corporation duly
            ----------------
organized, validly existing and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries other than Citizens Bank. Citizens Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Citizens and Citizens Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their respective businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

     4.2.3  CAPITAL STRUCTURE.
            -----------------

     (a) Citizens has an authorized capital stock consisting of 10,000,000 shares, $10.00 par value of common stock, of which 242,350 shares of common stock are issued and outstanding as of the date hereof and up to 27,200 shares are issuable upon the exercise of stock options. Citizens Bank has an authorized capital stock consisting solely of 1,000,000 shares of Common Stock, par value $10 ("Citizens Bank Stock"), of which 250,000 shares are issued and outstanding as of the date hereof. All of the outstanding shares of Citizens Stock and Citizens Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of Citizens Stock or Citizens Bank Stock previously issued. None of the shares of Citizens Stock or Citizens Bank Stock has been issued in violation of any preemptive or other rights of its shareholders. All of the issued and outstanding shares of Citizens Bank Stock are owned by Citizens.

     (b) Except as set forth in the Citizens Disclosure Memorandum, Citizens does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of Citizens, or any other securities or debt, of Citizens, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Citizens is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

     (c) There is no agreement, arrangement or understanding to which Citizens is a party restricting or otherwise relating to the transfer of any shares of capital stock of Citizens.

     (d) All shares of common stock or other capital stock, or any other securities or debt, of Citizens, which have been purchased or redeemed by Citizens have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Citizens.

     4.2.4  CORPORATE RECORDS.  The stock records and minute books of Citizens,
            -----------------
whether heretofore or hereafter furnished or made available to Premier by Citizens, (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock, (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Citizens, (c) correctly show all corporate action taken by the directors and shareholders of Citizens (including actions taken by consent without a meeting) and (d) contain true and correct copies or originals of the respective Articles of Incorporation and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

     4.2.5  TAX RETURNS; TAXES.
            ------------------

     (a) Citizens has duly filed or will file when due (i) all required federal and state tax returns and reports, and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a lien or encumbrance on any of such assets or affect adversely its business or operations. Such returns or reports are, and when filed will be, true, complete and correct, and Citizens has paid, or will pay with respect to returns or reports not yet filed because not yet due, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports. All federal, state and local taxes and other governmental charges paid or payable by Citizens have been paid, or have been accrued or reserved on its books in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods. Adequate reserves for the payment of taxes have been established on the books of Citizens for all periods through the date hereof, whether or not due and payable and whether or not disputed. Until the Closing Date, Citizens shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP applied on a basis consistent with prior periods. Citizens has not received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of the officers of Citizens (collectively, "Citizens Management"), there is no threatened claim against Citizens, or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the 1996 Citizens Financial Statements described in Section 4.2.6 below or disclosed in the notes with respect thereto. There are no waivers or agreements by Citizens for the extension of time for the assessment of any taxes. The federal income tax returns of Citizens have not been examined by the Internal Revenue Service for any period since January 1, 1993.

     (b) Except as set forth in the Citizens Disclosure Memorandum, proper and accurate amounts have been withheld by Citizens from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by Citizens for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

     4.2.6  FINANCIAL STATEMENTS.  Citizens has delivered to Premier true,
            --------------------
correct and complete copies of (i) the audited financial statements of Citizens for the years ended December 31, 1994, 1995 and 1996, including balance sheets, statements of income, statements of shareholders' equity, statements of cash flows and related notes (the audited financial statements for the year ended December 31, 1996 being referred to as the "1996 Citizens Financial Statements") and (ii) unaudited financial statements of Citizens for the period ended March 31, 1997, including a balance sheet, statement of income and related notes. All of such financial statements have been prepared in accordance with GAAP consistently applied and present fairly the assets, liabilities and financial condition of Citizens as of the dates indicated therein and the results of its operations for the respective periods then ended.

     4.2.7  REGULATORY REPORTS.  Citizens has made available to Premier for
            ------------------
review and inspection the year-end Report of Condition and year-end Report of Income and Dividends as filed by Citizens Bank with the Federal Deposit Insurance Corporation (the "FDIC") for each of the three years ended December 31, 1996, 1995 and 1994, together with all such other reports filed for the same three-year period with the FDIC, and the Department of Banking and Finance of the State of Georgia (the "Department of Banking"), and other applicable regulatory agencies and the Form F.R. Y-6 filed by Citizens with the Board of Governors of the Federal Reserve System (the "Federal Reserve") for each of the three years ended December 31, 1996, 1995 and 1994 (collectively, the "Citizens Reports"). All of the Citizens Reports, as amended, have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain in all material respects all information required to be presented therein in accordance with such rules and regulations.


     4.2.8  ACCOUNTS.  Citizens has made available to Premier a list of each and
            --------
every bank and other institution in which Citizens maintains an account or, safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

     4.2.9  NOTES AND OBLIGATIONS.
            ---------------------

     (a) Except as set forth in the Citizens Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by Citizens or due to it shown in the 1996 Citizens Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to Premier for examination prior to the Closing Date. All such notes and obligations were entered into by Citizens in the ordinary course of its business and in compliance with all applicable laws and regulations.

     (b) Citizens has established a loss reserve in the 1996 Citizens Financial Statements and as of the date of this Agreement and will establish a loan loss reserve as of the Closing Date which is adequate within the meaning of GAAP and applicable regulatory requirements or guidelines to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of Citizens to enforce the note or obligation, and the representations set forth in subsection
(a) above are qualified in their entirety by the aggregate of such loss reserve. Except as described in the Citizens Disclosure Memorandum, at the Closing Date, the ratio of the loss reserve, established on such date in good faith by Citizens, to total loans outstanding at such time shall not exceed the ratio of the loan loss reserve to the total loans outstanding as reflected in the 1996 Citizens Financial Statements, established on or before such date in good faith by Citizens, in accordance with GAAP.

     4.2.10  LIABILITIES.  Citizens has no debt, liability or obligation of any
             -----------
kind required to be shown pursuant to GAAP on the consolidated balance sheet of Citizens, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes, (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety, (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by Citizens or any other entity covering employees of Citizens, or (d) environmental liabilities, except (i) those reflected in the 1996 Citizens Financial Statements, and (ii) as disclosed in the Citizens Disclosure Memorandum.

     4.2.11  ABSENCE OF CHANGES.  Except as specifically provided for in this
             ------------------
Agreement or specifically set forth in the Citizens Disclosure Memorandum, since December 31, 1996:

     (a) there has been no change in the business, assets, liabilities, results of operations or financial condition of Citizens, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which the Citizens Management believes may have, a material adverse effect on such businesses or properties;

     (b) there has been no material damage, destruction or loss to the assets, properties or business of Citizens, whether or not covered by insurance, which has had, or which the Citizens Management believes may have, an adverse effect thereon;

     (c) the business of Citizens has been operated in the ordinary course, and not otherwise;

     (d) the properties and assets of Citizens used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

     (e) the books, accounts and records of Citizens have been maintained in the usual, regular and ordinary manner;

     (f) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Citizens;

     (g) there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by Citizens to any director or executive officer, or to any employee earning $35,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable to employees of Citizens earning less than $35,000 per annum ("general increase" for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any director, officer, or employee hired at a salary in excess of $35,000 per annum, or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

     (h) there has been no change in the articles of incorporation or bylaws of Citizens;

     (i) there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Citizens, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Citizens, or affecting its operations;

     (j) there has been no issuance, sale, repurchase, acquisition, or redemption by Citizens of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof,

     (k) there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security consisting of) any asset or assets of Citizens or assumed by it with respect to any asset or assets;

     (l) there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Citizens which would be required to be reflected on a balance sheet of Citizens prepared as of the date hereof in accordance with GAAP applied on a consistent basis, except as incurred in the ordinary course of business;

     (m) no obligation or liability of Citizens has been discharged or satisfied, other than in the ordinary course of business;

     (n) there have been no sales, transfers or other dispositions of any asset or assets of Citizens, other than sales in the ordinary course of business;

     (o) there has been no amendment, termination or waiver of any right of Citizens under any contract or agreement or governmental license, permit or permission which has had or may have an adverse effect on its business or properties; and

     (p) Citizens has not taken any action or failed to take any action prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Citizens provided in this Agreement.

     4.2.12  LITIGATION AND PROCEEDINGS.  Except as set forth on the Citizens
             --------------------------
Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Citizens, threatened against, by or affecting Citizens, or any officer, director, employee or agent in such person's capacity as an officer, director, employee or agent of Citizens or relating to the business or affairs of Citizens, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Citizens have any unasserted contingent liabilities which might have an adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

     4.2.13  PROXY MATERIALS.  Neither the Proxy Materials nor other materials
             ---------------
furnished by Citizens to the Citizens' shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of Citizens Stock and through the acquisition of shares of Citizens Stock by Premier pursuant to the Merger, contain with respect to Citizens any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made with respect to Citizens, not misleading.

     4.3  BUSINESS OPERATIONS.
          -------------------

          4.3.1  CUSTOMERS.  Citizens has no knowledge of any presently
                 ---------
existing facts which could reasonably be expected to result in the loss of any material borrower or depositor or in Citizens' inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the Citizens Disclosure Memorandum.

          4.3.2  PERMITS; COMPLIANCE WITH LAW.
                 ----------------------------

          (a) Citizens has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for Citizens to own, lease or operate its Assets and to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of Citizens, threatened.

          (b) Citizens has complied with all laws, regulations, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on Citizens. The Citizens Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances or rules by any present officer, director, or employee of Citizens which occurred since December 31, 1991, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC if Citizens had been subject to the reporting requirements under the 1933 Act or the Securities Exchange Act of 1934, as amended. No past violation of any such law, regulation, ordinance or rule has occurred which could impair the right or ability of Citizens to conduct its business.

          (c) Except as set forth in the Citizens Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of Citizens to comply in any respect with any law, regulation or order has been received, nor is any such notice or warning proposed or, to the knowledge of Citizens, threatened.

          4.3.3  ENVIRONMENTAL.
                 -------------

          (a) Except as set forth in the Citizens Disclosure Memorandum, Citizens

               (i) has not caused or permitted, and has no knowledge of any claim regarding the environmental condition of the property or the generation, manufacture, use, or handling or the release or presence of, any hazardous substances or hazardous wastes, including petroleum, on, in, under or from any properties or facilities currently owned or leased by Citizens or adjacent to any properties so owned or leased; and

               (ii) has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any hazardous substances or hazardous wastes, including petroleum and asbestos, on, in, under or from any properties or facilities currently owned or leased by Citizens.

          (b) Except as set forth in the Citizens Disclosure Memorandum, neither Citizens nor any of its officers, directors, employees or agents, in the course of such individual's employment by Citizens, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern whose business relates in any way to the generation, storage, handling, disposal, transfer, production, use or processing of hazardous substances or hazardous wastes, including petroleum, nor to Citizens' knowledge has Citizens foreclosed on any property on which there is a threatened release of any hazardous substances or hazardous wastes, including petroleum, or on which there has been such a release and full remediation has not been completed, or any property on which contained (non-released) hazardous substances or hazardous wastes, including petroleum, are or were located.

          (c) Except as set forth in the Citizens Disclosure Memorandum, neither Citizens, nor any of its officers, directors, employees, or agents, is aware of, has been told of, or has observed, the presence of any hazardous substance or hazardous wastes, including petroleum, on, in, under, or around property on which Citizens holds a legal or security interest, in violation of, or creating liability under, federal, state, or local environmental statutes, regulations, or ordinances.

          (d) The term hazardous substances or hazardous waste does not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices).

          4.3.4  INSURANCE.  Citizens has made available to Premier a complete
                 ---------
list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Citizens or any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in the Citizens Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of Citizens and the activities of its officers, directors and employees against such risks and in such amounts as are prudent and customary. Citizens will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Citizens has heretofore made, or will hereafter make, available to Premier a true, correct and complete copy of each insurance policy and bond in effect since January 1, 1991 with respect to the business and affairs of Citizens.

     4.4  PROPERTIES AND ASSETS.
          ---------------------

          4.4.1  CONTRACTS AND COMMITMENTS.  The Citizens Disclosure Memorandum
                 -------------------------
contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments to which Citizens is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days. Each such contract, agreement, guaranty and commitment of Citizens is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. Citizens has complied in all material respects with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been or will be made available to Premier for examination.

          4.4.2  LICENSES; INTELLECTUAL PROPERTY.  Citizens has all patents,
                 -------------------------------
trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the Citizens Disclosure Memorandum, Citizens is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Citizens or presently expected to be used by either of them in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Citizens, are listed in the Citizens Disclosure Memorandum. Citizens has complied with all applicable laws relating to the filing or registration of "fictitious names" or trade names.

          4.4.3  PERSONAL PROPERTY.  Citizens has good and marketable title to
                 -----------------
all of its personalty, tangible and intangible, reflected in the 1996 Citizens Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except (i) those referred to in the notes to the 1996 Citizens Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of Citizens, is claimed to exist), (ii) those described in the Citizens Disclosure Memorandum and (iii) liens for taxes not due and payable.

          4.4.4  CITIZENS LEASES.
                 ---------------

          (a) All leases (the "Citizens Leases") pursuant to which Citizens is lessor or lessee of any real or personal property (such property, the "Leased Property") are valid and enforceable in accordance with their terms; there is not under any of the Citizens Leases any default or, to the knowledge of

Citizens, any claimed default by Citizens, or event of default or event which with notice or lapse of time, or both, would constitute a default by Citizens and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

          (b) The copies of the Citizens Leases heretofore or hereafter furnished or made available by Citizens to Premier are true, correct and complete, and the Citizens Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to Premier, and are in full force and effect in accordance with their terms.

          (c) Except as set forth in the Citizens Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for Citizens to enter into new leases of real property or to renew or amend existing Citizens Leases prior to the Closing Date.

          4.4.5  REAL PROPERTY.
                 -------------

          (a) Citizens does not own any interest in any real property (other than as lessee) except as set forth in the Citizens Disclosure Memorandum (such properties being referred to herein as "Citizens Realty"). Except as disclosed in the Citizens Disclosure Memorandum, Citizens has good title to the Citizens Realty and the titles to the Citizens Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to Premier. Citizens has not encumbered the Citizens Realty since the effective dates of the respective title insurance policies.

          (b) Except as set forth in the Citizens Disclosure Memorandum, the interests of Citizens in the Citizens Realty and in and under each of the Citizens Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or, to the knowledge of Citizens, threatened action at law or in equity.

          (c) The present and past use and operations of, and improvements upon, the Citizens Realty and all real properties leased by Citizens (the "Citizens Leased Real Properties") are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and to the knowledge of Citizens there are no proposed changes therein that would affect the Citizens Realty, the Citizens Leased Real Properties or their uses.

          (d) Except as set forth in the Citizens Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Citizens with respect to any Lease pursuant to which it is lessor or lessee.

          (e) Citizens is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Citizens Realty or the Citizens Leased Real Properties which may adversely affect the Citizens Realty or the Citizens Leased Real Properties or the current or currently contemplated use thereof.

          (f) The buildings and structures owned, leased or used by Citizens are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Citizens.

     4.5  EMPLOYEES AND BENEFITS.
          ----------------------

          4.5.1  DIRECTORS OR OFFICERS OF OTHER CORPORATIONS.  Except as set
                 -------------------------------------------
forth in the Citizens Disclosure Memorandum, no director, officer, or employee of Citizens serves, or in the past five years has served, as a director or officer of any other corporation on behalf of or as a designee of Citizens or any of its subsidiaries.

          4.5.2  EMPLOYEE BENEFITS.
                 -----------------

          (a) Except as set forth in the Citizens Disclosure Memorandum, Citizens does not provide and is not obligated to provide, directly or indirectly, any benefits for employees, including, without limitation, any pension, profit sharing, stock option, retirement bonus, hospitalization, medical, insurance, vacation or other employee benefits under any practice, agreement or understanding.

          (b) The Citizens Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, "ERISA Plans"). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments), and any other related documents requested by Premier or its counsel have been, or prior to the Closing Date will be, made available to Premier.

          (c) Citizens is not currently and has never been in the past required to contribute to a multi-employer plan as defined in Section 3(37)(A) of ERISA. Citizens does not maintain or contribute to, nor within the past six years has it maintained or contributed to, an employee pension benefit plan as defined in
Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

          (d) Each ERISA Plan has been operated and administered in all material respects in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended ("Code"), and the regulations issued under ERISA and the Code. With respect to each ERISA Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of Citizens, threatened involving such ERISA Plan or any of its fiduciaries. With respect to each ERISA Plan, neither Citizens nor any of its directors, officers, employees or agents, nor to Citizens' knowledge, any "party in interest" or "disqualified person" (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any transaction relating to the ERISA Plan which would constitute a breach of fiduciary duty under ERISA or a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each ERISA Plan that is a group health plan within the meaning of Section 607(l) of ERISA and
Section 4980B of the Code is in compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code.

          (e) Of the ERISA Plans, the "employee pension benefit plans" within the meaning of Section 3(2) of ERISA (collectively, the "Employee Pension Benefit Plans") are separately identified on the Citizens Disclosure Memorandum. With respect to each Employee Pension Benefit Plan, except as set forth on the Citizens Disclosure Memorandum: (i) such Employee Pension Benefit Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) all contributions required by such plan have been made; and (iii) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such plan.

          (f) As of the Closing Date, with respect to each ERISA Plan, Citizens will have provided adequate reserves, or insurance or qualified trust funds, to provide for all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such ERISA Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date to the extent reserves are required under GAAP, based on an actuarial valuation satisfactory to the actuaries of Citizens representing a projection of claims expected to be incurred under such ERISA Plan.

          (g) Except as set forth in the Citizens Disclosure Memorandum, Citizens does not provide and has no obligation to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of Citizens beyond their retirement or other termination of service with Citizens other than (i) coverage mandated by applicable law, (ii) benefits under the Employee Pension Benefit Plans, or
(iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

          (h) Except as set forth in the Citizens Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby will (i) entitle any current or former employee, officer or director of Citizens to severance pay, unemployment compensation or any similar or other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director.

          4.5.3  LABOR-RELATED MATTERS.  Except as described in the Citizens
                 ---------------------
Disclosure Memorandum, Citizens is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, Citizens. Citizens has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. Citizens has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. There are no unfair labor practice charges pending or threatened against Citizens, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, Citizens with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by Citizens as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

          4.5.4  RELATED PARTY TRANSACTIONS.  Except for (a) loans and
                 --------------------------
extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Citizens with other persons who are not affiliated with Citizens, and which do not involve more than the normal risk of repayment or present other unfavorable features, (b) deposits, all of which are on terms and conditions identical to those made available to all customers of Citizens at the time such deposits were entered into, and (c) transactions specifically described in the Citizens Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure after December 31, 1991 of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of Citizens).

     4.6  OTHER MATTERS.
          -------------

          4.6.1  REGULATORY REPORTS.  Citizens will make available to Premier
                 ------------------
for review and inspection all applications, reports or other documents filed by it for each of its past three full fiscal years with any regulatory or governmental agencies. All of such applications, reports and other documents have been prepared in accordance with applicable rules and regulations of the regulatory agencies with which they were filed.

          4.6.2  APPROVALS, CONSENTS AND FILINGS.  Except for the approval of
                 -------------------------------
the Federal Reserve and the Department of Banking, or as set forth in the Citizens Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Citizens, or any of Citizens' assets.

          4.6.3  DEFAULT.
                 -------

          (a) Except for those consents described in or set forth pursuant to
Section 4.6.2 above, neither the execution of this Agreement nor the consummation of the transactions contemplated herein (i) constitutes a breach of or default under any contract or commitment to which Citizens is a party or by which Citizens or its properties or assets are bound, (ii) does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Citizens, or (iii) constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of Citizens.

          (b) Citizens is not in default under its articles of incorporation or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement or of any other contract or instrument to which Citizens is a party or by which it or any of its property is bound.

          4.6.4  Representations and Warranties.  No representation or warranty
                 ------------------------------
contained in this Article IV or in any written statement delivered by or at the direction of Citizens pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to Premier in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.


                                   ARTICLE V
                                   ---------

                CONDUCT OF BUSINESS OF CITIZENS PENDING CLOSING
                -----------------------------------------------

     Except as expressly otherwise provided herein, Citizens covenants and agrees .that, without the prior written consent of Premier, between the date hereof and the Closing Date:

     5.1  CONDUCT OF BUSINESS.  Citizens will conduct its business only in the
          -------------------
ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

     5.2  MAINTENANCE OF PROPERTIES.  Citizens will maintain its properties and
          -------------------------
assets in good operating condition, ordinary wear and tear excepted.

     5.3  INSURANCE.  Citizens will maintain and keep in full force and effect
          ---------
all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto in all material respects.

     5.4  CAPITAL STRUCTURE.  No change will be made in the authorized or issued
          -----------------
capital stock or other securities of Citizens, and Citizens will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Citizens.

     5.5  DIVIDENDS.  Except for a dividend in the amount of $.20 per share to
          ---------
be paid in the third quarter of 1997 and $.20 per share for any quarter thereafter until the Closing Date, no other dividend, distribution or payment will be declared or made in respect to the Citizens Stock, and Citizens will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

     5.6  AMENDMENT OF ARTICLES; CORPORATE EXISTENCE.  Citizens will not amend
          ------------------------------------------
its Articles of Incorporation or bylaws, and Citizens will maintain its corporate existence and powers.

     5.7  NO ACQUISITIONS.  Citizens shall not acquire by merging or
          ---------------
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to it.

     5.8  NO DISPOSITIONS.  Citizens will not sell, mortgage, lease, buy or
          ---------------
otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and Citizens will not, except in the ordinary course of business, sell or transfer, mortgage, pledge, or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

     5.9  CONTRACTS.  Except for renewals of existing contracts in effect as of
          ---------
the date hereof, or entering into a contract for the purpose of substituting a vendor under any such existing contract, Citizens will not enter into any contract of the kind described in Section 4.4.1 hereof.

     5.10  BOOKS AND RECORDS.  The books and records of Citizens will be
           -----------------
maintained in the usual, regular and ordinary course.

     5.11  ADVICE OF CHANGES.  Citizens shall promptly advise Premier orally and
           -----------------
in writing of any change or event having, or which the Citizens Management believes could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of Citizens.

     5.12  INCUR ADDITIONAL DEBT.  Citizens shall not incur any debt obligations
           ---------------------
or other obligations for borrowed money in excess of an aggregate of $100,000 (for Citizens on a consolidated basis) except in the ordinary course of business of Citizens and Citizens Bank consistent with past practices (which included for Citizens Bank creation of deposit liabilities, purchase of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank and entry into and repurchase of agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition on any asset of Citizens or Citizens Bank of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal

Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Citizens Disclosure Memorandum).

     5.13  ADOPT NEW BENEFIT PLAN.  Neither Citizens nor Citizens Bank shall
           ----------------------
adopt any new employee benefit plan or make any material change in or to any existing employee benefit plan other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan.

     5.14  CHANGE IN TAX OR ACCOUNTING METHOD.  Neither Citizens nor Citizens
           ----------------------------------
Bank shall make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws, regulatory accounting requirements or GAAP.

     5.15  LITIGATION.  Neither Citizens nor Citizens Bank shall commence any
           ----------
litigation other than in accordance with past practice, settle any litigation involving any liability of Citizens or Citizens Bank for money damages in excess of $50,000 or which imposes material restrictions upon the operations of Citizens or Citizens Bank.


                                  ARTICLE VI
                                  ----------

                   REPRESENTATIONS AND WARRANTIES OF PREMIER
                   -----------------------------------------

     As an inducement to Citizens to enter into this Agreement and to consummate the transactions contemplated hereby, Premier represents, warrants, covenants and agrees as follows:

     6.1  PREMIER DISCLOSURE MEMORANDUM.  On or before June 27, 1997, Premier
          -----------------------------
will deliver to Citizens a final disclosure memorandum (the "Premier Disclosure Memorandum") containing certain information regarding Premier as indicated at various places in this Agreement. All information set forth in the Premier Disclosure Memorandum or in documents incorporated by reference in the Premier Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Premier under this Article VI. The information contained in the Premier Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article VI and the covenants in Article VII to the extent applicable. All information in each of the documents and other writings furnished to Citizens pursuant to this Agreement or the Premier Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. Premier shall promptly provide Citizens with written notification of any event, occurrence or other information necessary to maintain the Premier Disclosure Memorandum and all other documents and writings furnished to Citizens pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing.

     6.2  CORPORATE AND FINANCIAL.
          -----------------------

          6.2.1  AUTHORITY.  Subject to the approval of various state and
                 ---------
federal regulators, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both, (a) violate any provision of federal or state law applicable to Premier, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Premier; (b) violate any provision of the articles of incorporation or bylaws of Premier; (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Premier is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Premier; or (d) constitute a violation of any order, judgment or decree to which Premier is a party, or by which Premier or any of its assets or properties are bound. Assuming this Agreement constitutes the valid and binding obligation of Citizens, this Agreement constitutes the valid and binding obligation of Premier, and is enforceable in accordance with its terms, except as limited by laws affecting creditors' rights generally and by the discretion of courts to compel specific performance.

          6.2.2  CORPORATE STATUS.  Premier is a business corporation duly
                 ----------------
organized, validly existing and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries, which are material to Premier, other than Premier Bank, a Georgia banking corporation, Central and Southern Bank of Georgia, a Georgia banking corporation, Premier Bank FSB, a federally chartered savings bank, Central and Southern Bank of North Georgia, FSB, a federally chartered savings bank, Premier Lending Corporation, a Georgia business corporation, and Alliance Finance, Inc., a Georgia business corporation (collectively, the "Premier Subsidiaries"). Premier Bank and Central and Southern Bank of Georgia are banking corporations duly organized, validly existing and in good standing under the laws of the State of Georgia. Premier Bank FSB and Central and Southern Bank of North Georgia, FSB are savings banks, duly organized, validly existing and in good standing under the laws of the United States. Premier Lending Corporation and Alliance Finance, Inc. are business corporations duly organized, validly existing and in good standing under the laws of the United States. Premier and the Premier Subsidiaries have all requisite corporate power and authority and are entitled to own or lease their respective properties and to carry on their respective businesses in the places where such properties are now owned, leased or operated and such businesses are now conducted.

          6.2.3  CAPITAL STRUCTURE.
                 -----------------

          (a) Premier has an authorized capital stock consisting solely of 20,000,000 shares of common stock, par value $1.00 per share, of which 7,913,235 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Premier Stock and the Premier Subsidiaries capital stock (the "Premier Subsidiaries Stock") are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all applicable federal or state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of shares of Premier Stock or any of the shares of Premier Subsidiaries Stock previously issued. None of the shares of Premier Subsidiaries Stock has been issued in violation of the preemptive or other rights of any shareholder of Premier. None of the shares of the Premier Subsidiaries Stock was issued in violation of the preemptive or other rights of any shareholder of the Premier Subsidiaries. All of the issued and outstanding shares of the Premier Subsidiaries Stock, other than twenty percent (20%) of the issued and outstanding shares of Alliance Finance, Inc., are owned by Premier.

          (b) Except for the shares issuable upon the exercise of stock options (the "Stock Options") and as set forth in the Premier Disclosure Memorandum, Premier does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into Premier Stock, or any other securities or debt, of Premier, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Premier is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

          (c) There is no agreement, arrangement or understanding to which Premier is a party restricting or otherwise relating to the transfer of any shares of Premier Stock.

          (d) All shares of common stock or other capital stock, or any other securities or debt, of Premier, which have been purchased or redeemed by Premier have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Premier.

          6.2.4  CORPORATE RECORDS.  The stock records and minute books of
                 -----------------
Premier, whether heretofore or hereafter furnished or made available to Citizens by Premier, (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock, (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Premier, (c) correctly show all corporate action taken by the directors and shareholders of Premier (including actions taken by consent without a meeting) and (d) contain true and correct copies or originals of the respective Articles of Incorporation and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

          6.2.5  TAX RETURNS; TAXES.
                 ------------------

          (a) Premier has duly filed or will file when due (i) all required federal and state tax returns and reports, and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a lien or encumbrance on any of such assets or affect adversely its business or operations. Such returns or reports are, and when filed will be, true, complete and correct, and Premier has paid, or will pay with respect to returns or reports not yet filed because not yet due, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports. All federal, state and local taxes and other governmental charges paid or payable by Premier have been paid, or have been accrued or reserved on its books in accordance with GAAP applied on a basis consistent with prior periods. Adequate reserves for the payment of taxes have been established on the books of Premier for all periods through the date hereof, whether or not due and payable and whether or not disputed. Until the Closing Date, Premier shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP applied on a basis consistent with prior periods. Premier has not received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of the officers of Premier (collectively, "Premier Management"), there is no threatened claim against Premier, or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the 1996 Premier Financial Statements described in Section 6.2.6 below or disclosed in the notes with respect thereto. There are no waivers or agreements by Premier for the extension of time for the assessment of any taxes. The federal income tax returns of Premier have not been examined by the Internal Revenue Service for any period since January 1, 1993.

          (b) Except as set forth in the Premier Disclosure Memorandum, proper and accurate amounts have been withheld by Premier from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by Premier for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

          6.2.6  FINANCIAL STATEMENTS AND PRO FORMA INFORMATION.  Premier has
                 ----------------------------------------------
delivered to Citizens true, correct and complete copies of (i) the audited financial statements of Premier for the years ended December 31, 1994, 1995 and 1996, including balance sheets, statements of income, statements of shareholders' equity, statements of cash flows and related notes (the audited financial statements for the year ended December 31, 1996 being referred to as the "1996 Premier Financial Statements"); (ii) unaudited financial statements of

Premier for the period ended March 31, 1997, including a balance sheet, statement of income and related notes; and (iii) unaudited proforma financial statements dated March 31, 1997, reflecting the merger with the Central and Southern Holding Company ("Central") in connection with Premier's shareholder meeting on June 16, 1997 (the "Pro Forma Financial Statements"). All of such financial statements have been prepared in accordance with GAAP consistently applied and present fairly the assets, liabilities and financial condition of Premier as of the dates indicated therein and the results of its operations for the respective periods then ended.

          6.2.7  REGULATORY REPORTS.  Premier has made available to Citizens
                 ------------------
for review and inspection the year-end Report of Condition and year-end Report of Income and Dividends as filed by the Premier banking and thrift subsidiaries with the FDIC and the Office of Thrift Supervision, as applicable, for each of the three years ended December 31, 1996, 1995 and 1994, together with all such other reports filed for the same three-year period with the FDIC, and the Department of Banking, and other applicable regulatory agencies and the Form F.R. Y-6 filed by Premier with the Federal Reserve for each of the three years ended December 31, 1996, 1995 and 1994 (collectively, the "Premier Reports"). All of the Premier Reports, as amended, have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain in all material respects all information required to be presented therein in accordance with such rules and regulations.

          6.2.8  ACCOUNTS. Premier has made available to Citizens a list of
                 --------
each and every bank and other institution in which Premier maintains an account or safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

          6.2.9  NOTES AND OBLIGATIONS.
                 ---------------------

          (a) Except as set forth in the Premier Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by Premier or due to it shown in the 1996 Premier Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to Citizens for examination prior to the Closing Date. All such notes and obligations were entered into by Premier in the ordinary course of its business and in compliance with all applicable laws and regulations.

          (b) Premier has established a loss reserve in the 1996 Premier Financial Statements and as of the date of this Agreement and will establish a loan loss reserve as of the Closing Date which is adequate within the meaning of GAAP and applicable regulatory requirements or guidelines to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of Premier to enforce the note or obligation, and the representations set forth in subsection (a) above are qualified in their entirety by the aggregate of such loss reserve. Except as described in the Premier Disclosure Memorandum, at the Closing Date, the ratio of the loss reserve, established on such date in good faith by Premier, to total loans outstanding at such time shall not exceed the ratio of the loan loss reserve to the total loans outstanding as reflected in the 1996 Premier Financial Statements, established on or before such date in good faith by Premier, in accordance with GAAP.

          6.2.10  LIABILITIES.  Premier has no debt, liability or obligation of
                  -----------
any kind required to be shown pursuant to GAAP on the consolidated balance sheet of Premier, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes, (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety, (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by Premier or any other entity covering employees of Premier, or (d) environmental liabilities, except (i) those reflected in the 1996 Premier Financial Statements, and (ii) as disclosed in the Premier Disclosure Memorandum.

          6.2.11  ABSENCE OF CHANGES.  Except as specifically provided for in
                  ------------------
this Agreement or specifically set forth in the Premier Disclosure Memorandum, since December 31, 1996:

          (a) there has been no change in the business, assets, liabilities, results of operations or financial condition of Premier, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which the Premier Management believes may have, a material adverse effect on such businesses or properties;

          (b) there has been no material damage, destruction or loss to the assets, properties or business of Premier, whether or not covered by insurance, which has had, or which the Premier Management believes may have, an adverse effect thereon;

          (c) the business of Premier has been operated in the ordinary course, and not otherwise;

          (d) the properties and assets of Premier used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

          (e) the books, accounts and records of Premier have been maintained in the usual regular and ordinary manner;

          (f) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Premier;

          (g) there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by Premier to any director or executive officer, or to any employee earning $35,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of Premier earning less than $35,000 per annum ("general increase" for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any director, officer, or employee hired at a salary in excess of $35,000 per annum, or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

          (h) there has been no change in the articles of incorporation or bylaws of Premier;

          (i) there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Premier, any organizational effort by any union, or institution or threatened institution of any effort, complaint or other proceeding in connection therewith, involving Premier or affecting its operations;

          (j) there has been no issuance, sale, repurchase, acquisition, or redemption by Premier of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

          (k) there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security consisting of) any asset or assets of Premier or assumed by it with respect to any asset or assets;

          (l) there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Premier which would be required to be reflected on a balance sheet of Premier prepared as of the date hereof in accordance with GAAP applied on a consistent basis, except as incurred in the ordinary course of business;

          (m) no obligation or liability of Premier has been discharged or satisfied, other than in the ordinary course of business;

          (n) there have been no sales, transfers or other dispositions of any asset or assets of Premier, other than sales in the ordinary course of business;

          (o) there has been no amendment, termination or waiver of any right of Premier under any contract or agreement or governmental license, permit or permission which has had or may have an adverse effect on its business or properties; and

          (p) Premier has not taken any action or failed to take any action prior to the date of this Agreement which would represent or result in a material breach or violation of any of the covenants and agreements of Premier provided in this Agreement.

          6.2.12  LITIGATION AND PROCEEDINGS.  Except as set forth on the
                  --------------------------
Premier Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Premier, threatened against, by or affecting Premier, or any officer, director, employee or agent in such person's capacity as an officer, director, employee or agent of Premier or relating to the business or affairs of Premier, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Premier have any unasserted contingent liabilities which might have an adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

          6.2.13  PROXY MATERIALS.  Neither the Proxy Materials nor other
                  ---------------
materials furnished by Premier to the Premier's shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of Premier Stock and through the acquisition of shares of Premier Stock by Citizens pursuant to the Merger, contain with respect to Premier any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made with respect to Premier, not misleading.

     6.3  BUSINESS OPERATIONS.
          -------------------

          6.3.1  CUSTOMERS.  Premier has no knowledge of any presently existing
                 ---------
facts which could reasonably be expected to result in the loss of any material borrower or depositor or in Premier's inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the Premier Disclosure Memorandum.

          6.3.2  PERMITS; COMPLIANCE WITH LAW.
                 ----------------------------

          (a) Premier has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for Premier to own, lease or operate its Assets and to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of Premier, threatened.

          (b) Premier has complied with all laws, regulations, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on Premier. The Premier Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances or rules by any present officer, director, or employee of Premier which occurred since December 31, 1991, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC if Premier had been subject to the reporting requirements under the 1933 Act or the Securities Exchange Act of 1934. No past violation of any such law, regulation, ordinance or rule has occurred which could impair the right or ability of Premier to conduct its business.

          (c) Except as set forth in the Premier Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of Premier to comply in any respect with any law, regulation or order has been received, nor is any such notice or warning proposed or, to the knowledge of Premier, threatened.

          6.3.3  ENVIRONMENTAL.
                 -------------

          (a) Except as set forth in the Premier Disclosure Memorandum, Premier

               (i) has not caused or permitted, and has no knowledge of any claim regarding the environmental condition of the property or the generation, manufacture, use, or handling or the release or presence of, any hazardous substances or hazardous wastes, including petroleum, on, in, under or from any properties or facilities currently owned or leased by Premier or adjacent to any properties so owned or leased; and

               (ii) has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any hazardous substances or hazardous wastes, including petroleum and asbestos, on, in, under or from any properties or facilities currently owned or leased by Premier.

          (b) Except as set forth in the Premier Disclosure Memorandum, neither Premier nor any of its officers, directors, employees or agents, in the course of such individual's employment by Premier, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern whose business relates in any way to the generation, storage, handling, disposal, transfer, production, use or processing of hazardous substances or hazardous wastes, including petroleum, nor to Premier's knowledge has Premier foreclosed on any property on which there is a threatened release of any hazardous substances or hazardous wastes, including petroleum, or on which there has been such a release and full remediation has not been completed, or any property on which contained (non-released) hazardous substances or hazardous wastes, including petroleum, are or were located.

          (c) Except as set forth in the Premier Disclosure Memorandum, neither Premier, nor any of its officers, directors, employees, or agents, is aware of, has been told of, or has observed, the presence of any hazardous substance or hazardous wastes, including petroleum, on, in, under, or around property on which Premier holds a legal or security interest, in violation of, or creating liability under, federal, state, or local environmental statutes, regulations, or ordinances.

          (d) The term hazardous substances or hazardous waste does not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices).

          6.3.4  INSURANCE.  Premier has made available to Citizens a complete
                 ---------
list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Premier or any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in the Premier Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of Premier and the activities of its officers, directors and employees against such risks and in such amounts as are prudent and customary. Premier will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Premier has heretofore made, or will hereafter make, available to Citizens a true, correct and complete copy of each insurance policy and bond in effect since January 1, 1991 with respect to the business and affairs of Premier.

     6.4  PROPERTIES AND ASSETS.
          ---------------------

          6.4.1  Contracts and Commitments.  The Premier Disclosure Memorandum
                 -------------------------
contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments to which Premier is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days. Each such contract, agreement, guaranty and commitment of Premier is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. Premier has complied in all material respects with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been or will be made available to Citizens for examination.

          6.4.2  LICENSES; INTELLECTUAL PROPERTY.  Premier has all patents,
                 -------------------------------
trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the Premier Disclosure Memorandum, Premier is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Premier or presently expected to be used by either of them in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Premier, are listed in the Premier Disclosure Memorandum. Premier has complied with all applicable laws relating to the filing or registration of "fictitious names" or trade names.

          6.4.3  PERSONAL PROPERTY.  Premier has good and marketable title to
                 -----------------
all of its personalty, tangible and intangible, reflected in the 1996 Premier Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except (i) those referred to in the notes to the 1996 Premier Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of Premier, is claimed to exist), (ii) those described in the Premier Disclosure Memorandum and (iii) liens for taxes not due and payable.

          6.4.4  PREMIER LEASES.
                 --------------

          (a) All leases (the "Premier Leases") pursuant to which Premier is lessor or lessee of any real or personal property (such property, the "Premier Leased Property") are valid and enforceable in accordance with their terms; there is not under any Premier Leases any default or, to the knowledge of Premier, any claimed default by Premier, or event of default or event which with notice or lapse of time, or both, would constitute a default by Premier and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

          (b) The copies of the Premier Leases heretofore or hereafter furnished or made available by Premier to Citizens are true, correct and complete, and the Premier Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to Citizens, and are in full force and effect in accordance with their terms.

          (c) Except as set forth in the Premier Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for Premier to enter into new leases of real property or to renew or amend existing Premier Leases prior to the Closing Date.

          6.4.5  REAL PROPERTY.
                 -------------

          (a) Premier does not own any interest in any real property (other than as lessee) except as set forth in the Premier Disclosure Memorandum (such properties being referred to herein as "Premier Realty"). Except as disclosed in the Premier Disclosure Memorandum, Premier has good title to the Premier Realty and the titles to the Premier Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to Citizens with the Premier Disclosure Memorandum. Premier has not encumbered the Premier Realty since the effective dates of the respective title insurance policies.

          (b) Except as set forth in the Premier Disclosure Memorandum, the interests of Premier in the Premier Realty and in and under each of the Premier Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or, to the knowledge of Premier, threatened action at law or in equity.

          (c) The present and past use and operations of, and improvements upon, the Premier Realty and all real properties leased by Premier (the "Premier Leased Real Properties") are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and to the knowledge of Premier there are no proposed changes therein that would affect the Premier Realty, the Premier Leased Real Properties or their uses.

          (d) Except as set forth in the Premier Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Premier with respect to any Premier Lease pursuant to which it is lessor or lessee.

          (e) Premier is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Premier Realty or the Premier Leased Real Properties which may adversely affect the Premier Realty or the Premier Leased Real Properties or the current or currently contemplated use thereof.

          (f) The buildings and structures owned, leased or used by Premier are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Premier.

     6.5  EMPLOYEES AND BENEFITS.
          ----------------------

          6.5.1  DIRECTORS OR OFFICERS OF OTHER CORPORATIONS.  Except as set
                 -------------------------------------------
forth in the Premier Disclosure Memorandum, no director, officer, or employee of Premier serves, or in the past five years has served, as a director or officer of any other corporation on behalf of or as a designee of Premier or any of its subsidiaries.

          6.5.2  EMPLOYEE BENEFITS.
                 -----------------

          (a) Except as set forth in the Premier Disclosure Memorandum, Premier does not provide and is not obligated to provide, directly or indirectly, any benefits for employees, including, without limitation, any pension, profit sharing, stock option, retirement bonus, hospitalization, medical, insurance, vacation or other employee benefits under any practice, agreement or understanding.

          (b) The Premier Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of ERISA (collectively, "ERISA Plans"). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments), and any other related documents requested by Citizens or its counsel have been, or prior to the Closing Date will be, made available to Citizens.

          (c) Premier is not currently and has never been in the past required to contribute to a multi-employer plan as defined in Section 3(37)(A) of ERISA. Premier does not maintain or contribute to, nor within the past six years has it maintained or contributed to, an employee pension benefit plan as defined in
Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

          (d) Each ERISA Plan has been operated and administered in all material respects in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code and the regulations issued under ERISA and the Code. With respect to each ERISA Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of Premier, threatened involving such ERISA Plan or any of its fiduciaries.
With respect to each ERISA Plan, neither Premier nor any of its directors, officers, employees or agents, nor to Premier's knowledge, any "party in interest" or "disqualified person" (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any transaction relating to the ERISA Plan which would constitute a breach of fiduciary duty under ERISA or a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA,
Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each ERISA Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code.

          (e) Of the ERISA Plans, the "employee pension benefit plans" within the meaning of Section 3(2) of ERISA (collectively, the "Employee Pension Benefit Plans") are separately identified on the Premier Disclosure Memorandum.

With respect to each Employee Pension Benefit Plan, except as set forth on the Premier Disclosure Memorandum: (i) such Employee Pension Benefit Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) all contributions required by such plan have been made; and (iii) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such plan.

          (f) As of the Closing Date, with respect to each ERISA Plan, Premier will have provided adequate reserves, or insurance or qualified trust funds, to provide for all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such ERISA Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date to the extent reserves are required under GAAP, based on an actuarial valuation satisfactory to the actuaries of Premier representing a projection of claims expected to be incurred under such ERISA Plan.

          (g) Except as disclosed on the Premier Disclosure Memorandum, Premier does not provide and has no obligation to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of Premier beyond their retirement or other termination of service with Premier other than (i) coverage mandated by applicable law, (ii) benefits under the Employee Pension Benefit Plans, or (iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

          (h) Neither this Agreement nor any transaction contemplated hereby will (i) entitle any current or former employee, officer or director of Premier to severance pay, unemployment compensation or any similar or other payment, or
(ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director.

          6.5.3  LABOR-RELATED MATTERS.  Except as described in the Premier
                 ---------------------
Disclosure Memorandum, Premier is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, Premier. Premier has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. Premier has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. There are no unfair labor practice charges pending or threatened against Premier, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, Premier with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by Premier as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

          6.5.4  RELATED PARTY TRANSACTIONS.  Except for (a) loans and
                 --------------------------
extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Premier with other persons who are not affiliated with Premier, and which do not involve more than the normal risk of repayment or present other unfavorable features, (b) deposits, all of which are on terms and conditions identical to those made available to all customers of Premier at the time such deposits were entered into, and (c) transactions specifically described in the Premier Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure after December 31, 1991 of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of Premier).

     6.6  OTHER MATTERS.
          -------------

          6.6.1  REGULATORY REPORTS.  Premier will make available to Citizens
                 ------------------
for review and inspection all applications, reports or other documents filed by it for each of its past three full fiscal years with any regulatory or governmental agencies. All of such applications, reports and other documents have been prepared in accordance with applicable rules and regulations of the regulatory agencies with which they were filed.

          6.6.2  APPROVALS, CONSENTS AND FILINGS.  Except for the approval of
                 -------------------------------
the Federal Reserve and the Department of Banking, or as set forth in the Premier Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Premier, or any of Premier's assets.

          6.6.3  DEFAULT.
                 -------

          (a) Except for those consents described in or set forth pursuant to
Section 6.6.2 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein (i) constitutes a breach of or default under any contract or commitment to which Premier is a party or by which Premier or its properties or assets are bound, (ii) does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Premier, or (iii) constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of Premier.

          (b) Premier is not in default under its articles of incorporation or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement or of any other contract or instrument to which Premier is a party or by which it or any of its property is bound.

          6.6.4  REPRESENTATIONS AND WARRANTIES.  No representation or warranty
                 ------------------------------
contained in this Article VI or in any written statement delivered by or at the direction of Premier pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to Citizens in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

          6.6.5  PREMIER STOCK.  The shares of Premier Stock to be issued and
                 -------------
delivered to Citizens' shareholders pursuant to the terms of the Merger Agreement, when so issued and delivered, will be validly authorized and issued, fully paid and non-assessable, and no shareholder of Premier will have any preemptive rights with respect thereto.


                                  ARTICLE VII
                                  -----------

                CONDUCT OF BUSINESS OF PREMIER PENDING CLOSING
                ----------------------------------------------

     Except as expressly otherwise provided herein, Premier covenants and agrees that, without the prior written consent of Citizens, between the date hereof and the Closing Date:

     7.1  CONDUCT OF BUSINESS.  Premier will conduct its business only in the
          -------------------
ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

     7.2  MAINTENANCE OF PROPERTIES.  Premier will maintain its properties and
          -------------------------
assets in good operating condition, ordinary wear and tear excepted.

     7.3  INSURANCE.  Premier will maintain and keep in full force and effect
          ---------
all of the insurance referred to in Section 6.3.4 hereof or other insurance equivalent thereto in all material respects.

     7.4  CAPITAL STRUCTURE.  No change will be made in the authorized or
          -----------------
issued capital stock or other securities of Premier, and Premier will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Premier.

     7.5  DIVIDENDS.  Except for quarterly dividends in the amount not to
          ---------
exceed $.10 per share, no other dividend, distribution or payment will be declared or made in respect to the Premier Stock.

     7.6  AMENDMENT OF ARTICLES; CORPORATE EXISTENCE.  Premier will not amend
          ------------------------------------------
its articles of incorporation or bylaws, and Premier will maintain its corporate existence and powers.

     7.7  NO ACQUISITIONS.  Premier shall not acquire by merging or
          ---------------
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to it.

     7.8  NO DISPOSITIONS.  Premier will not sell, mortgage, lease, buy or
          ---------------
otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and Premier will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

     7.9  BOOKS AND RECORDS.  The books and records of Premier will be
          -----------------
maintained in the usual, regular and ordinary course.

     7.10  ADVICE OF CHANGES.  Premier shall promptly advise Citizens orally
           -----------------
and in writing of any change or event having, or which the Premier Management believes could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of Premier.

     7.11  INCUR ADDITIONAL DEBT.  Premier shall not incur any debt
           ---------------------
obligations or other obligations for borrowed money in excess of an aggregate of $100,000 (for Premier on a consolidated basis) except in the ordinary course of business of Premier consistent with past practices (which included for Premier Subsidiaries, creation of deposit liabilities, purchase of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank and entry into and repurchase of agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition on any asset of Premier of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, Atreasury tax and loan@ accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date hereof that are disclosed in the Premier Disclosure Memorandum).

     7.12  ADOPT NEW BENEFIT PLAN.  Premier shall not adopt any new employee
           ----------------------
benefit plan or make any material change in or to any existing employee benefit plan other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan.

     7.13  CHANGE IN TAX OR ACCOUNTING METHOD.  Premier shall not make any
           ----------------------------------
significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP.

     7.14  LITIGATION.  Premier shall not commence any litigation other than
           ----------
in accordance with past practice, settle any litigation involving any liability of Premier for money damages in excess of $50,000 or which imposes material restrictions upon the operations of Premier.


                                 ARTICLE VIII
                                 ------------

                     CONDITIONS TO OBLIGATIONS OF PREMIER
                     ------------------------------------

     All of the obligations of Premier under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by Premier:

     8.1  VERACITY OF REPRESENTATIONS AND WARRANTIES.  The representations
          ------------------------------------------
and warranties of Citizens contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

     8.2  PERFORMANCE OF AGREEMENTS.  Citizens shall have performed and
          -------------------------
complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     8.3  CERTIFICATES, RESOLUTIONS, OPINION.  Citizens shall have delivered
          ----------------------------------
to Premier:

          (a) a certificate executed by the President and Secretary of Citizens, dated as of the Closing Date, and certifying in such detail as Premier may reasonably request to the fulfillment of the conditions specified in Sections
8.1 and 8.2 hereof;

          (b) duly adopted resolutions of the Board of Directors and shareholders of Citizens certified by the Secretary thereof, dated the Closing Date, (i) authorizing and approving the execution of this Agreement (with respect to the directors of Citizens) and the Merger Agreement (with respect to the directors and shareholders of Citizens) and the consummation of the transactions contemplated herein and therein in accordance with their respective terms and (ii) authorizing all other necessary and proper corporate action to enable Citizens to comply with the terms hereof and thereof;

          (c) certificates of the valid existence of Citizens and the Citizens Bank under the laws of the State of Georgia, executed by the Secretary of State and the Department of Banking, respectively, and dated not more than five (5) business days prior to the Closing Date;

          (d) certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that Citizens has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due;

          (e) an opinion of Porter Keadle Moore LLP, certified public accountants, to the effect that the Merger will be accounted for as a "pooling of interests," which opinion will be subject only to such qualifications, exceptions and factual assumptions as are satisfactory to Premier;

          (f) an opinion of Kilpatrick Stockton LLP, counsel for Citizens, dated the Closing Date, in the form attached hereto as Exhibit "E;" and
                                                 ----------

          (g) letters from each of the directors and officers of Citizens in substantially the form of Exhibit "D."
                          ----------

     8.4  SHAREHOLDER APPROVAL.  The Merger Agreement shall have been
          --------------------
approved by the vote of the holders of at least a majority of Citizens Stock and
Premier Stock.   The aggregate number of shares of Citizens Common Stock
dissenting to the Merger shall not exceed 24,235 shares.

     8.5  REGULATORY APPROVALS.  Premier shall have received from any and all
          --------------------
governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve and the Department of Banking, such consents, authorizations and approvals as are necessary for the consummation thereof and all applicable waiting or similar periods required by law shall have expired.

     8.6  EFFECTIVE REGISTRATION STATEMENT.  The Premier Registration
          --------------------------------
Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

     8.7  CERTIFICATE OF MERGER.  The Secretary of State of the State of
          ---------------------
Georgia shall have issued a Certificate of Merger with regard to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

     8.8  PREMIER FAIRNESS OPINION.  Premier shall have received from Brown,
          ------------------------
Burke Capital Partners, Inc. a letter, dated not more than five (5) business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be paid to Citizens' shareholders in connection with the Merger is fair, from a financial point of view, to the shareholders of Premier.

                                  ARTICLE IX
                                  ----------

                     CONDITIONS TO OBLIGATIONS OF CITIZENS
                     -------------------------------------

     All of the obligations of Citizens under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

     9.1  VERACITY OF REPRESENTATIONS AND WARRANTIES.  The representations and
          ------------------------------------------
warranties of Premier contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

     9.2  PERFORMANCE OF AGREEMENTS.  Premier shall have performed and complied
          -------------------------
with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     9.3  CERTIFICATES, RESOLUTIONS, OPINION.  Premier shall have delivered to
          ----------------------------------
Citizens:

          (a) a certificate executed by the President and Secretary of Premier, dated the Closing Date, certifying in such detail as Citizens may reasonably request to the fulfillment of the conditions specified in Sections 9.1 and 9.2 hereof;

          (b) duly adopted resolutions of the Board of Directors of Premier, certified by the Secretary thereof, dated the Closing Date, (i) authorizing and approving the execution of this Agreement and the Merger Agreement on behalf of Premier, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (ii) authorizing all other necessary and proper corporate actions to enable Premier to comply with the terms hereof and thereof;

          (c) a certificate of the valid existence of Premier, under the laws of the State of Georgia executed by the Secretary of State of the State of Georgia, dated not more than five (5) business days prior to the Closing Date;

          (d) certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that Premier has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due;

          (e) an opinion of Mauldin & Jenkins LLC, certified public accountants, to the effect that the Merger will be accounted for as a "pooling of interests," which opinion will be subject only to such qualifications, exceptions and factual assumptions as are satisfactory to Citizens; and

          (f) an opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel for Premier, dated the Closing Date, in the form attached hereto as Exhibit "F."
                                                                ----------

     9.4  Shareholder Approval.  The Merger Agreement shall have been approved
          --------------------
by the vote of the holders of at least a majority of Citizens Stock and Premier Stock. The aggregate number of shares of Citizens Common Stock dissenting to the Merger shall not exceed 24,235 shares.

     9.5  REGULATORY APPROVALS.  Any and all governmental authorities, bodies
          --------------------
or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve and the Department of Banking, shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

     9.6  EFFECTIVE REGISTRATION STATEMENT.  The Premier Registration Statement
          --------------------------------
shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

     9.7  TAX OPINION.  Citizens shall have received from Kilpatrick Stockton
          -----------
LLP its opinion, in form and substance reasonably satisfactory to Citizens, to the effect that:

          (1) The Merger and the issuance of shares of Premier Stock in connection therewith, as described herein and in the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code;

          (2) Except for the recognition of gain as required by Section 302 of the Code with respect to the receipt by the holders of Citizens Stock of cash in lieu of fractional shares of Premier Stock and the recognition of gain as required by Section 356(a) of the Code upon exercise by a shareholder of his, her or its dissenters rights, no gain or loss will be recognized by holders of Citizens Stock upon the exchange of such stock solely for Premier Stock as a result of the Merger;

          (3) No gain or loss will be recognized by Citizens as a result of the Merger;

          (4) The aggregate tax basis of Premier Stock received by shareholders of Citizens pursuant to the Merger will be the same as the tax basis of the shares of Citizens Stock exchanged therefor decreased by any portion of such tax basis allocated to fractional shares of Premier Stock that are treated as redeemed by Premier; and

          (5) The holding period of the shares of Premier Stock received by the shareholders of Citizens will include the holding period of the shares of

     Citizens Stock exchanged therefor, provided that the stock of Citizens is held as a capital asset on the date of the consummation of the Merger.

     9.8  CERTIFICATE OF MERGER.  The Secretary of State of the State of
          ---------------------
Georgia shall have issued a Certificate of Merger with regard to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

     9.9  CITIZENS FAIRNESS OPINION. Citizens shall have received from The
          ---------------------------
Carson Medlin Company a letter, dated not more than five (5) business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be paid to Citizens' shareholders in connection with the Merger is fair, from a financial point of view, to the shareholders of Citizens.


                                   ARTICLE X
                                   ---------

                           WARRANTIES, NOTICES, ETC.
                           -------------------------

     10.1  WARRANTIES.  All statements contained in any certificate or other
           ----------
instrument delivered by or on behalf of Citizens or Premier pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of Citizens shall be required to be made, and shall be considered made, on behalf of both Citizens and its subsidiary Citizens Bank, and the representations and warranties required of Premier, shall be required to be made, and shall be considered made, on behalf of Premier and the Premier Subsidiaries.

     10.2  SURVIVAL OF REPRESENTATIONS.  All representations, warranties,
           ---------------------------
covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

          (a) the opinions of counsel referred to in Sections 8.3(f) and 9.3(e) of this Agreement;

          (b) any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

          (c) the provisions of this Section 10 and the provisions contained in Sections 3.4, 3.6, 3.12, 3.13 and 11.13.

     10.3  NOTICES.  All notices or other communications required or permitted
           -------
to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Paragraph 10.3 on the date of such facsimile), or five days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above. Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

      (1)  To Citizens:         Citizens Gwinnett Bankshares, Inc.
                                3209 US Hwy. 23
                                Duluth, Georgia 30136-3546
                                Attention:   Thomas J. Martin President
                                Facsimile:   (770) 476-3209

           With copies to:      Kilpatrick Stockton LLP
                                1100 Peachtree Street, Suite 2800
                                Atlanta, Georgia 30309
                                Attention:   Richard R. Cheatham, Esq.
                                Facsimile:   (404) 815-6555

      (2)  To Premier:          Premier Bancshares, Inc.
                                2180 Atlanta Plaza
                                950 East Paces Ferry Road
                                Atlanta, Georgia 30326
                                Attention:   Darrell D. Pittard Chairman and CEO
                                Facsimile:   (404) 814-3672

           With copies to:      Womble Carlyle Sandridge & Rice, PLLC
                                Suite 700
                                1275 Peachtree Street, N.E.
                                Atlanta, Georgia 30309
                                Attention:   Steven S. Dunlevie, Esq.
                                Facsimile:   (404) 888-7490

     10.4  ENTIRE AGREEMENT.  This Agreement and the Merger Agreement supersede
           ----------------
all prior discussions and agreements between Citizens and Premier with respect to the Merger and the other matters contained herein and therein, and this

Agreement and the Merger Agreement contain the sole and entire agreement between Citizens and Premier with respect to the transactions contemplated herein and therein.

     10.5  WAIVER; AMENDMENT.  Prior to or on the Closing Date, Premier shall
           -----------------
have the right to waive any default in the performance of any term of this Agreement by Citizens, to waive or extend the time for the fulfillment by Citizens of any or all of Citizens' obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Premier under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, Citizens shall have the right to waive any default in the performance of any term of this Agreement by Premier, to waive or extend the time for the fulfillment by Premier of any or all of Premier's obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Citizens under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Sections 8.5 and 9.5 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.


                                  ARTICLE XI
                                  ----------

                                  TERMINATION
                                  -----------

     This Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party as follows, and, upon any such termination of this Agreement, neither party hereto shall have any liability to the other, except that the provisions of Section 3.4 and 11.13 hereof shall survive the termination of this Agreement for any reason.

     11.1  MATERIAL ADVERSE CHANGE.  (a) By Premier, if, after the date hereof,
           -----------------------
a material adverse change in the financial condition or business of Citizens shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of Citizens Stock, or if Citizens shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business. (b) By Citizens, if, after the date hereof, a material adverse change in the financial condition or business of Premier shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of Premier Stock, or if Premier shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

     11.2  NONCOMPLIANCE.  (a) By Premier, if the terms, covenants or conditions
           -------------
of this Agreement to be complied with or performed by Citizens before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Premier. (b) By Citizens, if the terms, covenants or conditions of this Agreement to be complied with or performed by Premier before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Citizens.

     11.3  FAILURE TO DISCLOSE.  (a) By Premier, if it learns of any fact or
           -------------------
condition not disclosed in this Agreement, the Citizens Disclosure Memorandum, or the 1996 Citizens Financial Statements, which was required to be disclosed by Citizens pursuant to the provisions of this Agreement at or prior to the date of execution hereof with respect to the business, properties, assets or earnings of Citizens which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof, (b) By Citizens, if it learns of any fact or condition not disclosed in this Agreement, the Premier Disclosure Memorandum, or the 1996 Premier Financial Statements, which was required to be disclosed by Premier pursuant to the provisions of this Agreement at or prior to the date of execution hereof with respect to the business, properties, assets or earnings of Premier which materially and adversely affect such business, properties, assets or earnings or the ownership, value or continuance thereof.

     11.4  ADVERSE PROCEEDINGS. By either party, if any action, suit or
           -------------------
proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of Citizens or Premier makes consummation of the transactions herein contemplated inadvisable.

     11.5  DISCLOSURE MEMORANDUM.  By either party on or before June 30, 1997,
           ---------------------
in the event that the review of the disclosures contained in the other party's Disclosure Memorandum causes its Board of Directors to determine, in its reasonable good faith judgment, that fact or circumstance exists or is likely to exist or result which materially and adversely impacts one or more of the economic benefits to it of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     11.6  ACCOUNTING TREATMENT.  By either party on or before July 24, 1997, if
           --------------------
the board of directors of a party determines that the Merger may not be structured in a manner satisfactory to both boards of directors in their sole discretion to qualify for "pooling of interests" accounting treatment.

     11.7  TERMINATION DATE.  By either party, if the Closing Date shall not
           ----------------
have occurred on or before November 30, 1997.

     11.8  SHAREHOLDERS VOTE.  By either party, if the Merger Agreement is not
           -----------------
approved by the vote of the holders of either Citizens Stock or Premier Stock as required by applicable law.

     11.9  ENVIRONMENTAL LIABILITY OF CITIZENS.  By Premier, if it learns of any
           -----------------------------------
potential liability of Citizens arising from noncompliance with any federal, state or local environmental law by Citizens, or any potential liability of Citizens arising from any environmental condition of the properties or assets of

Citizens, including any properties or assets in which Citizens holds a security interest.

     11.10  ENVIRONMENTAL LIABILITY OF PREMIER.  By Citizens, if it learns of
            ----------------------------------
any potential liability of Premier arising from noncompliance with any federal, state or local environmental law by Premier, or any potential liability of Premier arising from any environmental condition of the properties or assets of Premier, including any properties or assets in which Premier holds a security interest.

     11.11  MUTUAL CONSENT.  By the mutual consent of the Board of Directors of
            --------------
both Citizens and Premier.

     11.12  PREMIER STOCK PRICE.  By Citizens or Premier within 3 days of the
            -------------------
filing date of Premier's Registration Statement with the SEC, if the Market Value of Premier Stock is less than $15.69 or greater than $19.19. For purposes of this provision, the "Market Value of Premier Stock" shall be determined on the basis of the ten (10) trading day average of the closing price of Premier Stock during the ten (10) trading days preceding the filing date of Premier's Registration Statement with the SEC.

     11.13  EXPENSES UPON TERMINATION.  If for any reason this Agreement is
            -------------------------
terminated pursuant to Section 11.3 or in contemplation of an acquisition proposal, the terminating party shall agree to pay the non-terminating party (i) an amount equal to the reasonable and documented fees and expenses incurred by the non-terminating party in connection with the examination and investigation of the non-terminating party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment bankers, consultants, accountants, attorneys and other agents, and (ii) (x) $50,000 if this Agreement is terminated pursuant to Section
11.3 and the nondisclosure is not willful or (y) $150,000 if this Agreement is terminated pursuant to Section 11.3 and the nondisclosure is willful or if this Agreement is terminated in contemplation of an acquisition proposal, which sums represent compensation for the non-terminating party's loss as a result of the transaction contemplated by this Agreement not being consummated. Final settlement with respect to such fees and expenses shall be made within thirty
(30) days after the termination of this Agreement. For purposes of this Section 11.13, an Aacquisition proposal@ shall mean any tender offer or exchange offer, any proposal for merger, acquisition of all the stock or assets of, or other business combination involving such terminating party or the acquisition of a substantially equity interest in, or a substantial portion of the assets of such terminating party or any of its subsidiaries, a definitive agreement with respect to which is entered into within one year of the date of this Agreement. Notwithstanding anything contained herein to the contrary, no expenses shall be payable upon termination pursuant to this Section 11.13 in the event of termination pursuant to Section 11.6 herein.

                                  ARTICLE XII
                                  -----------

                          COUNTERPARTS, READINGS, ETC.
                          ----------------------------

     This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. A pronoun in one gender includes and applies to the other genders as well.


                                  ARTICLE XIII
                                  ------------

                                 BINDING EFFECT
                                 --------------

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.


                                  ARTICLE XIV
                                  -----------
                                 GOVERNING LAW
                                 -------------

     The validity and effect of this Agreement and the Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

     IN WITNESS WHEREOF, Citizens and Premier have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

                              CITIZENS GWINNETT BANKSHARES, INC.

(CORPORATE SEAL)              By:  /s/ Thomas J. Martin
                                 ----------------------
                                     Thomas J. Martin
                                     President
Attest:

    /s/ Darrell W. Moore
---------------------------
Darrell W. Moore, Secretary


                              PREMIER BANCSHARES, INC.

(CORPORATE SEAL)              By:  /s/ Darrell D. Pittard
                                 ------------------------
                                    Darrell D. Pittard
                                    Chairman and Chief Executive Officer
Attest:

    /s/ Frank H. Roach
---------------------------
Frank H. Roach, Executive Vice President
and Treasurer

                                   EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this _____ day of June, 1997, by and between PREMIER BANCSHARES, INC. ("Premier") and CITIZENS GWINNETT BANKSHARES, INC. ("Citizens"), both Georgia corporations (said corporations are hereinafter collectively referred to as the "Constituent Corporations").

                               R E C I T A L S :

     WHEREAS, the authorized capital stock of Premier consists of 20,000,000 shares of Common Stock, $1.00 par value per share (the "Premier Stock"), of which 7,913,235 shares are issued and outstanding;

     WHEREAS, the authorized capital stock of Citizens consists of 10,000,000 shares of Common Stock, $10.00 par value per share, of which 242,350 shares are issued and outstanding and up to 27,200 shares are issuable upon the exercise of stock options on the Effective Date (as defined herein) ("Citizens Stock");

     WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each such corporation and its shareholders that Citizens merge with Premier, with Premier being the surviving corporation;

     WHEREAS, the respective Boards of Directors of the Constituent Corporations, by resolutions duly adopted, have unanimously approved and adopted this Agreement, and the Board of Directors of Citizens, by resolution duly adopted, has directed that this Agreement be submitted to the shareholders of Citizens for their approval; and

     WHEREAS, Premier has agreed to issue shares of Premier Stock which shareholders of Citizens will be entitled to receive, according to the terms and conditions contained herein, on or after the Effective Date (as defined herein) of the merger provided for herein.

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

     1.   MERGER.
          ------

          Pursuant to and with the effects provided in the applicable provisions of Article 11 of the Georgia Business Corporation Code, as amended (Chapter 2 of Title 14 of the Official Code of Georgia), Citizens (hereinafter sometimes referred to as the "Merged Corporation") shall be merged with and into Premier (the "Merger"). Premier shall be the surviving corporation (the "Surviving Corporation") and shall continue under the name "Premier Bancshares, Inc.". On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Corporation shall cease and terminate.

     2.   ACTIONS TO BE TAKEN.
          -------------------

          The acts and things required to be done by the Georgia Business Corporation Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Merged Corporation, the shareholders of the Surviving Corporation and the filing of the Certificate of Merger relating hereto in the manner provided in said Code, shall be attended to and done by the proper officers of the Constituent Corporations with the assistance of counsel as soon as practicable.

     3.   EFFECTIVE DATE.
          --------------

          The Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation, the shareholders of the Surviving Corporation, and the filing of the Certificate of Merger relating hereto in the manner provided in the Georgia Business Corporation Code (the "Effective Date").

     4.   ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION.
          ----------------------------------------------------- -----------

          (a) The Articles of Incorporation of Premier, as heretofore amended, shall on the Effective Date be the Articles of Incorporation of the Surviving Corporation.

          (b) Until altered, amended or repealed, as therein provided, the Bylaws of Premier as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

     5.   MANNER AND BASIS OF CONVERTING SHARES OF CAPITAL STOCK; CAPITAL
          ------------------------------------------------------- -------
STRUCTURE OF THE SURVIVING CORPORATION.
--------------------------------------

          The manner and basis of converting the shares of capital stock of each of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

          (a) Based on $17.44 ("Premier Target Price"), upon the Effective Date each share of Citizens' stock outstanding shall be converted into fully-paid and nonassessable shares of Premier Stock at the following ratios ("Exchange Ratio") based upon the following assumptions:

          (i) If Premier Market Value is greater than 94% of the Premier Target Price and less than 106% of the Premier Target Price, the Exchange Ratio
             ---
shall equal: [8.0876 x Premier Target Price/Premier Market Value].

          (ii) If Premier Market Value is greater than 106% of the Premier Target Price, the Exchange Ratio shall equal: [8.0876/1.06].

          (iii) If Premier Market Value is less than 94% of the Premier Target Price, the Exchange Ratio shall equal [8.0876/0.94].

          The "Premier Market Value" shall be determined on the basis of the ten trading day average of the daily closing price of Premier Stock on the American Stock Exchange during the ten trading days preceding the filing date of the Registration Statement with the Securities and Exchange Commission.

          (b) Any holder of shares of Citizens Common Stock who perfects such holder's dissenter's rights of appraisal in accordance with and as contemplated by Section 14-2-1106 of the Georgia Business Corporation Code (the "GBCC") shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the GBCC; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to Citizens the certificate or certificates representing shares for which payment is being made. In the event that after the Effective Date a dissenting shareholder of Citizens fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Citizens Common Stock is entitled under this Section 5 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Citizens Common Stock held by such holder.

          (c) If either party should change the number of its outstanding shares as a result of a stock split, stock dividend, or similar recapitalization with respect to such shares prior to the Effective Date then the shares of Premier Stock to be issued hereunder to holders of Citizens Stock shall be proportionately adjusted.

          (d) No scrip or fractional share certificates of Premier Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash an amount (computed to the nearest cent) equal to such fraction multiplied by the Premier Market Value.

          (e) As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of Citizens Stock, upon presentation and surrender of the certificates representing such shares to Premier, shall be entitled to receive in exchange therefor a certificate representing the number of shares of Premier Stock to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each such outstanding certificate which prior to the Effective Date represented Citizens Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of Premier Stock into which the same shall have been converted and the right to receive payment for fractional shares.

          (f) Upon the Effective Date, each share of Premier Stock issued and outstanding immediately prior to the Effective Date shall continue unchanged and shall continue to evidence a share of common stock of the Surviving Corporation.

     6.   TERMINATION OF SEPARATE EXISTENCE.
          ---------------------------------

          Upon the Effective Date, the separate existence of the Merged Corporation shall cease and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Constituent Corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

     7.   FURTHER ASSIGNMENTS.
          -------------------

          If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

     8.   CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER.
          --------------------------------------------------

          This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

          (a) Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of Citizens Stock;

          (b) Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of Premier Stock; and

          (c) All the terms, covenants, agreements, obligations and conditions of the Agreement and Plan of Reorganization (the "Acquisition Agreement") of even date herewith by and between Citizens and Premier to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

     9.   TERMINATION.
          -----------

          This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the shareholders of the Merged Corporation, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia with respect to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

     10.  COUNTERPARTS; TITLE; HEADINGS.
          -----------------------------

          This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

     11.  AMENDMENTS; ADDITIONAL AGREEMENTS.
          ---------------------------------

          At any time before or after approval and adoption by the shareholders of Citizens, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Citizens Stock shall be converted in the Merger pursuant to Section 5 hereof.


     IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed on their respective behalfs and their respective corporate seals to be affixed hereto as of the day and year first above written.

                              PREMIER BANCSHARES, INC.



(CORPORATE SEAL)              By:  /s/ Darrell D. Pittard
                                 ------------------------
                                     Darrell D. Pittard
                                     Chairman and Chief Executive Officer
Attest:

   /s/ Barbara J. Burtt
---------------------------
Secretary


                              CITIZENS GWINNETT BANKSHARES, INC.


(CORPORATE SEAL)              By:  /s/ Thomas J. Martin
                                 ----------------------
                                     Thomas J. Martin
                                     President
Attest:

   /s/ Darrell W. Moore
--------------------------
Secretary

                                   EXHIBIT B


Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia 30326

Gentlemen:

     In connection with the proposed merger (the "Merger") of Citizens Gwinnett Bankshares, Inc. ("Citizens") with and into Premier Bancshares, Inc. ("Premier"), pursuant to the Agreement and Plan of Reorganization of even date herewith among Premier and Citizens (the "Reorganization Agreement"), the undersigned hereby covenants, represents and warrants as follows:

     1.   Recommendation for Merger and Voting of Citizens Stock.  The
          ------------------------------------------------------
undersigned agrees to recommend to all holders of the capital stock of Citizens ("Citizens Stock") that they vote in favor of the Merger. In addition, the undersigned agrees to vote any and all shares of Citizens Stock owned or controlled by him in favor of the Merger.

     2.   Compliance with Securities Laws.  The undersigned acknowledges that he
          -------------------------------
will be subject to the restrictions on resales contained in Rule 145 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and agrees to sell, transfer or otherwise dispose of any shares of capital stock of Premier ("Premier Stock") received by him pursuant to the Merger only in compliance with the provisions of such Act and Rule. The undersigned acknowledges that Premier is not under any obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of Premier Stock to be received pursuant to the Merger.

     3.   Restrictive Legend.  The undersigned agrees that the certificates
          ------------------
representing shares of Premier Stock to be issued to the undersigned pursuant to the Merger will be stamped or otherwise imprinted with a legend in substantially the following form:

     The shares represented by this certificate may not be sold, transferred or otherwise disposed of except in a transaction covered by an effective registration statement under the Securities Act of 1933, as amended, or in accordance with Rule 145 promulgated thereunder, or in accordance with a legal opinion satisfactory to the Company that such sale or transfer is otherwise exempt from the requirements of such Act.

     4.   Initial Restriction on Disposition.  The undersigned agrees that the
          ----------------------------------
undersigned will not, except by operation of law, by will or under the laws of descent and distribution, sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of Citizens Stock or Premier Stock into which the undersigned's shares of Citizens Stock are converted upon consummation of the Merger until such time as Premier notifies the undersigned that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of Premier and Citizens. Premier agrees that it will publish such results within 45 days after the end of the first fiscal quarter of Premier containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

                              Sincerely,


                              [Director or Executive Officer]

                                   EXHIBIT D

                         CLAIMS/INDEMNIFICATION LETTER

                                 June ___, 1997

Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia  30326


Ladies and Gentlemen:

     This letter is delivered pursuant to Section 8.3(g) of the Agreement and Plan of Reorganization (the "Agreement"), dated as of June 24, 1997, by and between Citizens Gwinnett Bankshares, Inc. ("Citizens") and Premier Bancshares, Inc. ("Premier") which provides for the merger (the "Merger") of Citizens and Premier.

     Concerning claims which I may have against Citizens or its wholly-owned subsidiary, Citizens Gwinnett Bank, in my capacity as an officer or director:

          (a) Premier shall assume all liability (to the extent Citizens was so liable) for claims for indemnification arising under Citizens' Articles of Incorporation or Bylaws or under any indemnification contract disclosed to Premier, as existing on June 24, 1997, and for claims for salaries, wages or other compensation, employee benefits, reimbursement of expenses, or worker's compensation arising out of employment through the effective date of the Merger;

          (b) Citizens Bank shall retain all liability (to the extent it was so liable) for claims for indemnification arising under their respective Articles of Incorporation or Bylaws as existing on June 24, 1997 and for claims for salaries, wages, or other compensation, employee benefits, reimbursement of expenses, or worker's compensation arising out of employment through the effective date of the Merger; and

          (c) In my capacity as an officer or a director, I am not aware that I have any claims (other than those referred to in paragraphs (a) or (b) above) against Citizens or Citizens Bank (other than routine deposit, loan and other banking services conducted in the ordinary course of business with Citizens or Citizens Bank).

     By executing this letter on behalf of Premier, you shall acknowledge the assumption by Premier of the liabilities described in paragraphs (a) and (b) above.


                                    Sincerely,

                                    __________________________________
                                    Signature of Officer or Director

                                    __________________________________
                                    Printed Name of Officer or Director

     On behalf of Premier, I hereby acknowledge receipt of this letter and affirm the assumption by Premier of the liabilities described in paragraph (a) and (b) above, as of this _____ day of _______________, 1997.

                              PREMIER BANCSHARES, INC.


                              By: ________________________________________
                                      Darrell D. Pittard, Chairman and CEO

                                   EXHIBIT E


     (1) Citizens was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

     (2) Citizens has the corporate power to execute and deliver the Agreement and Plan of Reorganization (the "Reorganization Agreement") and the Agreement and Plan of Merger (the "Merger Agreement"), to perform its obligations thereunder, to own and use its Assets and to conduct its business.

     (3) Citizens has duly authorized the execution and delivery of the Reorganization Agreement and the Merger Agreement and all performance by Citizens thereunder, and has duly executed and delivered the Reorganization Agreement and the Merger Agreement.

     (4) No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for Citizens' execution and delivery of the Reorganization Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

     (5) The Reorganization Agreement and the Merger Agreement are enforceable against Citizens.

     (6) The authorized capital stock of Citizens consists of 10,000,000 shares of Common Stock, par value $10.00 per share, of which 242,350 shares are issued and outstanding. All of the issued and outstanding capital stock of Citizens has been duly authorized and validly issued and are fully paid and non-assessable and, to such counsel's knowledge, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements providing for the purchase or issuance of any authorized but unissued shares of such capital stock.

                                   EXHIBIT F


     (1) Premier was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

     (2) Premier has the corporate power to execute and deliver the Agreement and Plan of Reorganization (the "Reorganization Agreement") and the Agreement and Plan of Merger (the "Merger Agreement") to perform its obligations thereunder, to own and use its Assets and to conduct its business.

     (3) Premier has duly authorized the execution and delivery of the Reorganization Agreement and the Merger Agreement and all performance by Premier thereunder, and has duly executed and delivered the Reorganization Agreement and Merger Agreement.

     (4) No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for Premier's execution and delivery of the Reorganization Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

     (5) The Reorganization Agreement and the Merger Agreement are enforceable against Premier.

     (6) The shares of Premier Stock to be issued upon consummation of the Merger have been duly authorized and upon issuance as contemplated in the Merger Agreement, will be validly issued, fully paid and non-assessable.

            FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


     This First Amendment (the "Amendment") to Agreement and Plan of Reorganization (the "Agreement") dated June 24, 1997, between Premier Bancshares, Inc. ("Premier") and Citizens Gwinnett Bankshares, Inc. ("Citizens") is made and entered into as of the 24th day of July 1997. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

     WHEREAS, the parties desire to amend the Agreement to extend the termination period in connection with a determination whether the Merger may be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of amending the Agreement, Premier and Citizens agree as follows:

     1. That Section 11.6 of the Agreement be deleted in its entirety and the following Section 11.6 shall be inserted in lieu thereof:

               "11.6. ACCOUNTING TREATMENT. By either party on or before August 8, 1997, if the board of directors of a party determines that the Merger may not be structured in a manner satisfactory to both boards of directors in their sole discretion to qualify for "pooling of interests" accounting treatment."

     Except as specifically amended herein the Agreement shall remain in full force and effect. In witness whereof, the parties have caused this Amendment to be signed by their duly authorized officers as of the date first shown above.

Attest:                             PREMIER BANCSHARES, INC.


/s/ Barbara J. Burtt                /s/ Darrell D. Pittard
--------------------                ----------------------
Barbara J. Burtt, Secretary         Darrell D. Pittard, Chairman

         [CORPORATE SEAL]


Attest:                             CITIZENS GWINNETT BANKSHARES, INC.



/s/ Darrell W. Moore                /s/ Thomas J. Martin
--------------------                --------------------
Secretary                           Thomas J. Martin, President

          [CORPORATE SEAL]

           SECOND AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


     This Second Amendment (the "Second Amendment") to Agreement and Plan of Reorganization dated June 24, 1997 as amended on July 24, 1997 (the "Agreement"), between Premier Bancshares, Inc. ("Premier") and Citizens Gwinnett Bankshares, Inc. ("Citizens") is effective as of the 15th day of September, 1997. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

     WHEREAS, the parties desire to further amend the Agreement to provide for the issuance of stock to the holders of vested and unvested stock options granted under the Citizens Directors' Stock Option Plan and the Citizens Employee Stock Option Plan.

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of amending the Agreement, Premier and Citizens agree as follows:

     1. That Section 3.12 of the Agreement be deleted in its entirety and the following Section 3.12 shall be inserted in lieu thereof:

          "3.12   Assumption of Directors Stock Option Plan; Stock-Out of Stock
                  -------------------------------------------------------------
          Options
          -------

                  (a) The Surviving Corporation shall assume the rights and
                      obligations under Citizens Directors Stock Option Plan (the "Directors Plan") and such Directors Plan shall remain in full force and effect with respect to shares of Surviving Corporation Common Stock, subject to the right of Premier to terminate such Plan and adopt a substitute plan as it determines to be in the best interest of Premier.

                  (b) As soon as practicable after the Effective Date, each
                      holder of options under the Directors Stock Option Plan and holders of vested stock options under the Employee Stock Option Plan, upon presentation and surrender of the stock option agreements representing such options to Premier (and all rights attendant thereto), shall be entitled to receive in exchange therefore a certificate representing the number of shares of Premier Stock equal to the number of shares subject to the Citizens options multiplied by the Exchange Ratio as defined in the Merger Agreement attached hereto as Exhibit "A" less the per
                                                   -----------
                      share exercise price of each such Citizens option adjusted to reflect the Exchange Ratio."

                 "(c) As soon as practicable after the Effective Date, each holder of unvested options under the Citizens Employee Stock Option Plan, upon presentation and surrender of the stock option agreements representing such options to Premier (and all rights attendant thereto), shall be entitled to receive in exchange therefore, a certificate representing the number of shares of Premier Stock equal to the number of shares subject to the Citizens unvested options multiplied by the Exchange Ratio as defined in the Merger Agreement attached hereto as Exhibit "A" less the
                                                          -----------
                      per share exercise price of each such unvested Citizens employee stock option adjusted to reflect the Exchange Ratio. The number of shares of Premier stock that each holder of unvested stock options is entitled to receive shall be further reduced by an amount for each such unvested option equal to 1% for each whole month (measured at the Effective Time) remaining until the unvested option would have vested had the Merger not occurred and the employee holder had remained an employee of Citizens."

          2. That Section 3.13 of the Agreement be deleted in its entirety and the following Section 3.13 shall be inserted in lieu thereof:

          "3.13 Officers and Directors.  The officers and directors of the
           ---------------------------
          Surviving Corporation from and after the Effective Date shall consist of officers and directors of the Surviving Corporation on the date hereof, provided, however, that Thomas J. Martin shall be elected, should he agree to serve, to the Board of Directors of Premier after the Effective Date. The remaining members of the Citizens Board and Mr. Martin, if he elects not to serve as a Director of Premier, immediately preceding the Closing shall be appointed to serve as members of Premier's Marketing and Development Board for Gwinnett County commencing immediately following the Closing. Premier shall cause such members of the Citizens Board (other than Mr. Martin) to be reappointed to the Marketing and Development Board for Gwinnett County for periods extending at least through April 1, 1999, subject in each case to such person's eligibility and willingness to serve and to such person's compliance with applicable standards of conduct for persons holding such positions. The members of the Marketing and Development Board for Gwinnett County shall be entitled to receive such cash compensation commensurate with for their services and to receive options under the Directors' Plan assumed by Premier as determined in Premier's discretion."

          Except as specifically amended herein the Agreement shall remain in full force and effect. In witness whereof, the parties have caused this Second Amendment to be signed by their duly authorized officers as of the date first shown above.

Attest:                             PREMIER BANCSHARES, INC.



/s/ Barbara J. Burtt                /s/ Darrell D. Pittard
--------------------                ----------------------
Barbara J. Burtt, Secretary         Darrell D. Pittard, Chairman


     [CORPORATE SEAL]

Attest:                             CITIZENS GWINNETT BANKSHARES, INC.



/s/ Darrell W. Moore                /s/ Thomas J. Martin
--------------------                --------------------
Darrell W. Moore, Secretary         Thomas J. Martin, President


     [CORPORATE SEAL]

            THIRD AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


     This Third Amendment (the "Third Amendment") to Agreement and Plan of Reorganization, as amended (the "Agreement"), dated June 24, 1997, between Premier Bancshares, Inc. ("Premier") and Citizens Gwinnett Bankshares, Inc. ("Citizens"), is made and entered into as of the 19th day of September, 1997. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

     WHEREAS, the parties desire to further amend the Agreement for the purpose of amending the definition of Exchange Ratio contained in the Agreement, to extend the Termination Date of the Agreement, and to obtain a representation from Citizens regarding pooling of interests accounting treatment; and

     WHEREAS, the Boards of Directors of Premier and Citizens have unanimously approved the Agreement and this Third Amendment;

     NOW, THEREFORE, in consideration of the premises, mutual covenants, and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and for the purpose of amending the Agreement, Premier and Citizens agree as follows:

     1. That notwithstanding any other provision of the Agreement and the Exhibits thereto, the Exchange Ratio is hereby established at 8.00 so that, upon
                                                              ----
the Effective Date, each share of Citizens Common Stock issued and outstanding on the Effective Date shall cease to be outstanding and shall be converted into and exchanged for the right to receive 8.00 fully-paid and nonassessable shares
                                       ----
of Premier Common Stock. As a result of the Exchange Ratio established above, at the Effective Date a total of 2,066,850 shares of Premier Common Stock will
                                 ---------
be issued to the (i) holders of Citizens Common Stock, (ii) holders of stock options granted under the Citizens' Directors' Stock Option Plan, and (iii) holders of vested and unvested stock options granted under the Citizens' Employee Stock Option Plan.

     2. That Section 11.7 of the Agreement be deleted in its entirety and the following new Section 11.7 shall be inserted in lieu thereof:

               11.7  TERMINATION DATE.  By either party, if the Closing Date
                     ----------------
     shall not have occurred on or before December 31, 1997.

     3.   That Section 11.12 of the Agreement be deleted in its entirety.

     Except as specifically amended herein the Agreement shall remain in full force and effect.

          The parties further agree that this Third Amendment may be signed in any number of counterparts and delivery of such counterparts may be effected by a facsimile transmission thereof; and any such facsimile counterpart shall be deemed to be an original, with the same effect as if the signatures thereto were upon the same original document.

          IN WITNESS WHEREOF, the parties have caused this Third Amendment to be signed by their duly authorized officers as of the date first shown above.

Attest:                             PREMIER BANCSHARES, INC.


  /s/ Barbara J. Burtt              /s/ Darrell D. Pittard
 ---------------------              -----------------------
 Barbara J. Burtt, Secretary        Darrell D. Pittard, Chairman

         [CORPORATE SEAL]


Attest:                             CITIZENS GWINNETT BANKSHARES, INC.



  /s/ Darrell W. Moore              /s/ Thomas J. Martin
 ---------------------              ---------------------
 Secretary                          Thomas J. Martin, President

          [CORPORATE SEAL]

                                  APPENDIX B



                                                             September 29, 1997



Board of Directors
Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia 30326

Dear Members of the Board:

You have asked us to advise you with respect to the fairness of the shareholders of Premier Bancshares, Inc. ("Premier"), from a financial point of view, of the exchange ratio (the "Exchange Ratio") provided for in the Agreement and Plan of Reorganization (the "Merger Agreement") dated as of June 24, 1997 as amended on July 24, 1997, September 15, 1997 and September 19, 1997 between Premier and Citizens Gwinnett Bankshares, Inc. ("Citizens"). The Merger Agreement provides for a merger (the "Merger") of Premier and Citizens pursuant to which the common shareholders of Citizens will receive eight Premier common shares for every common share of Citizens held.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Premier and Citizens. We have also reviewed certain other information, including financial forecasts and budgets, provided to us by Premier and Citizens, and have discussed the business and prospects of Premier and Citizens with respective managements.

We have also considered certain financial and stock market data of Premier and have compared that data with similar data for other publicly held bank holding companies. Additionally, we have considered the financial terms of certain other comparable transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts and budgets, we have assumed that each has been reasonably prepared on bases reflecting the best currently available estimates and judgments of Premier's and Citizen's managements as to the future financial performance of Premier and Citizens. We have not made an independent evaluation or appraisal of the assets of Premier or Citizens. We have assumed that the aggregate allowances for loan losses for both Premier and Citizens are adequate to cover such losses.

Board of Directors
Premier Bancshares, Inc.
September 29, 1997
Page 2


It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof and this opinion does not represent our view as to what the value of the Premier common shares necessarily will be when those shares are issued to the stockholders of Citizens upon consummation of the Merger.

We have acted as financial advisor to Premier in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

We agree to the inclusion of this opinion letter in the Proxy Statement/ Prospectus relating to the Merger. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Exchange Ratio of the Merger is fair to the common shareholders of Premier from a financial point of view.

Very truly yours,


/s/ Brown, Burke Capital Partners, Inc.

BROWN, BURKE CAPITAL PARTNERS, INC.

                                  APPENDIX C


September 29, 1997


Board of Directors
Citizens Gwinnett Bankshares, Inc.
3209 Buford Highway
Duluth, GA 30136

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the terms of the Merger to the stockholders of Citizens Gwinnett Bankshares, Inc. ("Citizens") under the terms of a Proposed Agreement and Plan of Reorganization dated as of June 24, 1997, as amended on July 24, 1997 and on September 15, 1997 and September 19, 1997 (the "Agreement") by and between Premier Bancshares, Inc. ("Premier") and Citizens pursuant to which Citizens will merge with and into Premier. Under the terms of the Agreement, each of the outstanding shares of Citizens' Common Stock shall be converted into the right to receive eight shares of Premier Common Stock. The foregoing summary of the Merger is qualified in its entirety by reference to the Proposed Agreement.

     The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in North Carolina and the Southeast and the major commercial banks operating in that market. We have been retained by Citizens in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

     In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Citizens and Premier. We have reviewed: (i) the Agreement and Plan of Reorganization dated as of June 24, 1997, as amended on July 24, 1997 and on August 1997; (ii) the annual reports to shareholders of Citizens, including audited financial statements for the five years ended December 31, 1996; (iii) the Proxy Statement dated February 21, 1997 for the annual meeting of shareholders held on March 11, 1997; (iv) the Consolidated Report of Condition and Income of Citizens Bank of Gwinnett as of June 30, 1997; (v) the Uniform Bank Performance Report for Citizens Bank of Gwinnett as of March 31, 1997; (vi) the annual report to shareholders of Premier, including audited financial statements for the year ended December 31, 1996; (vii) the annual report on Form 10-K of Premier for the year ended December 31, 1996; (viii) the annual report to shareholders of First Alliance Bancorp, Inc, including audited financial statements for the year ended December 31, 1995; (ix) the Joint Proxy Statement/Prospectus for the meetings to consider the merger of First Alliance Bancorp, Inc. and Premier Bancshares, Inc. held on August 15, 1996; (x) the annual reports to shareholders of Central and Southern Holding Company for the two years ended December 31, 1995; (xi) the annual report on Form 10-K of Central and Southern Holding Company for the year ended December 31, 1996; (xii) the Joint Proxy Statement/Prospectus for the meetings to consider the merger of Perimeter and Central and Southern Holding Company held on June 16, 1997; (xiii) the Uniform Bank Performance Report for First Alliance Bank as of March 31, 1997; (xiv) the Uniform Bank Performance Report for The Central and Southern Bank of Georgia as of March 31, 1997; (xv) the Uniform Bank Performance Report for First Alliance Bank as of March 31, 1997;
(xvi) the Uniform Thrift Performance Report for Premier Bank, FSB, dated as of June 21, 1997; (xvii) the Uniform Thrift Performance Report for Central and Southern Bank of North Georgia, dated as of June 21, 1997; (xviii) the Consolidated Report of Condition and Income of The Central and Southern Bank of Georgia as of June 30,1997; (xix) the Consolidated Report of Condition and Income of First Alliance Bank as of June 30, 1997; (xx) the Thrift Financial Report of Premier Bank, FSB, report dated June 30, 1997; (xxi) the Thrift Financial Report of Central and Southern Bank of North Georgia, report dated June 30, 1997; (xxii) report on Form 10-Q of Premier Bancshares' Inc. for the quarter ended June 30, 1997; (xxiii) unaudited interim financial statements of Traditional Mortgage Corporation as of July 31, 1997; (xxiv) unaudited interim financial statements of Citizens and Premier for the six months ended June 30, 1997; (xxv) a preliminary copy of the Proxy Statement/Prospectus prepared for special meetings of the shareholders (of Citizens and Premier to consider the Merger; and (xxvi) certain other financial and operating information with respect to the business, operations and prospects of Citizens and Premier. We also: (i) held discussions with members of the senior management of Citizens and had discussions with the management of Premier regarding its historical and current business operations, financial conditions and future prospects, (ii) reviewed the historical market prices and trading activity for the common stocks of Citizens and Premier and compared them with those of certain publicly traded companies which we deemed to be relevant; (iii) compared the results of operations of Citizens and Premier with those of certain banking companies which we deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking and thrift organizations; (v) analyzed the pro forma financial impact of the Merger on Premier; and (vi) conducted such other Studies, analyses, inquiries and examinations as we deemed appropriate.

     We have relied upon and assumed, without independent verification, the accuracy, and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of Citizens or Premier, The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

     Based upon the foregoing, it is our opinion that the terms of the Merger provided for in the
Agreement are fair, from a financial point of view, to the stockholders of Citizens.

Very truly yours,


THE CARSON MEDLIN COMPANY

                                                                      APPENDIX D



                    TITLE 14, CHAPTER 2, ARTICLE 13 OF THE

                       GEORGIA BUSINESS CORPORATION CODE

                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

PART 1.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

(S) 14-2-1301.  DEFINITIONS.

     As used in this article, the term:

     a. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     b. "Corporate Action" means the transaction or other action by the corporation that creates dissenters' rights under the Code Section 14-2-1302.

     c. "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     d. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

     e. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     f. "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     g. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     h. "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 14-2-1302.  RIGHT TO DISSENT.

     a. A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with the procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporation action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

(S) 14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.


PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

(S) 14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenter's rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

(S) 14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

(S) 14-2-1322.  DISSENTERS' NOTICE.

     (a) If proposed corporate action created dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must;

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

(S) 14-2-1323.  DUTY TO DEMAND PAYMENT.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(S) 14-2-1324.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(S) 14-2-1325.  OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(S) 14-2-1326.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertified shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(S) 14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.


PART 3.  JUDICIAL APPRAISAL OF SHARES.

(S) 14-2-1330.  COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provide din this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(S) 14-2-1331.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also asses the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(S) 14-2-1332.  LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                           PREMIER BANCSHARES, INC.
                      DIRECTORS' DEFERRED STOCK UNIT PLAN

                           PREMIER BANCSHARES, INC.
                      DIRECTORS' DEFERRED STOCK UNIT PLAN

1.   PURPOSE
     -------

          The purpose of the Premier Bancshares, Inc. Directors' Deferred Stock Unit Plan (the "Plan") is to encourage and enable members of the Board of Directors (the "Board") of Premier Bancshares, Inc. (the "Corporation") and members of the boards of directors of its subsidiaries to acquire or to increase their proprietary interests in the Corporation in order to promote a closer identification of their interests with those of the Corporation and its shareholders, thereby further stimulating their efforts to enhance the efficiency, soundness, profitability, growth and shareholder value of the Corporation. This purpose will be carried out through the granting of deferred stock units to eligible Directors, which, subject to the terms of the Plan, shall entitle the recipient to a payment in cash or shares of the common stock of the Corporation (the "Common Stock") based on the value of the Common Stock at the time of settlement of the award. For the purposes of the Plan, such deferred stock units (including fractional units) are referred to herein individually as a "Unit" and collectively as "Units," and the grant of Units to a Director as provided herein is referred to individually as an "Award" and collectively as "Awards."

2.   ADMINISTRATION OF THE PLAN
     --------------------------

          (a) The Plan shall be administered by the Board of Directors of the Corporation, or, upon delegation by the Board, by the Compensation Committee (the "Committee") of the Board. The Committee shall be comprised solely of members of the Board and shall include no fewer than the minimum number of "directors," as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required by Rule 16b-3 or any successor rule. (Reference to the "Committee" shall also include the Board if the Board is exercising its authority to administer the Plan.)

          (b) Any action of the Committee may be taken by a written instrument signed by all of the members of the Committee and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly called and held. Subject to the provisions of the Plan, the Committee shall have full and final authority, in its discretion, to take action with respect to the Plan including, without limitation, the authority to (i) to prescribe the form or forms of the agreements evidencing Awards granted under the Plan; (ii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iii) to construe and interpret the Plan, the rules and regulations and the agreements, and to make all other determinations deemed necessary or advisable for administering the Plan.

3.   EFFECTIVE DATE
     --------------

          The Plan, as initially titled the "Premier Bancshares, Inc. Directors' Stock Option Plan," was adopted effective June 15, 1997 (the "Effective Date"). The Plan was amended and restated as the "Premier Bancshares, Inc. Directors' Deferred Stock Unit Plan" effective ______________________ ____, 1997. Awards may be granted on or after ____________________ ____, 1997.

4.   SHARES OF COMMON STOCK SUBJECT TO THE PLAN
     ------------------------------------------

          Subject to adjustment as provided in Section 14, the shares of Common Stock that may be issued pursuant to the settlement of Awards granted under the Plan shall not exceed 150,000 shares of authorized but unissued or reacquired shares of the Common Stock of the Corporation. The Corporation hereby reserves sufficient authorized shares of Common Stock to provide for the settlement of Awards hereunder. Any shares of Common Stock subject to an Award which, for any reason, expires or is terminated without settlement of such shares may again be subject to an Award under the Plan.

5.   ELIGIBILITY
     -----------

          Awards may be granted only to individuals who are members of the Board of the Corporation or the board of directors of a Subsidiary of the Corporation at the time of grant. Such individuals may be employees or non-employees of the Corporation or a related corporation. Persons who are eligible to participate in the Plan are referred to herein individually as a "Director" and collectively as "Directors," and a Director who elects to participate in the Plan is also referred to herein as a "Participant."

6.   GRANT OF AWARDS
     ---------------

          (a) Directors Fees.  For purposes of the Plan, a Participant's total
              --------------
     compensation for services as a Director shall consist of a combination of
     (1) the annual retainer received by such Director (the "Retainer Fee") and
     (2) the sum of all meeting fees of the Board, Subsidiary board and Board or board committee on which such Director serves (the "Meeting Fees"). (Retainer Fees and Meeting Fees are collectively referred to herein as "Directors Fees."). A Director's Retainer Fee for a year shall be deemed earned and payable in four quarterly installments which shall coincide with each Quarterly Award Date (as defined in Section 6(b)(ii), below). A Director's Meeting Fees for a year shall also be deemed earned and payable in four quarterly installments which shall coincide with each Quarterly Award Date and which, for each quarter, shall be equal to the amount of Meeting Fees earned by the Director during each quarter ending on the Quarterly Award Date. In the event that a quarter does not end on a Quarterly Award Date, the Directors Fees for that quarter shall be equal to the amount of Meeting Fees and Retainer Fees earned during the quarter ending nearest the Quarterly Award Date.

          (b) Quarterly Awards.  Each Director may elect to defer all or a
              ----------------
     portion (in increments of 25%) of the Directors Fees payable to the Director by making a deferral election on or prior to December 31 of the year preceding the year in which such fees are earned. such an election shall continue for successive years unless modified or revoked pursuant to
     Section 8 herein. Each Director who makes such a deferral election shall receive in lieu of the Directors Fees an Award of Units (the "Quarterly Award") on each Quarterly Award Date as of which a Directors Fees would otherwise be paid.

               (i) The number of Units represented by each such Quarterly Award for each Director shall be equal to that number of whole [OR FRACTIONAL] shares of Common Stock as could be purchased on the Quarterly Award Date with the amount of Directors Fees otherwise payable on such date, based on a purchase price equal to 85% of the Fair Market Value per share of the Common Stock as determined on the Quarterly Award Date.

               (ii) For the purposes of the Plan, a "Quarterly Award Date" shall be March 31, June 30, September 30 and December 31 of each year.

               (iii) For the purposes of the Plan, the "Fair Market Value" per share of the Common Stock shall mean: (A) if the shares of Common Stock are listed for trading on the American Stock Exchange or the New York Stock Exchange or included in The Nasdaq National Market, the fair market value shall be the closing sales price of the shares on the American Stock Exchange or the New York Stock Exchange or as reported in The Nasdaq National Market (as applicable) on the date immediately preceding the date the Award is granted, or, if there is no transaction on such date, then on the trading date nearest preceding the date the Award is granted for which closing price information is available; or (B) if the shares of Common Stock are not listed or reported in any of the foregoing, then fair market value shall be determined by the Committee in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any manner consistent with the Code and accompanying regulations.

          (c) Awards for Directors Fees Previously Deferred.
              ---------------------------------------------

               (i) Each Director who has previously elected to defer payment of Directors Fees pursuant to or any other deferred compensation plan or arrangement sponsored by Premier or its subsidiaries for Directors (collectively, "Deferred Compensation Plans") may make a one-time election to transfer such Director's account balance under the Deferred Compensation Plan(s) to this Plan. Such election may be made effective on or after [EFFECTIVE DATE OF RESTATED PLAN], but not later than December 31, 1997.

               (ii) A newly elected Director having an account balance under a Deferred Compensation Plan may also make a one-time election to transfer such account balance to this Plan during a [60-] day election period following the election of the Director to the Board or a subsidiary board.

               (iii) A Director who has made a Deferred Compensation Plan election pursuant to this Section 6(c) shall receive as of the Quarterly Award Date coincident with or next following such election an Award equal to that number of whole [OR FRACTIONAL] shares of Common Stock as may be purchased for the amount of the transferred account balance of the Director as of each Quarterly Award Date based on a purchase price equal to 85% of the Fair Market Value (as defined in Section 6(b)(iii)) per share of the Common Stock as determined on such Quarterly Award Date. Notwithstanding the foregoing, Awards granted pursuant to the election procedure described in Section 6(c)(i) herein shall be deemed granted on March 31, 1998.

          (d) Dividend Equivalent Grants.  Each Director who has elected to
              --------------------------
     defer all or part of his Directors Fees shall be granted an Award of Units ("Dividend Equivalent Awards") calculated by (i) multiplying the number of Units credited to a Director as of the record date for such dividend by the dividend then paid on a share of the Common Stock, then (ii) dividing that result by the [AVERAGE OF THE HIGHEST AND LOWEST PRICE PER SHARE OF COMMON STOCK ON THE AMERICAN STOCK EXCHANGE AS REPORTED IN THE WALL STREET
                                                         ---------------
     JOURNAL] for the date the dividend is paid (the "Dividend Payment Date").
     --------
     Dividend Equivalent Awards will be granted to each Director as of the Quarterly Award Date coincident with or next following the Dividend Payment Date to which the Dividend Equivalent Award relates.

          (e) Director's Accounts.   The Corporation shall establish an account
              -------------------
     for each Director (individually, a "Director's Account") to which the number of Units represented by each Quarterly Award, Deferred Retainer Award and Dividend Equivalent Award shall be credited.

          (f) Vesting.   The number of Units credited to a Director's Account
              -------
     pursuant to the grant of Awards shall be fully vested at all times.

7.   SETTLEMENT.
     ----------

          (a) Time of Settlement.  Upon the date that the service of a Director
              ------------------
     as a member of the Board or subsidiary board is terminated for any reason (the "Termination Date"), the Director (or his beneficiary in the event of his death) shall be entitled to settlement of the number of Units credited to the Director's Account. The settlement shall occur on the later of (i) the [FEBRUARY 1] coincident with or next following the Termination Date, or
     (ii) the Quarterly Award Date which follows by at least six months the last Award (other than a Dividend Equivalent Award) granted to the Director (the "Payment Date").

          (b) Form of Settlement.  The settlement paid to a Director shall be
              ------------------
     paid either in a cash payment or in shares of Common Stock, as elected by the Director. An election as to the form of distribution must be made by the Director at the time he elects to participate in the Plan and such election shall be irrevocable unless a change in the form of settlement is approved in advance by the Committee or is otherwise made in accordance with Rule 16b-3.

               (i) Settlements shall be made in a cash lump sum payment equal to the Fair Market Value per share of Common Stock as determined on the Payment Date, multiplied by the number of Units then credited to the
          Director's Account, unless   the Director elects at the time of his
          deferral election to receive the settlement in annual cash installments for a period of up to ten years beginning on the Payment Date and continuing on each anniversary thereof during the payment period (an "Installment Payment Date"). The amount of each annual installment payment shall be calculated by (x) multiplying the Fair Market Value per share of Common Stock as determined on the Installment Payment Date by the number of Units credited to the Director's Account on the Payment Date (as increased by the Units credited to the Director's Account for Dividend Equivalent Awards and decreased by the number of Units for which payment has been made since the Payment Date), then (y) dividing that result by the number of installment payments remaining in the payment period (including the installment payment due on such Installment Payment Date).

               (ii) Settlements made in the form of Common Stock shall be equal to the number of Units credited to the Director's Account on his Termination Date. Each Unit shall represent one share of Common Stock. Settlements made in the form of Shares of Common Stock shall be issued to the Director (or his beneficiary in the event of his death) in a single distribution. No person shall have any rights as a shareholder unless and until a certificate for shares of Common Stock has been issued to him.

8.   CHANGES IN ELECTION TO PARTICIPATE
     ----------------------------------

          A Director may terminate his election to participate in the Plan or may amend his election with respect to his Directors Fees to be deferred by written request to the Committee by December 31 of each year for Directors Fees to be earned in the calendar year following the year in which the request is made. In no event shall any such termination or amendment affect amounts previously deferred under the Plan, and, in the event a Director terminates his election to participate in the Plan and remains in service as a Director, he shall not be entitled to receive any distribution from his Director's Account until his service as a Director terminates and the terms of Section 7 are met.

9.   NONTRANSFERABILITY OF AWARDS.
     ----------------------------

          Awards shall not be transferable (including by pledge or hypothecation) other than by will, the laws of intestate succession or pursuant to a qualified domestic relations order (as defined by the Internal Revenue Code, or Title I of the Employee Retirement Income Security Act or the rules thereunder). The designation of a beneficiary does not constitute a transfer. Further, to the extent required pursuant to Rule 16b-3 under the Exchange Act or any successor statute or rule, Awards granted under the Plan may not be settled or otherwise disposed of for a period of six months from the date of grant of the Award.

10.  BENEFICIARY.
     -----------

          Each Director may designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards to which the Director is otherwise entitled in the event of death. In the absence of such designation by a Director, and in the event of the Director's death, the estate of the Director shall be treated as beneficiary for purposes of the Plan. The Committee shall have sole discretion to approve the form or forms of such beneficiary designation.

11.  UNFUNDED PLAN.
     -------------

          The Plan, insofar as it provides for the grant of Awards, shall be unfunded and the Corporation shall not be required to segregate any assets that may at any time be represented by Awards made under the Plan. Any liability of the Corporation to any person with respect to any Award made under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan, and no term or provision in the Plan shall be construed to give any person any security, interest, lien or claim against any specific asset of the Corporation. Neither a Director nor his beneficiary shall have any rights under the Plan other than as a general creditor of the Corporation. Notwithstanding the foregoing, the Corporation may, in its sole discretion, elect to segregate assets in a trust for the purpose of making payments under this Plan. However, assets of any such trust shall remain subject to the claims of creditors of the Corporation. No person shall have any interest in or claim against the assets of the trust as beneficiaries or otherwise.

12.  EFFECT ON SERVICE.
     -----------------

          Neither the adoption and operation of the Plan, nor the grant of Awards hereunder, shall confer upon any Director any right to continue in the service of the Corporation as a member of the Board or a subsidiary board or in any way affect the right of the Corporation or a subsidiary to terminate the service of the Director at any time.

13.  AMENDMENT AND TERMINATION.
     -------------------------

          The Plan may be amended, suspended or terminated by action of the Board at any time; provided, that (i) such amendment, suspension or termination shall not, without the consent of a Director, adversely affect the rights of the Director with respect to an outstanding Award. The term of the Plan shall end on the effective date of termination of the Plan by the Board.

14.  ADJUSTMENT OF AWARDS.
     --------------------

          If there is any change in the shares of Common Stock because of a merger, consolidation or reorganization involving the Corporation or a related corporation, or if the Board declares a stock dividend or stock split distributable in shares of Common Stock, or if there is a change in the capital stock structure of the Corporation or a related corporation affecting the Common Stock, the number of Units credited to a Director's Account shall be correspondingly adjusted, and the Committee shall make such adjustments to Awards or to any provisions of this Plan as the Committee deems equitable to prevent dilution or enlargement of Awards.

15.  APPLICABLE LAW.
     --------------

          Except as otherwise provided herein, the Plan shall be construed and enforced according to the laws of the State of Georgia.

16.  CHANGE OF CONTROL.
     -----------------

          (a) Upon a "Change of Control" of the Corporation (as defined in Section 16(b), below), a Director may elect to obtain settlement of the Units then credited to the Director's Account in the manner described in
     Section 7, treating for this purpose the date of the Change of Control as if it were the Termination Date of the Director. An election by a Director to obtain settlement pursuant to this Section 16 must be filed by the Director with the Committee at least six months prior to the Payment Date. Such an election will not affect the rights of the Director to continue participation in accordance with the terms of this Plan following the Change of Control.

          (b) For the purposes herein, as "Change of Control" shall be deemed to have occurred on the earliest of the following dates:

               (i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, [THIRTY] percent [(30%)] or more of the outstanding Common Stock of the Corporation;

               (ii) The date the shareholders of the Corporation approve a definitive agreement (A) to merge or consolidate the Corporation with or into another corporation, in which the Corporation is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Corporation would be converted into cash, securities or other property of another corporation, other than a merger of the Corporation in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of substantially all the assets of the Corporation; or

               (iii) The date there shall have been a change in a majority of the Board of Directors of the Corporation within a 12-month period unless the nomination for election by the Corporation's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.

     (For the purposes herein, the term "person" shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Corporation, a subsidiary of the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof, and the term "beneficial owner" shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)


17.  WITHHOLDING
     -----------

          The Corporation shall require any recipient of an Award to pay to the Corporation in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of such Director. Notwithstanding the foregoing, the Director may satisfy such obligation in whole or in part, and any other local, state or federal income tax obligations relating to the Award, by electing (the "Election") to have the Corporation withhold shares of Common Stock from the shares to which the Director is entitled. The number of shares to be withheld shall have a fair market value (determined in accordance with Section 6(b)(iii)) as of the date that the amount of tax to be withheld is determined (the "Tax Date") as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each Election must be made in writing to the Committee prior to the Tax Date.

18.  RESTRICTIONS ON SHARES
     ----------------------

          The Corporation may impose such restrictions on any shares acquired upon distribution of an Award granted under the Plan as it may deem advisable, including, without limitation, restrictions necessary to ensure compliance with the Securities Act, under the requirements of any applicable self-regulatory organization and under any blue sky or state securities laws applicable to such shares. The Corporation may cause a restrictive legend to be placed on any certificate issued pursuant to the settlement of an Award in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel to the Corporation.


          IN WITNESS WHEREOF, this Premier Bancshares, Inc. Directors' Deferred Stock Unit Plan has been executed in behalf of the Corporation effective as of the _____ day of _________________, 1997.


                              PREMIER BANCSHARES, INC.



                              By: /s/ Darrell D. Pittard
                                  -------------------------
                                  Darrell D. Pittard
                                  Chairman of the Board and
                                  Chief Executive Officer
Attest:

/s/ Barbara Burtt
------------------------
Barbara Burtt, Secretary

[Corporate Seal]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  The provisions of the Georgia Code and the Registrant's Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under the Registrant's Bylaws, the Registrant is required to indemnify its officers and directors against reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were officers, directors, employees or agents of the Registrant, to the extent that they have been successful, on the merits or otherwise, in such defense. The Registrant's Bylaws also permit indemnification of its directors and officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that they are or were directors or officers of the Registrant or who, while directors or officers of the Registrant, are or were serving at the Registrant's request as directors, officers, partners, trustees, employees or agents of another entity, if they acted in a manner they believed in good faith to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, if a determination has been made that they have met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of the Registrant, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. The Registrant must also provide advancement of expenses incurred by any director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is not entitled to indemnification by the Registrant.

  The Registrant may not indemnify a director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant for appropriation of a business opportunity or payment of unlawful dividends, in connection with a proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit or for intentional misconduct or a knowing violation of law.

  The indemnification provisions of the Georgia Code are essentially identical to those set forth above, except that the Georgia Code permits, but does not require, a corporation to advance expenses under the circumstances for such payments described above.

  The Registrant maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

  The Registrant's Articles of Incorporation provide that no director of Premier shall be personally liable to the Registrant or its shareholders for monetary damages for a breach of the duty of care or of any other duty as a director, except in the case of: (i) wrongful appropriation of any business opportunity of the Registrant; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation or law; (iii) liability for unlawful distributions; or (iv) any transaction from which the director derived an improper personal benefit.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBITS
 ------- -----------------------
  2.1    Agreement and Plan of Reorganization dated June 24, 1997, between
         Premier and Citizens (included as Appendix A to the Joint Proxy
         Statement/Prospectus contained herein).
  2.2    First Amendment to Agreement and Plan of Reorganization dated July
         24, 1997, between Premier and Citizens (included as Appendix A to the
         Joint Proxy Statement/Prospectus contained herein).
  2.3    Second Amendment to Agreement and Plan of Reorganization dated
         September 15, 1997 between Premier and Citizens (included as Appendix
         A to the Joint Proxy Statement/Prospectus contained herein).
  2.4    Third Amendment to Agreement and Plan of Reorganization dated
         September 19, 1997 between Premier and Citizens (Included on Appendix
         A to the Joint Proxy Statement/Prospectus contained herein).
  3.1    Articles of Incorporation of the Registrant, as amended, through
         February 6, 1997. (Incorporated by reference as Exhibit 3.1 to the
         Registrant's Form 10-K for the fiscal year ended December 31, 1996).
  3.2    Articles of Incorporation (Incorporated by reference as Exhibit 3.1 to the Registrant's Form 10-K for the fiscal year ended December 31,
         1996).
  3.3    Bylaws of the Registrant (Incorporated by reference as Exhibit 3.2 from the Registrant's Form 10-QSB for the quarter ended September 30,
         1996).
  4.1    Form of Stock Certificate (Incorporated by reference as Exhibit 4.1 to the Registrant's Form 10-K for the fiscal year ended December 31,
         1996).
  5.1    Legal opinion of Womble Carlyle Sandridge & Rice, PLLC.
  8.1    Tax opinion of Kilpatrick Stockton LLP
 10.1    Individual Director's Defined Benefit Plan Agreements, dated January
         1, 1994, between First Alliance Bank and each of its directors.
         (Incorporated by reference as Exhibit 10.6 to the Registrant's Form
         10-KSB for the year ended December 31, 1996).
 10.2    Employment Agreement dated as of July 1, 1995 by and among Premier,
         First Alliance Bank and J. Edward Mulkey, Jr. (Incorporated by
         reference as Exhibit 10.5 to the Registrant's Form 10-KSB for the
         fiscal year ended December 31, 1995).1
 10.3    First Alliance Bank 1995 Stock Option Plan, dated as of August 8,
         1995 and amended as of March 12, 1996, and related form of employee incentive stock option agreement. (Incorporated by reference as
         Exhibit 10.5 to the Registrant's Form 10-KSB for the fiscal year ended December 31, 1995).
 10.4    Guaranty, dated March 25, 1996 by Premier relating to a $2,000,000 loan made by The Bankers Bank to Interim Alliance Corporation (d/b/a
         Alliance Finance). (Incorporated by reference as Exhibit 10.5 to the
         Registrant's Form 10-KSB for the fiscal year ended December 31,
         1995).
 10.5    Employment Agreement dated as of January 1, 1997 by and between
         Premier Lending Corporation and George S. Phelps. (Incorporated by
         reference as Exhibit 10.4 to the Registrant's Form 10-K for the
         fiscal year ended December 31, 1996).
 10.6    Employment Agreement dated as of January 1, 1997 by and between
         Premier Lending Corporation and Michael W. Lane. (Incorporated by
         reference as Exhibit 10.5 to the Registrant's Form 10-K for the
         fiscal year ended December 31, 1996)./1/
 10.7    Employment Agreement dated as of January 1, 1997 by and between
         Premier Lending Corporation and Brian D. Schmitt. (Incorporated by
         reference as Exhibit 10.6 to the Registrant's Form 10-K for the
         fiscal year ended December 31, 1996)./1/
 10.8    Amendment to Employment Agreement dated as of January 1, 1997 by and between First Alliance/Premier Bancshares, Inc. and Darrell D.
         Pittard. (Incorporated by reference as Exhibit 10.7 to the
         Registrant's Form 10-K for the fiscal year ended December 31,
         1996)./1/

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBITS
 ------- -----------------------
  10.9   Form of Employment Agreement by and among Premier Bancshares, Inc.,
         Premier Lending Corporation and Darrell D. Pittard. (Incorporated by
         reference as Exhibit 10.8 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996).
 10.10   Amended and Restated Stock Purchase Agreement by and between Premier
         Bancshares, Inc. (formerly known as First Alliance/Premier Bancshares,
         Inc.)
         and Net.B@nk, Inc. dated December 19, 1996. (Incorporated by reference as Exhibit 10.9 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996.)
 10.11   First Amendment to the Amended and Restated Stock Purchase Agreement
         by and between Premier Bancshares, Inc. and Net.B@nk, Inc. dated
         February 25, 1997. (Incorporated by reference as Exhibit 10.10 to the
         Registrant's Form 10-K for the fiscal year ended December 31, 1996.)
 10.12   Second Amendment to the Amended and Restated Stock Purchase Agreement
         by and between Premier Bancshares, Inc. and Net.B@nk, Inc. dated May
         31, 1997. (Incorporated by reference as Exhibit 10.12 to the
         Registrant's Form 10-Q for the quarter ended June 30, 1997).
 10.13   Purchase and Assumption Agreement by and between Premier Bank, FSB and
         First Alliance Bank dated December 19, 1996. (Incorporated by reference as Exhibit 10.11 to the Registrant's Form 10-K for the
         fiscal year ended December 31, 1996.)
 10.14   First Amendment to Purchase and Assumption Agreement by and between
         Premier Bank, FSB and First Alliance Bank dated March 13, 1997.
         (Incorporated by reference as Exhibit 10.12 to the Registrant's Form
         10-K for the fiscal year ended December 31, 1996.)
 10.15   Second Amendment to Purchase and Assumption Agreement by and between
         Premier Bank, FSB and First Alliance Bank dated March 25, 1997.
         (Incorporated by reference as Exhibit 10.13 to the Registrant's Form
         10-K for the fiscal year ended December 31, 1996.)
 10.16   Third Amendment to Purchase and Assumption Agreement by and between
         Premier Bank, FSB and First Alliance Bank dated May 31, 1997.
         (Incorporated by reference as Exhibit 10.16 to the Registrant's Form
         10-Q for the quarter ended June 30, 1997).
 10.17   Premier Bancshares, Inc. 1997 Stock Option Plan./1/ (Incorporated by
         reference as Exhibit 10.14 to the Registrant's Form 10-K for the
         fiscal year ended December 31, 1996.)
 10.18   Premier Bancshares, Inc. Directors' Stock Option Plan./1/
         (Incorporated by reference as Exhibit 10.15 to the Registrant's Form
         10-K for the fiscal year ended December 31, 1996.)
 10.19   Agreement and Plan of Reorganization, dated February 3, 1997, between
         Premier and Central and Southern Holding Company (included as Appendix
         A to the Joint Proxy Statement/Prospectus contained in Premier's Form
         S-4 Registration Statement No. 333-24537).
 10.20   Amendment to Agreement and Plan of Reorganization dated March 26,
         1997, between Premier and Central and Southern Holding Company
         (included as Appendix "A" to the Joint Proxy Statement/Prospectus
         contained in Premier's Form S-4 Registration Statement No. 333-24537).
 10.21   Agreement for Purchase of Certain Assets and Assumption of Certain
         Liabilities by and between The Central and Southern Bank of North
         Georgia, FSB and The Central and Southern Bank of Georgia dated August
         11, 1997. (Incorporated by reference as Exhibit 10.21 to the
         Registrant's Form 10-Q for the quarter ended June 30, 1997).
 10.22   Agreement and Plan of Merger by and among Premier Bancshares, Inc.,
         Premier Bank and The Central and Southern Bank of North Georgia, FSB
         dated August 11, 1997. (Incorporated by reference as Exhibit 10.22 to
         Registrant's Form 10-Q for the quarter ended June 30, 1997).
 10.23   Amended and Restated Premier Bancshares, Inc. Director's Stock Option
         Plan (included as Appendix E to the Joint Proxy/Prospectus contained herein).
 11.1    Statement of Per Share Earnings.

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBITS
 ------- -----------------------
 21.1    Subsidiaries of Registrant.
         Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
 23.1    Exhibit 5).
 23.2    Consent of Kilpatrick Stockton LLP (included in Exhibit 8).
 23.3    Consent of Mauldin & Jenkins, L.L.C.
 23.4    Consent of Porter Keadle Moore L.L.P.
 23.6    Consent of The Carson Medlin Company
 24      Power of Attorney (see signature page to the Registration Statement).
 27      Financial Data Schedule.
 99.1    Proxy Card for Premier Bancshares, Inc.
 99.2    Proxy Card for Citizens Gwinnett Bankshares, Inc.

--------

1   Management Contracts and compensatory arrangements.

  (b) Financial Statement Schedules

  Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

      (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20), or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON SEPTEMBER 26, 1997.

                                          PREMIER BANCSHARES, INC.

                                          By /s/ Darrell D. Pittard
                                          _____________________________________
                                                   Darrell D. Pittard
                                          Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears on the signature pages to this Registration Statement constitutes and appoints Darrell D. Pittard and Robert C. Oliver, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

    /s/  N. Michael Anderson                   Director            September 26, 1997
____________________________________
        N. Michael Anderson

    /s/  George S. Carpenter                   Director            September 26, 1997
____________________________________
        George S. Carpenter

      /s/ James L. Coxwell                     Director            September 26, 1997
____________________________________
          James L. Coxwell

       /s/ Donald N. Ellis                     Director            September 26, 1997
____________________________________
          Donald N. Ellis

    /s/ William M. Evans, Jr.                  Director            September 26, 1997
____________________________________
       William M. Evans, Jr.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

      /s/ John H. Ferguson           Director                      September 26, 1997
____________________________________
         John H. Ferguson

      /s/ James E. Freeman           Director                      September 26, 1997
____________________________________
         James E. Freeman

       /s/ Albert F. Gandy           Director                      September 26, 1997
____________________________________
          Albert F. Gandy

       /s/ Robin R. Howell           Director                      September 26, 1997
____________________________________
          Robin R. Howell

       /s/ Billy H. Martin           Director                      September 26, 1997
____________________________________
          Billy H. Martin

      /s/ C. Steve McQuaig           Director                      September 26, 1997
____________________________________
         C. Steve McQuaig

      /s/ Robert C. Oliver           Director, President and       September 26, 1997
____________________________________ Chief Operating Officer
         Robert C. Oliver

       /s/ Thomas E. Owen            Director                      September 26, 1997
____________________________________
          Thomas E. Owen

     /s/ Darrell D. Pittard          Chairman and Chief Executive  September 26, 1997
____________________________________ Officer (principal executive
        Darrell D. Pittard           officer)

    /s/ Michael E. Ricketson         Chief Financial Officer and   September 26, 1997
____________________________________ Executive Vice President
       Michael E. Ricketson          (principal financial and
                                     accounting officer)